Form 10-K, Exhibit 13
period 1996-12-31
MERCHANTS NEW YORK BANCORP INC
filed 1997-03-31
CIK 884383

                       MERCHANTS NEW YORK BANCORP

                          BANKING SINCE 1881

                                 1996
                             ANNUAL REPORT

TABLE OF CONTENTS

   1  Financial Highlights
   2  To Our Stockholders
   4  Middle Market Lending
   5  International Department
   6  Selected Financial Data
   8  Management's Discussion and Analysis of
      Financial Condition and Results of Operations
  13  Consolidated Statements of Condition
  14  Consolidated Statements of Income
  15  Consolidated  Statements of Changes in Stockholders' Equity
  16  Consolidated Statements  of Cash Flows
  17  Notes to  Consolidated  Financial  Statements
  30  Independent Auditors' Report
  31  Average Assets, Liabilities and Stockholders' Equity
  32  Board of Directors

The Company's annual report, on Form 10-K, as filed with the Securities & Exchange Commission, will be made available to stockholders upon request in writing, at no cost. If interested, please contact: Karen L. Deitz, Corporate Secretary, Merchants New York Bancorp, 275 Madison Avenue, New York, NY 10016-1011 *

                         Merchants New York Bancorp
                            FINANCIAL HIGHLIGHTS



Year ended December 31,                           1996                1995
--------------------------------------------------------------------------
Financial Condition Data
Total assets                            $1,137,798,701      $1,027,191,423
Total investment securities                728,508,783         629,812,160
Net loans                                  291,463,754         264,420,306
Total deposits                             875,693,410         792,397,688
Total liabilities                        1,034,263,069         927,036,820
Total stockholders' equity                 103,535,632         100,154,603

Selected Operating Data
Total interest income                       73,094,985          69,569,606
Total interest expense                      33,455,196          31,907,403
Net interest income                         39,639,789          37,662,203
Net interest income after
  provision for loan losses                 37,059,789          35,582,203
Income before income taxes                  20,081,295          18,004,619
Income tax expense                           7,410,524           6,539,189
Net income                                  12,670,771          11,465,430
Net income per average share                     $2.52               $2.28


                        Net Interest Income
                           (In Dollars)

31,044,281    35,280,429    36,237,944    37,662,203    39,639,789
   '92           '93           '94           '95           '96

                            Net Income
                           (In Dollars)

6,519,650     7,884,433     10,709,341    11,465,430    12,670,771
   '92           '93           '94           '95           '96

                       Stockholders' Equity
                           (In Dollars)

73,859,619   77,794,712     77,734,334   100,154,603    103,535,632
   '92           '93           '94            '95            '96

TO OUR STOCKHOLDERS
AND FRIENDS:

   With pride we report to you that Merchants New York Bancorp enjoyed another record year in 1996. This was our fourth record year in a row and we have achieved seventeen consecutive quarters of earnings gains, all of which distinguish "The Good Old Bank" as a reliable profit-making institution, as well as reinforcing our reputation as one of the nation's strongest and most stable commercial banks.
   Despite uncertainties over the economy in 1996 that have carried over into 1997, and in the face of unpredictable interest rate patterns, as well as periods when taxes were higher, the bank set all-time highs for earnings.
   Total interest income in 1996 was $73,094,985 compared to $69,569,606 in 1995. Income before income taxes reached $20,081,295 in 1996 versus $18,004,619 in 1995. Our net income for 1996 climbed to $12,670,771, or $2.52 per share, up from 1995's $11,465,430, or $2.28 per share.
   Our core businesses, lending activities and investments, had excellent performances and contributed the bulk of our bottom-line gains. The overall growth may be attributed to favorable interest rate spreads, effective control of costs, prudent deployment of assets and the Bank's unswerving focus on lending to mid-market firms.
   It should be noted that our headquarters banking facility at Madison Avenue and 40th Street completed its first full year of operation. The results significantly exceeded our expectations and major contributions were made in both the loan and deposit areas. For example, in the demand deposit category, Madison Avenue contributed 30% of this year's increase which helped us to achieve a bank record of $254 million at year-end.
     Consistent with our tradition of sharing our growth with stockholders, in September we increased our dividend by nearly 17%, from $1.20 to $1.40 per share annually. This increase marked the 44th time since 1950 that the payout was raised, and followed a similar dividend increase in 1995. The December dividend payment was the Bank's 254th consecutive quarterly cash dividend. Since 1932, when dividends commenced, our Bank has never skipped or cut its dividend.
     Since the Bank's founding in 1874, our institution has never had a losing year. As previously stated, 1996 was another record year and once again we added to capital, through earnings, and, increased the book value of our shares.
   Our debt-free fortress balance sheet offers depositors and stockholders paramount levels of safety and soundness. Our risk-based capital ratio at year-end was

[PHOTO CAPTION]

Left to Right: William J. Cardew, Vice Chairman and Chief Operating Officer; Spencer B. Witty, Chairman; James G. Lawrence, President and Chief Executive Officer and Rudolf H. Hertz, Vice Chairman.

21.62%, which is more than two-and-one-half times regulatory requirements. This ratio is among the highest of all commercial banks in the nation.
   It is noted that the Bank announced a common stock buy-back program in 1996, its first-ever, with a plan to purchase up to 5% of the stock on the open market. The repurchase represents an opportunity to invest in the Bank's future growth, especially in light of the Bank's record performance.
   The consolidation trend in the banking industry has accelerated, and, myriad mergers and acquisitions have afforded our "eager to lend" institution unprecedented opportunities. Our system of loan gathering and our policy of officers' visiting established and prospective borrowers was successful. The size of our loan portfolio at year-end was $297,080,725, up 10% from 1995's $270,904,241.
   New products were also added during the course of 1996. We became an official lender, licensed by the United States Small Business Administration, for loans that are majority guaranteed by the Federal Government. MasterCard and Visa credit cards, and our own ATM worldwide access cards were made available to help us better serve our clients.
   Our branches are strategically located in various communities where there are clusters of specialty firms in select industries, particularly small- and mid-sized businesses. We support those communities, as well as marketing to the Greater Metropolitan Area as a whole. In addition, we continually enhance our technological capabilities where it makes sense or is necessary for competitive purposes. Most important, we concentrate on what we know and do best and remain focused on our original business: commercial banking -- serving the middle market which continues to play a major role in the growth for the U.S. economy.
   Our Bank relies on many individuals in a number of areas, as we feel the "people" resource is the most important of all. In this context, we wish to sincerely thank our stockholders for their loyalty and support, our Board of Directors for their wise counsel and valuable assistance and, last but not least, our profession-al team of officers and fine staff, who make it all possible.
   We remain confident about the future and we renew our dedication to keeping "The Good Old Bank" safe and strong, while positioning ourselves for additional gains. Our motto remains, "The Depositors Come First -- Earnings Will Inevitably Follow."


Spencer B. Witty
Chairman of the Board


James G. Lawrence
President and Chief Executive Officer
[CALL OUT]
Our  core  businesses,   lending  activities  and  investments,   had  excellent
performances and contributed the bulk of our bottom-line gains.

MIDDLE MARKET LENDING

   Our core lending business personifies Merchants and the success the Bank has enjoyed for generations. Growth has continued because we have kept to the policy -- proven over and over again on which we were founded: to be the bank for medium-size and small business, with emphasis on traditional banking and personal service.
   A bank's earnings from its lending operations depends primarily on interest rates, and the "art" of forecasting the direction, magnitude, and timing of rate changes. We try, and we usually succeed, to earn a favorable spread. Our liquidity, risk-averse policy, lending standards and relationships are vital to our financial well-being and sustained earnings power. We make what we believe to be are prudent loans, and, we do not venture into the more speculative, higher-risk areas where the promise of higher returns can sometimes cloud fundamental judgment.
   Our loans are to customers whose sales range from $1 million to $200 million a year. We have been called a community bank because in a number of respects we may be likened to a small-town bank. The fact that we are located in Manhattan, in the city known as the world's financial capital, home to global megabanks, makes this characterization all the more distinctive. As we know, there have been many bank mergers and even more bank acquisitions in recent years. As a consequence, many business owners, having dealt with small- or medium-sized banks for years, are confused about where to go for money or advice. Their longtime lender has linked up with another institution three-times the size, and the familiar faces are no longer there to serve them, all of which gives our bank additional opportunities. At Merchants, small business owners can go directly to one lending officer to get counsel or information on an array of topics. They are not shunted from one person to another, nor do they have to deal with strangers or relatively inexperienced personnel. Our clientele include third- and fourth-generation customers of businesses we originally loaned money to.
   Our business continues to come from referrals from satisfied customers, accountants, attorneys and investment bankers, and we sincerely appreciate these referrals.
   Our credo is: "The better you understand a client's business, the better the banker you will be for them. The numbers are important, but it is the people that pay you back." We respond quickly, and we have no bureaucracy with which to burden our clients and prospects. The same officers treat customers, large and small, with the care and service they deserve, and we value each of our relationships.
   Our ambition is not to become the largest bank, but rather to be the strongest and safest in traditional banking. We recognize that strong capitalization and prudent lending pay off for our depositors, shareholders and customers.

[PHOTO CAPTION]

Seated left to right: Lester Nadel, Janet Markel, Leonard Levine and Joseph Wynne. Standing left to right: Brian Cardew, Stephen Barrow and Kenneth Satchwill.

[CALLOUT]

    At Merchants, small business owners can go directly to one lending officer to get counsel or information on an array of topics.

                                       4
INTERNATIONAL
DEPARTMENT

   The roots of Merchants Bank of New York go back to the days of sailing ships. By 1874, Jacob Markel, the founder and his family were involved in ocean-going commerce. It was not unusual for a sea captain to come to the Markels seeking financing of a clipper ship voyage to the Far East to buy silks and spices or to other parts of the world for a myriad of products to be brought back to America.
   At the turn of the century nearly 100 years ago, bank letters of credit began to be the financial currency for international trade. Our Bank gained its expertise then and our hand has never lost its skill.
   Today,  as from the beginning,  our letters of credit are accepted around the world. Importers of all kinds of merchandise, even for goods from remote corners of the globe, depend on "The Good Old Bank" and take advantage of our well-known expertise, personal service and state of the art technical capabilities. Merchants Bank has a network of correspondent banks around the globe; needed documents speed through the International Department; processing of letters of credit is routinely accomplished in 24 hours.
   We provide similar services for exporters, collecting worldwide letters of credit, foreign drafts, money transfers and other items at the touch of a computer key.
   Merchants is not weighed down with excessive layers of staff. Our Bank's clients deal directly with experienced international operations specialists, a major selling point for our account officers.
   We are a member of SWIFT (Society Worldwide Interbank Financial Telecommunications), the leading payment system for member banks' international financial transactions.
   Our expert personnel in the management of our International Department have been with the Bank an average of 25 years or more.
   The efficiency and personal touch of our operation have resulted in highly satisfied customers. In fact, many have been using our services through successive generations. The Department is a major selling point for the Bank.

[CALLOUT]

Merchants Bank has a network of correspondent banks around the globe; needed documents speed through the International Department; processing of letters of credit is routinely accomplished in 24 hours.

[PHOTO CAPTION]

Left to right: Mary Jane Lerias, Babulal Kapadia, Joseph Cestone and Estaban Espiritu.

                           Merchants New York Bancorp
                             SELECTED FINANCIAL DATA


This consolidated selected financial information for the Company is not intended to be complete and is qualified in its entirety by more detailed financial information and the financial statements contained elsewhere herein.

For the Years Ended December 31,                                  1996                1995               1994               1993(1)
--------------------------------------------------------------------------------------------------------------------------------
Interest income                                        $    73,094,985     $    69,569,606    $    61,345,230     $   60,300,689
Net interest income                                         39,639,789          37,662,203         36,237,944         35,280,429
Provision for loan losses                                    2,580,000           2,080,000          1,850,000          9,784,953
Net income                                                  12,670,771          11,465,430         10,709,341          7,884,433
Net income per share (2)                                          2.52                2.28               2.16               1.59
Cash dividends declared
   per share (2)                                                  1.30                1.10               0.90               0.80
Total assets                                             1,137,798,701       1,027,191,423      1,001,386,488      1,006,348,297
Book value per share (2 and 3)
   Without security valuation                                    19.34               18.14              16.93              15.67
   With security valuation                                       20.83               20.11              15.65                 --

Financial Ratios:
Return on average assets                                          1.21%               1.19%              1.10%              0.78%
Return on average equity (3)                                     12.53               12.59              13.30              10.36
Average equity to average assets (3)                              9.66                9.43               8.35               7.54
Dividend payout ratio                                            51.10               47.71              41.74              50.38
Net charge-offs to average loans                                  1.23                0.65               0.96               2.34
Loan loss reserves to total loans                                 1.89                2.39               2.31               2.46
Loan loss reserves to
   non-performing loans                                         506.49              298.94             472.01             378.88
Risk-Based Capital Ratio: (4)
   Tier I                                                        20.41               21.61              19.81              18.59
   Total                                                         21.62               22.86              21.06              19.84

(1) Holding Corporation effective 7-1-93. All prior years are for the Merchants Bank of New York only.
(2) Based upon retroactive adjustments for 6-for-5 stock split paid April 15, 1987, 5-for-4 stock split paid July 20, 1988, 3-for-2 stock split paid May 30, 1990, and 2-for-1 stock split paid October 2, 1995.

                           Merchants New York Bancorp

                     1992                  1991                 1990               1989                1988                 1987
--------------------------------------------------------------------------------------------------------------------------------
          $    49,199,423         $  53,278,892        $  56,586,853      $  58,088,587       $  49,025,855        $  40,424,728
               31,044,281            29,088,709           27,442,030         27,423,939          25,838,601           21,962,246
                8,394,307             7,392,306            2,153,728            665,184             307,632               47,389
                6,519,650             6,502,124            8,053,758         10,463,744          10,352,390            9,235,757
                     1.31                  1.31                 1.63               2.11                2.09                 1.87

                     0.80                  0.80                 0.75               1.08                0.53                 0.50
            1,085,954,606           713,605,827          671,384,472        667,521,290         668,006,542          564,571,767

                    14.88                 14.37                13.85              12.91               11.52                 9.74
                       --                    --                   --                 --                  --                   --


                     0.89%                 1.00%                1.25%              1.64%               1.76%                1.77%
                     8.91                  9.17                11.98              17.13               19.64                21.00
                     9.93                 10.75                10.44               9.60                8.96                 8.43
                    60.91                 61.06                42.10              33.99               15.17                13.72
                     2.48                  2.70                 0.47               0.02               (0.13)               (0.08)
                     1.48                  1.12                 1.34               1.11                1.04                 1.01

                   235.88                180.18               142.57             133.79              254.69               233.18

                    16.82                    --                   --                 --                  --                   --
                    17.82                    --                   --                 --                  --                   --

(3) Per FASB Statement No. 115, effective in 1994, a valuation account for unrealized gains (losses) on investments available for sale are included in equity.
(4) The Federal Reserve Board capital guidelines for bank holding companies require minimum risk-based ratios of Tier 1 and total capital to risk-weighted assets to be 4.0% and 8%, respectively, and a minimum leveraged-based ratio of Tier 1 capital to total average quarterly assets generally of at least 4.0%. The ratios above were calculated using the guidelines in effect at each reporting date.

                           Merchants New York Bancorp
                           MANAGEMENT'S DISCUSSION AND
                       ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

Comparison of the Years Ended December 31, 1996 and 1995 Overview
   1996 net income increased by more than 10% to $12.7 million, over 1995's earnings of $11.5 million. Net income per share continued to increase, up $0.24 to $2.52 per share versus $2.28 per share in 1995.

Interest Income
   Total interest income generated in 1996 was $73.1 million, up 5% from the 1995 total of $69.6 million. The largest component of interest in 1996 was contributed by the investment portfolio, with $47.5 million versus $42.8 million in 1995. This is principally the result of an increased investment portfolio, which on average increased by $64.1 million to $673.8 million from $609.7 million in 1995. The additional funding to support this was achieved through increased deposits and repurchase agreements. On average, approximately $10 million per month of principal repayments received from mortgage backed securities were reinvested. In addition, there was a slight increase in non tax adjusted interest return to 7.05% from 7.02%.
   Loan interest income decreased $1.3 million to $25.3 million in 1996 versus $26.6 million in 1995. While the average balance for loans actually increased to $280 million in 1996 from $276.6 million in 1995, the decrease was caused by the lower average prime rate of 8.28% in 1996, down from 8.83% in 1995.
   In maximizing cash management, the average federal funds sold in 1996 increased to $6 million versus $3 million in 1995. This contributed $320,000 to interest income, up $138,000 from the $182,000 earned in 1995.

Interest Expense
   Total interest expense increased 5%, or $1.6 million to $33.5 million from $31.9 million in 1995. While the average cost of interest-bearing liabilities declined to 4.73% in 1996, from 4.88% in 1995, there was a $54 million increase in average total interest-bearing funds available to $707 million from $653 million in 1995. The principal contributor to this was $47 million greater use of securities sold under repurchase agreements which increased to an average of $115 million versus $68 million to support the higher volume in the investment portfolio. Average interest-bearing deposits increased to $579.7 million in 1996 from $572.3 million in 1995, with the average rate paid declining approximately 15 basis points to 4.56% in 1996 from 4.71% in 1995.
   Other  interest  expense  was  $636,000  in 1996,  versus  $812,000  in 1995.
Composed of federal funds purchased and demand notes to the U. S. Treasury (excess funds which are acquired from the Treasury), the average balances decreased $1.6 million in 1996 from 1995.

ANALYSIS OF NET INTEREST EARNINGS
(In Thousands)
                                              1996                           1995                        1994
--------------------------------------------------------------------------------------------------------------------------
                                                      Average                        Average                       Average
                                    Average            Yield/      Average            Yield/     Average            Yield/
                                    Balance  Interest    Rate      Balance  Interest    Rate     Balance  Interest    Rate
--------------------------------------------------------------------------------------------------------------------------
Interest-earning Assets
Federal funds sold                 $  6,128   $   320    5.22%    $  3,115   $   182    5.84%   $  7,019   $   299    4.26%
Securities purchased under
   agreement to resell                   --        --      --           --        --      --         538        22    4.09
Investment securities
   (book value):
     Taxable                        603,188    43,158    7.15      537,976    38,154    7.09     545,412    33,850    6.21
     Tax-exempt*                     70,600     4,316    6.11       71,728     4,629    6.45      74,993     4,974    6.63
--------------------------------------------------------------------------------------------------------------------------
       Total                        673,788    47,474    7.05      609,704    42,783    7.02     620,405    38,824    6.26
Loans (net of
   unearned discounts)              280,361    25,288    9.02      276,649    26,604    9.62     273,946    22,200    8.10
Other                                   268        13    4.85           --        --      --          --        --      --
--------------------------------------------------------------------------------------------------------------------------
       Total                       $960,545   $73,095    7.61%    $889,468   $69,569    7.82%   $901,908   $61,345    6.80%
--------------------------------------------------------------------------------------------------------------------------
Interest-bearing Liabilities
NOW                                $ 38,219       871    2.28%    $ 38,235   $   876    2.29%   $ 45,190   $ 1,128    2.50%
Savings accounts                     25,485       761    2.99       28,146       833    2.96      36,934     1,087    2.94
Money market accounts               131,974     4,443    3.37      116,179     3,835    3.30     138,316     3,619    2.62
Time certificates
   of deposit                       384,033    20,363    5.30      389,747    21,489    5.51     400,746    16,824    4.20
Securities sold under
   repurchase agreements            115,601     6,381    5.52       67,991     4,062    5.97      43,106     2,126    4.93
Federal funds purchased               7,661       424    5.53       13,247       812    6.13       6,936       321    4.63
Demand notes to the U.S.
   Treasury and other                 4,060       211    5.20           --        --      --          --         2      --
--------------------------------------------------------------------------------------------------------------------------
       Total                       $707,033   $33,454    4.73%    $653,545   $31,907    4.88%   $671,228   $25,107    3.74%
--------------------------------------------------------------------------------------------------------------------------
Net interest
   earning assets                   253,512                        235,923                       230,680
--------------------------------------------------------------------------------------------------------------------------
Net yield on interest
   earning assets                  $960,545   $39,641    4.13%    $889,468   $37,662    4.23%   $901,908   $36,238    4.02%
--------------------------------------------------------------------------------------------------------------------------

Non accrual loans are included in Interest-earning Assets.
*Yields are not computed on a tax equivalent basis.

                                        8

                           Merchants New York Bancorp

Net Interest Income
   Net interest income increased to $39.6 million in 1996 from $37.7 million in 1995. This is the amount by which interest income on interest-earning assets exceeds interest expense on interest-bearing liabilities and is the most significant component of the Bank's earnings. Net interest income is a function of several factors including changes in the volume and mix of earning assets and funding sources and market interest rates. While management policies influence these factors, they are also influenced by external forces including customer needs and demands, competition, the economic policies of the federal government and monetary policies of the Federal Reserve Board.
   The following table provides further analysis of the increase in net interest income during 1996, 1995 and 1994 and indicates that the increases were primarily due to higher amounts of interest earned on interest-earning assets than was paid on interest-bearing liabilities over the same time period. The changes in interest income and interest expense have been allocated to rate and volume changes in proportion to the absolute dollar amounts of the change in each.

CHANGES IN INTEREST INCOME AND EXPENSE
(In Thousands)
                                               1996 Compared to 1995                  1995 Compared to 1994
                                                Increase (Decrease)                    Increase (Decrease)
----------------------------------------------------------------------------------------------------------------------
                                                 Volume         Rate       Change       Volume       Rate       Change
----------------------------------------------------------------------------------------------------------------------
Interest Income
Loans (net of unearned discounts)                $  378      $(1,682)     $(1,304)    $    221     $4,183       $4,404
Investment securities (book value):
   Taxable                                        4,658          346        5,004         (467)     4,771        4,304
   Tax-exempt                                       (73)        (240)        (313)        (213)      (132)        (345)
----------------------------------------------------------------------------------------------------------------------
     Total investments                            4,585          106        4,691         (680)     4,639        3,959
Interest on Federal funds sold                      159          (21)         138         (203)        86         (117)
Securities purchased under
   agreements to resell                              --           --           --          (22)        --          (22)
----------------------------------------------------------------------------------------------------------------------
     Total interest income                        5,122       (1,597)       3,525         (684)     8,908        8,224
----------------------------------------------------------------------------------------------------------------------
Interest Expense
Savings and time deposits:
   NOW                                               --           (5)          (5)        (164)       (88)        (252)
   Savings accounts                                 (79)           7          (72)        (260)         6         (254)
   Money market accounts                            530           78          608         (637)       853          216
   Time certificates of deposit                    (312)        (813)      (1,125)        (473)     5,138        4,665
----------------------------------------------------------------------------------------------------------------------
     Total                                          139         (733)        (594)      (1,534)     5,909        4,375
----------------------------------------------------------------------------------------------------------------------
Borrowings:
   Securities sold under
     repurchase agreements                        2,649         (330)       2,319        1,417        519        1,936
   Federal funds purchased                         (315)         (73)        (388)         363        126          489
   Other                                            211           --          211           --         --           --
----------------------------------------------------------------------------------------------------------------------
     Total interest expense                       2,684       (1,136)       1,548          246      6,554        6,800
----------------------------------------------------------------------------------------------------------------------
     Net interest income                         $2,438      $  (461)     $ 1,977     $   (930)    $2,354       $1,424
----------------------------------------------------------------------------------------------------------------------

Other Income, Other Expenses, Provision for Loan Losses and Taxes
   Other income increased $132,000, due principally to the increase in gains on sales of securities in 1996 of $372,000 versus $128,000 in 1995. Additionally, $97,000 was generated by other fee income, based on increased volume. These increases were offset by a decrease due to lower volume, of $219,000 in International Department fees between 1996 and 1995.
   Other expenses decreased $467,000, or 2%, in 1996 versus 1995. This is a direct result of a reduction of over $900,000 in our FDIC fees, due to the change in the amount charged by the FDIC for Well Capitalized banks. There was also a reduction of $200,000 in operations losses, due to a write down in 1995 for the impending sale of Other Real Estate Owned. The decreases were offset by normal increases in salaries of $134,000, $114,000 in benefits, due to pensions, and almost $200,000 in net occupancy costs due to the Madison Avenue branch and corporate headquarters.
   The provision for loan losses increased by $500,000 in 1996 to $2,580,000 versus $2,080,00 in 1995 reflecting the slightly higher average loans in 1996.
   The provision for income taxes increased by $871,000 in 1996 versus 1995 due to increased profitability.

Liquidity and Asset/Liability Management
   Liquidity measures the Bank's ability to satisfy current and future obligations and commitments as they become due. Funds to meet liquidity needs are raised through the sale or maturity of an asset or through increased deposits or borrowing.
   Asset and liability management insures that the Bank has the ability to satisfy current and future obligations, that commitments will be met at a reasonable cost and that a net interest spread will be maintained to produce earnings.
   For the year ended December 31, 1996, average cash and short-term investments totaled $53.1 million, and $46.6 million in 1995, accounting for 5% and 4.8% of the Bank's total average assets, respectively. Through principal repayments and redemptions, the investment portfolio generated $149.3 million in 1996 and $94.4 million in 1995 for reinvestment and/or liquidity. Furthermore, $61 million in 1996 and $48 million in 1995 was the result of investment sales to take advantage of interest rate arbitrage. Also, having 95% of the loan portfolio priced to float with prime allows immediate adjustments upon an interest rate change, which impacts the interest rate gap.

                           Merchants New York Bancorp

   On the liability side, the primary source of funds available to meet liquidity needs is the Bank's core deposit base. The Bank continues to retain a substantial proportion of its average deposits in the form of non-interest-bearing funds, with 27%, or $209.8 million, in 1996 and 25%, or $195 million, in 1995. The average balance of total deposits increased to $789.5 million in 1996, from $766.9 million in 1995. Interest-bearing liabilities are priced competitively, with a slight premium paid for time certificates of deposit, 42%, or $169.5 million, of which are in the 0 to 3 month maturity range and 53%, or $214 million, are in the 3 to 12 month range. While we include savings accounts and NOW accounts in the 0 to 3 months category on the Interest Rate Sensitivity Gap table, the actual repricing on these is at our discretion. Taking this into consideration, the reflected liability sensitivity of $171 million would be mitigated by $69.2 million of combined NOW and savings accounts balances included there and which would not change at the same rate as other interest-bearing deposits. As a balance between our assets and the deposit liabilities, our average investment portfolio of $687 million in 1996 and $615 million in 1995, can be used as collateral for repurchase agreements, of which we used, an average of $116 million in 1996 and $68 million in 1995.

INTEREST RATE SENSITIVITY GAP ANALYSIS
As of December 31, 1996
(In Thousands)
                                                            Less Than    3 to 12      1 to 5      Over
Interest-Earning Assets                                     3 Months     Months       Years       5 Years       Total
------------------------------------------------------------------------------------------------------------------------
Federal funds sold                                       $   26,000   $        --     $     --   $     --     $   26,000
Securities available for sale*                               28,265       195,707      302,811     21,080        547,863
Securities held to maturity*                                  5,339        20,300      123,033     18,236        166,908
Loans                                                       285,069         3,565        4,443      4,004        297,081
Other                                                            --           350           --         --            350
------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                             $ 344,673     $ 219,922     $430,287   $ 43,320     $1,038,202
------------------------------------------------------------------------------------------------------------------------
Interest-Bearing Liabilities
Interest-bearing deposits                                   388,379       211,901       21,718         --        621,998
Securities sold under
   repurchase agreements                                    120,000            --           --         --        120,000
Demand notes to the U.S. Treasury                             7,199            --           --         --          7,199
------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                        $ 515,578     $ 211,901     $ 21,718   $     --     $  749,197
------------------------------------------------------------------------------------------------------------------------
Net interest rate sensitivity gap                          (170,905)        8,021      408,569     43,320        289,055
Cumulative gap position                                    (170,905)     (162,884)     245,685    289,005             --
Cumulative gap/total earning assets:
At December 31, 1996                                         (16.46)%      (15.69)%      23.66%     27.84%            --
At December 31, 1995                                         (15.81)%       (8.19)%      23.73%     28.42%            --

*Adjusted for weighted average maturity dates and prepayments for mortgage back securities. All securities are disclosed at book value.

Capital
   The capital base of a bank is a significant measure of the strength of a financial institution. The Bank has seen a steady capital growth over the past several years, with our risk-based ratios in excess of the required "Well Capitalized" level of 10%. The Bank was also in excess of the required leverage ratio of 4%, with 8.65% and 9.02% for the years ended December 31, 1996 and 1995, respectively.
   The primary source of capital growth is through retention of earnings. Retained profits increased to $72.9 million at December 31, 1996 as compared to $66.7 million as of December 31, 1995, resulting from the retention of $6.2 million of earnings after paying dividends of $6.5 million. The Bank's Board of Directors declared a dividend of $0.30 for the first and second quarters of 1996, with an increase to $0.35 for the third and fourth quarters. We continue to believe that cash dividends are an important component of shareholder value and that at its current level of performance, this quarter's 254th consecutive dividend payment will continue into the future. The overall increase of $3.4 million in stockholders' equity was impacted by a change in the market value of the investment portfolio on December 31, 1996 versus December 31, 1995 of $2.4 million, net of tax effect. The market valuation of the securities reflects only one point in time and can only be realized upon their sale. With our strong liquidity and excellent basic capital strength, we need only sell for strategic business reasons.
   In August 1996, the Board of Directors approved for the first time in the Bank's history, a buy back program of the Company's common stock. Up to 5% of the outstanding shares (or approximately 250,000 shares) have been approved for this program. As of December 31, 1996, 17,890 shares have been repurchased, at a cost of $553,000, which was a reduction of shareholders' equity.

                                                                  December 31,      December 31,
                                                 Required                 1996              1995
------------------------------------------------------------------------------------------------
Tier I Capital Ratio                                 4.00%               20.41%            21.61%
Tier II Capital Ratio                                8.00                21.62             22.86
Leverage Ratio                                       4.00                 8.65              9.02

                           Merchants New York Bancorp

Comparison of the years ended December 31, 1995 and 1994
Overview
   Net income increased to $11.5 million, a 7% increase, or $756,000, over the $10.7 million achieved in 1994. Net income per share, adjusted for the two-for-one stock split in October 1995, increased by $0.12 to $2.28 per share versus $2.16 in 1994.

Interest Income
   Interest income increased a total of $8.2 million, or 13.4%. Of this, $4.4 million resulted from higher loan interest of $26.6 million in 1995 versus $22.2 million in 1994 (up 20%) as average rates improved 152 basis points to 9.62% from 8.10%, reflecting market conditions. Average loan volume increased to $276.6 million from $273.9 million in 1994. The balance of the increase in interest income came from the investment portfolio. Interest from this grew by $4 million to $42.8 million in 1995 from $38.8 million in 1994. Average investments declined by $4 million to $615.2 million from $619.3 million in 1994; however, the non-tax equivalent interest return increased by 76 basis points to 7.02% from 6.26% in 1994. The higher return was achieved in part by the December 1994 repositioning of $40 million by selling Treasury notes and converting to higher yielding U. S. Government insured mortgage-backed securities. In addition, there was an average of $6 million per month of principal repayments received from mortgage backed securities which was reinvested.

Interest Expense
   Interest expense on interest-bearing deposits increased $4.4 million, to $27 million in 1995 from $22.6 million in 1994. In 1995, $5.3 million is attributable to higher interest rates, which stemmed from the overall rise in the interest rate environment. This was offset by the decrease of $1.5 million from lower volume due to a decrease in average interest-bearing deposits of $48.9 million to $572.3 million in 1995 from $621.2 million in 1994. The lower average deposits are due primarily to disintermediation, as customers continued to seek non-bank interest returns. Interest on securities sold under repurchase agreements increased $1.9 million to $4 million in 1995 from $2.1 million in 1994. This was due to higher average repurchase agreements balances of $67.9 million in 1995 versus $43.1 million in 1994. Other interest expense was from Federal funds purchased, which increased $489,000. Average Federal funds purchased increased in 1995 over 1994 by $6.3 million. The higher utilization of both repurchase agreements and Federal funds purchased were to compensate for the lower deposits, so as to generally retain our level of investments and loans, while earning a positive spread of interest return.

Net Interest Income
   Net interest income, the amount by which interest income on interest-earning assets exceeds interest expense on interest-bearing liabilities, is the most significant component of the Bank's earnings. Net interest income is a function of several factors including changes in the volume and mix of earning assets, funding sources and market interest rates. While management policies influence these factors, they are also influenced by external forces including customer needs and demands, competition, the economic policies of the federal government and the monetary policies of the Federal Reserve Board.

Other Income, Other Expenses, Provision for Loan Losses and Taxes
   Other income increased $1.8 million, due principally to the gains on sales of securities in 1995 of $128,000 versus losses of $1.8 million in 1994. The sales in 1995 and 1994 were made from the available for sale investment portfolio, with the purpose of repositioning the yields upward.
   Other expense increased $727,000, due to normal increases in salaries and benefits of $521,000, a $300,000 adjustment to the carrying value of Other Real Estate Owned based on a pending sale and $323,000 in net occupancy costs due to the relocation of a branch and corporate headquarters this year. This was offset by a reduction of $902,000 in our FDIC fees, due to a significant decrease in the insurance premium charged by the FDIC for well-capitalized banks.
   The provision for loan losses increased by $230,000 in 1995 to $2,080,000 versus $1,850,00 in 1994, reflecting the slightly higher average loans in 1995.
   The provision for income taxes increased $1.5 million in 1995 versus 1994 primarily due to the increased profitability and the reduced benefit from actual net loan charge-offs of $1.8 million versus $2.6 million in 1994.

Liquidity and Asset/Liability Management
   Asset and liability management insures that the Bank has the ability to satisfy current and future obligations, that commitments will be met at a reasonable cost and that a net interest spread will be maintained to produce earnings. Liquidity measures the Bank's ability to satisfy current and future obligations and commitments as they become due. Funds to meet liquidity needs are raised through the liquidation or maturity of an asset or through increased deposits or borrowing.

   For the year ended December 31, 1995, average cash and short-term investments totaled $46.6 million, with $53.5 million in 1994 and accounted for 4.7% and 5.6% of the Bank's total average assets, respectively. Through principal repayments, the investment portfolio generated $94.4 million in 1995 and $110.6 million in 1994 for reinvestment and/or liquidity. Furthermore, $47.6 million in 1995 and $38.5 million in 1994 was derived from investment sales to take advantage of interest rate arbitrage. A further advantage is having 95% of the loan portfolio priced to prime, with immediate adjustments upon an interest rate change.
   On the liability side, the primary source of funds available to meet liquidity needs is the Bank's core deposit base. The average balance of total deposits decreased to $766.9 million in 1995, from $821.6 million in 1994. The Bank continues to retain a substantial proportion of its average deposits in the form of non-interest-bearing funds, with 25% in 1995 ($195 million) and 24% ($200 million) in 1994. Interest-bearing liabilities are priced competitively, with a slight premium paid for time certificates of deposit, 56%, or $193 million, of which are in the 0 to 3 month maturity range and 44%, or $155 million, are in the 3 to 12 month range. While we include savings accounts and NOW accounts in the 0 to 3 months category on the Gap analysis table, the actual repricing on these is at the discretion of the Bank. Taking this into consideration the reflected liability sensitivity of $147.8 million would be mitigated by $66 million of combined NOW and savings accounts balances included therein and which would not change at the same pace as other interest-bearing deposits. As a balance between the Bank's assets and the deposit liabilities, the Bank's average investment portfolio of $615 million in 1995 and $619 million in 1994, can be used as collateral for repurchase agreements, of which the Bank used an average $68 million in 1995 and $43 million in 1994.

Capital
   The capital base of a bank is a significant measure of the strength of a financial institution. The Bank has seen a steady capital growth over the past several years, with our risk-based ratios in excess of the required "Well Capitalized" level of 10%. The Bank was also in excess of the required leverage ratio of 4%, with 9.02% and 7.72% for the years ended December 31, 1995 and 1994, respectively.
   The primary source of capital growth is through retention of earnings. Undivided profits increased to $66.7 million at December 31, 1995 as compared to $60.7 million as of December 31, 1994, resulting from the retention of $6 million of earnings after paying dividends of $5.5 million. The Bank's Board of Directors declared a dividend of $0.25 for the first and second quarters of 1995, with an increase to $0.30 for both the third and fourth quarters. The accompanying financial statements have been restated to fully reflect the effect of the 2-for-1 stock split. We continue to believe that cash dividends are an important component of shareholder value and that at its current level of performance, this quarter's 250th consecutive dividend payment will continue into the future. The overall increase of $22.4 million in stockholders' equity included the $6 million in retained earnings and was further impacted by a change in the market value of the investment portfolio on December 31, 1995 versus December 31, 1994 of $16.1 million, net of tax effect. However, it must be emphasized that the increased market value of the securities reflects only one point in time and can only be realized upon their sale. With the Bank's strong liquidity and excellent basic capital strength, we need only sell for strategic business reasons.


                          PRICE RANGE OF THE COMPANY'S
                                  COMMON STOCK

   The Company's common stock is traded on the over-the-counter NASDAQ National market. The Company's symbol is "MBNY." The high and low bid prices for each quarterly period during the past two years were as follows:

PRICE RANGE OF COMMON STOCK
                                                                     1996                            1995
------------------------------------------------------------------------------------------------------------------
                                                               HIGH           LOW              HIGH            LOW
------------------------------------------------------------------------------------------------------------------
First Quarter                                                $31              $29           $25 1/2        $25 1/4
Second Quarter                                                29 1/2           29            25 3/4         25 1/2
Third Quarter                                                 30               26            30             25 1/2
Fourth Quarter                                                32 1/2           30            31             29 3/4

   On March 17, 1997, the closing bid and asked prices reported for the common stock were $34.875 and $36, respectively. These quotations reflect inter-dealer prices without retail mark up, mark down or commission and may not represent actual transactions.

                           Merchants New York Bancorp
                      CONSOLIDATED STATEMENTS OF CONDITION

December 31,                                                                                        1996                1995
----------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks (note 2)                                                          $   57,840,059      $   50,919,219
Federal funds sold                                                                            26,000,000          52,000,000
Investment securities (note 1):
   Securities available for sale at market value (note 3)                                    561,600,523         584,377,564
   Investment securities (market value $169,340,000 in 1996
     and $47,759,000 in 1995) (note 4)                                                       166,908,260          45,434,596
----------------------------------------------------------------------------------------------------------------------------
     Total investment securities                                                             728,508,783         629,812,160
----------------------------------------------------------------------------------------------------------------------------
Loans (net of unearned discounts of $56,030
   and $59,068 in 1996 and 1995, respectively) (note 5)                                      297,080,725         270,904,241
   Less allowance for loan losses                                                              5,616,971           6,483,935
----------------------------------------------------------------------------------------------------------------------------
       Total loans, net                                                                      291,463,754         264,420,306
----------------------------------------------------------------------------------------------------------------------------
Bank premises and equipment (note 6)                                                           6,767,568           6,645,543
Customers' liability on acceptances                                                           13,806,691          10,591,829
Other assets                                                                                  13,411,846          12,802,366
----------------------------------------------------------------------------------------------------------------------------
       Total assets                                                                       $1,137,798,701      $1,027,191,423
----------------------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
Deposits (note 7):
   Demand (non-interest-bearing)                                                          $  253,695,143      $  228,471,451
   NOW                                                                                        44,431,219          39,473,117
   Savings                                                                                    24,763,303          27,249,627
   Money market                                                                              146,168,644         116,305,147
   Time                                                                                      406,635,101         380,898,346
----------------------------------------------------------------------------------------------------------------------------
       Total deposits                                                                        875,693,410         792,397,688
----------------------------------------------------------------------------------------------------------------------------
Securities sold under repurchase agreements (notes 3, 4 and 8)                               120,000,000         105,065,000
Acceptances outstanding                                                                       13,806,691          10,591,829
Demand notes issued to the U.S. Treasury                                                       7,199,039                  --
Other liabilities                                                                             17,563,929          18,982,303
----------------------------------------------------------------------------------------------------------------------------
       Total liabilities                                                                     1,034,263,069       927,036,820
----------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity (notes 1, 3 and 11)
   Capital stock -- $.001 par value; 10,000,000 shares authorized; 4,987,561 and
     4,981,338 shares issued and outstanding in
     1996 and 1995, respectively                                                                   4,988               4,982
   Surplus                                                                                    23,749,629          23,626,181
   Undivided profits                                                                          72,915,689          66,719,678
   Treasury stock at cost (17,890 shares in 1996)                                               (552,910)                 --
   Net unrealized appreciation on securities
     available for sale, net of tax effect                                                     7,418,236           9,803,762
   Commitments and contingent liabilities (note 12)
----------------------------------------------------------------------------------------------------------------------------
       Total stockholders' equity                                                            103,535,632         100,154,603
----------------------------------------------------------------------------------------------------------------------------
       Total liabilities and stockholders' equity                                         $1,137,798,701      $1,027,191,423
----------------------------------------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                           Merchants New York Bancorp
                        CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31,                                                        1996                1995                1994
----------------------------------------------------------------------------------------------------------------------------
Interest and dividend income:
   Interest on loans                                                     $25,300,755         $26,604,396         $22,200,289
   Interest and dividends on investment securities:
     U.S. Government obligations                                          43,022,459          38,153,806          33,710,511
     Other investments                                                     4,451,474           4,628,811           5,113,226
Interest on Federal funds sold                                               320,297             182,593             321,204
----------------------------------------------------------------------------------------------------------------------------
     Total interest and dividend income                                   73,094,985          69,569,606          61,345,230
----------------------------------------------------------------------------------------------------------------------------
Interest expense:
   Interest on deposits (note 7)                                          26,438,521          27,032,507          22,657,858
   Interest on securities sold under
     repurchase agreements                                                 6,380,930           4,062,368           2,125,942
   Other interest expense                                                    635,745             812,528             323,486
----------------------------------------------------------------------------------------------------------------------------
     Total interest expense                                               33,455,196          31,907,403          25,107,286
----------------------------------------------------------------------------------------------------------------------------
     Net interest income                                                  39,639,789          37,662,203          36,237,944
Provision for loan losses (note 5)                                         2,580,000           2,080,000           1,850,000
----------------------------------------------------------------------------------------------------------------------------
     Net interest income after provision for loan losses                  37,059,789          35,582,203          34,387,944
----------------------------------------------------------------------------------------------------------------------------
Other income:
   Service fees                                                            1,350,387           1,341,407           1,427,245
   International department fees                                           2,429,711           2,648,337           2,752,073
   Investment securities gains (losses) on sales (note 3)                    372,396             127,697          (1,847,334)
   Other                                                                   1,133,659           1,036,520             984,385
----------------------------------------------------------------------------------------------------------------------------
     Total other income                                                    5,286,153           5,153,961           3,316,369
----------------------------------------------------------------------------------------------------------------------------
Other expenses:
   Salaries                                                               10,622,376          10,488,017          10,056,297
   Employee benefits (note 10)                                             2,530,256           2,416,369           2,326,811
   Occupancy (note 12)                                                     2,520,459           2,321,271           1,997,587
   Equipment and data processing                                           1,468,405           1,247,313           1,078,196
   Other                                                                   5,123,151           6,258,575           6,545,358
----------------------------------------------------------------------------------------------------------------------------
     Total other expenses                                                 22,264,647          22,731,545          22,004,249
----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                20,081,295          18,004,619          15,700,064
Income tax expense (note 9)                                                7,410,524           6,539,189           4,990,723
----------------------------------------------------------------------------------------------------------------------------
     Net income                                                          $12,670,771         $11,465,430         $10,709,341
----------------------------------------------------------------------------------------------------------------------------
Net income per average share (note 1)                                          $2.52               $2.28               $2.16
----------------------------------------------------------------------------------------------------------------------------

        See accompanying notes to consolidated financial statements.

                           Merchants New York Bancorp
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Years ended December 31,                                                        1996               1995               1994
--------------------------------------------------------------------------------------------------------------------------
Capital stock:
   Balance at beginning of year                                         $      4,982       $      2,484       $      2,483
   Adjustment due to stock split (note 1)                                         --              2,484                 --
   Shares issued through exercise of Employee Stock
     Options: 6,223 shares, 14,136 shares and 1,802
     shares in 1996, 1995 and 1994, respectively (note 11)                         6                 14                  1
--------------------------------------------------------------------------------------------------------------------------
   Balance at end of year                                                      4,988              4,982              2,484
--------------------------------------------------------------------------------------------------------------------------
Surplus:
   Balance at beginning of year                                           23,626,181         23,344,444         23,306,655
   Adjustment due to stock split (note 1)                                         --             (2,484)                --
   Excess over par value on shares issued through the
     exercise of Employee Stock Options (note 11)                            123,448            284,221             37,789
--------------------------------------------------------------------------------------------------------------------------
   Balance at end of year                                                 23,749,629         23,626,181         23,344,444
--------------------------------------------------------------------------------------------------------------------------
Undivided profits:
   Balance at beginning of year                                           66,719,678         60,724,767         54,485,574
   Net income                                                             12,670,771         11,465,430         10,709,341
   Cash dividends paid (note 11)                                          (6,474,760)        (5,470,519)        (4,470,148)
--------------------------------------------------------------------------------------------------------------------------
   Balance at end of year                                                 72,915,689         66,719,678         60,724,767
--------------------------------------------------------------------------------------------------------------------------
Treasury stock:
   Balance at beginning of year                                                   --                 --                 --
   Repurchase of 17,890 shares of common stock                              (552,910)                --                 --
--------------------------------------------------------------------------------------------------------------------------
   Balance at end of year                                                   (552,910)                --                 --
--------------------------------------------------------------------------------------------------------------------------
Net unrealized appreciation (depreciation) on securities available for sale, net of tax effect (note 3):
   Balance at beginning of year                                            9,803,762         (6,337,361)                --
   Impact of adoption of accounting change                                        --                 --         10,539,760
   Changes during the year                                                (2,385,526)        16,141,123        (16,877,121)
--------------------------------------------------------------------------------------------------------------------------
   Balance at end of year                                                  7,418,236          9,803,762         (6,337,361)
--------------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
   Balance at beginning of year                                          100,154,603         77,734,334         77,794,712
   Changes during the year, net                                            3,381,029         22,420,269            (60,378)
--------------------------------------------------------------------------------------------------------------------------
   Balance at end of year                                               $103,535,632       $100,154,603       $ 77,734,334
--------------------------------------------------------------------------------------------------------------------------

        See accompanying notes to consolidated financial statements.

                           Merchants New York Bancorp
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31,                                                      1996                1995                1994
--------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                                         $ 12,670,771        $ 11,465,430        $ 10,709,341
--------------------------------------------------------------------------------------------------------------------------
   Adjustments to reconcile net income to net
    cash provided by operating activities:
       Depreciation                                                        938,577             697,047             511,418
       Amortization of premium, net of discounts                         4,584,407           4,588,485           5,788,061
       Provision for loan losses                                         2,580,000           2,080,000           1,850,000
       (Gains) losses on sales of investments                            (372,396)           (127,697)           1,847,334
       Loss on disposal of fixed assets                                        --              68,691                   --
       Discounted rental on leases                                        (41,435)            (24,171)                  --
       Decrease in unearned discounts                                      (3,037)            (20,829)            (181,906)
       (Decrease) increase in taxes payable                              (384,776)            926,443              262,587
       (Increase) decrease in interest receivable                        (239,615)            198,277              169,778
       Increase in interest payable                                       670,487           1,379,426            1,460,288
       Increase in accrued expenses                                       389,508             421,394            1,024,554
       Increase in other asset                                           (484,152)            (31,253)          (1,692,231)
       (Decrease) increase in other liabilities                           (20,044)         (1,879,683)             846,496
--------------------------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities                        20,288,295          19,741,560          22,595,720
--------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Net decrease (increase) in Federal funds sold                        26,000,000          (5,000,000)        (24,000,000)
   Net decrease in securities purchased
     under agreements to resell                                                 --                 --           40,000,000
   Proceeds from redemptions of
     securities available for sale                                     126,299,677          93,027,263         104,220,247
   Proceeds from sales of securities available for sale                 61,013,830          47,559,688          38,466,250
   Purchase of securities available for sale                          (189,230,745)       (134,424,407)       (163,576,433)
   Proceeds from redemptions of investment securities                   22,961,868           1,397,591           6,337,870
   Purchase of investment securities                                  (128,370,905)         (5,478,972)        (10,824,571)
   Net (increase) decrease in customer loans                           (29,620,410)         (4,550,367)         12,057,012
   Net increase in bank premises and equipment                            (946,315)         (2,759,219)           (521,437)
--------------------------------------------------------------------------------------------------------------------------
       Net cash (used in) provided
         by investing activities                                      (111,893,000)        (10,228,423)          2,158,938
--------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Net increase (decrease) in demand deposits,
     NOW, savings and money market accounts                             57,558,967          (6,129,692)        (24,688,704)
   Net increase (decrease) in certificates of deposit                   25,736,755         (33,064,372)          9,917,249
   Net increase in securities sold under
     repurchase agreements                                              14,935,000          35,065,000           7,437,500
   Net increase in demand notes to U.S. Treasury                         7,199,039                  --                  --
   Proceeds from issuance of common stock                                  123,454             284,235              37,790
   Purchase of Treasury stock                                             (552,910)                 --                  --
   Dividends paid                                                       (6,474,760)         (5,470,519)         (4,470,148)
--------------------------------------------------------------------------------------------------------------------------
       Net cash provided by (used in) financing activities              98,525,545          (9,315,348)        (11,766,313)
--------------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                6,920,840             197,789          12,988,345
Cash and cash equivalents at beginning of the period                    50,919,219          50,721,430          37,733,085
--------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of the period                        $ 57,840,059        $ 50,919,219        $ 50,721,430
--------------------------------------------------------------------------------------------------------------------------
Supplemental disclosure of cash flow information:
       Interest paid                                                  $ 32,784,709        $ 30,527,977        $ 23,646,998
       Taxes paid                                                        7,795,300           5,823,086           4,728,135
--------------------------------------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                           Merchants New York Bancorp
                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The financial reporting and accounting policies of Merchants New York Bancorp (the "Company") conform to generally accepted accounting principles. The following is a summary of the significant accounting policies.

Basis of Presentation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, The Merchants Bank of New York (the "Bank"). The Company is a bank holding company, organized under the laws of the state of Delaware. On July 1, 1993, the Company acquired all of the outstanding capital stock of the Bank. All material intercompany accounts and transactions have been eliminated in consolidation.

The Bank's principal business consists of attracting deposits from the general public and employing these deposits by originating commercial loans. Together with these funds and funds from ongoing operations and borrowings, the Bank also invests in U.S. Government and agency obligations and other investment securities. The Bank, which is the wholly-owned subsidiary of the Company, operates as a commercial bank.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment Securities
Securities are classified as available for sale or held to maturity. The Bank does not maintain a trading account classification. Securities for which the Bank has the ability and intent to hold to maturity are so classified. All other securities are classified as available for sale.

Securities classified as held to maturity are carried at cost adjusted for amortization of premium or accretion of discount. Securities classified as available for sale are reported at estimated current market prices with the difference between market value and amortized cost reflected in the equity section of the statement of condition as an unrealized gain or loss, net of applicable taxes, until such time as they are sold.

Actual gains and losses from the sale of securities are computed on a specific identified basis and are included in other income.

Loans
Effective January 1, 1995, the Bank prospectively adopted SFASNo. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118. Under SFAS No. 114, a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect principal or interest due according to the contractual terms of the loan. Impaired loans are measured and reported based on one of three methods: the present value of the expected future cash flows discounted at the loan's effective interest rate; the loan's observable market price; or the fair value of the collateral if the loan is collateral dependent. If the measure is less than the impaired loan's recorded investment, an impairment loss is recognized as part of the allowance for loan losses. The adoption of SFAS No. 114 did not affect the Bank's overall allowance for loan losses.

The allowance for loan losses is increased by provisions charged to operations and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's historical loan loss experience, a review of non-performing loans and related collateral values, an estimate of the possibility of loss in view of industry concentrations and other portfolio risk characteristics, the present financial condition of borrowers and current economic conditions. While management uses the best information available to estimate loan losses, future adjustments to the allowance may be necessary based on changes in economic conditions, further information obtained regarding known problem loans, the identification of additional problem loans and other factors.

Interest on Loans
Interest on loans is accrued to income monthly based on outstanding principal balances. When manage ment considers the collection of previously accrued but unpaid interest to be doubtful, such interest is reversed by charging interest income in the current period. Interest payments received on non-accrual loans (including impaired loans under SFAS No. 114) are recognized as interest income unless future collections are doubtful. A loan remains on non-accrual status until the factors that indicated doubtful collectibility no longer exist or until a loan is determined to be uncollectible and is charged off against the allowance for loan losses.

                           Merchants New York Bancorp

Bank Premises and Equipment
Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line method over the shorter of the estimated useful lives of the related assets or the lease term. Maintenance and repair costs are expensed as incurred.

Income Taxes
The Bank utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The realization of deferred tax assets are assessed and a valuation allowance provided for the portion of the asset that is unlikely to be realized.

Earnings Per Share
The Company's Board of Directors declared a 2-for-1 stock split for all shares held by shareholders of record as of September 12, 1995, effective on October 2, 1995. All shares and per share amounts in prior years have been restated in these financial statements to reflect the split. Earnings per share is computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding. The weighted average number of shares of common stock and common stock equivalents used in the computation of earnings per share for the years ended December 31, 1996, 1995 and 1994 were 5,030,772 shares, 5,015,504 and 4,967,202 shares, respectively.

Retirement Plan
The Bank has a pension plan covering substantially all employees who have attained minimum service requirements. The Bank's policy is to contribute annually the amount necessary to satisfy the Internal Revenue Service's minimum funding standards.

Stock Options
The Bank accounts for stock options in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation expense is recognized only if the fair value of the underlying stock at the grant date exceeds the exercise price of the option. SFAS No. 123, "Accounting for Stock-Based Compensation," encourages entities to recognize the fair value of all stock-based awards on the date of grant as an expense over the vesting period. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB No. 25 and provide pro forma disclosure of net income and net income per share as if the fair value based method defined in SFAS No. 123 had been applied to employee stock options granted in 1995 and later years. The Bank has elected to continue to apply provisions of APB Opinion No. 25.

Statement of Cash Flows
For purposes of reporting cash flows, management has redefined in 1994 "cash and cash equivalents." Cash will include cash and due from banks only. Cash equivalents (highly liquid investments with maturities of less than 90 days) will no longer be classified with cash, but will now be classified as either an investment or a financing activity. Investing activities will now include Federal funds sold and securities purchased under agreements to resell, while financing activities will include Federal funds purchased and securities sold under agreements to repurchase.

Reclassifications
Certain reclassifications have been made to the 1995 and 1994 financial statements to conform to the 1996 presentation.

NOTE 2 -- CASH AND DUE FROM BANKS
The Bank is required to maintain average reserves on deposit with the Federal Reserve Bank of New York against outstanding domestic deposit liabilities. The required reserves, which are reported in cash and due from banks, were approximately $18,298,000 and $16,819,000 at December 31, 1996 and 1995,
respectively. Average required reserves during 1996 and 1995 were approximately $18,169,000 and $16,730,000, respectively. Average balances (in the form of non-interest-bearing deposits with banks) of approximately $5,925,000 and $5,013,000 were maintained as compensating balances for services provided by correspondent banks for the years ended December 31, 1996 and 1995, respectively.

                           Merchants New York Bancorp

NOTE 3 -- SECURITIES AVAILABLE FOR SALE
The book values and estimated market values for investment securities available for sale at December 31, 1996 and 1995 are as follows:

                                                                          Gross                 Gross    Estimated
                                                         Book        Unrealized            Unrealized       Market
1996                                                    Value             Gains                 Losses       Value
------------------------------------------------------------------------------------------------------------------
(In Thousands)
U.S. Government obligations                          $212,927          $  7,507               $  (37)     $220,397
U.S. Agency obligations                               305,981             5,340                 (222)      311,099
Obligations of State and
   Political subdivisions                              19,848             1,132                  (12)       20,968
Equity securities                                       9,107                30                   --         9,137
------------------------------------------------------------------------------------------------------------------
Total                                                $547,863           $14,009                $(271)     $561,601
------------------------------------------------------------------------------------------------------------------


                                                                          Gross                 Gross    Estimated
                                                         Book        Unrealized            Unrealized       Market
1995                                                    Value             Gains                 Losses       Value
------------------------------------------------------------------------------------------------------------------
(In Thousands)
U.S. Government obligations                          $289,349           $10,897               $  (71)     $300,175
U.S. Agency obligations                               250,675             5,790                 (284)      256,181
Obligations of State and
   Political subdivisions                              22,500             1,732                  (13)       24,219
Equity securities                                       3,698               105                   --         3,803
------------------------------------------------------------------------------------------------------------------
Total                                                $566,222           $18,524                $(368)     $584,378
------------------------------------------------------------------------------------------------------------------

In November 1995, the FASB issued a special report on SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which permitted a one-time opportunity for institutions to reassess the appropriateness of the classification of all securities held to maturity. As allowed by this clarification to SFAS No. 115, institutions were permitted to transfer held to maturity securities into the available for sale category before December 31, 1995, without calling into question their intent to hold other debt securities to maturity. The Bank took this opportunity to reposition into the available for sale category as of December 8, 1995, securities with a book value of $35,280,534, and an estimated market value of $36,756,042.

Proceeds from sales of available for sale investment securities during 1996 were $61,013,830 with a gross gain of $404,933 and a gross loss of $32,537. 1995 sales proceeds were $47,559,688 with a gross gain of $127,697.

The amortized cost and estimated market value of the Bank's available for sale investment securities at December 31, 1996 and 1995 are presented in the following table, based upon their maturity dates. The aging of mortgage backed U.S. Agency securities is based on their weighted average maturities. The expected maturities can differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

                                                          1996                                 1995
----------------------------------------------------------------------------------------------------------------
                                                       Estimated    Average                 Estimated    Average
                                                Book      Market   Weighted           Book     Market   Weighted
                                               Value       Value     Yield*          Value      Value     Yield*
----------------------------------------------------------------------------------------------------------------
(In Thousands)
Due in one year or less                     $223,972    $233,194       7.41%       $240,104    $250,294     6.84%
Due after one year through five years        302,809     307,083       7.23         301,174     308,412     7.25
Due after five years through ten years         8,432       8,561       6.03          19,037      19,537     7.12
Due after ten years                           12,650      12,763       6.45           5,907       6,135     6.99
----------------------------------------------------------------------------------------------------------------
Total                                       $547,863    $561,601       7.32%       $566,222    $584,378     7.07%
----------------------------------------------------------------------------------------------------------------

*Average weighted yield not tax adjusted.

Available for sale investment securities with a market value of $140,777,701 at December 31, 1996 and $118,931,647 at December 31, 1995 were pledged to secure securities sold under agreements to repurchase and for other purposes required or permitted by law.

                           Merchants New York Bancorp

NOTE 4 -- INVESTMENT SECURITIES HELD TO MATURITY
The book values and estimated market values of investment securities held to maturity at December 31, 1996 and 1995 are listed below.

                                                                          Gross                 Gross    Estimated
                                                         Book        Unrealized            Unrealized       Market
1996                                                    Value             Gains                Losses        Value
------------------------------------------------------------------------------------------------------------------
(In Thousands)
U.S. Government obligations                          $ 51,530           $   235               $  (60)     $ 51,705
U.S. Agency obligations                                67,821               509                  (27)       68,303
Obligations of State and
   Political subdivisions                              47,219             1,810                  (26)       49,003
Other                                                     338                --                   (9)          329
------------------------------------------------------------------------------------------------------------------
Total                                                $166,908            $2,554                 $(122)    $169,340
------------------------------------------------------------------------------------------------------------------

                                                                          Gross                 Gross    Estimated
                                                         Book        Unrealized            Unrealized       Market
1995                                                    Value             Gains                Losses        Value
------------------------------------------------------------------------------------------------------------------
(In Thousands)
Obligations of State and
   Political subdivisions                             $44,929            $2,347                 $(13)      $47,263
Other                                                     506                 1                  (11)          496
------------------------------------------------------------------------------------------------------------------
Total                                                 $45,435            $2,348                 $(24)      $47,759
------------------------------------------------------------------------------------------------------------------

The amortized cost and estimated market value of the Bank's investment securities at December 31, 1996 and 1995 are presented in the following table based upon their maturity dates. The aging of mortgage backed U.S. Agency securities is based on their weighted average maturities. The expected maturities can differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

                                                          1996                                 1995
----------------------------------------------------------------------------------------------------------------
                                                       Estimated    Average                 Estimated    Average
                                                Book      Market   Weighted           Book     Market   Weighted
                                               Value       Value     Yield*          Value      Value     Yield*
----------------------------------------------------------------------------------------------------------------
(In Thousands)
Due in one year or less                     $  6,199    $  6,286       5.85%        $ 2,671     $ 2,699     5.82%
Due after one year through five years        142,473     144,138       6.93          25,368      26,660     5.78
Due after five years through ten years         6,102       6,433       5.70           8,371       8,920     5.71
Due after ten years                           12,134      12,483       5.42           9,025       9,480     5.50
----------------------------------------------------------------------------------------------------------------
Total                                       $166,908    $169,340       6.74%        $45,435     $47,759     5.72%
----------------------------------------------------------------------------------------------------------------

*Average weighted yield not tax adjusted.

Held to maturity investment securities with a book value of $21,086,682 and $1,533,256 at December 31, 1996 and 1995 respectively, were pledged to secure securities sold under agreements to repurchase and for other purposes required or permitted by law.

NOTE 5 -- LOANS
Loans at December 31, 1996 and 1995 are comprised of the following:

                                               1996                1995
-----------------------------------------------------------------------
Commercial loans                       $283,341,205        $256,620,128
Mortgage loans                           10,941,095          11,276,225
Installment loans                         2,854,455           3,066,956
-----------------------------------------------------------------------
                                        297,136,755         270,963,309
Unearned discounts                          (56,030)            (59,068)
-----------------------------------------------------------------------
                                        297,080,725         270,904,241
Allowance for loan losses                (5,616,971)         (6,483,935)
-----------------------------------------------------------------------
Total, net                             $291,463,754        $264,420,306
-----------------------------------------------------------------------

                           Merchants New York Bancorp

The changes in the allowance for loan losses for 1996, 1995 and 1994 are summarized as follows:

                                                                              1996                1995                1994
--------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                            $6,483,935         $ 6,187,574        $  6,959,595
Provision for loan losses                                                2,580,000           2,080,000           1,850,000
Charge-offs                                                             (4,405,497)         (2,348,531)         (2,918,090)
Recoveries                                                                 958,533             564,892             296,069
--------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                  $5,616,971         $ 6,483,935        $  6,187,574
--------------------------------------------------------------------------------------------------------------------------

As discussed in Note 1, the Bank adopted SFAS No. 114 during the year ended December 31, 1996. SFAS No. 114 applies to loans that are individually evaluated for collectibility in accordance with the Bank's ongoing loan review procedures. Upon adoption of SFAS No. 114, the Bank did not change its method of recognizing interest income on impaired loans.

Information concerning unpaid loans as defined by SFAS No. 114 is presented below:

As of and for the years ended December 31,                                                           1996                  1995
-------------------------------------------------------------------------------------------------------------------------------
Recorded investment in impaired loans at year end:
   Non-accrual loans                                                                         $  1,109,000        $    2,169,000
   Restructured loans                                                                                  --                    --
   Other                                                                                               --                    --
-------------------------------------------------------------------------------------------------------------------------------
Total                                                                                        $  1,109,000        $    2,169,000
-------------------------------------------------------------------------------------------------------------------------------
Average recorded investment in impaired loans                                                $  2,706,000        $    1,836,000
-------------------------------------------------------------------------------------------------------------------------------

The Bank's impaired loans are only those identified as in a nonaccrual status for 90 days or more. Impaired is defined as "when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement." The amount of interest income recognized on impaired loans was $288,000 for 1996 and $201,000 for 1995. The amount of interest income on impaired loans for both years is not considered significant. The reserve for loan losses contains an additional amount deemed necessary to maintain it at levels considered adequate by management. It is the Bank's policy to keep loans on nonaccrual status until the principal and interest is current or they are charged off. At December 31, 1996, the recorded investment in impaired loans totalled $1,109,000, for which an allowance for loan impairment was not required under SFAS No. 114, primarily due to the sufficiency of collateral values.

Loans to officers and directors of the Bank or for the benefit of corporations in which they have a beneficial interest are made in the ordinary course of the Bank's business and on substantially the same terms as those prevailing at the time for comparable transactions with members of the general public, including interest rates and collateral. Such loans did not involve more than the normal risk of collectibility or present other unfavorable features. The following schedule sets forth information with respect to such loans:

                                                   Balance at                                           Balance at
                                   Name of          Beginning                             Amounts           End of
                                  Borrower            of Year          Additions        Collected             Year
------------------------------------------------------------------------------------------------------------------
1996                         Directors (4)        $ 9,039,000        $ 9,528,000      $13,846,000      $ 4,721,000
1995                         Directors (6)        $10,652,000        $32,868,000      $34,481,000      $ 9,039,000
1994                         Directors (7)        $ 8,756,000        $16,423,000      $14,527,000      $10,652,000

There were no charge-offs of loans made to officers and directors in each of the years in the three-year period ended December 31, 1996. Loans at December 31, 1996 bear interest at rates of 6.25% to 8.50% and are partially secured. The maturities applicable to outstanding loans at December 31, 1996 are $2,717,000 within 90 days, $1,648,000 in 1997 over 90 days and $356,000 in 1998.

                           Merchants New York Bancorp

The following is a summary of the major industry concentrations of the Bank's commercial loan portfolio as of December 31, 1996:

        Wholesale jewelry                                          23%
        Jewelry manufacturing                                      12
        Apparel & furs                                             10
        Non-durable goods                                           6
        Miscellaneous manufacturing                                 6
        Real Estate                                                 6
        Miscellaneous wholesalers                                   5
        Business & professional services                            5
        Home furnishings                                            5
        Textiles                                                    4
        Private households                                          4
        All others                                                 14
        -------------------------------------------------------------
        Total                                                     100%
        -------------------------------------------------------------

Substantially all of the Bank's loans are to borrowers located in the New York metropolitan area.

NOTE 6 -- BANK PREMISES AND EQUIPMENT
Bank premises and equipment at December 31, 1996 and 1995 are comprised of the following:

                                                1996             1995
---------------------------------------------------------------------
Bank premises and leasehold improvements
   (including land of $673,086)           $ 8,915,674     $ 8,520,655
Equipment                                   4,434,131       3,963,661
---------------------------------------------------------------------
                                           13,349,805      12,484,316
Less accumulated depreciation              (6,582,237)     (5,838,773)
---------------------------------------------------------------------
Total, net                                $ 6,767,568     $ 6,645,543
---------------------------------------------------------------------

NOTE 7 -- DEPOSITS
The aggregate amount of certificates of deposit and other time deposits in denominations of $100,000 or more amounted to $271,163,680 at December 31, 1996 and $217,866,449 at December 31, 1995. Interest expense related to certificates of deposit and other time deposits in denominations of $100,000 or more was $12,366,412, $11,628,982 and $6,676,289 in 1996, 1995 and 1994, respectively.

NOTE 8 -- SECURITIES SOLD UNDER REPURCHASE AGREEMENTS
The Bank enters into sales of U.S. Agency, GNMA and Treasury securities under repurchase agreements. Repurchase agreements are treated as financing arrangements and the obligations to repurchase securities sold are reflected as a liability on the consolidated statements of condition. The carrying value of the investment securities underlying the agreements remains in the asset account. All of the repurchase agreements were agreements to repurchase substantially identical securities. The investment securities underlying the agreements were transferred to Merrill Lynch, the dealer who arranged the transactions. The dealer may have sold, loaned or otherwise disposed of such securities to other parties in the normal course of its operations, and has agreed to resell to the Bank substantially identical securities at the maturities of the agreements in January 1997. Information concerning securities sold under agreements to repurchase is presented below:

                                                                        1996                1995
------------------------------------------------------------------------------------------------
Maximum amount of outstanding agreements at any month end         150,000,000        110,731,250
Average agreements outstanding during the year                    115,600,969         67,990,952
Weighted average interest rates for the year                             5.52%              5.97%

                           Merchants New York Bancorp

NOTE 9 -- INCOME TAXES
The components of income tax expense (benefit) for the years ended December 31, 1996, 1995 and 1994 are as follow:

                                                                              1996             1995              1994
--------------------------------------------------------------------------------------------------------------------------
Current:
   Federal                                                                   $4,054,417       $3,709,828        $2,613,393
   State and local                                                            3,420,462        3,124,437         2,428,811
--------------------------------------------------------------------------------------------------------------------------
     Total current                                                            7,474,879        6,834,265         5,042,204
--------------------------------------------------------------------------------------------------------------------------
Deferred:
   Federal                                                                       18,679         (231,794)          (26,893)
   State and local                                                              (83,034)         (63,282)          (24,588)
--------------------------------------------------------------------------------------------------------------------------
     Total deferred                                                             (64,355)        (295,076)          (51,481)
--------------------------------------------------------------------------------------------------------------------------
     Total tax expense                                                       $7,410,524       $6,539,189        $4,990,723
--------------------------------------------------------------------------------------------------------------------------

The following is a reconciliation between the "expected" Federal income tax computed at the statutory rate and actual tax expense reflected in the financial statements.

                                                       1996                       1995                       1994
----------------------------------------------------------------------------------------------------------------------------
                                                               % of                       % of                          % of
                                                            Pre-tax                    Pre-tax                       Pre-tax
                                                    Amount   Income            Amount   Income               Amount   Income
----------------------------------------------------------------------------------------------------------------------------
Federal income tax computed
   at statutory rate                            $7,028,454    35.0%         $6,301,616    35.0%          $ 5,495,022    35.0%
State and city income taxes, net
   of Federal income tax benefit                 2,169,328    10.8           2,030,884    11.3             1,578,727    10.0
Federal income tax benefit
   resulting from interest
   on tax-exempt obligations                    (1,432,908)   (7.1)         (1,496,765)   (8.3)           (1,605,229)  (10.2)
Other adjustments
   affecting income taxes                         (354,350)   (1.8)           (296,546)   (1.7)             (477,797)   (3.0)
----------------------------------------------------------------------------------------------------------------------------
Total tax/effective rate                        $7,410,524    36.9%         $6,539,189    36.3%          $ 4,990,723    31.8%
----------------------------------------------------------------------------------------------------------------------------

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are presented below:

                                                                                              1996              1995
--------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
Allowance for possible loan losses                                                         $ 2,584           $ 2,918
Other                                                                                          248               217
--------------------------------------------------------------------------------------------------------------------
Total gross deferred tax assets                                                              2,832             3,135
Less: valuation reserve                                                                     (2,584)           (2,918)
--------------------------------------------------------------------------------------------------------------------
Net deferred tax asset                                                                         248               217
--------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
Depreciation                                                                                  (123)             (130)
Unamortized bond premium                                                                       (57)              (84)
Unrealized gain on investments available for sale                                           (6,319)           (8,351)
--------------------------------------------------------------------------------------------------------------------
Total gross deferred tax liabilities                                                        (6,499)           (8,565)
--------------------------------------------------------------------------------------------------------------------
   Net deferred tax liabilities                                                            $(6,251)          $(8,348)
--------------------------------------------------------------------------------------------------------------------

Given the subjective nature of recoverability of the deferred tax asset and the Bank's conservative nature, a 100% valuation allowance for the deferred tax asset related to the allowance for loan losses was established relative to this item in 1996 and 1995. The decrease in the valuation reserve of $334,000 in 1996 and $134,000 for 1995 is due to the decrease in the deferred tax asset, which is related to the allowance for possible loan losses.

                           Merchants New York Bancorp

NOTE 10 -- EMPLOYEE BENEFIT PLAN
Pension Plan
The Bank's retirement plan (the "Plan") covers all employees who have attained the age of 21 and have completed one year of service with the Bank. The Bank contributed $454,400, $477,845 and $281,840 to the Plan in 1996, 1995 and 1994,
respectively.

The following table sets forth the Plan's funded status and amounts recognized at December 31, 1996 and 1995:

                                                                                                    1996             1995
-------------------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation                                                               $(8,336,791)     $(8,008,850)
-------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation                                                                  (9,215,405)      (9,066,605)
Market value of plan assets, primarily
   in corporate notes and U.S. Agency bonds                                                    8,387,000        8,005,579
-------------------------------------------------------------------------------------------------------------------------
Funded status                                                                                   (828,405)      (1,061,026)
Unrecognized transition asset                                                                 (1,370,101)      (1,461,441)
Unrecognized prior service cost                                                                  (28,354)         (30,352)
Unrecognized net loss                                                                          2,336,695        2,538,608
-------------------------------------------------------------------------------------------------------------------------
Prepaid (accrued) pension cost                                                               $   109,835      $   (14,211)
-------------------------------------------------------------------------------------------------------------------------
Actuarial Assumptions:
   Discount Rate                                                                                   7.50%            7.00%
   Salary Increases                                                                                4.00%            5.00%

Net periodic Plan costs for the years ended December 31, 1996, 1995 and 1994 is comprised of the following:

                                                                                 1996             1995             1994
-----------------------------------------------------------------------------------------------------------------------
Service cost                                                                $ 478,381        $ 350,670        $ 379,107
Interest cost                                                                 613,505          583,073          523,352
Actual return on assets                                                      (185,371)        (877,356)         (41,172)
Amortization of transition asset                                              (91,340)         (91,340)         (91,340)
Amortization of unrecognized net loss                                          74,540           22,148           62,729
Amortization of prior service cost                                             (1,998)          (1,998)          (1,998)
Deferral of asset (loss) gain                                                (557,363)         224,299         (573,281)
-----------------------------------------------------------------------------------------------------------------------
Net periodic pension cost                                                   $ 330,354        $ 209,496        $ 257,397
-----------------------------------------------------------------------------------------------------------------------
Actuarial Assumptions:
   Discount rate                                                                 7.00%            8.25%            7.25%
   Salary increases                                                              4.00%            5.00%            5.00%
   Expected long-term rate of return                                             9.00%            9.00%            9.00%

Stock Option Plan
During 1986, the stockholders approved the Employees Stock Option Plan of The Merchants Bank of New York (the "Option Plan"). The purpose of the Option Plan is to give an incentive for performance and to encourage the continued employment of existing key employees. The Bank reserves common stock for the future exercise of the options granted. The options expire ten years after the date of grant and are immediately exercisable.

Due to the Bank's becoming the wholly-owned subsidiary of the Company on July 1, 1993, the Company adopted a substantially identical stock option plan as successor to the Plan and all stock options have become options to purchase the Company's stock rather than shares of the Bank's stock.

The shares of stock authorized for the Option Plan to be granted as stock options were 45,000 shares in 1986, 187,500 shares in 1987 and 200,000 shares in 1993. There were no options authorized or granted in 1994, 1995 and 1996. The basis used to establish the exercise price for the options granted under the Option Plan was the price of the Company's stock on NASDAQ for the date of issue of the options.

The Bank implemented SFAS No. 123 during 1996. As discussed in Note 1, the Bank will retain its current accounting method for its stock-based employee compensation plan. This statement will only result in additional disclosures for the Bank when additional options are granted, and as such, its adoption did not, nor is it expected to have, a material impact on the Bank's financial condition or its results of operations.

                           Merchants New York Bancorp

Where applicable, all shares and prices in this footnote have been adjusted for the following stock splits: 6:5 in 1987, 5:4 in 1988, 3:2 in 1990 and 2:1 in 1995.

The following chart summarizes information concerning options outstanding and exercisable at December 31, 1996:


                                                                   Options Outstanding and Exercisable
------------------------------------------------------------------------------------------------------
                                                                   Number of Shares     Remaining Life
Exercise Price                                                          Outstanding         (in years)
------------------------------------------------------------------------------------------------------
$19.75                                                                      131,263                  5
$21.75                                                                       36,050                  5
------------------------------------------------------------------------------------------------------
Total                                                                       167,313
------------------------------------------------------------------------------------------------------

The following table presents the total options granted and outstanding to be exercised:

                                                                     Shares Subject   Weighted Average
                                                                          To Option     Exercise Price
------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1993                                            198,670
Granted                                                                          --
Exercised                                                                    (1,802)            $20.97
Forfeited                                                                    (2,868)             20.59
------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1994                                            194,000
Granted                                                                          --
Exercised                                                                   (14,136)            $20.11
Forfeited                                                                        --                 --
------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1995                                            179,864
Granted                                                                          --
Exercised                                                                    (6,223)            $19.84
Forfeited                                                                    (6,328)             20.89
------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1996                                            167,313
------------------------------------------------------------------------------------------------------

NOTE 11 -- STOCKHOLDERS' EQUITY
Regulatory Capital Requirements
FDIC regulations require banks to maintain a minimum leverage ratio of Tier 1 capital to total adjusted assets of 4.0% and minimum ratios of Tier 1 and total capital to risk weighted assets of 4.0% and 8.0%, respectively.

The FDIC is required to take certain supervisory actions with respect to an under capitalized bank. These actions could have a direct material effect on a bank's financial statements. The regulations establish a framework for the classification of banks into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Generally, a bank is considered well capitalized if it has a leverage capital ratio of at least 5.0%, a Tier 1 risk-based capital ratio of at least 6.0% and a total risk-based capital ratio of at least 10%.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgements by the FDIC about capital components, risk weightings and other factors.

Management believes that as of December 31, 1996, the Bank meets all capital adequacy requirements to which it is subject. Furthermore, the most recent FDIC notification categorized the Bank as a well capitalized institution. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

                           Merchants New York Bancorp

The following is a summary of the Bank's capital amounts and ratios as of December 31, 1996 and 1995, compared to the FDIC minimum capital adequacy requirements and the FDIC requirements for classification as a well capitalized institution:

                                                                         FDIC Requirements
---------------------------------------------------------------------------------------------------------------------
                                                                            Minimum Capital        For Classification
                                                     Actual                    Adequacy           As Well Capitalized
---------------------------------------------------------------------------------------------------------------------
(Dollars in Millions)                            Amount    Ratio             Amount   Ratio            Amount   Ratio
---------------------------------------------------------------------------------------------------------------------
December 31, 1996
Leverage Capital                               $ 95,432      8.7%           $44,130     4.0%          $55,163    5.0%
Risk-Based Capital:
   Tier 1                                        95,432     20.4             18,703     4.0            28,054    6.0
   Total                                        101,049     21.6             37,391     8.0            47,739    10.0

December 31, 1995
Leverage Capital                               $ 89,551      9.0%           $39,712     4.0%          $49,640    5.0%
Risk-Based Capital:
   Tier 1                                        89,551     21.6             16,576     4.0            24,864    6.0
   Total                                         94,732     22.9             33,152     8.0            41,440   10.0

Treasury Stock
On August 21, 1996, the Board authorized the repurchase of up to 5% of the Bank's common stock, or approximately 250,000 shares. The Company has purchased 17,890 during 1996, with an additional 15,000 shares settling in January 1997. This action reflects the Company's strong capital position and has allowed the Company to effectively manage its overall capital position in the best interest of its shareholders.

Dividends
Dividends paid to common stockholders totaled $6,474,760, or $1.30 per share, an 18% increase over 1995. This represented a 51% payout of net income for 1996.

NOTE 12 -- COMMITMENTS AND CONTINGENT LIABILITIES
In the normal course of business, there are various commitments and contingent liabilities, which are properly not recorded on the balance sheet. Management does not anticipate that losses, if any, as a result of these commitments and contingent transactions would materially affect the liquidity, operating results or financial condition of the Bank.

Unused variable rate loan commitments, substantially all of which have an original maturity of one year or less, were approximately $10,292,000 and $4,727,000 for the years ended 1996 and 1995, respectively. These commitments are agreements to lend up to a certain amount to a customer as long as the conditions established in the contract are met. Commitments generally have fixed expiration dates or termination clauses and may require payment of a fee. The total commitments do not necessarily represent future cash requirements because some of the commitments are expected to expire without being drawn upon. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the bank upon extension of credit is based on management's risk evaluation of the borrower. Collateral held, if any, may include cash, U.S. Treasury and other marketable securities, accounts receivable, inventory and property, plant and equipment.

The Bank also issues conditional commitments to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that in extending loan facilities to customers. For commercial letters of credit, approximately 95% expire in less than one year, usually in 60 to 90 days. Standby letters of credit are approximately 80% collateralized with cash, cash equivalents or marketable securities. 95% expire within one year, with the balance generally within two years. About 45% are automatically renewable for one year. The Bank also purchases and sells foreign currency as an accommodation for customers. It is not traded for speculative purposes. The Bank's credit risk for foreign currency would arise from the possibility of a significant change in a country's currency and the failure of a counter party to perform.

                           Merchants New York Bancorp

Outstanding letters of credit, standby letters of credit, letters of guarantee and foreign exchange contracts and their balances for the years ended 1996 and 1995 are:

                                                      1996             1995
---------------------------------------------------------------------------
Standby letters of credit                      $18,316,065      $19,438,927
Commercial letters of credit                    28,555,273       29,438,680
Steamship and air guarantees                     2,581,875        1,466,082
Foreign exchange:
   Forward contracts purchased                     747,441        1,491,864
   Forward contracts sold                          746,459        1,431,235
   Spot transactions                               105,892           24,960

As of December 31, 1996, the Bank was obligated under six operating leases for premises. During 1995, the Bank received regulatory approval to relocate a branch along with corporate headquarters to 275 Madison Avenue. This lease, which was effective in March 1995, is a twenty-year lease.

Rentals under the six leases aggregated $1,251,238 for 1996, $971,225 for 1995 and $774,457 for 1994. The minimum annual rent under such leases for each of the years ending December 31, 1997 through the year 2001 and thereafter is as follows:

1997                                                               $  1,293,225
1998                                                                  1,358,919
1999                                                                  1,397,490
2000                                                                  1,069,211
2001                                                                  1,124,718
Thereafter                                                           25,315,551
-------------------------------------------------------------------------------
Total                                                               $31,559,114
-------------------------------------------------------------------------------

There are various claims pending against the Bank. In the opinion of management, after discussion with counsel, liabilities, if any, arising from such claims will not have a material effect on the Bank's liquidity, operating results or financial condition.

NOTE 13 -- FAIR VALUE OF FINANCIAL INSTRUMENTS
The following is a summary of the carrying values and estimated fair value of the Company's financial instruments:

                                                               1996                                1995
------------------------------------------------------------------------------------------------------------------
                                                    Carrying          Estimated          Carrying        Estimated
As of December 31,                                      Value        Fair Value             Value       Fair Value
------------------------------------------------------------------------------------------------------------------
Financial assets:
   Cash and due from banks                      $  57,840,059     $  57,840,059     $  50,919,219    $  50,919,219
   Federal funds sold                              26,000,000        26,000,000        52,000,000       52,000,000
   Securities available for sale                  547,863,049       561,600,523       566,222,449      584,378,564
   Investment securities                          166,908,260       169,340,000        45,435,596       47,759,000
   Loans, net of allowance                        291,463,754       291,463,754       264,420,306      264,420,306

Financial liabilities:
   Demand, NOW, savings and
     money market deposits                        469,058,309       469,058,309       411,499,342      411,499,342
   Time deposits                                  406,635,101       406,885,801       380,898,346      381,510,000
   Repurchase agreements                          120,000,000       120,000,000       105,065,000      105,065,000
   Demand notes to the U.S. Treasury             $  7,199,039      $  7,199,039      $         --     $         --

SFAS No. 107 requires disclosures about the fair values of financial instruments for which it is practicable to estimate fair value.
Fair value is defined in SFAS No. 107 as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices are used to estimate fair values when those prices are available. However, active markets do not exist for many types of financial instruments. Consequently, fair value for these instruments must be estimated by management using techniques such as discounted cash flow analysis and comparison to similar instruments. These estimates are highly subjective and require judgements regarding significant matters such as the amount and timing of future cash flows and the selection of discount rates that appropriately reflect market and credit risks. Changes in these judgments often have a material impact on the fair value estimates. In addition, since these estimates are made as of a specific point in time, they are susceptible to material near-term changes. Fair values disclosed in accordance with SFAS No. 107 do not reflect any premium or discount that could result from the sale of a large volume of a particular financial instrument, nor do they reflect possible tax ramifications or estimated transaction cost.

                           Merchants New York Bancorp

The following is a description of the principal valuation methods used by the Company to estimate the fair value of its financial instruments.

Securities Available for Sale and Investment Securities
The fair value of securities available for sale and investment securities are based on quoted market prices.

Loans
Substantially all loans are either: (i) variable rate loans, where the interest rate changes are consistent with changes in the prime rate; or (ii) working capital notes with maturities of less than six months. Accordingly, after consideration of the allowance for loan loss, net loans are considered to have a fair value equivalent to their carrying value.

Deposit Liabilities
In accordance with SFAS No. 107, the fair value of deposit liabilities with no stated maturity (demand, NOW, savings and money market accounts) are equal to the carrying amounts payable on demand. The fair values of time deposits represent contractual cash flows discounted using interest rates currently offered on deposits with similar characteristics and remaining maturities.

As required by SFAS No. 107, these estimated fair values do not include the intangible value of core deposit relationships which comprise a significant portion of the Company's deposit base. Management believes that the Company's core deposit relationships provide a relatively stable, low-cost funding source which has a substantial intangible value separate from the deposit balances.

Other Financial Assets and Liabilities
Cash and due from banks, Federal funds sold, repurchase agreements and demand notes to the U.S. Treasury have fair values which approximate the respective carrying values because the instruments are payable on demand or have short-term maturities and present relatively low credit risk and interest rate risk.

NOTE 14 -- RECENT ACCOUNTING PRONOUNCEMENTS

Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of
In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This Statement provides guidelines for recognition of impairment losses related to long-lived assets and certain intangibles and related goodwill for both assets to be held and assets to be disposed of. Entities are required to review assets for possible impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Also, they are required to apply this Statement to assets which management has committed to a plan to dispose of the asset, by sale or abandonment. The adoption of this statement in the current year did not have a material effect on the Bank's liquidating, operating results or financial condition.

Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities
In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Transactions within the scope of SFAS No. 125 include transfers of partial interests, servicing of financial assets, securitization, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements, loan participations, transfers of receivable with recourse and extinguishments of liabilities. SFAS No. 125 establishes an accounting framework for these transactions based on consistent application of a financial components approach that focuses on control. Under this approach, an entity, subsequent to a transfer of financial assets, must (i) recognize the financial and servicing asset it controls and the liabilities it has incurred, (ii) derecognize financial assets when control has been surrendered, and (iii) derecognize liabilities when extinguished.

Standards for distinguishing transfers of financial assets that are sales from those that are secured borrowings are provided in SFAS No. 125. If the transferor has surrendered control over the transferred assets, the transaction is accounted for as a sale. Under SFAS No. 125, control is considered to have been surrendered only if (i) the assets are isolated from the transferor, (ii) the transferee has the right to pledge or exchange the assets or is a qualifying special-purpose entity, and (iii) the transferor does not maintain effective control over the assets through an agreement to repurchase or redeem the assets prior to maturity or to repurchase or redeem transferred assets that are not readily obtainable. A transfer not meeting the criteria for a sale must be accounted for as a secured borrowing with the pledge of collateral.

SFAS No. 125 requires that servicing assets and other retained interests in transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and the retained interests, if any, based on their relative fair values at the date of transfer. Servicing assets and liabilities are subsequently amortized in proportion to and over the period of estimated net servicing income or loss and assessed for asset impairment, or increased obligation, based on their fair value.

Other provisions of SFAS No. 125 include (i) liabilities and derivatives incurred or obtained by transferors at fair value and (ii) loans and other assets that can be prepaid or otherwise settled in such a way that the holder would not recover substantially all of its recorded investment which shall be subsequently measured like debt securities classified as available for sale or trading under SFAS No. 115.

SFAS No. 125 is generally effective for transactions occurring after December 31, 1996 and is to be applied prospectively. Accounting policies which management believes will not be affected by SFAS No. 125 include (i) accounting for mortgage loan sales and the related servicing assets, (ii) accounting for sales of securities under repurchase agreements as secured borrowings, and (iii) accounting for transfers of securitized credit card receivable as sales. Management believes that the initial adoption of SFAS No. 125 will not have a significant effect on the Company's 1997 consolidated financial statements.

NOTE 15 -- PARENT COMPANY ONLY FINANCIAL INFORMATION

Parent Company Only
CONDENSED STATEMENTS OF CONDITION
December 31, 1996 and 1995
                                                                                                      1996             1995
---------------------------------------------------------------------------------------------------------------------------
Assets:
   Cash                                                                                       $    415,038    $     844,494
   Investment in subsidiary                                                                    103,120,594       99,310,109
---------------------------------------------------------------------------------------------------------------------------
     Total assets                                                                              103,535,632      100,154,603
---------------------------------------------------------------------------------------------------------------------------
Liabilities:
     Total liabilities                                                                                  --               --
---------------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
     Total stockholders' equity                                                                103,535,632      100,154,603
---------------------------------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                                               $103,535,632     $100,154,603
---------------------------------------------------------------------------------------------------------------------------

CONDENSED STATEMENTS OF INCOME
Years Ended December 31, 1996 and 1995
                                                                                                     1996              1995
---------------------------------------------------------------------------------------------------------------------------
Income:
   Dividends received from subsidiary                                                        $  6,474,760     $   5,470,519
   Equity in undistributed net income of subsidiary                                             6,196,011         5,994,911
   Management fees                                                                                509,527           389,455
---------------------------------------------------------------------------------------------------------------------------
     Total income                                                                              13,180,298        11,854,885
---------------------------------------------------------------------------------------------------------------------------
Expenses:
     Expenses                                                                                     509,527           389,455
---------------------------------------------------------------------------------------------------------------------------
     Net income                                                                               $ 12,670,771     $ 11,465,430
---------------------------------------------------------------------------------------------------------------------------

CONDENSED STATEMENTS OF CASH FLOWS
Years Ended December 31, 1996 and 1995
                                                                                                     1996              1995
---------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                                                                 $ 12,670,771    $  11,465,430
Adjustments to reconcile net income to net
 cash provided by operating activities:
   Equity in undistributed net income of subsidiary                                              6,196,011        5,994,911
---------------------------------------------------------------------------------------------------------------------------
     Total adjustments                                                                           6,196,011        5,994,911
---------------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                                                   6,474,760        5,470,519
---------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
     Net cash used in investing activities                                                              --               --
---------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Proceeds from issuance of common stock                                                          123,454          284,236
   Purchases of treasury stock                                                                    (552,910)              --
   Dividends paid                                                                               (6,474,760)      (5,470,519)
---------------------------------------------------------------------------------------------------------------------------
   Net cash used in financing activities                                                        (6,904,216)      (5,186,283)
---------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                                              (429,456)         284,236
Cash and cash equivalents at beginning of the period                                               844,494          560,258
---------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                                    $    415,038    $     844,494
---------------------------------------------------------------------------------------------------------------------------

The Merchants Bank of New York (the "Bank") became the wholly-owned subsidiary of Merchants New York Bancorp Inc, (the "Company"), a Delaware holding company on July 1, 1993. Each Bank stockholder became a stockholder of the Company, which has authorized 10,000,000 shares of stock at a par value of $.001 per share. Of the authorized shares, 4,987,561 shares have been issued and are outstanding as of December 31, 1996, with 4,981,338 shares outstanding as of December 31, 1995.

The earnings of the Bank are recognized by the Company using the equity method of accounting. Accordingly, earnings of the Bank are recorded as increases in the Company's investment in the Bank, with any dividends reducing this investment.

NOTE 16 -- SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
Selected quarterly financial data is presented below for the years ended December 31, 1996 and 1995:

                                         First           Second            Third           Fourth
1996                                   Quarter          Quarter          Quarter          Quarter            Total
------------------------------------------------------------------------------------------------------------------
Interest income                    $16,936,240      $17,520,198      $18,986,904      $19,651,643      $73,094,985
Net interest income                  9,412,779        9,592,878       10,040,248       10,593,884       39,639,789
Provision for loan losses              100,000          100,000          400,000        1,980,000        2,580,000
Income before income tax             5,237,321        5,589,956        5,896,072        3,357,946       20,081,295
Net income                           3,089,595        3,224,184        3,778,243        2,578,749       12,670,771
Net income per average share             $0.61            $0.64            $0.75            $0.52            $2.52

                                         First           Second            Third           Fourth
1995                                   Quarter          Quarter          Quarter          Quarter            Total
------------------------------------------------------------------------------------------------------------------
Interest income                    $16,677,477      $17,118,333      $17,441,644      $18,332,152      $69,569,606
Net interest income                  9,497,556        9,057,085        9,218,698        9,888,864       37,662,203
Provision for loan losses              250,000          250,000          100,000        1,480,000        2,080,000
Income before income tax             4,967,238        4,905,535        5,235,353        2,896,493       18,004,619
Net income                           3,042,025        2,972,471        3,143,777        2,307,157       11,465,430
Net income per average share             $0.60            $0.59            $0.63            $0.46            $2.28
------------------------------------------------------------------------------------------------------------------

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Merchants New York Bancorp:

We have audited the accompanying consolidated statements of condition of Merchants New York Bancorp and subsidiary (the "Bank") as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Merchants New York Bancorp as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                         KPMG, PEAT MARWICK LLP

New York, New York
February 7, 1997

                           Merchants New York Bancorp
                         AVERAGE ASSETS, LIABILITIES AND
                              STOCKHOLDERS' EQUITY
                             (Dollars In Thousands)

                                                         1996                    1995                      1994
---------------------------------------------------------------------------------------------------------------------
                                                   Average                  Average                  Average
                                                   Balance       %          Balance      %           Balance        %
---------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                           $ 46,993    4.49%       $  43,522   4.51%         $ 46,507     4.78%
Federal funds sold                                   6,128    0.59            3,115   0.32             7,019     0.72
Securities purchased under
   agreements to resell                                 --      --               --     --               538     0.05
Investment securities*:
   Available for sale                              553,343   52.85          585,047  60.63           536,232    55.12
   Held to maturity                                133,239   12.73           30,116   3.12            83,117     8.55
---------------------------------------------------------------------------------------------------------------------
Total                                              686,582   65.58          615,163  63.75           619,349    63.67
Loans (net of unearned discounts)                  280,361      --          276,649     --           273,946       --
Allowance for loan losses                            6,454      --            6,601     --             7,069       --
---------------------------------------------------------------------------------------------------------------------
Net loans                                          273,907   26.17          270,048  27.98           266,877    27.44
Bank premises and equipment                          6,909    0.66            4,802   0.50             4,704     0.48
Customers' liability on acceptances                 11,924    1.14           12,702   1.32            13,269     1.36
Accrued interest receivable                          7,911    0.76            8,539   0.88             8,480     0.87
Other assets                                         6,429    0.61            7,128   0.74             6,172     0.63
---------------------------------------------------------------------------------------------------------------------
Total assets                                    $1,046,783     100%        $965,019    100%         $972,915      100%
---------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Deposits:
   Demand                                       $  209,828   20.05%        $194,571  20.16%         $200,475    20.61%
   NOW                                              38,219    3.65           38,235   3.96            45,190     4.65
   Savings                                          25,485    2.43           28,146   2.92            36,934     3.80
   Money market                                    131,974   12.61          116,179  12.04           138,316    14.22
   Time certificates of deposit                    384,033   36.68          389,747  40.38           400,746    41.19
---------------------------------------------------------------------------------------------------------------------
     Total deposits                                789,539      --          766,878     --           821,661       --
Federal funds purchased                              7,661    0.73           13,247   1.37             6,936      0.71
Securities sold under
   repurchase agreements                           115,601   11.04           67,991   7.05            43,106     4.43
Demand notes to the U.S. Treasury                    4,060    0.39               --     --                --       --
Acceptances outstanding                             11,924    1.14           12,702   1.32            11,913     1.22
Other liabilities                                   16,846    1.61           13,160   1.36             8,054     0.83
---------------------------------------------------------------------------------------------------------------------
     Total liabilities                             945,631      --          873,978     --           891,670       --
Capital stock                                            5      --                3     --                 2       --
Surplus                                             23,674    2.26           23,430   2.43            23,334     2.39
Undivided profits                                   70,652    6.75           64,660   6.70            58,395     6.00
Treasury stock                                         (89)     --               --     --                --       --
Net unrealized appreciation
   (depreciation) on investments                     6,910    0.66            2,948   0.31              (486)   (0.05)
---------------------------------------------------------------------------------------------------------------------
     Total stockholders' equity                    101,152      --           91,041     --            81,245       --
---------------------------------------------------------------------------------------------------------------------
     Total liabilities and
       stockholders' equity                     $1,046,783     100%       $ 965,019    100%         $972,915      100%
---------------------------------------------------------------------------------------------------------------------

*The averages for available for sale securities are disclosed at estimated market value, with securities held to maturity at book value.

                           MERCHANTS NEW YORK BANCORP
                                       AND
                         THE MERCHANTS BANK OF NEW YORK

                                Spencer B. Witty
                              Chairman of the Board

                                James G. Lawrence
                      President and Chief Executive Officer

Rudolf  H. Hertz           William J. Cardew            Charles I. Silberman*
Vice Chairman              Vice Chairman and                Vice Chairman
                         Chief Operating Officer

                               Nancy J. Ostermann
                         Vice President and Comptroller

                                  Eric W. Gould
                                    Treasurer

                                 Karen L. Deitz
                               Corporate Secretary



                               BOARD OF DIRECTORS

Charles J. Baum             President, Baum Bros. Imports, Inc., importers of
                                                         porcelain dinnerware

William J. Cardew                   Vice Chairman and Chief Operating Officer

Rudolf  H. Hertz                                                Vice Chairman

Isidore Karten        President, I. Karten, Inc.,  d/b/a Bermaha Textile Co.,
                                                        exporters of textiles

James G. Lawrence                       President and Chief Executive Officer

Robinson Markel  Attorney -- member of the law firm of Piper & Marbury L.L.P.

Paul Meyrowitz            Attorney -- senior member of the law firm of Simon,
                                             Meyrowitz, Meyrowitz & Schlussel

Alan Mirken        President -- Aaron Publishing Group, Inc., book publishers

Mitchell J. Nelson        Attorney -- of counsel to the law firm of Christy &
                                   Viener; President, Atlas Real Estate Funds

Leonard Schlussel            President, Wellbilt Equipment Corp., builders of
                            restaurants; Partner, Keybro Enterprises, finance

Charles I. Silberman           President and Chairman of the Board, S. Parker
                            Hardware Mfg. Corp., importer and manufacturer of
                     builders' hardware; Vice Chairman of the Holding Company

Spencer B. Witty        Chairman of the Board of the Bank and Holding Company

Counsel-- Paul Meyrowitz   Attorney-- Simon, Meyrowitz, Meyrowitz & Schlussel

Transfer Agent-- American Stock Transfer and Trust Co.        40 Wall Street,
                                                           New York, NY 10005

Auditors-- KPMG Peat Marwick LLP          345 Park Avenue, New York, NY 10154

*Officer of Bancorp.

                         THE MERCHANTS BANK OF NEW YORK

LENDING DIVISION
Senior Vice Presidents and Division Heads
Stephen A. Barrow
Leonard S. Levine

Group Managers
Michael D. Altman
Senior Vice President

Brian M. Cardew
Vice President

Janet L. Markel
Vice President

Lester Nadel
Vice President

Kenneth J. Satchwill
Vice President

Joseph J. Wynne
Vice President

Vice Presidents
Gerald H. Attanasio
Andrew S. Baron
Martin Carbotti
Leonard Katcher
Joseph J. Nicolosi
Elliot Reiner
Donald F. Ritchie

Assistant Vice Presidents
Roseann Manos
Judith Rahilly
Brian T. Schiffino
Chad E. Stewart

Assistant Cashiers
John J. Cronin
Paul L. Hamner
Scott A. Obeck
Joseph Radice
Eugene P. Schreiner

INTERNATIONAL DIVISION
Senior Vice President and Division Head
Joseph M. Cestone

Assistant Vice President
Mary Jane G. Lerias

Assistant Cashiers
Esteban A. Espiritu
Babulal Kapadia


BANK OPERATIONS
Vice President and
Division Head
Rosemarie A. Calabro

Assistant Vice President
Thomas J. Stackhouse

Assistant Cashiers
Philip S. Cameron
Inmaculada Marquez
Kenneth Renga
Patricia A. Revell

BRANCH DIVISION
Senior Vice President and
Division Head
Eugene J. Venier

Assistant Vice President
Harry Woods

275 MADISON AVENUE
Vice President and
Branch Manager
Dennis J. Sheridan

Assistant Cashiers
James T. Kung
M. Carolina Nolasco

295 FIFTH AVENUE
Vice President and
Branch Manager
Simeon Kovacic

Assistant Vice Presidents
Barbara Green
William A. Matos

145 FIFTH AVENUE
Vice President and
Branch Manager
Michael M. Hassani

Assistant Vice President
Joseph J. Casale

1040 SIXTH AVENUE
Assistant Vice President
and Branch Manager
Raymond F. Tornabene

Assistant Vice President
Javier R. Carrera

62 WEST 47TH STREET
Vice President and
Branch Manager
John U. Doekker

Vice President
Ralph Salvaggio

Assistant Vice President
David S. Kaplan

Assistant Cashier
Frances Nardella

434 BROADWAY
Vice President and
Branch Manager
Joseph R. Criscione

Assistant Vice President
Ronald Mattioli

Assistant Cashiers
Fontaine Firenze
Charles E. Nigro
Elaine P. Sacks

93 CANAL STREET
Assistant Vice President and
Branch Manager
Lawrence I. Kohn

Assistant Cashier
Orlando Acevedo

COMPTROLLER
Vice President and
Department Head
Nancy J. Ostermann

Assistant Vice President
M. Nasette Espiritu

Assistant Comptrollers
Salvatore Balsamo
Perrie H. McCloud
Joanna Robinson

TREASURER
Eric W. Gould

AUDIT
Auditor and Department Head
Mary J. Scarpelli

Assistant Auditor
Allan Trowbridge

HUMAN RESOURCES
Vice President and
Department Head
Ruth T. Aimetti

REAL ESTATE &
ADMINISTRATIVE SERVICES
Vice President
T. John Santoro

CORPORATE SECRETARY
Karen L.  Deitz

                                     [LOGO]

                          MERCHANTS NEW YORK BANCORP

                               275 MADISON AVENUE

                        434 BROADWAY         62 WEST 47TH STREET
                   1040 SIXTH AVENUE         295 FIFTH AVENUE
                    145 FIFTH AVENUE         93 CANAL STREET

                               NEW YORK, NEW YORK