Form 10-K, Exhibit 13
period 1997-12-31
MERCHANTS NEW YORK BANCORP INC
filed 1998-03-27
CIK 884383

[GRAPHIC OMITTED]

MERCHANTS NEW YORK BANCORP

Merchants New York Bancorp

1997 Annual Report

TABLE OF CONTENTS

   1  Financial Highlights

   2  To Our Stockholders

   4  Middle Market Lending

   6  Branch Banking

   7  Selected Financial Data

   8  Management's Discussion and Analysis of
      Financial Condition and Results of Operations

  14  Consolidated Statements of Condition

  15  Consolidated Statements of Income

  16  Consolidated Statements of Changes in Stockholders' Equity

  17  Consolidated Statements of Cash Flows

  18  Notes to Consolidated Financial Statements

  34  Independent Auditors' Report

  35  Average Assets, Liabilities and Stockholders' Equity

  36  Board of Directors


The Company's annual report, on Form 10-K, as filed with the Securities & Exchange Commission, will be made available to stockholders upon request in writing, at no cost. If interested, please contact: Karen L. Deitz, Corporate Secretary, Merchants New York Bancorp, 275 Madison Avenue, New York, NY 10016-1011

                           Merchants New York Bancorp

                              FINANCIAL HIGHLIGHTS

Year ended December 31,                           1997               1996
-------------------------------------------------------------------------------
Financial Condition Data
Total assets                                 $1,235,742,235      $1,137,798,701
Total investment securities                     756,804,988         728,508,783
Net loans                                       325,640,564         291,463,754
Total deposits                                  904,086,925         875,693,410
Total liabilities                             1,129,547,838       1,034,263,069
Total stockholders' equity                      106,194,397         103,535,632

Selected Operating Data
Total interest income                            82,820,569          73,094,985
Total interest expense                           40,253,456          33,455,196
Net interest income                              42,567,113          39,639,789
Net interest income after provision
  for loan losses                                40,867,113          37,059,789
Income before income taxes                       21,716,766          20,081,295
Income tax expense                                7,154,608           7,410,524
Net income                                       14,562,158          12,670,771
Net income per share, basic                           $1.49               $1.27

   [The following table was depicted as a bar graph in the printed material]

Net Interest Income               Net Income                Stockholders' Equity
   (In Dollars)                  (In Dollars)                   (In Dollars)

'93   35,280,429              '93   7,884,433                 '93   77,794,712
'94   36,237,944              '94  10,709,341                 '94   77,734,334
'95   37,662,203              '95  11,465,430                 '95  100,154,603
'96   39,639,789              '96  12,670,771                 '96  103,535,632
'97   42,567,113              '97  14,562,158                 '97  106,194,397

[GRAPHIC OMITTED]
                              TO OUR STOCKHOLDERS
                                  AND FRIENDS:

   Merchants New York Bancorp enjoyed another record year in 1997. This was the fourth record year in a row and represents twenty-one consecutive quarters of earnings gains, which distinguishes "The Good Old Bank" as a reliable profit making institution and reinforces our reputation as one of nation's strongest and most stable commercial banks.

   After-tax income climbed to $14,562,158, or $1.49 per share, up from $12,670,771, or $1.27 per share, in 1996.

   Our core businesses, lending activities and investments, had excellent performances and contributed the major portion of our bottom line gains. This was accomplished by our steadfast focus on lending to middle market firms -- mid-size and small businesses -- which resulted in an average increase in the loan portfolio of over 15% without deviating from our prudent standards. In addition, our average investment portfolio increased, as did our demand deposits, while costs were kept low by sophisticated internal controls and diligent asset/liability management.

   We point with pride to other achievements during the year that increased shareholder value: the added visibility in the financial press, the results of our advertising and the strategic position of our branches to serve middle market businesses. During early fall of 1997, the Company announced a program to buy back an additional 5% of our shares, plus another two-for-one stock split and an increase in our regular quarterly dividend -the 45th increase in payout since 1950. In December, "The Good Old Bank" paid its 258th consecutive quarterly cash dividend which has not been skipped or cut since 1932 when dividends were commenced. This was consistent with our tradition of sharing our growth with our stockholders. We are proud of this record that is both unmatched and unrivaled.

                                 [PHOTO OMITTED]

                    Spencer B. Witty, Chairman of the Board,
                    (seated) and James G. Lawrence,
                    President and Chief Executive Officer


   Since the Bank's founding in 1874, we have never had a losing year; as previously stated, 1997 was another record year. We added to capital through earnings, and increased the book value of our shares.

   Our debt free balance sheet offers depositors and stockholders the highest levels of safety and soundness. Our risk-based capital ratio at year end was 19.80%, which is almost two and one-half times regulatory requirements. This ratio is among the highest of all commercial banks in the United States.

   Our buy-back program, referred to earlier, represents an opportunity for us to invest in the

Bank's future growth, especially in view of the Bank's record performance. Consolidation in the banking industry continues unabated. The many mergers and acquisitions have afforded our "eager to lend" institution unprecedented opportunities. As the bigger banks get bigger, their middle market borrowers have become less important. We are like a Country Bank in the middle of the Big Apple. We know our clients well and treasure their relationship with us. As a result, in many cases, we have served family businesses for years and now have third and even fourth generations as customers. Their recommendations of our Bank to their friends and associates has been a great asset.

   Merchants Bank is unique in many ways. The roots of our Bank stem from international trade since sailing ship days. We enjoy an enviable reputation of expertise in speedily handling letters of credit for importers, and foreign collections for exporters. Since 1874, our hand has never lost its skill and we look forward to continued growth in this area.

   During 1997, our first full year of operating as a licensed United States Small Business Administration lender for loans that are majority guaranteed by the Federal Government, we have found a niche that has a profitable potential and fits our business philosophy and acumen.

   Our branches are strategically located in various communities where there are clusters of specialty firms in select industries, particularly small and mid-sized businesses. We support those communities, as well as marketing to the Greater Metropolitan Area as a whole. In addition, we continually enhance our technological capabilities where it makes sense or is necessary for competitive purposes; i.e., we offer MasterCard and Visa credit cards and our own ATM worldwide access cards and other bank products. Most important, we concentrate on what we know best and remain focused on commercial banking -- serving the middle market which has an important role in the growth of the U.S. economy.

   Our bank relies on many individuals in a number of areas, as we feel the "people" resource is of paramount importance. In this context, we sincerely wish to thank our stockholders for their loyalty and support, our Board of Directors for their wise counsel and valuable assistance, and very importantly, our appreciation of our professional team of officers and fine staff who make it all possible.

   We remain confident about the future and renew our dedication to keeping "The Good Old Bank" safe and strong. As always, our motto remains, "The Safety of the Depositors Comes First -- Earnings Will Inevitably Follow."


/s/ Spencer B. Witty
-------------------------------------
Spencer B. Witty
Chairman of the Board


/s/ James G. Lawrence
-------------------------------------
James G. Lawrence
President and Chief Executive Officer

                             MIDDLE MARKET LENDING

[GRAPHIC OMITTED]

   Our core lending business personifies Merchants and the success the Bank has enjoyed for generations. Growth has continued because we have kept to the policy -- proven over and over again on which we were founded: to be the bank for medium-size and small business, with emphasis on traditional banking and personal service. This includes our unique International Department for the myriad of quality importers and exporters we service, and we are pleased that our Letters of Credit are accepted around the world.

[PHOTO OMITTED]

Corporate Lending Administration, left to right: Leonard S. Levine, Sr. V.P. & Division Head; Stephen A. Barrow, Executive V.P. & Chief Credit Officer; Janet
L. Markel, Sr. V.P. & Division Head

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

[PHOTO OMITTED]

Corporate Lending Division II, left to right: Paul L. Hamner, Assistant Cashier (seated); Kenneth J. Satchwill, V.P. & Group Manager (standing); Leonard S. Levine, Sr. V.P. & Division Head (seated); John J. Cronin, Assistant Cashier (standing); Eugene P. Schreiner, Assistant Cashier (seated); Brian T. Schiffino, Assistant V.P. (standing); Brian M. Cardew, V.P. & Group Manager (seated)

   Our loans are to customers whose sales range from $1 million to $200 million a year. We have been called a community bank because in a number of respects we may be likened to a small-town bank. The fact that we are located in Manhattan, in the city known as the world's financial capital, home to global megabanks, makes this characterization all the more distinctive. As we know, there have been many bank mergers and even more bank acquisitions in recent years. As a consequence, many business owners, having dealt with small or medium-sized banks for years, are confused about where to go for money or advice. Their longtime lender has linked up with another institution many times the size, and the familiar faces are no longer there to serve them, all of which gives our bank additional opportunities. At Merchants, small business owners can go directly to one lending officer to get counsel or information on an array of topics. They are not shunted from one person to another, nor do they have to deal with strangers or relatively inexperienced personnel. Our clientele include third- and fourth-generation customers of businesses to whom we originally loaned money.

[PHOTO OMITTED]

Corporate Lending Division I, left to right: Janet L. Markel, Sr. V.P. & Division Head (seated); Salvatore J. Chiarelli, V.P. (standing); Andrew S. Baron, V.P. & Group Manager(seated); Joseph J. Nicolosi, V.P. (standing); Leonard Katcher, V.P. (seated); Joseph P. Martin, Assistant V.P. (standing); Noreen Suarez, Officers' Assistant (standing); Lester Nadel, V.P. & Group Manager (seated); John Buoniconti, Assistant Cashier (standing); missing from photo: Joseph J. Wynne, V.P. & Group Manager

   Our credo is: "The better you understand a client's business, the better the banker you will be for them. The numbers are important, but it is the people that pay you back." We respond quickly, and we have no bureaucracy with which to burden our clients and prospects. The same officers treat customers, large and small, with the care and service they deserve, and we value each of our relationships.

   Our business continues to come from referrals from satisfied customers, accountants, attorneys and investment bankers. Our ambition is not to become the largest bank, but rather to be the strongest and safest while we continue to expand our valuable customer base. This includes a cross section of the "middle market" and encompasses many industries, including textiles, apparel and furs, home furnishings, business and professional services and, very importantly, the diamond and jewelry business.

[PHOTO OMITTED]

Corporate Lending Division III, left to right:
Gerald H. Attanasio, V.P. (standing); Michael D. Altman, Sr. V.P. (seated); Joseph Radice, Assistant Cashier (standing); Joseph I. Edelman, V.P. (standing); Rudolf H. Hertz, Vice Chairman (seated); Elliot Reiner, V.P. (standing)

   We have been bankers for this industry since our early days on Maiden Lane and the Bowery when the Markel Brothers operated a private bank and subsequently, after 1926, as the Merchants Bank of New York. In the 1950's, after World War II, when the diamond dealers of Holland, Belgium, Germany and Austria had moved the major part of the industry to 47th Street between Fifth and Sixth Avenue, we established our Midtown Branch. Today, many of our customers are the second or third generation of that industry. They include sight holders, importers, exporters and manufacturers of rough and polished diamonds, gold jewelry, semiprecious stones and watches. Many of our officers at our West 47th Street Branch have been with us for many decades. Rudolf H. Hertz, our Vice Chairman, has been known in the industry since the 1950's. He has traveled to other important diamond centers such as Israel and Antwerp, and was invited to Kimberly South Africa where DeBeers Consolidated mines began the modern Diamond Industry in the early 1900's. Many banks have participated in the industry over the years. However, we have been a steady part of it since the beginning of the century and have watched it expand to the size and importance it holds in New York City today. We intend to continue to support our fine customers for many years to come.

                           Our 100-year service to the
                          Diamond and Jewelry Industry

--------------------------------------------------------------------------------

                             Members of the Asset and Liability
                    Committee, chaired by W. J. Cardew, meeting
                      with Ms. Calabro to review a proposal for
                          enhancement to our E.D.P. technology.
                           Funding requirements must be covered
                       through adequate cash flow availability.

                                                                 [PHOTO OMITTED]


Left to right: Nancy J. Ostermann, V.P. & Comptroller (seated);
            Spencer B. Witty, Chairman of the Board (standing);
                      Eric W. Gould, V.P. & Treasurer (seated);
            William J. Cardew, Vice Chairman & C.O.O. (seated);
                               Rosemarie A. Calabro, Sr. V.P. &
                         Division Head, Bank Operations(seated)

                                 BRANCH BANKING

The roots of our Bank go back to the Markel Brothers who, in the 1870's, formed a partnership in Hamburg, Germany which arranged travel for European passengers to the United States. Very quickly, money transfers were added which caused the first banking-type relationships with America. By 1881, the Markels were firmly established in lower Manhattan as Markel Brothers, Private Bankers. In 1926, after successfully surviving several banking crises and panics in the early 1900's, Jacob Markel bought out his brother and founded The Merchants Bank of New York, a New York public corporation which also became a member of the Federal Reserve System. The new bank promptly established itself as a bank for small and mid-sized businesses, especially for jewelers then domiciled in the Maiden Lane and lower east side area, opening a branch office on Canal Street.

   In 1935, with slow recovery from the great depression, the Merchants Bank of New York took over the branch of the Chatham Phoenix bank at Broadway and Howard Street, which became our main office for the next sixty years. This area was mainly dominated by a thriving textile industry -- a perfect vehicle for our middle market business.

   In 1953, came our first move to the Midtown area where we located a branch on West 47th Street. This office enabled us to expand our business with the diamond, jewelry and watch industry, which we had already been serving. Again it was our connection with the people from Europe which made us a popular choice of these middle market customers.

   In 1973, we established our branch at Fifth Avenue and 30th Street where the rug and carpet business was centered, along with many other small and medium-sized businesses involved in import and export. It was at this time that our International Department became know all over the world through its "Letters of Credit" service.

   A few years later, we moved into the apparel and fashion business by opening a branch at Sixth Avenue and 39th Street; and then a few years later we found a booming middle market environment in Chelsea through our branch at Fifth Avenue at 21st Street.

[PHOTO OMITTED]

Branch Administration, left to right:
Joseph R. Criscione, V.P. & Branch Manager, 434
Broadway; Simeon Kovacic, V.P. & Branch Manager,
295 Fifth Ave.; Michael S. Hassani, V.P. & Branch
Manager, 145 Fifth Ave.; Dennis J. Sheridan, V.P. &
Branch Manager, 275 Madison Ave.; Eugene J. Venier,
Sr. V.P. & Branch Division Head; John U. Doekker,
V.P. & Branch Manager, 62 W. 47th St.;
Raymond F. Tornabene, Assistant V.P. &
Branch Manager, 1040 Sixth Ave.; Larry I. Kohn,
Assistant V.P. & Branch Manager, 93 Canal St.

   In 1992, we took over the deposits of the First New York Bank for Business (the former First Women's Bank) and their small branch on Park Avenue. This was an excellent test of our ability to attract business in the Grand Central area and led to the establishment of our flagship branch at Madison Avenue at 40th Street, which immediately became very successful. In addition, after having been located in the downtown area for sixty years, our corporate headquarters was also moved to Madison Avenue, as were most of our commercial lending activities. This move reflects the expanded image of the Bank in the market place we serve.

   The growth of our Bank is demonstrated from having only $1 million in assets in the 1920's, to total assets today of over $1.2 billion. Our capital, which at the beginning was a mere $100 thousand, is now in excess of $100 million. It was all accomplished by internal growth. Today, our seven branches in Manhattan efficiently service a myriad of customers. They offer a variety of products, including checking, savings and money market accounts, certificates of deposits, installment loans, credit cards and ATM cards, with emphasis on products for the business client.

                           Merchants New York Bancorp

                             SELECTED FINANCIAL DATA

This consolidated selected financial information for the Company is not intended to be complete and is qualified in its entirety by more detailed financial information and the financial statements contained elsewhere herein.



For the Years Ended December 31,             1997        1996        1995        1994     1993(1)        1992        1991
---------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands, Except Per Share Amounts)
Interest income                        $   82,820  $   73,095  $   69,569  $   61,345  $   60,301  $   49,199    $ 53,279
Net interest income                        42,567      39,640      37,662      36,238      35,280      31,044      29,089
Provision for loan losses                   1,700       2,580       2,080       1,850       9,785       8,394       7,392
Net income                                 14,562      12,671      11,465      10,709       7,884       6,520       6,502
Earnings per share, basic (2 and 5)          1.49        1.27        1.15        1.08        0.79        0.66        0.66
Earnings per share, diluted (2 and 5)        1.46        1.26        1.14        1.07        0.78        0.65        0.65
Cash dividends declared
   per share (2)                             0.75        0.65        0.55        0.45        0.40        0.40        0.40
Total assets                            1,235,742   1,137,799   1,027,191   1,001,386   1,006,348   1,085,955     713,606
Book value per share (2)
   Without security valuation               10.06        9.67        9.07        8.47        7.84        7.44        7.19
   With security valuation (3)              10.98       10.42       10.06        7.83          --          --          --

Financial Ratios:
Return on average assets                     1.23%       1.21%       1.19%       1.10%       0.78%       0.89%       1.00%
Return on average equity
   Average equity excluding
     security valuation                     14.91       13.45       13.01       13.22       10.36         8.91        9.17
   Average equity including
     security valuation (3)                 13.82       12.53       12.59       13.30       10.36         8.91        9.17
Average equity to average assets (3)         8.90        9.66        9.43        8.35        7.54         9.93       10.75
Dividend payout ratio                       50.35       51.10       47.71       41.74       50.38        60.91       61.06
Net charge-offs to average loans             0.35        1.23        0.65        0.96        2.34         2.48        2.70
Loan loss reserves to total loans            1.86        1.89        2.39        2.31        2.46         1.48        1.12
Non-performing loans to
   loan loss reserves                        2.58       19.74       33.45       21.19       26.39        42.40       55.50
Risk-Based Capital Ratio: (4)
   Tier I                                   18.61       20.41       21.61       19.81       18.59        16.82          --
   Total                                    19.80       21.62       22.86       21.06       19.84        17.82          --

(1) Holding Corporation effective 7-1-93. All prior years are for the Merchants Bank of New York only.
(2) Based upon retroactive adjustments for 5-for-4 stock split paid July 20, 1988, 3-for-2 stock split paid May 30, 1990, and 2-for-1 stock splits paid October 2, 1995 and October 7, 1997.
(3) Per SFAS No. 115, effective in 1994, a valuation account for unrealized gains (losses) on investments available for sale are included in equity.
(4) The Federal Reserve Board capital guidelines for bank holding companies require minimum risk-based ratios of Tier 1 and total capital to risk-weighted assets to be 4.0% and 8%, respectively, and a minimum leveraged-based ratio of Tier 1 capital to total average quarterly assets generally of at least 4.0%. The ratios above were calculated using the guidelines in effect at each reporting date.
(5) Per SFAS No. 128, effective in 1997, the earnings per share calculation and disclosure have been revised. EPS on this schedule has been retroactively revised to conform to this change.

                           Merchants New York Bancorp

                           MANAGEMENT'S DISCUSSION AND
                      ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

Comparison of the Years Ended December 31, 1997 and 1996

Overview

   1997 net income increased by 15% to $14.6 million, over 1996's earnings of $12.7 million. Net income per share continued to increase, up $0.22 to $1.49 per share versus $1.27 per share in 1996.

Interest Income

   Total interest income generated in 1997 was $82.8 million, up 13.3% from the 1996 total of $73.1 million. The largest component of interest in 1997 was contributed by the investment portfolio, with $52.6 million versus $47.5 million in 1996. This was the result of an increased investment portfolio, which on average grew by $82.3 million to $756.1 million from $673.8 million in 1996. The additional funding to support this was achieved through increased deposits, repurchase agreements and other short-term borrowings. On average, approximately $12 million per month of principal repayments received from mortgage-backed securities were reinvested in both the investment and loan portfolios. The non tax adjusted interest return for the investment portfolio decreased slightly to 6.95% from 7.05%.

   Loan interest income increased $4.5 million to $29.8 million in 1997 versus $25.3 million in 1996. The average balance for loans increased to $325.3 million in 1997 from $280.4 million in 1996, causing the rise in the loan income.

   In maximizing cash management, the average federal funds sold in 1997 increased to $8.4 million versus $6.1 million in 1996. This contributed $460,000 to interest income, up $140,000 from the $320,000 earned in 1996.

Interest Expense

   Total interest expense increased 20%, or $6.8 million to $40.3 million from $33.5 million in 1996. This is the result of the average cost of interest-bearing liabilities increasing to 4.93% in 1997, from 4.73% in 1996, as well as a $109 million increase in average total interest-bearing liabilities to $816 million from $707 million in 1996. The highest contributor to this was $50.7 million of securities sold under repurchase agreements which increased to an average of $166.3 million versus $115.6 million. Average certificates of deposit balances increased to $416.2 million in 1997 from $384 million in 1996, with the average rate paid increasing approximately 15 basis points to 5.45% in 1997 from 5.30% in 1996.

   Other short-term borrowings interest expense was $1.4 million in 1997, versus $635,000 in 1996. Composed of Federal funds purchased, Federal Home Loan Bank term advances and U.S. Treasury demand notes (excess funds which are acquired from the Treasury), the average balances increased $14 million in 1997 from 1996.

ANALYSIS OF NET INTEREST EARNINGS

                                       1997                         1996                        1995
------------------------------------------------------------------------------------------------------------------
                                              Average                      Average                       Average
                             Average           Yield/    Average            Yield/     Average            Yield/
                             Balance Interest    Rate    Balance Interest     Rate     Balance  Interest    Rate
------------------------------------------------------------------------------------------------------------------
(Dollars In Thousands)
Interest-Earning Assets
Federal funds sold        $    8,373  $   460    5.49% $   6,128  $   320     5.22%   $  3,115  $    182    5.84%
Investment securities
   (book value):
     Taxable                 684,916   48,226     7.04   603,188   43,158      7.15    537,976    38,154    7.09
     Tax-exempt*              71,135    4,332     6.09    70,600    4,316      6.11     71,728     4,629    6.45
       Total                 756,051   52,558     6.95   673,788   47,474      7.05    609,704    42,783    7.02
Loans (net of
   unearned discounts)       325,298   29,771     9.15   280,361   25,288      9.02    276,649    26,604    9.62
Other                            531       31     5.84       268       13      4.85         --        --      --
------------------------------------------------------------------------------------------------------------------
       Total              $1,090,253  $82,820     7.60% $960,545  $73,095      7.61%  $889,468   $69,569    7.82%
------------------------------------------------------------------------------------------------------------------
Interest-Bearing Liabilities
NOW                       $   41,904   $  951     2.27%  $38,219  $   871     2.28%   $ 38,235  $    876    2.29%
Savings accounts              24,277      724     2.98    25,485      761      2.99     28,146       833    2.96
Money market accounts        141,671    4,774     3.37   131,974    4,443      3.37    116,179     3,835    3.30
Time certificates
   of deposit                416,221   22,687     5.45   384,033   20,363      5.30    389,747    21,489    5.51
Securities sold under
   repurchase agreements     166,294    9,680     5.82   115,601    6,381      5.52     67,991     4,062    5.97
Other short-term borrowings   25,681    1,437     5.60    11,721      636      5.42     13,247       812    6.13
------------------------------------------------------------------------------------------------------------------
       Total              $  816,048  $40,253     4.93% $707,033  $33,455      4.73%  $653,545   $31,907    4.88%
------------------------------------------------------------------------------------------------------------------
Net interest-
   earning assets            274,205                     253,512                       235,923
==================================================================================================================
Net yield on interest-
   earning assets         $1,090,253  $42,567     3.90% $960,545  $39,640      4.13%  $889,468   $37,662    4.23%
==================================================================================================================

Non accrual loans are included in Interest-Earning Assets.
*Yields are not computed on a tax equivalent basis.

                           Merchants New York Bancorp

Net Interest Income

   Net interest income increased to $42.6 million in 1997 from $39.6 million in 1996. This is the amount by which interest income on interest-earning assets exceeds interest expense on interest-bearing liabilities and is the most significant component of the Bank's earnings. Net interest income is a function of several factors including changes in the volume, mix of earning assets, funding sources and market interest rates. While management policies influence these factors, they are also influenced by external forces including customer needs and demands, competition, the economic policies of the Federal government and monetary policies of the Federal Reserve Board.

   The following table provides further analysis of the increase in net interest income during 1997, 1996 and 1995 and indicates that the increases were primarily due to higher amounts of interest earned on interest-earning assets than was paid on interest-bearing liabilities over the same time period. The changes in interest income and interest expense have been allocated to rate and volume changes in proportion to the absolute dollar amounts of the change in each.

CHANGES IN INTEREST INCOME AND EXPENSE

                                               1997 Compared to 1996                  1996 Compared to 1995
                                                Increase (Decrease)                    Increase (Decrease)
------------------------------------------------------------------------------------------------------------------
                                           Volume        Rate        Change      Volume         Rate       Change
------------------------------------------------------------------------------------------------------------------
(In Thousands)
Interest Income
Loans (net of unearned discounts)        $  4,108   $     362        $4,470     $   378      $(1,682)     $(1,304)
Investment securities (book value):
   Taxable                                  5,519        (451)        5,068       4,658          346        5,004
   Tax-exempt                                 291        (275)           16         (73)        (240)        (313)
------------------------------------------------------------------------------------------------------------------
     Total investments                      5,810        (726)        5,084       4,585          106        4,691
Other interest income                         123          48           171         159          (21)         138
------------------------------------------------------------------------------------------------------------------
     Total interest income                 10,041        (316)        9,725       5,122       (1,597)       3,525
------------------------------------------------------------------------------------------------------------------
Interest Expense
   Savings and time deposits:
   NOW                                         84          (4)           80          --           (5)          (5)
   Savings accounts                           (36)         (1)          (37)        (79)           7          (72)
   Money market accounts                      327           4           331         530           78          608
   Time certificates of deposit             1,743         581         2,324        (312)        (813)      (1,125)
------------------------------------------------------------------------------------------------------------------
     Total                                  2,118         580         2,698         139         (733)        (594)
------------------------------------------------------------------------------------------------------------------
Borrowings:
   Securities sold under
     repurchase agreements                  2,934         365         3,299       2,649         (330)       2,319
   Other short-term borrowings                777          24           801        (104)         (73)        (177)
------------------------------------------------------------------------------------------------------------------
     Total interest expense                 5,829         969         6,798       2,684       (1,136)       1,548
------------------------------------------------------------------------------------------------------------------
     Net interest income                 $  4,212     $(1,285)       $2,927      $2,438     $   (461)     $ 1,977
==================================================================================================================

Other Income, Other Expenses, Provision for Loan Losses and Taxes

   Other income decreased $103,000, due principally to the drop in gains on sales of securities in 1997 to $22,000 versus $372,000 in 1996. This was offset by an increase of almost $300,000 to $2.7 million in International Department fees in 1997, against $2.4 million in 1996.

   Other expenses increased $2 million, or 9.3%, in 1997 versus 1996. There were normal increases in salaries of $233,000, $419,000 in benefits due principally to pensions, $568,000 in professional fees, including consulting services and $242,000 in upgrading data processing systems, partially to address Year 2000 issues. Financial expenditures directly related to ensuring that the Bank's computer systems are Year 2000 compliant will not be significant.

   The provision for loan losses decreased by almost $900,000 in 1997 to $1.7 million, as opposed to $2.6 million in 1996, reflecting reflecting lower charge offs and less nonaccrual loans in 1997.

   The provision for income taxes decreased by $256,000 in 1997 versus 1996. Although the Bank has increased their profitability, the taxes have been reduced by tax planning considerations.

Liquidity

   Liquidity measures the Bank's ability to satisfy current and future obligations and commitments as they become due. Funds to meet liquidity needs are raised through the sale or maturity of an asset or through increased deposits or borrowing.

   For the year ended December 31, 1997, average cash and short-term investments totaled $58 million, versus $53.1 million in 1996, accounting for 4.9% and 5% of the Bank's total average assets, respectively. Through principal repayments and redemptions, the investment portfolio generated $156.5 million in 1997 and $149.3 million in 1996 for reinvestment and/or liquidity. Furthermore, $10 million in 1997 and $61 million in 1996 were the result of investment sales to take advantage of interest rate arbitrage. Also, having 89% of the loan portfolio priced to float with the prime rate allows immediate adjustments upon an interest rate change, which impacts the interest rate gap.

                           Merchants New York Bancorp

   On the liability side, the primary source of funds available to meet liquidity needs is the Bank's core deposit base. The Bank continues to retain a substantial proportion of its average deposits in the form of non-interest-bearing funds, with 27% in both years, or $227.7 million in 1997 and $209.8 million in 1996. The average balance of total deposits increased to $851.8 million in 1997, from $789.5 million in 1996. Interest-bearing liabilities are priced competitively, with a slight premium paid for time certificates of deposit, 35%, or $223 million of which are in the 0 to 3 month maturity range and 28%, or $178.3 million, are in the 3 to 12 month range. While we include savings accounts and NOW accounts in the 0 to 3 months category on the Interest Rate Sensitivity Gap table, the actual repricing on these is at our discretion. Taking this into consideration, the reflected liability sensitivity of $149 million would be mitigated by $72 million of combined NOW and savings accounts balances included there and which would not change at the same rate as other interest-bearing deposits. As a balance between our assets and the deposit liabilities, our average investment portfolio of $769.2 million in 1997 and $686.6 million in 1996, can be used as collateral for repurchase agreements, of which we used, an average of $166.3 million in 1997 and $116 million in 1996.

INTEREST RATE SENSITIVITY GAP ANALYSIS
As of December 31, 1997
(In Thousands)

                                           Less Than      3 to 12       1 to 5        Over
Interest-Earning Assets                     3 Months       Months        Years     5 Years         Total
--------------------------------------------------------------------------------------------------------
Federal funds sold                         $  67,000    $      --   $       --    $    --     $   67,000
Securities available for sale*                35,419      117,406      347,471      27,036       527,332
Securities held to maturity*                   8,752       14,610      161,754      30,055       215,171
Loans                                        317,546        5,037        5,352       3,873       331,808
--------------------------------------------------------------------------------------------------------
Total interest-earning assets              $ 428,717    $ 137,053   $  514,577    $ 60,964    $1,141,311
========================================================================================================
Interest-Bearing Liabilities
Interest-bearing deposits                    440,353      178,305       17,867          --       636,525
Securities sold under
   repurchase agreements                     125,000       35,000           --          --       160,000
Other short-term borrowings                   12,180       20,000           --          --        32,180
--------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities         $ 577,533    $ 233,305    $  17,867     $    --     $ 828,705
========================================================================================================
Net interest rate sensitivity gap           (148,816)     (96,252)     496,710      60,964       312,606
Cumulative gap position                     (148,816)    (245,068)     251,642     312,606            --
Cumulative gap/total earning assets:
At December 31, 1997                          (13.04)   %  (21.47)%     22.05%      27.39%
At December 31, 1996                          (16.46)   %  (15.69)%     23.66%      27.84%

*Adjusted for weighted average maturity dates and prepayments for mortgage back securities. All securities are disclosed at book value.

Market Risk Management

   Market risk is the risk of loss in a financial instrument arising from adverse changes in market rates/prices such as interest rates, foreign currency exchange rates, commodity prices and equity prices. The Bank's primary market risk exposure is interest rate risk, with foreign exchange, commodity and equity price risk not arising in the ordinary course of business. The ongoing monitoring and management of this risk is an important component of the Bank's asset/liability process which is governed by policies, established by its Board of Directors, that are reviewed and approved annually. The Board of Directors delegates responsibility for carrying out the asset/liability management policies to the Asset/Liability Committee (ALCO). In this capacity, ALCO develops guidelines and strategies impacting the Banks asset/liability management related activity based upon estimated market risk sensitivity, policy limit and overall market interest rate levels/trends.

   The objectives of the Bank's interest rate risk management activities are to define an acceptable level of risk based on the Bank's business focus, capital and liquidity requirements and to manage interest rate risk and maintain net interest margins in changing rate environments. Management seeks to reduce the vulnerability of the Bank's operating results to changes in interest rates and to manage the ratio of interest rate sensitive assets to interest rate sensitive liabilities within specified maturities or repricing periods. The Bank does not currently engage in trading activities or use off balance sheet derivative instruments to control interest rate risk. The Board of Directors have authorized management to use derivatives if management deems it beneficial to the Bank.

   Even with the Bank's active role in managing interest rate risk, the potential for changing interest rates is an uncertainty that could have an adverse effect on the earnings of the Bank. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market interest rates could adversely affect net interest income. Conversely, in a falling interest rate environment, these same interest-bearing liabilities reprice more quickly than earning assets, producing a beneficial effect on our net interest income.

   In managing the Bank's asset/liability position, management attempts to minimize interest rate risk while enhancing net interest margins. Management continues to believe that the increased net interest income resulting from a mismatch in maturity of the Bank's asset and liability portfolio can, during periods of declining or stable interest rates and periods

                           Merchants New York Bancorp

in which there is a substantial positive difference between long- and short-term interest rates, provide high enough returns to justify the increased exposure to sudden and unexpected increases in interest rates. During 1997, the Bank significantly increased utilization of short-term borrowings to fund the purchase of longer-term mortgage-backed securities. As a result, the Bank's results of operations and net portfolio values remain vulnerable to increases in interest rates and to fluctuations in the difference between long- and short-term interest rates.

   Consistent with its asset/liability management philosophy, the Bank has taken several steps to manage its interest rate risk. First, the Bank's loan portfolio of $331.8 million consists of virtually all adjustable rate loans. Second, a majority of the Bank's securities are U.S. Government and Agency mortgage-backed securities, with $663.7 million, or 87.7%, of these securities having expected weighted average maturities of approximately five years or less. Third, the Bank has a significant amount of deposits which are non-interest bearing or are only minimally sensitive to interest rate fluctuations, including $227.7 million in average demand deposits and $207.8 million in average money market, NOW and savings accounts.

   One approach used by management to quantify interest rate risk is the net portfolio value (NPV) analysis. In essence, this approach calculates the difference between the present value of the liabilities and the present value of expected cash flows from assets and off balance sheet contracts. The following table sets forth, as of December 31, 1997, an analysis of the Bank's interest rate risk as measured by the estimated changes in NPV resulting from instantaneous and sustained parallel shifts in the yield curve (_+200 basis points measured in 100 basis point increments). For comparative purposes, the table also shows the estimated percentage increase (decrease) in NPV at December 31, 1996.

NET PORTFOLIO VALUE ANALYSIS FOR INTEREST RATE RISK

                                              At December 31, 1997
                              ------------------------------------------------------
                                               Estimated Increase(Decrease)in NPV*          Percent Increase
Change in Interest Rates      Estimated NPV  ---------------------------------------    (Decrease) in NPV at
(Basis Points)                       Amount              Amount              Percent       December 31, 1996
--------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)
+200                                151,894             (23,129)                (13)%                    (15)%
+100                                165,757              (9,266)                 (5)%                     (7)%
 --                                 175,023                  --                  --                       --
-100                                177,007               1,984                   1%                       4%
-200                                178,937               3,914                   2%                       5%

* Pre-tax

   Certain assumptions are employed in preparing the preceding table. These assumptions relate to interest rates, loan prepayment rates, deposit decay rate and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates, although there can be no assurance that this will be the case. Even if the interest rates change in the designated amounts, there can be no assurance that the Bank's assets and liabilities would perform as set forth above. In addition, a change in U.S. Treasury rates in the designated amounts accompanied by a change in the slope of the Treasury yield curve would cause significantly different changes to the NPV than indicated in the chart.

Capital

   The capital base of a bank is a significant measure of the strength of a financial institution. The Bank has seen a steady capital growth over the past several years, with our risk-based ratios, as shown below, in excess of the required "Well Capitalized" level of 10%. The Bank was also in excess of the required leverage ratio of 4%, with 8.03% and 8.65% for the years ended December 31, 1997 and 1996, respectively.

   The primary source of capital growth is through retention of earnings. Retained profits increased to $80.0 million at December 31, 1997 as compared to $72.9 million as of December 31, 1996, resulting from the retention of $7.2 million of earnings after paying cash dividends to shareholders of $7.3 million. The Bank's Board of Directors declared a dividend of $0.18 for the first and second quarters of 1997, with an increase to $0.20 for the third and fourth quarters. We continue to believe that cash dividends are an important component of shareholder value and that at its current level of performance, this quarter's 258th consecutive dividend payment will continue into the future. The overall increase of $2.7 million in stockholders' equity was impacted by an upward change in the market value of the Investment portfolio on December 31, 1997 versus December 31, 1996 of $1.5 million, net of tax effect. The market valuation of the securities reflects only one point in time and can only be realized upon their sale. With our strong liquidity and excellent basic capital strength, we only sell securities for strategic business reasons.

   In August 1997, the Board of Directors approved for the second time in the Bank's history, the purchase of Treasury stock, a buy back program of the Company's common stock. 5% of the outstanding shares (or approximately 500,000 shares) was approved for each program, which is a combined total of about 1 million shares, or 10% of the outstanding shares. As of December 31, 1997, 342,430 shares have been repurchased, with 24,881 shares being reissued for shares issued through the stock option plan. The net total cost of the shares is $6.7 million, which was a reduction of shareholders' equity.

                                                  December 31,     December 31,
                                      Required            1997             1996
--------------------------------------------------------------------------------
Tier I Risk-Based Capital Ratio           4.00%          18.61%           20.41%
Total Risk-Based Capital Ratio            8.00           19.80            21.62
Leverage Ratio                            4.00            8.03             8.65

                           Merchants New York Bancorp

Comparison of the Years Ended December 31, 1996 and 1995

Overview

   1996 net income increased by more than 10% to $12.7 million, over 1995's earnings of $11.5 million. Earnings per share continued to increase, up $0.12 to $1.27 per share versus $1.15 per share in 1995.

Interest Income

   Total interest income generated in 1996 was $73.1 million, up 5% from the 1995 total of $69.6 million. The largest component of interest in 1996 was contributed by the investment portfolio, with $47.5 million versus $42.8 million in 1995. This is principally the result of an increased investment portfolio, which on average increased by $64.1 million to $673.8 million from $609.7 million in 1995. The additional funding to support this was achieved through increased deposits and repurchase agreements. On average, approximately $10 million per month of principal repayments received from mortgage-backed securities were reinvested. In addition, there was a slight increase in non tax adjusted interest return to 7.05% from 7.02%.

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

   The primary source of capital growth is through retention of earnings. Retained profits increased to $72.9 million at December 31, 1996 as compared to $66.7 million as of December 31, 1995, resulting from the retention of $6.2 million of earnings after paying dividends of $6.5 million. The Bank's Board of Directors declared a dividend of $0.15 for the first and second quarters of 1996, with an increase to $0.18 for the third and fourth quarters. We continue to believe that cash dividends are an important component of shareholder value and that at its current level of performance, this quarter's 254th consecutive dividend payment will continue into the future. The overall increase of $3.4 million in stockholders' equity was impacted by a change in the market value of the investment portfolio on December 31, 1996 versus December 31, 1995 of $2.4 million, net of tax effect. The market valuation of the securities reflects only one point in time and can only be realized upon their sale. With our strong liquidity and excellent basic capital strength, we need only sell for strategic business reasons.

   In August 1996, the Board of Directors approved for the first time in the Bank's history, a buy back program of the Company's common stock. Up to 5% of the outstanding shares (or approximately 500,000 shares) have been approved for this program. As of December 31, 1996, 35,780 shares have been repurchased, at a cost of $553,000, which was a reduction of shareholders' equity.

                          PRICE RANGE OF THE COMPANY'S
                                  COMMON STOCK

   The Company's common stock is traded on the over-the-counter NASDAQ National market. The Company's symbol is "MBNY." The high and low bid prices for each quarterly period during the past two years were as follows:

PRICE RANGE OF COMMON STOCK

                                  1997*                           1996*
-------------------------------------------------------------------------------
                            HIGH           LOW              HIGH            LOW
-------------------------------------------------------------------------------
First Quarter            $17 1/2       $15 3/4           $15 1/2        $14 1/2
Second Quarter            25            17 1/2            14 3/4         14 1/2
Third Quarter             28 5/8        21 7/8            15             13
Fourth Quarter            47 7/8        25                16 1/4         15

*All quarters are restated to reflect the 2:1 stock split.

   On February 27, 1998, the closing bid and asked prices reported for the common stock were $38 3/4 and $39 1/2, respectively. These quotations reflect inter-dealer prices without retail mark up, mark down or commission and may not represent actual transactions.

                           Merchants New York Bancorp

                      CONSOLIDATED STATEMENTS OF CONDITION

December 31,                                                                             1997                1996
-----------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks (note 2)                                               $   51,209,936     $    57,840,059
Federal funds sold                                                                 67,000,000          26,000,000
Investment securities (note 1):
   Securities available for sale at market value (note 3)                         541,634,211         561,600,523
   Investment securities (market value $219,902,000 in 1997
     and $169,340,000 in 1996) (note 4)                                           215,170,777         166,908,260
-----------------------------------------------------------------------------------------------------------------
     Total investment securities                                                  756,804,988         728,508,783
-----------------------------------------------------------------------------------------------------------------
Loans (net of unearned discounts of $93,768
   and $56,030 in 1997 and 1996, respectively) (note 5)                           331,807,721         297,080,725
   Less allowance for loan losses                                                   6,167,157           5,616,971
-----------------------------------------------------------------------------------------------------------------
       Total loans, net                                                           325,640,564         291,463,754
-----------------------------------------------------------------------------------------------------------------
Bank premises and equipment (note 6)                                                6,937,748           6,767,568
Customers' liability on acceptances                                                14,374,602          13,806,691
Other assets                                                                       13,774,397          13,411,846
-----------------------------------------------------------------------------------------------------------------
       Total assets                                                            $1,235,742,235      $1,137,798,701
=================================================================================================================
Liabilities and Stockholders' Equity
Deposits (note 7):
   Demand (non-interest-bearing)                                               $  267,561,571      $  253,695,143
   NOW                                                                             47,295,963          44,431,219
   Savings                                                                         24,736,235          24,763,303
   Money market                                                                   145,336,114         146,168,644
   Time                                                                           419,157,042         406,635,101
-----------------------------------------------------------------------------------------------------------------
       Total deposits                                                             904,086,925         875,693,410
-----------------------------------------------------------------------------------------------------------------
Securities sold under repurchase agreements (notes 3, 4 and 8)                    160,000,000         120,000,000
Acceptances outstanding                                                            14,374,602          13,806,691
Other short-term borrowings (note 8)                                               32,179,723           7,199,039
Other liabilities                                                                  18,906,588          17,563,929
-----------------------------------------------------------------------------------------------------------------
       Total liabilities                                                        1,129,547,838       1,034,263,069
-----------------------------------------------------------------------------------------------------------------
Stockholders' Equity (notes 1, 3 and 11)
   Capital stock -- $.001 par value; 10,000,000 shares authorized;
     9,989,332 and 4,987,561 shares issued and outstanding in
     1997 and 1996, respectively (a)                                                    9,989               4,988
   Surplus                                                                         23,889,352          23,749,629
   Undivided profits                                                               80,016,764          72,915,689
   Less: Treasury stock at cost (317,549 shares in 1997
          and 35,780 shares in 1996)                                                6,665,520             552,910
   Net unrealized appreciation on securities
     available for sale, net of tax effect                                          8,943,812           7,418,236
   Commitments and contingent liabilities (note 12)                                        --                  --
-----------------------------------------------------------------------------------------------------------------
       Total stockholders' equity                                                 106,194,397         103,535,632
-----------------------------------------------------------------------------------------------------------------
       Total liabilities and stockholders' equity                              $1,235,742,235      $1,137,798,701
=================================================================================================================

(a) 1996 share amounts do not reflect the 2:1 stock split, effective on October 7, 1997.

          See accompanying notes to consolidated financial statements.

                           Merchants New York Bancorp

                        CONSOLIDATED STATEMENTS OF INCOME


Years ended December 31,                                             1997                1996                1995
-----------------------------------------------------------------------------------------------------------------
Interest and dividend income:
   Interest on loans                                          $29,771,225         $25,300,755         $26,604,396
   Interest and dividends on investment securities:
     U.S. Government obligations                               47,631,337          43,022,459          38,153,806
     Other investments                                          4,926,841           4,451,474           4,628,811
Other interest income                                             491,166             320,297             182,593
-----------------------------------------------------------------------------------------------------------------
     Total interest and dividend income                        82,820,569          73,094,985          69,569,606
-----------------------------------------------------------------------------------------------------------------
Interest expense:
   Interest on deposits (note 7)                               29,135,924          26,438,521          27,032,507
   Interest on securities sold under
     repurchase agreements                                      9,680,285           6,380,930           4,062,368
   Other interest expense                                       1,437,247             635,745             812,528
-----------------------------------------------------------------------------------------------------------------
     Total interest expense                                    40,253,456          33,455,196          31,907,403
-----------------------------------------------------------------------------------------------------------------
     Net interest income                                       42,567,113          39,639,789          37,662,203
Provision for loan losses (note 5)                              1,700,000           2,580,000           2,080,000
-----------------------------------------------------------------------------------------------------------------
     Net interest income after provision for loan losses       40,867,113          37,059,789          35,582,203
-----------------------------------------------------------------------------------------------------------------
Other income:
   Service fees                                                 1,310,426           1,350,387           1,341,407
   International department fees                                2,721,033           2,429,711           2,648,337
   Investment securities gains on sales (note 3)                   21,901             372,396             127,697
   Other                                                        1,129,255           1,133,659           1,036,520
-----------------------------------------------------------------------------------------------------------------
     Total other income                                         5,182,615           5,286,153           5,153,961
-----------------------------------------------------------------------------------------------------------------
Other expenses:
   Salaries                                                    10,855,196          10,622,376          10,488,017
   Employee benefits (note 10)                                  2,949,066           2,530,256           2,416,369
   Occupancy (note 12)                                          2,589,996           2,520,459           2,321,271
   Equipment and data processing                                1,710,850           1,468,405           1,247,313
   Other                                                        6,227,854           5,123,151           6,258,575
-----------------------------------------------------------------------------------------------------------------
     Total other expenses                                      24,332,962          22,264,647          22,731,545
-----------------------------------------------------------------------------------------------------------------
Income before income taxes                                     21,716,766          20,081,295          18,004,619
Income tax expense (note 9)                                     7,154,608           7,410,524           6,539,189
-----------------------------------------------------------------------------------------------------------------
     Net income                                               $14,562,158         $12,670,771         $11,465,430
=================================================================================================================
Earnings per share, basic (note 1)                                  $1.49               $1.27               $1.15
Earnings per share, diluted                                         $1.46               $1.26               $1.14
=================================================================================================================

          See accompanying notes to consolidated financial statements.

                           Merchants New York Bancorp

                       CONSOLIDATED STATEMENTS OF CHANGES
                            IN STOCKHOLDERS' EQUITY

Years ended December 31,                                             1997                1996                1995
-----------------------------------------------------------------------------------------------------------------
Capital stock:
   Balance at beginning of year                             $       4,988       $       4,982       $       2,484
   Adjustment due to stock split (note 1)                           4,994                  --               2,484
   Shares issued through exercise of Employee Stock
     Options: 14,210 shares, 12,446 shares and 28,272
     shares in 1997, 1996 and 1995, respectively (note 11)              7                   6                  14
-----------------------------------------------------------------------------------------------------------------
   Balance at end of year                                           9,989               4,988               4,982
=================================================================================================================
Surplus:
   Balance at beginning of year                                23,749,629          23,626,181          23,344,444
   Adjustment due to stock split (note 1)                          (4,994)                 --              (2,484)
   Excess over par value on shares issued through the
     exercise of Employee Stock Options (note 11)                 144,717             123,448             284,221
-----------------------------------------------------------------------------------------------------------------
   Balance at end of year                                      23,889,352          23,749,629          23,626,181
=================================================================================================================
Undivided profits:
   Balance at beginning of year                                72,915,689          66,719,678          60,724,767
   Net income                                                  14,562,158          12,670,771          11,465,430
   Cash dividends paid (note 11)                               (7,332,066)         (6,474,760)         (5,470,519)
   Common stock issued from treasury stock                       (129,017)                 --                  --
-----------------------------------------------------------------------------------------------------------------
   Balance at end of year                                      80,016,764          72,915,689          66,719,678
=================================================================================================================
Treasury stock:
   Balance at beginning of year                                  (552,910)                 --                  --
   Repurchase of 306,650 and 35,780 shares of
     common stock in 1997 and 1996, respectively               (6,492,331)           (552,910)                 --
   Issuance of 24,881 shares in 1997
     of common stock                                              379,721                  --                  --
-----------------------------------------------------------------------------------------------------------------
   Balance at end of year                                      (6,665,520)           (552,910)                 --
=================================================================================================================
Net unrealized appreciation (depreciation) on securities
   available for sale, net of tax effect (note 3):
   Balance at beginning of year                                 7,418,236           9,803,762          (6,337,361)
   Changes during the year                                      1,525,576          (2,385,526)         16,141,123
-----------------------------------------------------------------------------------------------------------------
   Balance at end of year                                       8,943,812           7,418,236           9,803,762
=================================================================================================================
Stockholders' equity:
   Balance at beginning of year                               103,535,632         100,154,603          77,734,334
   Changes during the year, net                                 2,658,765           3,381,029          22,420,269
-----------------------------------------------------------------------------------------------------------------
   Balance at end of year                                    $106,194,397        $103,535,632        $100,154,603
=================================================================================================================

          See accompanying notes to consolidated financial statements.

                           Merchants New York Bancorp

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31,                                             1997                1996                1995
-----------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                              $   14,562,158      $   12,670,771     $    11,465,430
-----------------------------------------------------------------------------------------------------------------
   Adjustments to reconcile net income to net cash provided
     by operating activities:
       Depreciation                                             1,043,804             938,577             697,047
       Amortization of premium, net of discounts                6,009,043           4,584,407           4,588,485
       Provision for loan losses                                1,700,000           2,580,000           2,080,000
       Gains on sales of investments                              (21,901)           (372,396)           (127,697)
       Loss on disposal of fixed assets                                --                  --              68,691
       Discounted rental on leases                                (52,668)            (41,435)            (24,171)
       Increase (decrease) in unearned discounts                   37,737              (3,037)            (20,829)
       (Decrease) increase in taxes payable                      (204,170)           (384,776)            926,443
       Decrease (increase) in interest receivable                  10,848            (239,615)            198,277
       Increase in interest payable                             1,329,460             670,487           1,379,426
       Increase in accrued expenses                               959,750             389,508             421,394
       Increase in other assets                                  (487,684)           (484,152)            (31,253)
       Increase (decrease) in other liabilities                   271,434             (20,044)         (1,879,683)
-----------------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities               25,157,811          20,288,295          19,741,560
-----------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Net (increase) decrease in Federal funds sold              (41,000,000)         26,000,000          (5,000,000)
   Proceeds from redemptions of
     securities available for sale                            121,563,684         126,299,677          93,027,263
   Proceeds from sales of securities available for sale        10,175,000          61,013,830          47,559,688
   Purchase of securities available for sale                 (149,596,774)       (189,230,745)       (134,424,407)
   Proceeds from redemptions of investment securities          34,826,437          22,961,868           1,397,591
   Purchase of investment securities                          (50,687,265)       (128,370,905)         (5,478,972)
   Net increase in customer loans                             (35,914,547)        (29,620,410)         (4,550,367)
   Net increase in bank premises and equipment                 (1,099,699)           (946,315)         (2,759,219)
-----------------------------------------------------------------------------------------------------------------
       Net cash used in investing activities                 (111,733,164)       (111,893,000)        (10,228,423)
-----------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Net increase (decrease) in demand deposits,
     NOW, savings and money market accounts                    15,871,574          57,558,967          (6,129,692)
   Net increase (decrease) in certificates of deposit          12,521,941          25,736,755         (33,064,372)
   Net increase in securities sold under
     repurchase agreements                                     40,000,000          14,935,000          35,065,000
   Net increase in other short-term borrowings                 24,980,684           7,199,039                  --
   Proceeds from issuance of common stock                         395,428             123,454             284,235
   Purchase of Treasury stock                                  (6,492,331)           (552,910)                 --
   Dividends paid                                              (7,332,066)         (6,474,760)         (5,470,519)
-----------------------------------------------------------------------------------------------------------------
       Net cash provided by (used in) financing activities     79,945,230          98,525,545          (9,315,348)
-----------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents           (6,630,123)          6,920,840             197,789
Cash and cash equivalents at beginning of the period           57,840,059          50,919,219          50,721,430
-----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of the period             $   51,209,936      $   57,840,059      $   50,919,219
-----------------------------------------------------------------------------------------------------------------
Supplemental disclosure of cash flow information:
       Interest paid                                       $   38,923,995      $   32,784,709     $    30,527,977
       Taxes paid                                               7,358,778           7,795,300           5,823,086
=================================================================================================================

          See accompanying notes to consolidated financial statements.

                           Merchants New York Bancorp

                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

                        December 31, 1997, 1996 and 1995

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial reporting and accounting policies of Merchants New York Bancorp (the "Company") conform to generally accepted accounting principles. The following is a summary of the significant accounting policies.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and include the accounts of the Company and its wholly-owned subsidiary, The Merchants Bank of New York (the "Bank"). The Company is a bank holding company, organized under the laws of the state of Delaware. On July 1, 1993, the Company acquired all of the outstanding capital stock of the Bank. All material intercompany accounts and transactions have been eliminated in consolidation.

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

Securities classified as held to maturity are carried at cost adjusted for amortization of premium or accretion of discount. Securities classified as available for sale are reported at estimated current market prices with the difference between market value and amortized cost reflected in the equity section of the statement of condition as an unrealized gain or loss, net of applicable taxes, until such time as they are sold. Premiums and discounts are amortized or accreted to interest income on a level yield basis, over the expected term of the debt security. Realized gains and losses on sales of securities are determined based on the amortized cost of the specific securities sold. Unrealized losses on securities would be charged to earnings if management determines that the decline in the market value of a security was other than temporary. Actual gains and losses from the sales of securities are computed on a specific identified basis and are included in other income.

Allowance for Loan Losses

The allowance for loan losses is increased by provisions charged to operations and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's historical loan loss experience, a review of non-performing loans and related collateral values, an estimate of the possibility of loss in view of industry concentrations and other portfolio risk characteristics, the present financial condition of borrowers and current economic conditions. While management uses the best information available to estimate loan losses, future adjustments to the allowance may be necessary based on changes in economic conditions, further information obtained regarding known problem loans, the identification of additional problem loans and other factors. In management's judgement, the allowance for loan losses is adequate to absorb probable losses in the existing portfolio.

                           Merchants New York Bancorp

Effective January 1, 1995, the Bank prospectively adopted SFASNo. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118 effective December 31, 1996. Under SFAS No. 114, a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect principal or interest due according to the contractual terms of the loan. Impaired loans are measured and reported based on one of three methods: the present value of the expected future cash flows discounted at the loan's effective interest rate; the loan's observable market price; or the fair value of the collateral if the loan is collateral dependent. If the measure is less than the impaired loan's recorded investment, an impairment loss is recognized as part of the allowance for loan losses. The adoption of SFAS Nos. 114 and 118 did not affect the Bank's overall allowance for loan losses or income recognition practices.

Interest on Loans

Interest on loans is accrued to income monthly based on outstanding principal balances. When management considers the collection of previously accrued but unpaid interest to be doubtful, such interest is reversed by charging interest income in the current period. Interest payments received on non-accrual loans (including impaired loans under SFAS No. 114) are recognized as interest income unless future collections are doubtful. A loan remains on non-accrual status until the factors that indicated doubtful collectibility no longer exist or until a loan is determined to be uncollectible and is charged off against the allowance for loan losses.

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

Earnings Per Share

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share," which requires presentation of both basic earnings per share (EPS) and diluted EPS by all entities with a complex capital structure. Basic EPS, which replaces primary EPS, excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if contracts to issue common stock (such as the Company's stock options) were exercised, which would result in the issuance of common stock that then would share in the earnings of the Company. As required, the Company adopted SFAS No. 128 as of December 31, 1997 and restated all prior period EPS data at that time.

The weighted average number of shares of common stock used in the computation of basic earnings per share for the years ended December 31, 1997, 1996 and 1995 were 9,793,913 shares, 9,961,538 and 9,944,212 shares, respectively. The weighted average number of shares of common stock, used in the computation of diluted earnings per share for the years ended December 31, 1997, 1996 and 1995 were 9,957,190 shares, 10,063,397 and 10,040,171 shares, respectively.

The Company's Board of Directors again declared a 2-for-1 stock split for all shares, with an effective date of October 7, 1997. The Board had previously declared a 2-for-1 stock split effective on October 2, 1995. All shares and per share amounts in prior years have been restated in these financial statements to reflect both splits.

                           Merchants New York Bancorp

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

Reclassifications

Certain reclassifications have been made to the 1996 and 1995 financial statements to conform to the 1997 presentation.

NOTE 2 -- CASH AND DUE FROM BANKS

The Bank is required to maintain average reserves on deposit with the Federal Reserve Bank of New York against outstanding domestic deposit liabilities. The required reserves, which are reported in cash and due from banks, were approximately $20.4 million and $18.3 million at December 31, 1997 and 1996, respectively. Average required reserves during 1997 and 1996 were approximately $20.4 million and $18.2 million, respectively. Average balances (in the form of non-interest-bearing deposits with banks) of approximately $5.8 million and $5.9 million were maintained as compensating balances for services provided by correspondent banks for the years ended December 31, 1997 and 1996, respectively.

NOTE 3 -- SECURITIES AVAILABLE FOR SALE

The book values and estimated market values for investment securities available for sale at December 31, 1997 and 1996 are as follows:


                                                              Gross            Gross         Estimated
                                             Book        Unrealized       Unrealized            Market
1997                                        Value             Gains           Losses             Value
------------------------------------------------------------------------------------------------------
(In Thousands)
U.S. Government obligations(1)           $178,353          $  6,717            $  (8)         $185,062
U.S. Agency obligations (2)               317,947             6,469              (38)          324,378
Obligations of State and
   Political subdivisions                  22,838             1,155               --            23,993
Equity securities                           8,194                 7               --             8,201
------------------------------------------------------------------------------------------------------
Total                                    $527,332           $14,348             $(46)         $541,634
======================================================================================================

                                                              Gross            Gross         Estimated
                                             Book        Unrealized       Unrealized            Market
1996                                        Value             Gains           Losses             Value
------------------------------------------------------------------------------------------------------
(In Thousands)
U.S. Government obligations (1)          $212,927          $  7,507           $  (37)         $220,397
U.S. Agency obligations (2)               305,981             5,340             (222)          311,099
Obligations of State and
   Political subdivisions                  19,848             1,132              (12)           20,968
Equity securities                           9,107                30               --             9,137
------------------------------------------------------------------------------------------------------
Total                                    $547,863           $14,009            $(271)         $561,601
======================================================================================================

(1) U.S. Government obligations includes U.S. Treasury Notes and fixed rate Government National Mortgage Association (GNMA) mortgage-backed securities.
(2) U.S. Agency obligations consists of fixed rate mortgage-backed securities, including Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC) securities.

Proceeds from sales of available-for-sale investment securities during 1997 were $10.2 million with a gross gain of $22,000. 1996 sales proceeds were $61 million with gross gains of $405,000 and gross losses of $33,000.

                           Merchants New York Bancorp

The combined unrealized gains and losses before taxes on available-for-sale securities was $14.3 million (with $5.3 million in taxes) at December 31, 1997 compared to $13.7 million (with$6.3 million in taxes) at December 31, 1996. Changes in unrealized holding gains and losses resulted in an after-tax increase (decrease) in stockholders' equity of $1.5 million, ($2.4 million) and $9.8 million during fiscal 1997, 1996 and 1995, respectively. These gains and losses will continue to fluctuate based on changes in the portfolio and market conditions.

The amortized cost and estimated market value of the Bank's available-for-sale investment securities at December 31, 1997 and 1996 are presented in the following table, based upon their maturity dates. The aging of mortgage-backed U.S. Agency securities is based on their weighted average maturities. The expected maturities can differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

                                                         1997                                1996
                                            --------------------------------------------------------------------
                                                       Estimated    Average                Estimated    Average
                                                Book      Market   Weighted         Book      Market   Weighted
                                               Value       Value     Yield*        Value       Value     Yield*
----------------------------------------------------------------------------------------------------------------
(Dollars In Thousands)
Due in one year or less                     $152,825    $159,736      8.04%     $223,972    $233,194       7.41%
Due after one year through five years        347,471     354,218      7.64       302,809     307,083       7.23
Due after five years through ten years        10,036      10,249      6.09         8,432       8,561       6.03
Due after ten years                           17,000      17,431      6.61        12,650      12,763       6.45
----------------------------------------------------------------------------------------------------------------
Total                                       $527,332    $541,634      7.94%     $547,863    $561,601       7.32%
================================================================================================================

*Average weighted yield not tax adjusted.

Available-for-sale investment securities with a market value of $165.6 million at December 31, 1997 and $140.8 million at December 31, 1996 were pledged to secure securities sold under agreements to repurchase and for other purposes required or permitted by law.

NOTE 4 -- INVESTMENT SECURITIES HELD TO MATURITY

The book values and estimated market values of investment securities held to maturity at December 31, 1997 and 1996 are listed below.

                                                                          Gross            Gross         Estimated
                                                         Book        Unrealized       Unrealized            Market
1997                                                    Value             Gains           Losses             Value
------------------------------------------------------------------------------------------------------------------
(In Thousands)
U.S. Government obligations (1)                     $  60,339           $   888             $ --         $  61,227
U.S. Agency obligations (2)                            99,351             1,679              (16)          101,014
Obligations of State and
   Political subdivisions                              55,154             2,198              (12)           57,340
Other                                                     327                --               (6)              321
------------------------------------------------------------------------------------------------------------------
Total                                                $215,171            $4,765             $(34)         $219,902
==================================================================================================================

                                                                          Gross            Gross         Estimated
                                                         Book        Unrealized       Unrealized            Market
1996                                                    Value             Gains           Losses             Value
------------------------------------------------------------------------------------------------------------------
(In Thousands)
U.S. Government obligations (1)                     $  51,530           $   235           $  (60)        $  51,705
U.S. Agency obligations (2)                            67,821               509              (27)           68,303
Obligations of State and
   Political subdivisions                              47,219             1,810              (26)           49,003
Other                                                     338                --               (9)              329
------------------------------------------------------------------------------------------------------------------
Total                                                $166,908            $2,554            $(122)         $169,340
==================================================================================================================

(1) U.S. Government obligations includes U.S. Treasury Notes and fixed rate Government National Mortgage Association (GNMA) mortgage-backed securities.
(2) U.S. Agency obligations consists of fixed rate mortgage-backed securities, including Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC) securities.

                           Merchants New York Bancorp

The amortized cost and estimated market value of the Bank's investment securities at December 31, 1997 and 1996 are presented in the following table based upon their maturity dates. The aging of mortgage-backed U.S. Agency securities is based on their weighted average maturities. The expected maturities can differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

                                                         1997                                1996
                                            -------------------------------------------------------------------
                                                       Estimated    Average                Estimated    Average
                                                Book      Market   Weighted         Book      Market   Weighted
                                               Value       Value     Yield*        Value       Value     Yield*
---------------------------------------------------------------------------------------------------------------
(Dollars In Thousands)
Due in one year or less                     $ 23,362    $ 24,049     7.61%      $  6,199    $  6,286      5.85%
Due after one year through five years        161,754     164,514     7.64        142,473     144,138      6.93
Due after five years through ten years        13,497      14,049     5.05          6,102       6,433      5.70
Due after ten years                           16,558      17,290     5.21         12,134      12,483      5.42
---------------------------------------------------------------------------------------------------------------
Total                                       $215,171    $219,902     7.26%      $166,908    $169,340      6.74%
===============================================================================================================

*Average weighted yield not tax adjusted.

Held-to-maturity investment securities with a book value of $66.5 million and $21.1 million at December 31, 1997 and 1996, respectively, were pledged to secure securities sold under agreements to repurchase and for other purposes required or permitted by law.

NOTE 5 -- LOANS

Loans at December 31, 1997 and 1996 are comprised of the following:

                                                       1997                1996
--------------------------------------------------------------------------------
(In Thousands)
Commercial loans                                   $312,967            $283,341
Mortgage loans                                       15,723              10,941
Installment loans                                     3,212               2,855
--------------------------------------------------------------------------------
                                                    331,902             297,137
Unearned discounts                                      (94)                (56)
--------------------------------------------------------------------------------
                                                    331,808             297,081
Allowance for loan losses                            (6,167)             (5,617)
--------------------------------------------------------------------------------
Total, net                                         $325,641            $291,464
================================================================================

The changes in the allowance for loan losses for 1997, 1996 and 1995 are summarized as follows:

                                             1997           1996           1995
--------------------------------------------------------------------------------
(In Thousands)
Balance at beginning of year              $ 5,617        $ 6,484        $ 6,188
Provision for loan losses                   1,700          2,580          2,080
Charge-offs                                (1,469)        (4,405)        (2,349)
Recoveries                                    319            958            565
--------------------------------------------------------------------------------
Balance at end of year                   $  6,167        $ 5,617        $ 6,484
================================================================================

                           Merchants New York Bancorp

As discussed in Note 1, the Bank adopted SFAS Nos. 114 in January 1995 and 118 during the year ended December 31, 1996. SFAS Nos. 114 and 118 apply to loans that are individually evaluated for collectibility in accordance with the Bank's ongoing loan review procedures. Upon adoption of these statements, the Bank did not change its method of recognizing interest income on impaired loans.

Information concerning impaired loans as defined by SFAS Nos. 114 and 118 is presented below:

For the years ended December 31,                                1997        1996
--------------------------------------------------------------------------------
(In Thousands)
Recorded investment in impaired loans at year end:
   Non-accrual loans                                         $   159      $1,109
   Restructured loans                                             --          --
   Other                                                          --          --
--------------------------------------------------------------------------------
Total                                                        $   159      $1,109
================================================================================
Average recorded investment in impaired loans                 $1,035      $2,706
================================================================================

The Bank's impaired loans are only those identified as in a nonaccrual status for 90 days or more. Impaired is defined as "when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement." The amount of interest income recognized on impaired loans was $126,000 for 1997 and $288,000 for 1996. The impact on interest income relating to impaired loans for both years is not considered material. The reserve for loan losses contains an additional amount deemed necessary to maintain it at levels considered adequate by management. It is the Bank's policy to keep loans on nonaccrual status until the principal and interest is current or they are charged off. At December 31, 1997, the recorded investment in impaired loans totalled $159,000 for which an allowance for loan impairment was not required under SFAS Nos. 114 and 118. This is substantially due to the nonaccrual loans being supported by collateral with a current value of $166,000, which exceeds the nonaccrual loans.

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

                                  Balance at                          Balance at
                        Name of    Beginning                 Amounts      End of
                       Borrower     of Year*   Additions   Collected        Year
--------------------------------------------------------------------------------
(In Thousands)
1997              Directors (8)      $10,952     $14,307     $10,474     $14,785
1996              Directors (5)      $14,975     $12,528     $16,551     $10,952
1995              Directors (6)      $10,652     $41,804     $37,481     $14,975

* In 1997, loan balances were restated to include letters of credit, standby letters of credit and loans guaranteed by an officer or director, if applicable. In 1996, the total increase in the balance was $6.2 million, with $5.9 million in 1995.

There were no charge-offs of loans made to officers and directors in each of the years in the three-year period ended December 31, 1997. Loans at December 31, 1997 bear interest at rates of 6.25% to 9.50% and are partially secured. The maturities applicable to outstanding loans at December 31, 1997 are $9.9 million within 90 days, which included $1.3 million in letters of credit and $2.6 million in standby letters of credit, $4.6 million in 1998 and $248,000 in 2007.

                           Merchants New York Bancorp

The following is a summary of the major industry concentrations of the Bank's commercial loan portfolio as of December 31, 1997:

                Wholesale jewelry                              22%
                Jewelry manufacturing                          12
                Apparel & furs                                 12
                Non-durable goods                               4
                Miscellaneous manufacturing                     4
                Real Estate                                     9
                Miscellaneous wholesalers                       4
                Business & professional services                5
                Home furnishings                                5
                Textiles                                        4
                Private households                              4
                Non-depository institutions                     3
                All others                                     12
                -------------------------------------------------
                Total                                         100%
                =================================================

Substantially all of the Bank's loans are to borrowers located in the New York metropolitan area.

NOTE 6 -- BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31, 1997 and 1996 are comprised of the following:

                                                        1997               1996
--------------------------------------------------------------------------------
(In Thousands)
Bank premises and leasehold improvements             $ 9,313           $  8,916
Equipment                                              5,007              4,434
--------------------------------------------------------------------------------
                                                      14,320             13,350
Less accumulated depreciation                         (7,382)            (6,582)
--------------------------------------------------------------------------------
Total, net                                           $ 6,938           $  6,768
================================================================================

NOTE 7 -- DEPOSITS

The aggregate amount of certificates of deposit and other time deposits in denominations of $100,000 or more amounted to $301.2 million at December 31, 1997 and $271.2 million at December 31, 1996. Interest expense related to certificates of deposit and other time deposits in denominations of $100,000 or more was $15.8 million, $12.4 million and $11.6 million in 1997, 1996 and 1995, respectively.

The following table sets forth the average deposits and average rates paid for each of the most recent two fiscal years for the classifications of deposits listed:

Years Ended December 31,             1997     Rate %          1996       Rate %
--------------------------------------------------------------------------------
(Dollars in Thousands)
Deposits:
   Demand                        $227,744         --      $209,828           --
   NOW                             41,904       2.27%       38,219         2.28%
   Savings                         24,277       2.98        25,485         2.99
   Money market                   141,671       3.37       131,974         3.37
   Other time                     416,221       5.45       384,033         5.30
--------------------------------------------------------------------------------
Total                            $851,817                 $789,539
================================================================================

                           Merchants New York Bancorp

NOTE 8 -- SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND
          OTHER SHORT-TERM BORROWINGS

The Bank enters into sales of U.S. Agency, GNMA and Treasury securities under repurchase agreements. Repurchase agreements are treated as financing arrangements and the obligations to repurchase securities sold are reflected as a liability on the consolidated statements of condition. The carrying value of the investment securities underlying the agreements remains in the asset account. All of the repurchase agreements were agreements to repurchase substantially identical securities. The investment securities underlying the agreements were transferred to Federal Home Loan Bank and Merrill Lynch, the dealers who arranged the transactions. The dealer may have sold, loaned or otherwise disposed of such securities to other parties in the normal course of its operations, and has agreed to resell to the Bank substantially identical securities at the maturities of the agreements in early 1998. Information concerning securities sold under agreements to repurchase is presented below:

                                             Accrued     Fair Value    Weighted
                                            Interest  of Collateral     Average
                                 Amount   Payable(1)  Securities(2)        Rate
--------------------------------------------------------------------------------
(Dollars in Thousands)
Securities Sold Under
  Repurchase Agreements
   maturing:
   Within 30 Days              $ 50,000       $1,335       $ 47,274        5.69%
   Within 96 Days               110,000        1,432        124,663        6.06
--------------------------------------------------------------------------------
   Total                       $160,000       $2,767       $171,937        5.94%
================================================================================

(1) Included in Other liabilities in the Consolidated Statements of Condition.
(2) Represents the fair value of the mortgage-backed securities which were transferred to the counterparty, including accrued interest receivable of $1.5 million. These securities consist of available-for-sale securities and held-to-maturity securities with book values of $131.0 million and $38.3 million, respectively.

Federal Home Loan Bank and U.S. Treasury Demand Notes

As a member of the Federal Home Loan Bank (FHLB), the Bank can have outstanding FHLB advances of up to 20 times of the Bank's purchased FHLB stock or approximately $130 million at December 31, 1997, in a combination of term advances and overnight funds. The Bank's unused FHLB borrowing capacity was approximately $35 million at December 31, 1997. Borrowings are secured by the Bank's investment in FHLB stock and by a blanket security agreement. This agreement requires the Bank to maintain as collateral qualifying assets (U.S. Agency mortgage-backed securities) not otherwise pledged. The Bank satisfied this collateral requirement at December 31, 1997.

The U.S. Treasury, from time-to-time, issues demand notes, which make funds available on a short-term basis (generally less than 30 days) to qualifying institutions, at interest rates slightly lower than Federal Funds rates. The Bank must keep an equivalent amount of qualifying securities as collateral at The Federal Reserve Bank, based on the Bank's approved borrowing limit.

                                           1997                     1996
                                  ----------------------------------------------
                                                Weighted               Weighted
                                    Amount  Average Rate   Amount  Average Rate
--------------------------------------------------------------------------------
(Dollars in Thousands)
Federal Home Loan Advances         $20,000          5.86%      --            --
U.S. Treasury Demand Notes          11,772          5.19%  $7,199          5.12%
Other                                  408            --       --            --
--------------------------------------------------------------------------------
Total Other Short-Term Borrowings  $32,180                 $7,199
================================================================================

                           Merchants New York Bancorp

NOTE 9 -- INCOME TAXES

The components of income tax expense (benefit) for the years ended December 31, 1997, 1996 and 1995 are as follow:

                                               1997          1996          1995
--------------------------------------------------------------------------------
(In Thousands)
Current:
   Federal                                   $6,104        $4,054        $3,710
   State and local                            1,148         3,421         3,124
--------------------------------------------------------------------------------
     Total current                            7,252         7,475         6,834
--------------------------------------------------------------------------------
Deferred:
   Federal                                      (59)           19          (232)
   State and local                              (38)          (83)          (63)
--------------------------------------------------------------------------------
     Total deferred                             (97)          (64)         (295)
--------------------------------------------------------------------------------
     Total tax expense                       $7,155        $7,411        $6,539
================================================================================

The following is a reconciliation between the "expected" Federal income tax computed at the statutory rate and actual tax expense reflected in the financial statements.


                                                1997                     1996                    1995
-------------------------------------------------------------------------------------------------------------
                                                        % of                    % of                    % of
                                                     Pre-tax                 Pre-tax                 Pre-tax
                                           Amount     Income       Amount     Income        Amount    Income
-------------------------------------------------------------------------------------------------------------
(Dollars In Thousands)
Federal income tax computed
   at statutory rate                      $ 7,601       35.0%     $ 7,029       35.0%      $ 6,302      35.0%
State and city income taxes, net
   of Federal income tax benefit              721        3.3        2,169       10.8         2,031      11.3
Federal income tax benefit
   resulting from interest
   on tax-exempt obligations               (1,416)      (6.5)      (1,433)      (7.1)       (1,497)     (8.3)
Other adjustments
   affecting income taxes                     249        1.1         (354)      (1.8)         (297)     (1.7)
-------------------------------------------------------------------------------------------------------------
Total tax/effective rate                  $ 7,155       32.9%     $ 7,411       36.9%      $ 6,539      36.3%
=============================================================================================================

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are presented below:

                                                           1997            1996
--------------------------------------------------------------------------------
(In Thousands)
Deferred tax assets:
Allowance for possible loan losses                      $ 2,159         $ 2,584
Other                                                       294             248
--------------------------------------------------------------------------------
Total gross deferred tax assets                           2,453           2,832
Less: valuation reserve                                  (2,159)         (2,584)
--------------------------------------------------------------------------------
Net deferred tax asset                                      294             248
--------------------------------------------------------------------------------
Deferred tax liabilities:
Depreciation                                                (98)           (123)
Unamortized bond premium                                    (30)            (57)
Unrealized gain on investments available for sale        (5,358)         (6,319)
--------------------------------------------------------------------------------
Total gross deferred tax liabilities                     (5,486)         (6,499)
--------------------------------------------------------------------------------
   Net deferred tax liabilities                         $(5,192)        $(6,251)
================================================================================

                           Merchants New York Bancorp

Given the subjective nature of recoverability of the deferred tax asset and the Bank's conservative nature, a 100% valuation allowance for the deferred tax asset related to the allowance for loan losses was established relative to this item in 1997 and 1996.

NOTE 10 -- EMPLOYEE BENEFIT PLAN

Pension Plan

The Bank's retirement plan (the "Plan") covers all employees who have attained the age of 21 and have completed one year of service with the Bank. The Bank contributed $470,563, $454,400 and $477,845 to the Plan in 1997, 1996 and 1995,
respectively.

The following table sets forth the Plan's funded status and amounts recognized at December 31, 1997 and 1996:

                                                            1997           1996
--------------------------------------------------------------------------------
(Dollars in Thousands)
Accumulated benefit obligation                          $ (9,545)       $(8,337)
================================================================================
Projected benefit obligation                             (10,600)        (9,215)
Market value of plan assets, primarily
   in corporate notes and U.S. Agency bonds               10,023          8,387
--------------------------------------------------------------------------------
Funded status                                               (577)          (828)
Unrecognized transition asset                             (1,279)        (1,370)
Unrecognized prior service cost                              (26)           (28)
Unrecognized net loss                                      2,082          2,336
--------------------------------------------------------------------------------
Prepaid pension cost                                    $    200        $   110
================================================================================
Actuarial Assumptions:
   Discount Rate                                            7.00%          7.50%
   Salary Increases                                         4.00%          4.00%

Net periodic Plan costs for the years ended December 31, 1997, 1996 and 1995 is comprised of the following:

                                              1997          1996           1995
--------------------------------------------------------------------------------
(Dollars in Thousands)
Service cost                               $   451        $  478          $ 350
Interest cost                                  679           613            583
Actual return on assets                     (1,350)         (185)          (877)
Amortization of transition asset               (91)          (91)           (91)
Amortization of unrecognized net loss           53            74             22
Amortization of prior service cost              (2)           (2)            (2)
Deferral of asset gain (loss)                  640          (557)           224
--------------------------------------------------------------------------------
Net periodic pension cost                  $   380         $ 330          $ 209
================================================================================
Actuarial Assumptions:
   Discount rate                              7.50%         7.00%          8.25%
   Salary increases                           4.00%         4.00%          5.00%
   Expected long-term rate of return          8.00%         9.00%          9.00%

The Bank has adopted a non-qualified Directors retirement plan, effective in February 1997. The projected benefit obligation at December 31, 1997 was approximately $1.3 million, computed with a 7% discount rate and is non-funded. Pension expense of $280,000 was recognized for the period ended December 31, 1997.

In addition, the Bank provides a supplemental retirement contract for key senior executives, with a projected benefit obligation of about $3.7 million as of December 31, 1997. These benefits are partially covered through insurance policies with current values of $2.2 million. Pension expense of $180,000 was recognized as of December 31, 1997, with $120,000 for the same period in 1996. These retirement benefits are in addition to those offered by the Plan and those for Bank's Board of Directors members.

                           Merchants New York Bancorp

401(k) Savings Plan

Effective January 1, 1997, the Bank implemented a defined contribution plan that is intended to qualify under Section 401(k) of the Internal Revenue Code. Contributions began on May 1, 1997. The 401(k) plan covers substantially all employees, who have been employed six months by the Bank. In 1997, an employee may have contributed up to 15% of their salary, or $9,500, whichever is larger. The Bank has elected not to match the employees' contribution. Expenses charged to income in 1997, the year of inception, were $7,767.

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

The shares of stock authorized for the Option Plan to be granted as stock options were 90,000 shares in 1986, 375,000 shares in 1987 and 400,000 shares in 1993. There were no options authorized or granted in 1995, 1996 and 1997. The basis used to establish the exercise price for the options granted under the Option Plan was the price of the Company's stock on NASDAQ for the date of issue of the options.

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

Where applicable, all shares and prices in this footnote have been adjusted for the following stock splits: 6:5 in 1987, 5:4 in 1988, 3:2 in 1990 and 2:1 in 1995 and 1997.

The following chart summarizes information concerning options outstanding and exercisable at December 31, 1997:

                                             Options Outstanding and Exercisable
                                           -------------------------------------
                                           Number of Shares       Remaining Life
Exercise Price                                  Outstanding           (in years)
--------------------------------------------------------------------------------
$ 9.88                                              232,835                    4
$10.88                                               62,700                    4
--------------------------------------------------------------------------------
Total                                               295,535
================================================================================

The following table presents the total options granted and outstanding to be exercised:

                                            Shares Subject      Weighted Average
                                                 To Option        Exercise Price
--------------------------------------------------------------------------------
Outstanding at December 31, 1994                   388,000
Granted                                                 --
Exercised                                          (28,272)               $10.05
Forfeited                                               --                 --
--------------------------------------------------------------------------------
Outstanding at December 31, 1995                   359,728
Granted                                                 --
Exercised                                          (12,446)              $  9.92
Forfeited                                          (12,656)               $10.45
--------------------------------------------------------------------------------
Outstanding at December 31, 1996                   334,626
Granted                                                 --
Exercised                                          (39,091)               $10.11
Forfeited                                               --                 --
--------------------------------------------------------------------------------
Outstanding at December 31, 1997                   295,535                 --
================================================================================

                           Merchants New York Bancorp

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

Management believes that as of December 31, 1997, the Bank meets all capital adequacy requirements to which it is subject. Furthermore, the most recent FDIC notification categorized the Bank as a well capitalized institution. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

The following is a summary of the Bank's capital amounts and ratios as of December 31, 1997 and 1996, compared to the FDIC minimum capital adequacy requirements and the FDIC requirements for classification as a well capitalized institution:

                                                          FDIC Requirements
                                -----------------------------------------------------------------------
                                                           Minimum Capital       For Classification
                                       Actual                 Adequacy           As Well Capitalized
                                -----------------------------------------------------------------------
                                Amount       Ratio         Amount       Ratio       Amount       Ratio
-------------------------------------------------------------------------------------------------------
(Dollars in Thousands)
December 31, 1997
Leverage Capital             $  96,679         8.0%       $48,159         4.0%     $60,199         5.0%
Risk-Based Capital:
   Tier 1                       96,679        18.6         20,780         4.0       31,170         6.0
   Total                       102,846        19.8         41,554         8.0       51,942        10.0

December 31, 1996
Leverage Capital             $  95,432         8.7%       $44,130         4.0%     $55,163         5.0%
Risk-Based Capital:
   Tier 1                       95,432        20.4         18,703         4.0       28,054         6.0
   Total                       101,049        21.6         37,391         8.0       47,739        10.0

Treasury Stock

On August 19, 1997, the Board authorized the repurchase of up to an additional 5% of the Bank's common stock, or 500,000 shares. This is in addition to the Board approving up to 5%, or approximately 500,000 shares in 1996. The Company has purchased 306,650 shares during 1997, with 35,780 shares having been purchased in 1996. In 1997, 24,881 shares were reissued from treasury stock for shares purchased through the stock option plan. This action reflects the Company's strong capital position and has allowed the Company to effectively manage its overall capital position in the best interest of its shareholders.

Dividends

Dividends paid to common stockholders totaled $7.3 million, or $0.75 per share, a 13% increase over 1996. This represented a 50% payout of net income for 1997.

                           Merchants New York Bancorp

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

Unused variable rate loan commitments, substantially all of which have an original maturity of one year or less, were approximately $7.5 million and $10.3 million for the years ended 1997 and 1996, respectively. These commitments are agreements to lend up to a certain amount to a customer as long as the conditions established in the contract are met. Commitments generally have fixed expiration dates or termination clauses and may require payment of a fee. The total commitments do not necessarily represent future cash requirements because some of the commitments are expected to expire without being drawn upon. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the bank upon extension of credit is based on management's risk evaluation of the borrower. Collateral held, if any, may include cash, U.S. Treasury and other marketable securities, accounts receivable, inventory and property, plant and equipment.

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

Outstanding letters of credit, standby letters of credit, letters of guarantee and foreign exchange contracts and their balances for the years ended 1997 and 1996 are:

                                                           1997             1996
--------------------------------------------------------------------------------
(In Thousands)
Standby letters of credit                               $17,610          $18,316
Commercial letters of credit                             36,066           28,555
Steamship and air guarantees                              2,090            2,582
Foreign exchange:
   Forward contracts purchased                            1,950              747
   Forward contracts sold                                 1,940              746
   Spot transactions                                        632              106


As of December 31, 1997, the Bank was obligated under six operating leases for premises. During 1995, the Bank received regulatory approval to relocate a branch along with corporate headquarters to 275 Madison Avenue. This lease, which was effective in March 1995, is a twenty-year lease.

Rental expense under the six leases aggregated $1.35 million for 1997, $1.25 million for 1996 and $1 million for 1995. The minimum annual rent under such leases for each of the years ending December 31, 1998 through the year 2002 and thereafter is as follows:

                 1998                                   $ 1,359
                 1999                                     1,397
                 2000                                     1,069
                 2001                                     1,125
                 2002                                     1,235
                 Thereafter                              24,080
                 ----------------------------------------------
                 Total                                  $30,265
                 ==============================================

                           Merchants New York Bancorp

There are various claims pending against the Bank. In the opinion of management, after discussion with counsel, liabilities, if any, arising from such claims will not have a material effect on the Bank's liquidity, operating results or financial condition.

NOTE 13 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

The following is a summary of the carrying values and estimated fair value of the Company's financial instruments:

                                           1997                   1996
--------------------------------------------------------------------------------
                                 Carrying     Estimated    Carrying    Estimated
As of December 31,                   Value   Fair Value       Value   Fair Value
--------------------------------------------------------------------------------
(In Thousands)
Financial assets:
   Cash and due from banks        $ 51,210     $ 51,210    $ 57,840     $ 57,840
   Federal funds sold               67,000       67,000      26,000       26,000
   Securities available for sale   527,332      541,634     547,863      561,601
   Investment securities           215,171      219,902     166,908      169,340
   Loans, net of allowance         325,641      325,641     291,464      291,464

Financial liabilities:
   Demand, NOW, savings and
     money market deposits         484,930      484,930     469,058      469,058
   Time deposits                   419,157      419,269     406,635      406,885
   Repurchase agreements           160,000      160,000     120,000      120,000
   Other short-term borrowings    $ 32,180     $ 32,180    $  7,199     $  7,199

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

Loans

Substantially all loans include: (i) variable rate loans, where the interest rate changes are consistent with changes in the prime rate; and (ii) working capital notes with maturities of less than six months. Accordingly, after consideration of the allowance for loan loss, net loans are considered to have a fair value equivalent to their carrying value.

                           Merchants New York Bancorp

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

Other Financial Assets and Liabilities

Cash and due from banks, Federal funds sold, repurchase agreements and other short-term borrowings have fair values which approximate the respective carrying values because the instruments are payable on demand or have short-term maturities and present relatively low credit risk and interest rate risk.

NOTE 14 -- RECENT ACCOUNTING PRONOUNCEMENTS

Accounting for the Reporting of Comprehensive Income

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income (and its components) in financial statements. Comprehensive income represents net income and certain amounts reported directly in equity, such as the net unrealized gain or loss on available-for-sale securities. While SFAS No. 130 does not require a specific reporting format, it does require that an enterprise display an amount representing total comprehensive income for the period. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997 and, accordingly, will be adopted by the Company in its fiscal year ending December 31, 1998. Management does not anticipate that the adoption of this standard will have a material impact on the Company's consolidated financial statements.

Accounting for the Disclosures about Segments of an Enterprise and Related Information

In June 1997, the FASB also issued SFAS No. 131,"Disclosures about Segments of an Enterprise and Related Information." Among other things, SFAS No. 131 requires public companies to report (i) certain financial and descriptive information about their reportable operating segments (as defined), and (ii) certain enterprise-wide financial information about products and services, geographic areas and major customers. The required segment financial disclosures include a measure of profit or loss, certain specific revenue and expense items, and total assets. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997 and, accordingly, will be adopted by the Company in its fiscal year ending December 31, 1998. Management does not anticipate that the adoption of this standard will have a material impact on the Company's consolidated financial statements.

                           Merchants New York Bancorp

NOTE 15 -- PARENT COMPANY ONLY FINANCIAL INFORMATION

Parent Company Only
CONDENSED STATEMENTS OF CONDITION
December 31, 1997 and 1996

                                                            1997           1996
--------------------------------------------------------------------------------
Assets:
   Cash                                             $    203,134  $     415,038
   Investment in subsidiary                          105,991,263    103,120,594
--------------------------------------------------------------------------------
     Total assets                                    106,194,397    103,535,632
================================================================================
Liabilities:
     Total liabilities                                        --             --
--------------------------------------------------------------------------------
Stockholders' equity:
     Total stockholders' equity                      106,194,397    103,535,632
--------------------------------------------------------------------------------
     Total liabilities and stockholders' equity     $106,194,397   $103,535,632
================================================================================

CONDENSED STATEMENTS OF INCOME
Years Ended December 31, 1997 and 1996
                                                            1997           1996
--------------------------------------------------------------------------------
Income:
   Dividends received from subsidiary               $ 13,217,066   $  6,474,760
   Equity in undistributed net income of subsidiary    1,345,093      6,196,011
   Management fees                                       593,199        509,527
--------------------------------------------------------------------------------
     Total income                                     15,155,358     13,180,298
--------------------------------------------------------------------------------
Expenses:
     Expenses                                            593,200        509,527
--------------------------------------------------------------------------------
     Net income                                     $ 14,562,158   $ 12,670,771
================================================================================

CONDENSED STATEMENTS OF CASH FLOWS
Years Ended December 31, 1997 and 1996

                                                            1997           1996
--------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                       $ 14,562,158   $ 12,670,771
Adjustments to reconcile net income to net
 cash provided by operating activities:
   Equity in undistributed net income of subsidiary   (1,345,093)    (6,196,011)
--------------------------------------------------------------------------------
     Net cash provided by operating activities        13,217,065      6,474,760
--------------------------------------------------------------------------------
Cash flows from investing activities:
     Net cash used in investing activities                    --             --
--------------------------------------------------------------------------------
Cash flows from financing activities:
  Proceeds from issuance of common stock                 395,428        123,454
  Purchases of treasury stock                         (6,492,331)      (552,910)
  Dividends paid                                      (7,332,066)    (6,474,760)
--------------------------------------------------------------------------------
   Net cash used in financing activities             (13,428,969)    (6,904,216)
--------------------------------------------------------------------------------
Net decrease in cash and cash equivalents               (211,904)      (429,456)
Cash and cash equivalents at beginning of
  the period                                             415,038        844,494
--------------------------------------------------------------------------------
Cash and cash equivalents at end of period          $    203,134    $   415,038
================================================================================

                           Merchants New York Bancorp

The Merchants Bank of New York (the "Bank") became the wholly-owned subsidiary of Merchants New York Bancorp Inc, (the "Company"), a Delaware holding company on July 1, 1993. Each Bank stockholder became a stockholder of the Company, which has authorized 10,000,000 shares of stock at a par value of $.001 per share. Of the authorized shares, 9,989,332 shares have been issued and are outstanding as of December 31, 1997, with 9,975,122 shares outstanding as of December 31, 1996.

The earnings of the Bank are recognized by the Company using the equity method of accounting. Accordingly, earnings of the Bank are recorded as increases in the Company's investment in the Bank, with any dividends reducing this investment.

NOTE 16 -- SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Selected quarterly financial data is presented below for the years ended December 31, 1997 and 1996:

                               First     Second      Third     Fourth
1997                         Quarter    Quarter    Quarter    Quarter      Total
--------------------------------------------------------------------------------
(In Thousands)
Interest income              $19,578    $20,416    $21,687    $21,139    $82,820
Net interest income           10,711     10,507     10,881     10,468     42,567
Provision for loan losses        250        250        500        700      1,700
Income before income tax       5,993      5,967      6,244      3,513     21,717
Net income                     3,391      3,876      4,353      2,942     14,562
Earnings per share, basic      $0.34      $0.39      $0.45      $0.31      $1.49

                               First     Second      Third     Fourth
1996                         Quarter    Quarter    Quarter    Quarter      Total
--------------------------------------------------------------------------------
(In Thousands)
Interest income              $16,936    $17,520    $18,987    $19,652    $73,095
Net interest income            9,413      9,593     10,040     10,594     39,640
Provision for loan losses        100        100        400      1,980      2,580
Income before income tax       5,237      5,590      5,896      3,358     20,081
Net income                     3,090      3,224      3,778      2,579     12,671
Earnings per share, basic      $0.31      $0.32      $0.38      $0.26      $1.27
================================================================================

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Merchants New York Bancorp:

We have audited the accompanying consolidated statements of condition of Merchants New York Bancorp and subsidiary (the "Bank") as of December 31, 1997 and 1996, and the related statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Merchants New York Bancorp as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                    `                             /s/ KMPG Peat Marwick LLP

New York, New York
February 6, 1998

                           Merchants New York Bancorp

                         AVERAGE ASSETS, LIABILITIES AND
                              STOCKHOLDERS' EQUITY


                                                  1997                    1996                      1995
------------------------------------------------------------------------------------------------------------------
                                            Average                  Average                  Average
                                            Balance         %        Balance        %         Balance          %
------------------------------------------------------------------------------------------------------------------
(Dollars In Thousands)
Assets
Cash and due from banks                  $   49,587      4.19%  $   46,993        4.49%    $ 43,522          4.51%
Federal funds sold                            8,373      0.71        6,128        0.59        3,115          0.32
Investment securities*:
   Securities available for sale            590,342     49.88      553,343       52.85      585,047         60.63
   Investment securities                    178,830     15.11      133,239       12.73       30,116          3.12
------------------------------------------------------------------------------------------------------------------
Total                                       769,172     64.99      686,582       65.58      615,163         63.75
Loans (net of unearned discounts)           325,298        --      280,361          --      276,649            --
Less allowance for loan losses                6,247        --        6,454          --        6,601            --
------------------------------------------------------------------------------------------------------------------
Total loans, net                            319,051     26.96      273,907       26.17      270,048         27.98
Bank premises and equipment                   6,897      0.58        6,909        0.66        4,802          0.50
Customers' liability on acceptances          15,588      1.32       11,924        1.14       12,702          1.32
Other assets                                 14,812      1.25       14,340        1.37       15,667          1.62
------------------------------------------------------------------------------------------------------------------
Total assets                             $1,183,480       100%  $1,046,783         100%    $965,019          100%
==================================================================================================================
Liabilities and Stockholders' Equity
Deposits:
   Demand                               $   227,744     19.24% $   209,828       20.05%    $194,571         20.16%
   NOW                                       41,904      3.54       38,219        3.65       38,235          3.96
   Savings                                   24,277      2.05       25,485        2.43       28,146          2.92
   Money market                             141,671     11.97      131,974       12.61      116,179         12.04
   Time                                     416,221     35.17      384,033       36.68      389,747         40.38
------------------------------------------------------------------------------------------------------------------
     Total deposits                         851,817        --      789,539          --      766,878            --
Securities sold under
   repurchase agreements                    166,294     14.05      115,601       11.04       67,991          7.05
Acceptances outstanding                      15,588      1.32       11,924        1.14       12,702          1.32
Other short-term borrowings                  25,681      2.17       11,721        1.12       13,247          1.37
Other liabilities                            18,712      1.58       16,846        1.61       13,160          1.36
------------------------------------------------------------------------------------------------------------------
     Total liabilities                    1,078,092        --      945,631          --      873,978            --
Stockholders' Equity
Capital stock                                     6        --            5          --            3            --
Surplus                                      23,829      2.01       23,674        2.26       23,430          2.43
Undivided profits                            77,394      6.54       70,652        6.75       64,660          6.70
Less: Treasury stock                          3,548      0.29           89          --           --            --
Net unrealized appreciation on
   securities available for sale, net         7,707      0.65        6,910        0.66        2,948          0.31
------------------------------------------------------------------------------------------------------------------
     Total stockholders' equity             105,388        --      101,152          --       91,041            --
------------------------------------------------------------------------------------------------------------------
     Total liabilities and
       stockholders' equity              $1,183,480    100%     $1,046,783      100%       $965,019          100%
==================================================================================================================

* The averages for available-for-sale securities are disclosed at estimated market value, with securities held to maturity at book value.

                           MERCHANTS NEW YORK BANCORP
                                       AND
                         THE MERCHANTS BANK OF NEW YORK

                                Spencer B. Witty
                              Chairman of the Board

                                James G. Lawrence
                      President and Chief Executive Officer

 Rudolf  H. Hertz              William J. Cardew           Charles I. Silberman*
   Vice Chairman               Vice Chairman and              Vice Chairman
                            Chief Operating Officer

                                  Eric W. Gould
                          Vice President and Treasurer

                               Nancy J. Ostermann
                         Vice President and Comptroller

                                 Karen L. Deitz
                               Corporate Secretary

                               BOARD OF DIRECTORS

Charles J. Baum                             President, Baum Bros. Imports, Inc.,
                                               importers of porcelain dinnerware

William J. Cardew                      Vice Chairman and Chief Operating Officer

Eric W. Gould**                                     Vice President and Treasurer

Rudolf  H. Hertz                                      Vice Chairman of the Board

Isidore Karten           President, I. Karten, Inc.,  d/b/a Bermaha Textile Co.,
                                                           exporters of textiles

James G. Lawrence                          President and Chief Executive Officer

Robinson Markel         Attorney--member of the law firm of Rosenman & Colin LLP

Paul Meyrowitz                        Attorney--senior member of the law firm of
                                                    Simon, Meyrowitz & Meyrowitz

Alan Mirken             President--Aaron Publishing Group, Inc., book publishers

Mitchell J. Nelson     Attorney--of counsel to the law firm of Christy & Viener;
                                              President, Atlas Real Estate Funds

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

Spencer B. Witty           Chairman of the Board of the Bank and Holding Company

Counsel -- Paul Meyrowitz               Attorney -- Simon, Meyrowitz & Meyrowitz
Transfer Agent -- American Stock
   Transfer and Trust Co.                     40 Wall Street, New York, NY 10005
Auditors -- KPMG Peat Marwick LLP            345 Park Avenue, New York, NY 10154




 *Officer of Bancorp.
**Director of Bancorp.

                         THE MERCHANTS BANK OF NEW YORK

LENDING DIVISION
Executive Vice President and Chief Credit Officer
Stephen A. Barrow

Senior Vice Presidents and Division Heads
Leonard S. Levine
Janet L. Markel

Group Managers
Michael D. Altman
Senior Vice President

Brian M. Cardew
Vice President

Lester Nadel
Vice President

Kenneth J. Satchwill
Vice President

Joseph J. Wynne
Vice President

Vice Presidents
Gerald H. Attanasio
Andrew S. Baron
Salvatore J. Chiarelli
Joseph I. Edelman
Leonard Katcher
Joseph J. Nicolosi
Elliot Reiner
Donald F. Ritchie
Chad E. Stewart

Assistant Vice Presidents
Joseph P. Martin
Brian T. Schiffino

Assistant Cashiers
John V. Buoniconti
John J. Cronin
Paul L. Hamner
Joseph Radice
Eugene P. Schreiner

INTERNATIONAL DIVISION
Senior Vice President and Division Head
Joseph M. Cestone

Assistant Vice President
Mary Jane G. Lerias

Assistant Cashiers
Esteban A. Espiritu
Babulal Kapadia

BANK OPERATIONS
Senior Vice President
and Division Head
Rosemarie A. Calabro

Vice President
Thomas J. Stackhouse

Assistant Cashiers
Philip S. Cameron
Inmaculada Marquez
Kenneth Renga
Patricia A. Revell

BRANCH DIVISION
Senior Vice President and Division Head
Eugene J. Venier

Assistant Vice President
Harry Woods

275 MADISON AVENUE
Vice President and
Branch Manager
Dennis J. Sheridan

Assistant Vice President
James T. Kung

Assistant Cashier
M. Carolina Nolasco

295 FIFTH AVENUE
Vice President and
Branch Manager
Simeon Kovacic

Assistant Vice Presidents
Barbara Green
William A. Matos

145 FIFTH AVENUE
Vice President and
Branch Manager
Michael S. Hassani

Assistant Cashier
Amelita L. Antonio

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

Assistant Vice President
Orlando Acevedo

COMPTROLLER
Vice President and
Department Head
Nancy J. Ostermann

Assistant Vice President
M. Nasette Espiritu

Assistant Comptrollers
Salvatore Balsamo
Perrie H. McCloud
Joanna Robinson

TREASURER
Vice President
Eric W. Gould

AUDIT
Auditor and Department Head
Mary J. Scarpelli

Assistant Auditor
Allan W. Trowbridge, CISA

HUMAN RESOURCES
Vice President and Department Head
Ruth T. Aimetti

REAL ESTATE &
ADMINISTRATIVE SERVICES
Vice President
T. John Santoro

CORPORATE SECRETARY
Karen L. Deitz

[GRAPHIC OMITTED]

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