Form 10-K/A, Exhibit 13
period 1998-12-31
MERCHANTS NEW YORK BANCORP INC
filed 1999-04-26
CIK 884383

[LOGO]
                           MERCHANTS NEW YORK BANCORP

                           MERCHANTS NEW YORK BANCORP

                                      1998
                                 ANNUAL REPORT

Table of Contents

   1     Financial Highlights

   2     To Our Stockholders

   4     Middle Market Lending

   6     Asset-Based Lending

   7     Selected Financial Data

   8     Management's Discussion and Analysis of
         Financial Condition and Results of Operations

   17    Consolidated Statements of Condition

   18    Consolidated Statements of Income and Comprehensive Income

   19    Consolidated Statements of Changes in Stockholders' Equity

   20    Consolidated Statements of Cash Flows

   21    Notes to Consolidated Financial Statements

   37    Independent Auditors' Report

   38    Average Assets, Liabilities and Stockholders' Equity

   IBC   Board of Directors

Counsel -- Paul Meyrowitz                  Transfer Agent -- American Stock
           Simon, Meyrowitz &                                Transfer and
           Meyrowitz                                         Trust Co.

Attorney -- Mark W. Schlussel, Esq.        Auditors -- KPMG LLP
            Ziechner, Ellman & Krause

The Company's annual report, on Form 10-K, as filed with the Securities and Exchange Commission, will be made available to stockholders upon request in writing, at no cost. If interested, please contact: Karen L. Deitz, Corporate Secretary, Merchants New York Bancorp, 275 Madison Avenue, New York, NY 10016-1011

                           Merchants New York Bancorp

                              FINANCIAL HIGHLIGHTS

Years ended December 31,                                  1998              1997
--------------------------------------------------------------------------------

Financial Condition Data
Total assets                                    $1,289,570,980    $1,235,742,235
Total investment securities                        858,189,656       756,804,988
Net loans                                          353,798,660       325,640,564
Total deposits                                     934,323,292       904,086,925
Total liabilities                                1,176,592,775     1,129,547,838
Total stockholders' equity                         112,978,205       106,194,397

Selected Operating Data
Total interest income                               86,267,606        82,820,569
Total interest expense                              40,872,912        40,253,456
Net interest income                                 45,394,694        42,567,113
Net interest income after provision
    for loan losses                                 43,969,694        40,867,113
Income before income taxes                          24,033,672        21,716,766
Income tax expense                                   8,131,509         7,154,608
Net income                                          15,902,163        14,562,158
Net income per average share:
    Basic                                       $         1.64    $         1.49
    Diluted                                     $         1.61    $         1.46

[The following information was depicted as a bar chart in the printed material]

        Net Interest Income          Net Income             Stockholders' Equity
           (In dollars)             (In dollars)                (In dollars)

'94         36,237,944               10,709,341                   77,734,334
'95         37,662,203               11,465,430                  100,154,603
'96         39,639,789               12,670,771                  103,535,632
'97         42,567,113               14,562,158                  106,194,397
'98         45,394,694               15,902,163                  112,978,205

                              TO OUR STOCKHOLDERS
                                  AND FRIENDS:

      With a deep sense of pride, we report to you that Merchants New York Bancorp again had a record year of earnings. "The Good Old Bank" carried on its tradition as a reliable profitmaking institution and again reinforced our reputation as one of the nation's strongest and most stable commercial banks.

      After-tax income climbed to a record $15,902,163, or $1.61 per diluted share, up from $14,562,158, or $1.46 per diluted share. This record was achieved despite global economic problems, including the collapse of the economies of Asia and Russia, and the very indecisive and unstable market conditions in Brazil and the rest of Latin America. Prudently, Merchants Bank has no exposure to these problems.

      Again our core business performed in an excellent fashion. Loans and investments, which are the lifeblood of our Bank, continued their growth in our prudent manner. This was accomplished by our steadfast concentration on lending to middle market firms -- mid-size and small businesses, and careful investing.

      As loans and investments increased, so did our demand deposits, which grew to record new heights, while costs were kept in bounds by internal controls and very diligent and attentive asset/liability management.

      We are proud of our other achievements. During the year to increase shareholder value, we have once again increased our stockholders' equity and book value, as well as adding to our visibility in the financial press. Also we reaffirmed the buy-back of our stock, as management feels that due to the excellent earnings it is a very sound investment for our excess funds thereby affording us an opportunity to invest in the Bank's future growth.

      In December, "The Good Old Bank" paid its 262nd consecutive quarterly cash dividend which has never been skipped nor cut since 1932 when cash dividends were commenced. This is consistent with our tradition of sharing our growth with our stockholders, a record that is both unmatched and unrivaled.

      In the latter part of 1998, we established a new subsidiary, Merchants New York Commercial Corp. which is dedicated to asset-based lending: making loans against accounts receivable, inventory and equipment and owner-occupied real estate. This unit is staffed by recognized experts in the field. It is off to a good start and should be nicely profitable in its first year of operation. We have confidence it will make a good contribution to our bottom line in the years ahead.

      Consolidation in the banking industry continues; the many mergers and acquisitions have given our "eager to lend" bank opportunities. As the larger banks get bigger, their middle market borrowers have become less important. We are very much like a Country Bank in the middle of the Big Apple. We know our clients well and treasure their relationship with us. A substantial number of our customers are family businesses which we have served for many years and that now have third and even fourth-generation owners.

[PHOTO OMITTED]

  James G. Lawrence
President and Chief
  Executive Officer

      Taking a look back, since the Bank's founding in 1874, our institution has never had a losing year and our debt free Fortress Balance Sheet offers us opportunities. Merchants Bank of New York is unique in many ways. The roots of our Bank stem from international trade since sailing ship days. Our hand has never lost its skill, since 1874. We enjoy an excellent reputation for expertise in speedily handling letters of credit for importers and foreign collections for exporters. We look forward to continued growth in these areas.

      We are a licensed United States Small Business Administration lender for loans that are majority guaranteed by the Federal Government. This is a niche that is both profitable and fits our business philosophy of being the bank for small and mid-sized businesses.

      Our branches are strategically located to serve communities where there are clusters of specialty firms in select industries, of the size we cater to, which are importers or exporters and can be served quickly with letters of credit or foreign collections by our very able International Department. We make special efforts to support those communities, as well as marketing to the Greater Metropolitan Area as a whole.

      We continue to enhance our technological capabilities and offer MasterCard and Visa credit cards and our own ATM worldwide access cards along with other bank products. Most importantly, we concentrate on what we know best, remaining focused on commercial banking and being a trustworthy partner for the medium-sized merchants and manufacturers who are the proven engine for the growth of the U.S. economy.

      After 62 years of outstanding service to "The Good Old Bank," one of our stalwarts, Vice Chairman Rudolf Hertz will enter semi-retirement. He will remain a Director and Vice Chairman of our parent holding company and will be an important consultant to the Bank. We wish him the good health and enjoyment of life as he eases some of the burdens of his duties and is able to spend a little more time with his family.

      Our Bank relies on many individuals as we feel the "people" resource is of prime importance to our success. We sincerely wish to thank our stockholders for their loyalty and support, our Board of Directors for their wise counsel and valuable assistance, and, very importantly, express appreciation to our professional team of officers and fine staff who make it all possible.

      We remain confident about the future and again renew our dedication to keeping "The Good Old Bank" safe and strong. As always, our motto is, "The Safety of the Depositors Comes First--Earnings Will Inevitably Follow."

/s/ James G. Lawrence                      /s/ Spencer B. Witty
------------------------------             -------------------------------------
James G. Lawrence                          Spencer B. Witty
President and Chief Executive Officer      Chairman of the Board

                                                                 [PHOTO OMITTED]

                                                                Spencer B. Witty
                                                           Chairman of the Board

Corporate Lending Administration

[PHOTO OMITTED]

(standing, left to right): Andrew S. Baron, V.P.; Brian M. Cardew, V.P., James
K. Moore, V.P.; Kenneth J. Satchwill, V.P.; Lester Nadel, V.P.; (seated, left to right): Janet L. Markel, Sr. V.P.; Stephen A. Barrow, Executive V.P.; Leonard S. Levine, Sr. V.P.

                             Middle Market Lending

      Our core lending business personifies Merchants and the success the Bank has enjoyed for generations. Growth has continued because we have kept to the policy -- proven over and over again -- on which we were founded: to be the bank for medium-size and small business with emphasis on traditional middle market banking and personal service. This includes our unique International Department for the myriad of quality importers and exporters we service, and we are pleased that our Letters of Credit are accepted around the world.

      A bank's earnings from its lending operations depends not only on satisfied customers, but also on interest rates, and the "art" of forecasting the direction, magnitude, and timing of rate changes. We try, and we usually succeed, to earn a favorable spread. Our liquidity, lending standards and relationships continue to be vital to our financial well-being and sustained earnings power. We make what we believe to be are prudent loans, and, we do not venture into the more speculative, higher-risk areas where the promise of higher returns can sometimes cloud fundamental judgment.

      Our loans are to customers whose sales range from $1 million to $200 million a year. We have been called a community bank because in a number of respects we may be likened to a small-town bank. The fact that we are located in Manhattan, in the city known as the world's financial capital, home to global megabanks, makes this characterization all the more distinctive. As we know, there have been many bank mergers and even more bank acquisitions in recent years. As a consequence, many business owners, having dealt with small or medium-sized banks for years, are confused about where to go for money or advice. Their longtime lender has linked up with another institution many times the size, and the familiar faces are no longer there to serve them, all of which gives our bank additional opportunities. Brand names are not built solely by advertising and promotion and we believe we have a unique name in banking's "Middle Market." Brand names are built by living up to your promises, by repeat daily performance against a standard of excellence. We constantly think of how the customer is using our product and position

Diamond and Jewelry
Industry Specialists,
Corporate Lending Division III

[PHOTO OMITTED]

(standing, left to right): Gerald H. Attanasio, V.P.; Rudolf H. Hertz, Vice Chairman; Joseph Radice, A.V.P.; Joseph I. Edelman, V.P.; (seated left to right): Michael D. Altman, Sr. V.P.; Elliot Reiner, V.P.

Officers of Corporate Lending Divisions I & II

[PHOTO OMITTED]

(standing, left to right): John J. Cronin, A.V.P.; Donald F. Ritchie, V.P.; Joseph J. Nicolosi, V.P.; Brian T. Schiffino, V.P.; Eugene Schreiner, Asst. Cashier; Leonard Katcher, V.P.; Paul L. Hamner, Asst. Cashier; Salvatore J. Chiarelli, V.P.; (left to right, seated): Pamela G. Patterson, Asst. Cashier; John V. Buoniconti, Asst. Cashier; Patricia A. Miller, V.P.; Mitchell Kreiner, V.P.; Noreen Suarez, Asst. Cashier

ourselves as a trusted advisor and lender of funds. Just as important, we have the size and expertise to handle our larger customers' needs and we've also got the same caring people with real names and faces to handle smaller needs, and we value each of our relationships. At Merchants, small business owners can go directly to one lending officer to get counsel or information on an array of topics. They are not shunted from one person to another, nor do they have to deal with strangers or relatively inexperienced personnel. Our clientele include third- and fourth-generation customers of businesses to whom we originally loaned money.

      Our credo is: "The better you understand a client's business, the better the banker you will be for them. The numbers are important, but it is the people that pay you back." We respond quickly, and we have no bureaucracy with which to burden our clients and prospects, and senior management of the Bank participates in the lending process on a regular basis.

      Our business continues to come from referrals from satisfied customers, accountants, attorneys and investment bankers. Our ambition is not to become the largest bank, but rather to continue to be the strongest and safest while we continue to expand our valuable customer base. This includes a cross section of the "Middle Market" and encompasses many industries, including textiles, apparel and furs, home furnishings, real estate, business and professional services and the diamond and jewelry business. In addition, we have added asset-based lending which should serve to increase our growing loan portfolio.

International Department

[PHOTO OMITTED]

(standing, left to right): Joseph M. Cestone, Sr. V.P.; Babulal Kapadia, Asst. Cashier; Harvey P. Zatkowsky; (seated, left to right): Tim Garces, Jr.; Esteban
A. Espiritu, Asst. Cashier; Mary Jane G. Lerias, Asst. V.P.; Bibi S. Ally

Middle Market encompasses many industries including textiles, apparel and furs, home furnishings, real estate, business and professional services and the diamond and jewelry business.

--------------------------------------------------------------------------------

                            Spencer B. Witty, Chairman of the    [PHOTO OMITTED]
                         Board and Chairman of the Investment
                           Committee, reviewing an investment
                           recommendation with Eric W. Gould,
                         Senior Vice President and Treasurer.

[PHOTO OMITTED]

(left to right): Alexander Rodetis, Jr.,
Executive V.P.; Irwin Schwartz,
President & Chief Executive Officer

                              ASSET-BASED LENDING

      In early October, we took a strategic step to broaden the scope of our traditional commercial lending services to middle market companies with the formation of Merchants New York Commercial Corp. This newly formed subsidiary will concentrate on Asset-Based Lending, providing accounts receivable and inventory financing and machinery and equipment loans, as well as letter of credit facilities to new and existing corporate borrowers.

      Typically, Asset-Based Lending provides revolving loans to manufacturing, wholesale, distribution and service companies with high working capital investment needs. These loans are based on the level of a company's working capital assets, primarily accounts receivable and inventory. In addition, machinery and equipment loans for both existing and new equipment may be provided in conjunction with the working capital facility. In all instances the loans are secured by the related assets which are closely monitored.

      Asset-Based Lending has grown to be an important aspect of the loan products offered by many banks today, particularly those who serve the "middle market." It's estimated that asset-based loans represent approximately $150 billion in total loans outstanding for all lenders in the United States providing asset secured facilities. This has grown from approximately $90 billion just five years ago. The national industry trade organization, the Commercial Finance Association, of which we are a member, has over 300 members providing this type of financial support to business.

      Our wholly owned subsidiary meets an objective of Merchants long-term business growth plan by offering this value-added service to our middle market and smaller corporate borrowers, thereby expanding the Bank's loan portfolio and earnings potential.

      This new initiative will be spear headed by Mr. Irwin Schwartz, President and Chief Executive Officer and Mr. Alexander Rodetis, Jr., Executive Vice President, who will work closely with Mr. William J. Cardew the Bank's Vice Chairman. Combined, this senior management team has many years of practical experience in this field and will be actively involved with each client, affording special attention and a rapid, decisive response to every proposal.

      Merchants New York Commercial Corp. is located at 275 Madison Avenue, New York, New York at the Bank's headquarters building.

[PHOTO OMITTED]

(left to right): Irwin Schwartz;
William J. Cardew;
Alexander Rodetis, Jr.

STAFF DEPARTMENTS

Branch Operations and
Branch Administration

[PHOTO OMITTED]

(standing, left to right): Philip S. Cameron, Asst.
Cashier; Thomas J. Stackhouse, V.P.; (seated, left to right): Rosemarie A. Calabro, Sr. V.P.;
Patricia A. Revell, Asst. V.P.; Eugene J. Venier,
Sr. V.P.; Inmaculada C. Marquez, Asst. Cashier;
Harry Woods, Asst. V.P.; Debra J. Lott, Asst.
Cashier; Kenneth Renga, Asst. V.P.

Comptrollers Department

[PHOTO OMITTED]

(standing, left to right): Richard A. Francia; Denise
A. Drakes; Perrie H. Mc Cloud, Asst. Comptroller;
Carol Sze; Salvatore F. Balsamo, Asst. Comptroller;
Stuart Peaceman; Nancy Lopez; Flora Donnelly;
(seated, left to right): M. Nasette Espiritu, V.P. &
Comptroller; Joanna Robinson, Asst. Comptroller

Human Resources Department

[PHOTO OMITTED]

(left to right): Ruth T. Aimetti, V.P.; Maria Winter

[PHOTO OMITTED]

William J. Cardew, Vice Chairman and Chief Operating
Officer and Karen L. Dietz, Corporate Secretary and Director of Stockholder Relations

                           Merchants New York Bancorp

                            Selected Financial Data

This consolidated selected financial information for the Company is not intended to be complete and is qualified in its entirety by more detailed financial information and the financial statements contained elsewhere herein.


For the years ended
December 31,                       1998         1997         1996        1995        1994       1993(5)      1992       1991
------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands,
except per share amounts)
Interest income                 $   86,268   $   82,820   $   73,095  $   69,569  $   61,345  $   60,301  $   49,199  $ 53,279
Net interest income                 45,395       42,567       39,640      37,662      36,238      35,280      31,044    29,089
Provision for loan losses            1,425        1,700        2,580       2,080       1,850       9,785       8,394     7,392
Net income                          15,902       14,562       12,671      11,465      10,709       7,884       6,520     6,502
Earnings per share (1 and 4):
    Basic                             1.64         1.49         1.27        1.15        1.08        0.79        0.66      0.66
    Diluted                           1.61         1.46         1.26        1.14        1.07        0.78        0.65      0.65
Cash dividends declared
    per share (1)                     0.80         0.75         0.65        0.55        0.45        0.40        0.40      0.40
Total assets                     1,289,571    1,235,742    1,137,799   1,027,191   1,001,386   1,006,348   1,085,955   713,606
Book value per share (1):
    Without security valuation       10.66        10.06         9.67        9.07        8.47        7.84        7.44      7.19
    With security valuation (2)      11.59        10.98        10.42       10.06        7.83        --          --        --

Financial Ratios:
Return on average assets              1.27%        1.23%        1.21%       1.19%       1.10%       0.78%       0.89%     1.00%
Return on average equity:
    Average equity excluding
      security valuation             15.67        14.91        13.45       13.01       13.22       10.36        8.91      9.17
    Average equity including
      security valuation(2)          14.34        13.82        12.53       12.59       13.30       10.36        8.91      9.17
Average equity to
   average assets(2)                  8.85         8.90         9.66        9.43        8.35        7.54        9.93     10.75
Dividend payout ratio                48.96        50.35        51.10       47.71       41.74       50.38       60.91     61.06
Net charge-offs to
   average loans                     (0.11)        0.35         1.23        0.65        0.96        2.34        2.48      2.70
Loan loss reserves to
   total loans                        2.20         1.86         1.89        2.39        2.31        2.46        1.48      1.12
Non-performing loans to
   loan loss reserves                 1.83         2.58        19.74       33.45       21.19       26.39       42.40     55.50
Risk-Based Capital Ratio:(3)
   Tier I                            16.94        18.61        20.41       21.61       19.81       18.59       16.82       --
   Total                             18.19        19.80        21.62       22.86       21.06       19.84       17.82       --

(1) Based upon retroactive adjustments for 5-for-4 stock split paid July 20, 1988, 3-for-2 stock split paid May 30, 1990, and 2-for-1 stock splits paid October 2, 1995 and October 7, 1997.

(2) Per SFAS No. 115, effective in 1994, a valuation account for unrealized gains (losses) on investments available for sale are included in equity.

(3) The Federal Reserve Board capital guidelines for bank holding companies require minimum risk-based ratios of Tier 1 and total capital to risk-weighted assets to be 4.0% and 8%, respectively, and a minimum leveraged-based ratio of Tier 1 capital to total average quarterly assets generally of at least 3.0%. The ratios above were calculated using the guidelines in effect at each reporting date.

(4) Per SFAS No. 128, effective in 1997, the earnings per share calculation and disclosure have been revised. EPS on this schedule has been retroactively revised to conform to this change.

(5) Holding Corporation effective 7-1-93. All prior years are for the Merchants Bank of New York only.

                           Merchants New York Bancorp

                          MANAGEMENT'S DISCUSSION AND
                      ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

Comparison of the Years Ended December 31, 1998 and 1997

Overview

1998 net income increased by over 9% to $15.9 million, compared with 1997's earnings of $14.6 million. Net income per diluted share continued to increase, up $0.15 to $1.61 per share versus $1.46 per share in 1997.

Interest Income

Total interest income generated in 1998 was $86.3 million, up 4% from the 1997 total of $82.8 million. The largest component of interest in 1998 was contributed by the investment portfolio, with $53.6 million versus $52.5 million in 1997. This was the result of an increased investment portfolio, which on average grew by $40.3 million to $796.4 million from $756.1 million in 1997. The additional funding to support this was achieved through increased deposits, and other short-term borrowings. On average, approximately $18 million per month of principal repayments received from mortgage-backed securities were reinvested in both the investment and loan portfolios. The non-tax adjusted interest return for the investment portfolio decreased to 6.73% from 6.95% in 1997, due to the lower interest rate environment.

Loan interest income increased approximately $2 million to $31.8 million in 1998 versus $29.8 million in 1997. The average balance for loans increased to $350 million in 1998 from $325 million in 1997, causing the increase in interest income. In maximizing cash management, the average Federal funds sold in 1998 increased to $16.2 million versus $8.4 million in 1997. This contributed $843,000 to interest income, up $383,000 from the $460,000 earned in 1997.

Interest Expense

Total interest expense increased slightly to $40.9 million from $40.3 million in 1997. This was the result of an increase of $33 million in interest-bearing liabilities, which increased to $849 million from $816 million in 1997. The increase was offset by a decline in the average cost for interest-bearing liabilities, down 11 basis points to 4.82% compared to 4.93% for 1997. The highest contributor to interest expense was other short-term borrowings which is composed of Federal funds purchased, Federal Home Loan Bank term advances and U.S. Treasury demand notes (excess funds which are acquired from the Treasury) which showed an increase on average of $25 million to $50 million versus 1997's average balance of $26 million. Interest on other short-term borrowings increased $1.4 million to $2.8 million in 1998, versus $1.4 million in 1997. Average certificates of deposit balances remained relatively the same at $416 million for both 1998 and 1997, with the average rate paid decreasing approximately 18 basis points to 5.27% in 1998 from 5.45% in 1997.

ANALYSIS OF NET INTEREST EARNINGS

                                          1998                           1997                         1996
------------------------------------------------------------------------------------------------------------------------
                                                  Average                        Average                         Average
                             Average              Yield/   Average                Yield/   Average                Yield/
                             Balance    Interest   Rate    Balance     Interest    Rate    Balance   Interest      Rate
------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Interest-Earning Assets
Federal funds sold         $   16,184   $    843   5.21%  $    8,373   $    460    5.49%   $  6,128   $    320     5.22%
Investment securities
  (book value):
     Taxable                  712,214     48,911   6.87      684,916     48,226    7.04      603,188     43,15     7.15
     Tax-exempt*               84,152      4,648   5.52       71,135      4,332    6.09      70,600      4,316     6.11
------------------------------------------------------------------------------------------------------------------------
       Total                  796,366      53,55   6.73      756,051     52,558    6.95     673,788     47,474     7.05
Loans (net of
  unearned
  discounts)                  350,272      31,76   9.07      325,298     29,771    9.15     280,361     25,288     9.02
Other                           1,548         99   6.40          531         31    5.84         268         13     4.85
------------------------------------------------------------------------------------------------------------------------
       Total               $1,164,370   $ 86,268   7.41%  $1,090,253   $ 82,820    7.60%   $960,545   $ 73,095     7.61%
------------------------------------------------------------------------------------------------------------------------
Interest-Bearing
  Liabilities
NOW                        $   44,609   $  1,000   2.24%  $   41,904   $    951    2.27%   $ 38,219   $    871     2.28%
Savings accounts               25,476        758   2.98       24,277        724    2.98      25,485        761     2.99
Money market
  accounts                    145,660      4,924   3.38      141,671      4,774    3.37     131,974      4,443     3.37
Time certificates
  of deposit                  416,286     21,928   5.27      416,221     22,687    5.45     384,033      20,36     5.30
Securities sold
  under repurchase
  agreements                  166,315      9,424   5.67      166,294      9,680    5.82     115,601      6,381     5.52
Other short-term
  borrowings                   50,434      2,839   5.63       25,681      1,437    5.60      11,721        636     5.42
------------------------------------------------------------------------------------------------------------------------
       Total               $  848,780   $ 40,873   4.82%  $  816,048   $ 40,253    4.93%   $707,033   $ 33,455     4.73%
------------------------------------------------------------------------------------------------------------------------
Net interest-
  earning assets              315,590                        274,205                        253,512
========================================================================================================================
Net yield on interest-
  earning assets           $1,164,370   $ 45,395   3.90%  $1,090,253   $ 42,567    3.90%   $960,545   $ 39,640     4.13%
========================================================================================================================

Non accrual loans are included in Interest-Earning Assets.
* Yields are not computed on a tax equivalent basis.

                           Merchants New York Bancorp

Net Interest Income

Net interest income increased to $45.4 million in 1998 from $42.6 million in 1997. This is the amount by which interest income on interest-earning assets exceeds interest expense on interest-bearing liabilities, and is the most significant component of the Bank's earnings. Net interest income is a function of several factors including changes in the volume, mix of earnings assets, funding sources and market interest rates. While management policies influence these factors, they are also influenced by external forces including customer needs and demands, competition, the economic policies of the Federal government and monetary policies of the Federal Reserve Board.

The following table provides further analysis of the increase in net interest income during 1998, 1997 and 1996 and indicates that the increases were primarily due to higher volume on interest-earning assets than was paid on interest-bearing liabilities over the same period. The changes in interest income and interest expense have been allocated to rate and volume changes in proportion to the absolute dollar amounts of the change in each.

CHANGES IN INTEREST INCOME AND EXPENSE

                                      1998 Compared to 1997          1997 Compared to 1996
                                       Increase (Decrease)             Increase (Decrease)
-----------------------------------------------------------------------------------------------
                                  Volume     Rate       Change    Volume      Rate      Change
-----------------------------------------------------------------------------------------------
(In thousands)
Interest Income
Loans (net of unearned
   discounts)                     $ 2,267   $  (271)   $ 1,996    $ 4,108    $   362    $ 4,470
Investment securities
   (book value):
   Taxable                          1,891    (1,206)       685      5,519       (451)     5,068
   Tax-exempt                         745      (429)       316        291       (275)        16
-----------------------------------------------------------------------------------------------
      Total investments             2,636    (1,635)     1,001      5,810       (726)     5,084
Other interest income                 472       (22)       450        123         48        171
-----------------------------------------------------------------------------------------------
      Total interest income         5,375    (1,928)     3,447     10,041       (316)     9,725
-----------------------------------------------------------------------------------------------
Interest Expense
Savings and time deposits:
   NOW                                 61       (12)        49         84         (4)        80
   Savings accounts                    36        (2)        34        (36)        (1)       (37)
   Money market accounts              149         1        150        327          4        331
   Time certificates of deposit         4      (762)      (758)     1,743        581      2,324
-----------------------------------------------------------------------------------------------
       Total                          250      (775)      (525)     2,118        580      2,698
-----------------------------------------------------------------------------------------------
Borrowings:
   Securities sold under
       repurchase agreements            1      (257)      (256)     2,934        365      3,299
   Other short-term borrowings      1,381        19      1,400        777         24        801
-----------------------------------------------------------------------------------------------
       Total interest expense       1,632    (1,013)       619      5,829        969      6,798
-----------------------------------------------------------------------------------------------
       Net interest income        $ 3,743   $  (915)   $ 2,828    $ 4,212    $(1,285)    $2,927
===============================================================================================

Other Income, Other Expenses, Provision for Loan Losses and Taxes

Other income increased $265,000 to $5.4 million from $5.2 million, due principally to an increase in International Department fees of $125,000 and other fee income of $133,000.

Other expenses increased $1 million, or 4.32%, in 1998. There were normal increases in salaries of $504,000, $175,000 in benefits, $121,000 in professional fees and $126,000 in upgrading data processing systems.

The provision for loan losses decreased by $275,000 to $1,425,000 in 1998 compared to $1,700,000 in 1997. The decrease in the provision mainly reflects management's actions in assessing the level of adequacy in the allowance for loan losses totaling $7,965,000 and $6,167,000 for the years ended December 31, 1998 and 1997, respectively. The assessment is based on several factors in addition to nonaccrual, doubtful and substandard loans, including: charged-off loans totaling $232,000 and $1,469,000 in 1998 and 1997, respectively; recoveries totaling $605,000 and $319,000 in 1998 and 1997, respectively; changes in levels and characteristics

                           Merchants New York Bancorp

of total outstanding loans of $362 million and $332 million in 1998 and 1997, respectively. The amount of the allowance for loan losses is reviewed by management quarterly, refer to Notes 1 and 5 to the Financial Statements for further discussion of the allowance. The future level of the allowance for loan losses will continue to be a function of management's evaluation of the Bank's credit exposures.

The provision for income taxes increased by $977,000 in 1998 versus 1997, primarily due to an increase in income before taxes of $2.3 million.

Liquidity

Liquidity measures the Bank's ability to satisfy current and future obligations and commitments as they become due. Funds to meet liquidity needs are raised through the sale or maturity of an asset or through increased deposits or borrowing.

For the year ended December 31, 1998 average cash and short-term investments totaled $59 million, versus $58 million in 1997, accounting for 4.7% and 4.9% of the Bank's total average assets, respectively. Through principal repayments and redemptions, the investment portfolio generated $231.3 million in 1998 and $156.5 million in 1997 for reinvestment and/or liquidity. Furthermore, $19 million in 1998 and $10 million in 1997 were the result of investment sales to take advantage of interest rate arbitrage. Also, having 94% of the loan portfolio priced to float with the prime rate allows immediate adjustments upon an interest rate change, which impacts the interest rate gap.

On the liability side, the primary source of funds available to meet liquidity needs is the Bank's core deposit base. The Bank continues to retain a substantial proportion of its average deposits in the form of noninterest-bearing funds, with 29% in 1998 and 27% in 1997, or $255 million in 1998 and $228 million in 1997. The average balance of total deposits increased to $887 million in 1998, from $852 million in 1997, of which $27 million came from noninterest-bearing deposits. Interest-bearing liabilities are priced competitively, with a slight premium paid for time certificates of deposit, 77%, or $505 million, of which are in the 0 to 3 month maturity range and 19% or, $126 million, are in the 3 to 12 month range. While we include savings accounts and NOW accounts in the 0 to 3 months category on the Interest Rate Sensitivity Gap table, the actual repricing on these is at our discretion. Taking this into consideration, the reflected liability sensitivity of $201 million would be mitigated by $73 million of combined NOW and savings accounts balances included there and which would not change at the same rate as other interest-bearing deposits. As a balance between our assets and the deposit liabilities, our average investment portfolio of $811 million in 1998 and $769 million in 1997, can be used as collateral for repurchase agreements, of which we used an average of $166 million in 1998 and 1997.

INTEREST RATE SENSITIVITY GAP ANALYSIS
As of December 31, 1998
(In thousands)

                                       Less Than      3 to 12       1 to 5        Over
Interest-Earning Assets                3 Months        Months        Years       5 Years       Total
------------------------------------------------------------------------------------------------------
Federal funds sold                     $   5,000     $    --       $    --      $    --     $    5,000
Securities available for sale*            48,849       144,896       307,927      143,902      645,574
Securities held to maturity*              12,021        44,250       103,609       38,283      198,163
Loans                                    346,836         6,376         6,383        2,168      361,763
------------------------------------------------------------------------------------------------------
Total interest-earning assets          $ 412,706     $ 195,522     $417,919     $ 184,353   $1,210,500
======================================================================================================
Interest-Bearing Liabilities
Interest-bearing deposits              $ 504,906     $ 126,002     $  21,371    $    --     $  652,279
Securities sold under
   repurchase agreements                 105,000        55,000          --           --        160,000
Other short-term borrowings                4,282        45,000          --           --         49,282
------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities     $ 614,188     $ 226,002     $ 21,371     $    --     $  861,561
======================================================================================================
Net interest rate sensitivity gap       (201,482)      (30,480)     396,548       184,353      348,939
Cumulative gap position                 (201,482)     (231,962)      164,586      348,939         --
Cumulative gap/total earning assets:
At December 31, 1998                      (16.64)%      (19.16)%       13.60%       28.83%
At December 31, 1997                      (13.04)%      (21.47)%       22.05%       27.39%

* Adjusted for weighted average maturity dates and prepayments for mortgage back securities. All securities are disclosed at book value.

                           Merchants New York Bancorp

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

The objectives of the Bank's interest rate risk management activities are to define an acceptable level of risk based on the Bank's business focus, capital and liquidity requirements and to manage interest rate risk and maintain net interest margins in changing rate environments. Management seeks to reduce the vulnerability of the Bank's operating results to changes in interest rates and to manage the ratio of interest rate sensitive assets to interest rate sensitive liabilities within specified maturities or repricing periods. The Bank does not currently engage in trading activities or use off balance sheet derivative instruments to control interest rate risk. The Board of Directors has authorized management to use derivatives if management deems it beneficial to the Bank.

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

In managing the Bank's asset/liability position, management attempts to minimize interest rate risk while enhancing net interest margins. Management continues to believe that the increased net interest income resulting from a mismatch in maturity of the Bank's asset and liability portfolio can, during periods of declining or stable interest rates and periods in which there is a substantial positive difference between long- and short-term interest rates, provide high enough returns to justify the increased exposure to sudden and unexpected increases in interest rates. During 1998, the Bank continued to utilize short-term borrowings to fund the purchase of longer-term mortgage-backed securities. As a result, the Bank's results of operations and net portfolio values remain vulnerable to increases in interest rates and to fluctuations in the difference between long- and short-term interest rates.

Consistent with its asset/liability management philosophy, the Bank has taken several steps to manage its interest rate risk. First, the Bank's loan portfolio of $362 million consists of virtually all adjustable rate loans. Second, a majority of the Bank's securities are U.S. Government and Agency mortgage-backed securities, with $746 million, or 87%, of these securities having expected weighted average maturities of approximately four years or less. Third, the Bank has a significant amount of deposits which are non-interest bearing or are only minimally sensitive to interest rate fluctuations, including $255 million in average demand deposits and $216 million in average money market, NOW and savings accounts.

One approach used by management to quantify interest rate risk is the net portfolio value (NPV) analysis. In essence, this approach calculates the difference between the present value of the liabilities and the present value of expected cash flows from assets and off balance sheet contracts. The following table sets forth, as of December 31, 1998, an analysis of the Bank's interest rate risk as measured by the estimated changes in NPV resulting from instantaneous and sustained parallel shifts in the yield curve (_+200 basis points measured in 100 basis point increments). For comparative purposes, the table also shows the estimated percentage increase (decrease) in NPV at December 31, 1997.

                           Merchants New York Bancorp

NET PORTFOLIO VALUE ANALYSIS FOR INTEREST RATE RISK

                                           At December 31, 1998
                           ------------------------------------------------------
Change in Interest Rates   Estimated NPV    Estimated Increase (Decrease) in NPV*       Percent Increase
(Basis points)                    Amount    -------------------------------------   (Decrease) in NPV at
                                                    Amount       Percent               December 31, 1997
--------------------------------------------------------------------------------------------------------
(Dollars in thousands)
+200                          $  137,609           (40,218)          (23)%                           (13)%
+100                             161,310           (16,517)           (9)%                            (5)%
--                               177,827              --              --                              --
(100)                           (180,666)            2,839             2%                              1%
(200)                           (179,453)            1,626             1%                              2%

* Pretax

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

Capital

The capital base of a bank is a significant measure of the strength of a financial institution. The Bank has seen a steady capital growth over the past several years, with our risk-based ratios, as shown below, in excess of the required "Well Capitalized" level of 10%. The Bank was also in excess of the required leverage ratio of 3%, with 7.91% and 8.03% for the years ended December 31, 1998 and 1997, respectively.

The primary source of capital growth is through retention of earnings. Retained profits increased to $86.3 million at December 31, 1998 as compared to $80.0 million as of December 31, 1997, resulting from retention of $8.1 million of earnings after paying cash dividends to shareholders of $7.8 million. The Bank's Board of Directors declared and paid a dividend of $0.20 per share of common stock for each of the four quarters in 1998. We continue to believe that cash dividends are an important component of shareholder value and that at its current level of performance, this quarter's 262nd consecutive dividend payment will continue into the future. There was an overall increase of $6.8 million in stockholders' equity, of this change there was an increase in retained earnings of $6.3 million, an increase in the change in market value of available for sale securities (net of tax effect) of $132,000 and a net decrease of $364,000 in Treasury stock transactions. The market valuation of the securities reflects only one point in time and can only be realized upon their sale. With our strong liquidity and excellent basic capital strength, we only sell securities for strategic business reasons.

                                                  December 31,    December 31,
                                        Required          1998            1997
--------------------------------------------------------------------------------
Tier I Risk-Based Capital Ratio           4.00%           16.94%         18.61%
Total Risk-Based Capital Ratio            8.00            18.19          19.80
Leverage Ratio                            3.00             7.91           8.03

The Year 2000 ("Y2K") Issue

This issue deals with the concerns regarding the inability of computers to recognize the advent of the date 2000 and potential problems resulting therefrom.

The Company utilizes and is dependent upon data processing systems, as well as software, to conduct its business. The data processing systems and software include those developed and maintained by the Company's third-party data processor, which are operated on in-house personal computers and wide area networks.

                           Merchants New York Bancorp

The Federal Financial Institutions Examination Council, in connection with its regulatory responsibility, recommended the following phases in its guidance; awareness, assessment, renovation, validation and implementation. These phases are intended to guide institutions in identifying risks, develop an action plan, perform adequate testing and complete certification that its processing systems will be Y2K ready. This includes upgrading system codes and programs, and replacing software and hardware, if needed.

Management has initiated a program to assess the Company's computer systems, applications and third-party vendors for year 2000 compliance. A year 2000 committee is active with members from all areas of the Company. The Committee has conducted a review of its operations to identify systems and vendors or customers that could be affected by the Y2K issue and developed an implementation plan to rectify any issues related to transaction processing in the year 2000 and beyond. Overall, as of December 31, 1998, the Company is 80% ready and is expected to be 100% ready by September 30, 1999.

The Company has obtained documentation from its vendors regarding their Y2K status. Vendors whose products or services are believed by management to be material to the Company have either provided written assurance that they are Y2K compliant or expect to be in compliance sometime in 1999. The Company, however, continues to bear some risk related to the Y2K issue and could be adversely affected if other entities (e.g. vendors) do not appropriately address their own compliance issues. In addition, if any of the Bank's borrowers experience significant problems due to Y2K issues, the credit risk inherent in loans to such borrowers would increase. The Company is soliciting Y2K status information from borrowers regarding their readiness.

The Company continues to evaluate the estimated costs associated with attaining Y2K readiness. Costs totaling approximately $400,000 have been identified for testing and other expenses associated with the project and are being expensed as incurred. Additional costs are expected, but it is management's opinion that such costs will not be material to the Bank's earnings.

In addition to the previously discussed initiatives, the Company is developing business resumption, remediation and event contingency plans to prepare for potential systems failures at critical dates, failures of critical third parties to effectively remediate and certify their systems, as well as any other unanticipated events that could arise with the date change. The development of these plans includes the identification of core business processes critical to the Company's business and operations, and an assessment of failure scenarios. The Company expects that its contingency planning for the year 2000 issue will be substantially complete by the end of June 1999.

Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about our confidence and strategies and our expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "except," "believe," "anticipate," or by expressions of confidence such as "continuing" or "strong," or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to; expected cost, savings not being realized or not being realized within the expected time frame; income or revenues being lower than expected or operating costs higher; competitive pressures in the banking or financial services industries increasing significantly; business disruption related to program implementation or methodologies; weakening of general economic conditions nationally or in New York; changes in legal and regulatory barriers and structures; and unanticipated occurrences delaying planned programs or initiatives or increasing their costs or decreasing their benefits. The Company assumes no obligation for updating any such forward-looking statements at any time.

Introduction of the Euro Dollar

On January 1, 1999, a majority of European countries joined in the consolidation of currency to form what is now known as the Euro Dollar. The Company, in recognition of this consolidation, has established an account with a financial institution to facilitate all transactions relating to the Euro Dollar. Management believes that the formation of the Euro Dollar will not have a material impact on the Company's financial statements.

                           Merchants New York Bancorp

Comparison of the Years Ended December 31, 1997 and 1996

Overview

1997 net income increased by 15% to $14.6 million, over 1996's earnings of $12.7 million. Net income per diluted share continued to increase, up $0.20 to $1.46 per share versus $1.26 per share in 1996.

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

                           Merchants New York Bancorp

The provision for loan losses decreased by almost $900,000 to $1.7 million in 1997 as compared to $2.6 million in 1996, mainly caused by lower charge-offs of $1.5 million in 1997, compared to $4.4 million in 1996. In addition, there was a decrease in nonaccrual loans to $159,000, compared to $1,100,000 in 1997 and 1996, respectively. The provision mainly reflects management's actions in assessing the level of adequacy in the allowance for loan losses account totaling $6.2 million and $5.6 million for the years ended December 31, 1997 and 1996, respectively. The assessment is based on several factors in addition to nonaccrual, doubtful and substandard loans, including: charge-off loans; recoveries totaling $319,000 and $958,000 in 1997 and 1996, respectively; changes in levels and characteristics of outstanding loans totaling $332 million and $297 million in 1997 and 1996, respectively. The amount of the allowance for loan losses is reviewed by management quarterly, refer to Notes 1 and 5 to the Financial Statements for further discussion of the allowance. The future level of the allowance for loan losses will continue to be a function of management's evaluation of the Bank's credit exposures.

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

On the liability side, the primary source of funds available to meet liquidity needs is the Bank's core deposit base. The Bank continues to retain a substantial proportion of its average deposits in the form of non-interest-bearing funds, with 27% in both years, or $227.7 million in 1997 and $209.8 million in 1996. The average balance of total deposits increased to $851.8 million in 1997, from $789.5 million in 1996. Interest-bearing liabilities are priced competitively, with a slight premium paid for time certificates of deposit, 35%, or $223 million of which are in the 0 to 3 month maturity range and 28%, or $178.3 million, are in the 3 to 12 month range. While we include savings accounts and NOW accounts in the 0 to 3 months category, the actual repricing on these is at our discretion. Taking this into consideration, the reflected liability sensitivity of $149 million would be mitigated by $72 million of combined NOW and savings accounts balances included there and which would not change at the same rate as other interest-bearing deposits. As a balance between our assets and the deposit liabilities, our average investment portfolio of $769.2 million in 1997 and $686.6 million in 1996, can be used as collateral for repurchase agreements, of which we used, an average of $166.3 million in 1997 and $116 million in 1996.

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

                           Merchants New York Bancorp

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

                          PRICE RANGE OF THE COMPANY'S
                                  COMMON STOCK

      The Company's common stock is traded on the over-the-counter NASDAQ National market. The Company's symbol is "MBNY." The high and low bid prices for each quarterly period during the past two years were as follows:

PRICE RANGE OF COMMON STOCK

                                   1998                        1997
                         -------------------------------------------------------
                            HIGH          LOW            HIGH         LOW
--------------------------------------------------------------------------------
First Quarter            $43   7/8      $31            $17 1/2      $15 3/4
Second Quarter            43   1/4       36 7/8         25           17 1/2
Third Quarter             37   7/8       31             28 5/8       21 7/8
Fourth Quarter            37 15/16       30 3/4         47 7/8       25

On February 1, 1999, the closing bid and asked prices reported for the common stock were $34 and $341/2, respectively. These quotations reflect inter-dealer prices without retail mark up, mark down or commission and may not represent actual transactions.

                           Merchants New York Bancorp
                      CONSOLIDATED STATEMENTS OF CONDITION

December 31,                                           1998             1997
--------------------------------------------------------------------------------
Assets
Cash and due from banks (note 2)                 $   38,435,946   $   51,209,936
Federal funds sold                                    5,000,000       67,000,000
Investment securities (note 1):
  Securities available for sale
     at market value (note 3)                       660,026,352      541,634,211
  Investment securities (market value
     $203,429,134 in 1998 and $219,902,000
      in 1997) (note 4)                             198,163,304      215,170,777
--------------------------------------------------------------------------------
        Total investment securities                 858,189,656      756,804,988
--------------------------------------------------------------------------------
Loans (net of unearned discounts
  of $46,100 and $93,768 in 1998 and
  1997, respectively) (note 5)                      361,763,395      331,807,721
  Less allowance for loan losses                      7,964,735        6,167,157
--------------------------------------------------------------------------------
        Total loans, net                            353,798,660      325,640,564
--------------------------------------------------------------------------------
Bank premises and equipment (note 6)                  6,708,796        6,937,748
Customers' liability on acceptances                  13,241,093       14,374,602
Other assets                                         14,196,829       13,774,397
--------------------------------------------------------------------------------
        Total assets                             $1,289,570,980   $1,235,742,235
================================================================================

Liabilities and Stockholders' Equity
Liabilities
  Deposits (note 7):
     Demand (noninterest-bearing)                $  282,044,272   $  267,561,571
     NOW                                             46,444,839       47,295,963
     Savings                                         26,177,229       24,736,235
     Money market                                   162,788,408      145,336,114
     Time                                           416,868,544      419,157,042
--------------------------------------------------------------------------------
        Total deposits                              934,323,292      904,086,925
--------------------------------------------------------------------------------
Securities sold under repurchase
  agreements (notes 3, 4 and 8)                     160,000,000      160,000,000
Acceptances outstanding                              13,241,093       14,374,602
Other short-term borrowings (note 8)                 49,282,319       32,179,723
Other liabilities                                    19,746,071       18,906,588
--------------------------------------------------------------------------------
        Total liabilities                         1,176,592,775    1,129,547,838
================================================================================

Stockholders' Equity (notes 1, 3 and 11)
  Capital stock -- $.001 par value;
     40,000,000 and 10,000,000 authorized
    shares in 1998 and 1997, respectively,
    9,989,332 shares issued in 1998 and 1997              9,989            9,989
  Surplus                                            23,889,352       23,889,352
  Undivided profits                                  86,304,445       80,016,764
  Less: Treasury stock at cost
     (240,507 shares in 1998
     and 317,549 shares in 1997)                      6,301,081        6,665,520
  Accumulated other comprehensive income,
     net of tax (note 12):
     Unrealized appreciation on securities
        available for sale                            9,075,500        8,943,812
  Commitments and contingent liabilities
        (note 13)                                          --               --
--------------------------------------------------------------------------------
        Total stockholders' equity                  112,978,205      106,194,397
--------------------------------------------------------------------------------
        Total liabilities and stockholders'
           equity                                $1,289,570,980   $1,235,742,235
================================================================================

          See accompanying notes to consolidated financial statements.

                           Merchants New York Bancorp
                       CONSOLIDATED STATEMENTS OF INCOME
                            AND COMPREHENSIVE INCOME

Years ended December 31,                   1998            1997            1996
--------------------------------------------------------------------------------
Interest and dividend income:
  Interest on loans                $ 31,766,991    $ 29,771,225    $ 25,300,755
  Interest and dividends on
    investment securities:
    U.S. Government obligations      44,874,158      47,631,337      43,022,459
    Other investments                 8,685,750       4,926,841       4,451,474
  Other interest income                 940,707         491,166         320,297
--------------------------------------------------------------------------------
       Total interest and
          dividend income            86,267,606      82,820,569      73,094,985
--------------------------------------------------------------------------------
Interest expense:
  Interest on deposits
    (note 7)                         28,610,080      29,135,924      26,438,521
  Interest on securities
    sold under repurchase
    agreements                        9,424,498       9,680,285       6,380,930
  Other interest expense              2,838,334       1,437,247         635,745
--------------------------------------------------------------------------------
    Total interest expense           40,872,912      40,253,456      33,455,196
--------------------------------------------------------------------------------
    Net interest income              45,394,694      42,567,113      39,639,789
Provision for loan losses (note 5)    1,425,000       1,700,000       2,580,000
--------------------------------------------------------------------------------
    Net interest income after
      provision for loan losses      43,969,694      40,867,113      37,059,789
--------------------------------------------------------------------------------
Other income:
  Service fees                        1,278,458       1,310,426       1,350,387
  International department fees       2,845,865       2,721,033       2,429,711
  Investment securities gains
    on sales (note 3)                    61,272          21,901         372,396
  Other                               1,261,905       1,129,255       1,133,659
--------------------------------------------------------------------------------
    Total other income                5,447,500       5,182,615       5,286,153
--------------------------------------------------------------------------------
Other expenses:
  Salaries                           11,359,160      10,855,196      10,622,376
  Employee benefits (note 10)         3,124,212       2,949,066       2,530,256
  Occupancy (note 13)                 2,603,722       2,589,996       2,520,459
  Equipment and data processing       1,823,525       1,710,850       1,468,405
  Other                               6,472,903       6,227,854       5,123,151
--------------------------------------------------------------------------------
    Total other expenses             25,383,522      24,332,962      22,264,647
--------------------------------------------------------------------------------
Income before income taxes           24,033,672      21,716,766      20,081,295
Income tax expense (note 9)           8,131,509       7,154,608       7,410,524
--------------------------------------------------------------------------------
    Net income                     $ 15,902,163    $ 14,562,158    $ 12,670,771
--------------------------------------------------------------------------------
Earnings per share, basic
  (note 1)                         $       1.64    $       1.49    $       1.27
Earnings per share,
  diluted (note 1)                 $       1.61    $       1.46    $       1.26
================================================================================

Comprehensive income (note 12):
  Net income                       $ 15,902,163    $ 14,562,158    $ 12,670,771
  Other comprehensive
    income, net of tax:
  Unrealized appreciation
    (depreciation)
  on securities available
    for sale during the period          131,688       1,525,576      (2,385,526)
  Less: reclassification
    adjustment for gains
    included in net income              (37,276)        (11,590)       (199,242)
--------------------------------------------------------------------------------
  Total comprehensive income       $ 15,996,575    $ 16,076,144    $ 10,086,003
================================================================================

          See accompanying notes to consolidated financial statements.

                           Merchants New York Bancorp
                       CONSOLIDATED STATEMENTS OF CHANGES
                            IN STOCKHOLDERS' EQUITY

Years ended December 31,              1998            1997            1996
--------------------------------------------------------------------------------
Capital stock:
  Balance at beginning
    of year                       $      9,989    $      4,988    $      4,982
  Adjustment due to stock
    split (note 1)                        --             4,994            --
  Shares issued through
    exercise of Employee Stock
  Options: 14,210 and
    12,446 shares in 1997
    and 1996, respectively
    (note 11)                             --                 7               6
--------------------------------------------------------------------------------
  Balance at end of year                 9,989           9,989           4,988
================================================================================
Surplus:
  Balance at beginning
    of year                         23,889,352      23,749,629      23,626,181
  Adjustment due to stock
    split (note 1)                        --            (4,994)           --
  Excess over par value on
    shares issued through the
    exercise of Employee Stock
    Options (note 11)                     --           144,717         123,448
--------------------------------------------------------------------------------
  Balance at end of year            23,889,352      23,889,352      23,749,629
================================================================================
Undivided profits:
  Balance at beginning of year      80,016,764      72,915,689      66,719,678
  Net income                        15,902,163      14,562,158      12,670,771
  Cash dividends paid
    (note 11)                       (7,784,505)     (7,332,066)     (6,474,760)
  Common stock issued
    from treasury stock             (1,829,977)       (129,017)           --
--------------------------------------------------------------------------------
  Balance at end of year            86,304,445      80,016,764      72,915,689
================================================================================
Treasury stock:
  Balance at beginning
    of year                         (6,665,520)       (552,910)           --
  Repurchase of 84,043,
    306,650 and 35,780 shares
    of common stock in 1998,
    1997 and 1996, respectively     (3,066,508)     (6,492,331)       (552,910)
  Issuance of 161,085 and
    24,881 shares of common
    stock in 1998 and 1997,
    respectively                     3,430,947          379,72            --
--------------------------------------------------------------------------------
  Balance at end of year            (6,301,081)     (6,665,520)       (552,910)
================================================================================
Accumulated other comprehensive
  income (note 12):
Net unrealized appreciation
  on securities available
  for sale, net of tax
  effect (note 3):
  Balance at beginning of year       8,943,812       7,418,236       9,803,762
  Changes during the year              131,688       1,525,576      (2,385,526)
--------------------------------------------------------------------------------
  Balance at end of year             9,075,500       8,943,812       7,418,236
================================================================================
Stockholders' equity:
  Balance at beginning of year     106,194,397     103,535,632     100,154,603
  Changes during the year, net       6,783,808       2,658,765       3,381,029
--------------------------------------------------------------------------------
  Balance at end of year          $112,978,205    $106,194,397    $103,535,632
================================================================================

          See accompanying notes to consolidated financial statements.

                           Merchants New York Bancorp
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31,             1998             1997            1996
--------------------------------------------------------------------------------
Cash flows from operating
  activities:
  Net income                    $  15,902,163    $  14,562,158    $  12,670,771
--------------------------------------------------------------------------------
  Adjustments to reconcile
     net income to net cash
     provided by operating
     activities:
     Depreciation                   1,171,559        1,043,804          938,577
     Amortization of premium,
       net of discounts             7,571,911        6,009,043        4,584,407
     Provision for loan losses      1,425,000        1,700,000        2,580,000
     Gains on sales                   (61,272)         (21,901)        (372,396)
     Discounted rental on leases      (52,668)         (52,668)         (41,435)
     (Decrease) increase
       in unearned discounts          (47,668)          37,737           (3,037)
     Increase in other assets        (536,718)        (476,836)        (723,767)
     Increase in other
       liabilities                    873,505        2,356,474          655,175
--------------------------------------------------------------------------------
     Net cash provided by
       operating activities        26,245,812       25,157,811       20,288,295
--------------------------------------------------------------------------------
Cash flows from investing
  activities:
  Net decrease (increase) in
     Federal funds sold            62,000,000      (41,000,000)      26,000,000
  Proceeds from redemptions of
     securities available
     for sale                     177,378,297      121,563,684      126,299,677
  Proceeds from sales of
     securities available
     for sale                      18,927,089       10,175,000       61,013,830
  Purchase of securities
     available for sale          (350,346,260)    (149,596,774)    (189,230,745)
  Proceeds from redemptions
     of investment securities      53,949,290       34,826,437       22,961,868
  Purchase of investment
     securities                    (8,653,389)     (50,687,265)    (128,370,905)
  Net increase in customer loans  (29,535,428)     (35,914,547)     (29,620,410)
  Net increase in bank premises
     and equipment                   (828,321)      (1,099,699)        (946,315)
--------------------------------------------------------------------------------
     Net cash used in investing
       activities                 (77,108,722)    (111,733,164)    (111,893,000)
--------------------------------------------------------------------------------
Cash flows from financing
  activities:
  Net increase in demand
     deposits, NOW, savings
     and money market accounts     32,524,865       15,871,574       57,558,967
  Net (decrease) increase in
     certificates of deposit       (2,288,498)      12,521,941       25,736,755
  Net increase in securities
     sold under repurchase
     agreements                          --         40,000,000       14,935,000
  Net increase in other
     short-term borrowings         17,102,596      24,980,684        7,199,039
  Proceeds from issuance
     of common stock                1,600,970          395,428          123,454
  Purchase of treasury
     stock                         (3,066,508)      (6,492,331)        (552,910)
  Dividends paid                   (7,784,505)      (7,332,066)      (6,474,760)
--------------------------------------------------------------------------------
     Net cash provided by
       financing activities        38,088,920       79,945,230       98,525,545
--------------------------------------------------------------------------------
Net (decrease) increase in cash
  and cash equivalents            (12,773,990)      (6,630,123)       6,920,840
Cash and cash equivalents at
  beginning of the year            51,209,936       57,840,059       50,919,219
--------------------------------------------------------------------------------
Cash and cash equivalents
  at end of the year            $  38,435,946    $  51,209,936    $  57,840,059
================================================================================
Supplemental disclosure of cash
  flow information:
     Interest paid              $  41,071,132    $  38,923,995    $  32,784,709
     Taxes paid                     8,395,784        7,358,778        7,795,300
================================================================================

          See accompanying notes to consolidated financial statements.

                           Merchants New York Bancorp
                             NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial reporting and accounting policies of Merchants New York Bancorp (the "Company") conform to generally accepted accounting principles. The following is a summary of the significant accounting policies.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and include the accounts of the Company and its wholly-owned subsidiary, The Merchants Bank of New York (the "Bank"), and the Bank's wholly-owned subsidiaries, MBNY Holdings Corporation and its subsidiary, Merchants Capital Corporation and Merchants New York Commercial Corporation. The Company is a bank holding company, organized under the laws of the state of Delaware. On July 1, 1993, the Company acquired all of the outstanding capital stock of the Bank. All material intercompany accounts and transactions have been eliminated in consolidation.

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

                           Merchants New York Bancorp

Effective January 1, 1995, the Bank prospectively adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118 effective December 31, 1996. Under SFAS No. 114, a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect principal or interest due according to the contractual terms of the loan. Impaired loans are measured and reported based on one of three methods: the present value of the expected future cash flows discounted at the loan's effective interest rate; the loan's observable market price; or the fair value of the collateral if the loan is collateral dependent. If the measure is less than the impaired loan's recorded investment, an impairment loss is recognized as part of the allowance for loan losses.

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

Earnings Per Share

Under SFAS No. 128, the Company is required to present both basic and diluted earnings per share ("EPS"). Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if contracts to issue common stock (such as the Company's stock options) were exercised, which would result in the issuance of common stock that then would share in the earnings of the Company.

The weighted average number of shares of common stock used in the computation of basic earnings per share for the years ended December 31, 1998, 1997 and 1996 were 9,711,531 shares, 9,793,913 shares and 9,961,538 shares, respectively. The weighted average number of shares of common stock, used in the computation of diluted earnings per share for the years ended December 31, 1998, 1997 and 1996 were 9,857,481 shares, 9,957,190 shares and 10,063,397 shares, respectively.

The Company's Board of Directors declared a 2-for-1 stock split for all shares, with an effective date of October 7, 1997. All shares and per share amounts in prior years have been restated in these financial statements to reflect the split.

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

                           Merchants New York Bancorp

Reclassifications

Certain reclassifications have been made to the 1997 and 1996 financial statements to conform to the 1998 presentation.

NOTE 2 -- CASH AND DUE FROM BANKS

The Bank is required to maintain average reserves on deposit with the Federal Reserve Bank of New York against outstanding domestic deposit liabilities. The required reserves, which are reported in cash and due from banks, were approximately $12.5 million and $20.4 million at December 31, 1998 and 1997, respectively. Average required reserves during 1998 and 1997 were approximately $12.4 million and $20.4 million, respectively. Average balances (in the form of noninterest-bearing deposits with banks) of approximately $5.9 million and $5.8 million were maintained as compensating balances for services provided by correspondent banks for the years ended December 31, 1998 and 1997, respectively.

NOTE 3 -- SECURITIES AVAILABLE FOR SALE

The book values and estimated market values for investment securities available for sale at December 31, 1998 and 1997 are as follows:

                                                  Gross       Gross    Estimated
                                       Book  Unrealized  Unrealized       Market
1998                                  Value       Gains      Losses        Value
--------------------------------------------------------------------------------
(In thousands)
U.S. Government
  obligations(1)                   $205,802    $  8,131    $    (70)    $213,863
U.S. Agency
  obligations(2)                    278,491       5,561         (49)     284,003
Obligations of
  State and Political
  subdivisions                       28,435       1,052        (141)      29,346
Other securities                    132,846          29         (61)     132,814
--------------------------------------------------------------------------------
Total                              $645,574    $ 14,773    $   (321)    $660,026
================================================================================

                                                  Gross       Gross    Estimated
                                       Book  Unrealized  Unrealized       Market
1997                                  Value       Gains      Losses        Value
--------------------------------------------------------------------------------
(In thousands)
U.S. Government
  obligations(1)                   $178,353    $  6,717    $     (8)    $185,062
U.S. Agency
  obligations(2)                    317,947       6,469         (38)     324,378
Obligations of
  State and Political
  subdivisions                       22,838       1,155        --         23,993
Other securities                      8,194           7        --          8,201
--------------------------------------------------------------------------------
Total                              $527,332    $ 14,348    $    (46)    $541,634
================================================================================

(1) U.S. Government obligations includes U.S. Treasury Notes and fixed rate Government National Mortgage Association (GNMA) mortgage-backed securities.

(2) U.S. Agency obligations consists of fixed rate mortgage-backed securities, including Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC) securities.

Proceeds from sales of available-for-sale investment securities were $18.9 million, $10.2 million and $61.0 million with gross gains of $61,000, $22,000 and $405,000 during 1998, 1997 and 1996, respectively.

The combined unrealized gains and losses before taxes on available-for-sale securities was $14.5 million (with $5.4 million in taxes) at December 31, 1998 compared to $14.3 million (with $5.3 million in taxes) at December 31, 1997. Changes in unrealized holding gains and losses resulted in an after-tax increase (decrease) in stockholders' equity of $132,000, $1.5 million and ($2.4 million) during fiscal 1998, 1997 and 1996, respectively. These gains and losses will continue to fluctuate based on changes in the portfolio and market conditions.

                           Merchants New York Bancorp

The amortized cost and estimated market value of the Bank's available-for-sale investment securities at December 31, 1998 and 1997 are presented in the following table, based upon their maturity dates. The aging of mortgage-backed U.S. Agency securities is based on their weighted average maturities. The expected maturities can differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

                                      1998                              1997
                          -----------------------------------------------------------
                                   Estimated   Average           Estimated    Average
                              Book    Market  Weighted     Book     Market   Weighted
                             Value     Value    Yield*    Value      Value     Yield*
-------------------------------------------------------------------------------------
(Dollars in thousands)
Due in one year
  or less                 $215,751  $224,650     7.81% $152,825   $159,736      8.04%
Due after one
  year through
  five years               363,450   368,388     7.49   347,471    354,218      7.64
Due after five
  years through
  ten years                 23,521    23,721     6.33    10,036     10,249      6.09
Due after ten
  years                     42,852    43,267     6.24    17,000     17,431      6.61
-------------------------------------------------------------------------------------
Total                     $645,574  $660,026     7.52% $527,332   $541,634      7.94%
=====================================================================================

*Average weighted yield not tax adjusted.

Available-for-sale investment securities with a market value of $175.3 million at December 31, 1998 and $165.6 million at December 31, 1997 were pledged to secure securities sold under repurchase agreements and for other purposes required or permitted by law.

NOTE 4 -- INVESTMENT SECURITIES HELD TO MATURITY

The book values and estimated market values of investment securities held to maturity at December 31, 1998 and 1997 are listed below.

                                                  Gross       Gross    Estimated
                                       Book  Unrealized  Unrealized       Market
1998                                  Value       Gains      Losses        Value
--------------------------------------------------------------------------------
(In thousands)
U.S. Government
  obligations (1)                  $ 42,889    $  1,322    $   --       $ 44,211
U.S. Agency
  obligations (2)                    66,613       1,542        --         68,155
Obligations of
  State and Political
  subdivisions                       59,813       2,442         (11)      62,244
Other                                28,848        --           (29)      28,819
--------------------------------------------------------------------------------
Total                              $198,163    $  5,306    $    (40)    $203,429
================================================================================

                                                  Gross       Gross    Estimated
                                       Book  Unrealized  Unrealized       Market
1997                                  Value       Gains      Losses        Value
--------------------------------------------------------------------------------
(In thousands)
U.S. Government
  obligations (1)                  $ 60,339    $    888    $   --       $ 61,227
U.S. Agency
  obligations (2)                    99,351       1,679         (16)     101,014
Obligations of
  State and Political
  subdivisions                       55,154       2,198         (12)      57,340
Other                                   327        --            (6)         321
--------------------------------------------------------------------------------
Total                              $215,171    $  4,765    $    (34)    $219,902
================================================================================

(1) U.S. Government obligations includes U.S. Treasury Notes and fixed rate GNMA mortgage-backed securities.

(2) U.S. Agency obligations consists of fixed rate mortgage-backed securities, including FNMA and FHLMC securities.

                           Merchants New York Bancorp

The amortized cost and estimated market value of the Bank's investment securities at December 31, 1998 and 1997 are presented in the following table based upon their maturity dates. The aging of mortgage-backed U.S. Agency securities is based on their weighted average maturities. The expected maturities can differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

                                        1998                             1997
                          ----------------------------------------------------------------
                                     Estimated   Average              Estimated   Average
                              Book      Market  Weighted        Book     Market  Weighted
                             Value       Value    Yield*       Value      Value    Yield*
------------------------------------------------------------------------------------------
(Dollars in thousands)
Due in one year or less   $ 16,997    $ 17,303      7.05%   $ 23,362   $ 24,049      7.61%
Due after one year
   through five years      142,883     146,136      7.58     161,754    164,514      7.64
Due after five years
   through ten years        17,045      17,974      5.08      13,497     14,049      5.05
Due after ten years         21,238      22,016      4.99      16,558     17,290      5.21
------------------------------------------------------------------------------------------
Total                     $198,163    $203,429      7.22%   $215,171   $219,902      7.26%
==========================================================================================

*Average weighted yield not tax adjusted.

Held-to-maturity investment securities with a book value of $71.6 million and $66.5 million at December 31, 1998 and 1997, respectively, were pledged to secure securities sold under repurchase agreements and for other purposes required or permitted by law.

NOTE 5 -- LOANS

Loans at December 31, 1998 and 1997 are comprised of the following:

                                                        1998               1997
--------------------------------------------------------------------------------
(In thousands)
Commercial loans                                   $ 339,982          $ 312,967
Mortgage loans                                        19,307             15,723
Installment loans                                      2,520              3,212
--------------------------------------------------------------------------------
                                                     361,809            331,902
Unearned discounts                                       (46)               (94)
--------------------------------------------------------------------------------
                                                     361,763            331,808
Allowance for loan losses                             (7,965)            (6,167)
--------------------------------------------------------------------------------
Total, net                                         $ 353,798          $ 325,641
================================================================================

The changes in the allowance for loan losses for 1998, 1997 and 1996 are summarized as follows:

                                               1998          1997          1996
--------------------------------------------------------------------------------
(In thousands)
Balance at beginning of year                $ 6,167       $ 5,617       $ 6,484
Provision for loan losses                     1,425         1,700         2,580
Charge-offs                                    (232)       (1,469)       (4,405)
Recoveries                                      605           319           958
--------------------------------------------------------------------------------
Balance at end of year                      $ 7,965       $ 6,167       $ 5,617
================================================================================

                           Merchants New York Bancorp

Information concerning impaired loans as defined by SFAS Nos. 114 and 118 is presented below:

For the years ended December 31,                                  1998      1997
--------------------------------------------------------------------------------
(In thousands)
Recorded investment in impaired loans at year end:
   Non-accrual loans                                              $146    $  159
   Restructured loans                                              --        --
--------------------------------------------------------------------------------
Total                                                             $146    $  159
================================================================================
Average recorded investment in impaired loans                     $153    $1,035
================================================================================

The Bank's impaired loans are only those identified as in a nonaccrual status for 90 days or more. Impaired is defined as "when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement." The amount of interest income recognized on impaired loans was $3,000 for 1998 and $126,000 for 1997. The impact on interest income relating to impaired loans for both years is not material. The allowance for loan losses contains an additional amount deemed necessary to maintain it at levels considered adequate by management. It is the Bank's policy to keep loans on nonaccrual status until the principal and interest is current or they are charged off. At December 31, 1998, the recorded investment in impaired loans totalled $146,000 for which an allowance for loan impairment was not required under SFAS Nos. 114 and 118. This is substantially due to the nonaccrual loans being supported by collateral with a current value which exceeds the nonaccrual loans.

Loans to officers and directors of the Bank or for the benefit of corporations in which they have a beneficial interest are made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with members of the general public, including interest rates and collateral. Such loans did not involve more than the normal risk of collectibility or present other unfavorable features. The following schedule sets forth information with respect to such loans:

                                  Balance at              Balance at
                                   Beginning                 Amounts      End of
                        Borrower     of Year   Additions   Collected        Year
--------------------------------------------------------------------------------
(In thousands)
1998               Directors (6)     $14,785     $11,266     $13,718     $12,333
1997               Directors (8)     $10,952     $14,307     $10,474     $14,785
1996               Directors (5)     $14,975     $12,528     $16,551     $10,952

There were no charge-offs of loans made to officers and directors in any of the years in the three-year period ended December 31, 1998. Loans at December 31, 1998 bear interest at rates of 7.75% to 8.00% and are partially secured. The maturities applicable to outstanding loans at December 31, 1998 are $6.8 million within 90 days, which included $1.2 million in letters of credit and $2.3 million in standby letters of credit, and mortgages of $5.0 million, $242,000 and $284,000 due in 1999, 2007 and 2008, respectively.

                           Merchants New York Bancorp

The following is a summary of the major industry concentrations of the Bank's commercial loan portfolio as of December 31, 1998:

               Wholesale jewelry                      22%
               Jewelry manufacturing                  12
               Apparel & furs                         11
               Non-durable goods                       4
               Miscellaneous manufacturing             8
               Real Estate                             8
               Miscellaneous wholesalers               3
               Business & professional services        4
               Home furnishings                        5
               Textiles                                5
               Private households                      3
               Non-depository institutions             3
               All others                             12
               -----------------------------------------
               Total                                 100%
               =========================================

Substantially all of the Bank's loans are to borrowers located in the New York metropolitan area.

NOTE 6 -- BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31, 1998 and 1997 are comprised of the following:

                                                            1998           1997
--------------------------------------------------------------------------------
(In thousands)
Bank premises and leasehold improvements                $  9,418       $  9,313
Equipment                                                  5,730          5,007
--------------------------------------------------------------------------------
                                                          15,148         14,320
Less accumulated depreciation                             (8,439)        (7,382)
--------------------------------------------------------------------------------
Total, net                                              $  6,709       $  6,938
================================================================================

NOTE 7 -- DEPOSITS

The aggregate amount of certificate of deposits and other time deposits in denominations of $100,000 or more amounted to $310 million at December 31, 1998 and $301.2 million at December 31, 1997. Interest expense related to certificate of deposits and other time deposits in denominations of $100,000 or more was $16 million, $15.8 million and $12.4 million in 1998, 1997 and 1996, respectively.

The following table sets forth the average deposits and average rates paid for each of the most recent two fiscal years for the classifications of deposits listed:

Years ended December 31,        1998        Rate %         1997        Rate %
--------------------------------------------------------------------------------
(Dollars in thousands)
Deposits:
Demand                      $255,239           --       $227,74           --
NOW                           44,609          2.24%      41,904          2.27%
Savings                       25,476          2.98       24,277          2.98
Money market                 145,660          3.38      141,671          3.37
Other time                   416,286          5.27      416,221          5.45
--------------------------------------------------------------------------------
Total                       $887,270                   $851,817
================================================================================

                           Merchants New York Bancorp

NOTE 8 -- SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND
          OTHER SHORT-TERM BORROWINGS

The Bank enters into sales of U.S. Agency, GNMA and Treasury securities under repurchase agreements. Repurchase agreements are treated as financing arrangements and the obligations to repurchase securities sold are reflected as a liability on the consolidated statements of condition. The carrying value of the investment securities underlying the agreements remains in the asset account. All of the repurchase agreements were agreements to repurchase substantially identical securities. The investment securities underlying the agreements were transferred to the dealers who arranged the transactions. The dealer may have sold, loaned or otherwise disposed of such securities to other parties in the normal course of its operations, and has agreed to resell to the Bank substantially identical securities at the maturities of the agreements in early 1999. Information concerning securities sold under agreements to repurchase is presented below:

                                               Accrued     Fair Value  Weighted
                                              Interest  of Collateral   Average
                                   Amount   Payable(1)  Securities(2)      Rate
--------------------------------------------------------------------------------
(Dollars in thousands)
Securities Sold Under
   Repurchase Agreements
   maturing within one
   year                          $160,000     $ 2,815        $181,567      5.35%
--------------------------------------------------------------------------------
Total                            $160,000     $ 2,815        $181,567      5.35%
================================================================================

(1)   Included in Other liabilities in the Consolidated Statements of Condition.

(2) Represents the fair value of the mortgage-backed securities which were transferred to the counterparty, including accrued interest receivable of $1.3 million. These securities consist of available-for-sale securities and held-to-maturity securities with book values of $132.2 million and $47 million, respectively.

Federal Home Loan Bank and U.S. Treasury Demand Notes

As a member of the Federal Home Loan Bank (FHLB), the Bank can have outstanding FHLB advances of up to 20 times of the Bank's purchased FHLB stock or approximately $190 million at December 31, 1998, in a combination of term advances and overnight funds. The Bank's unused FHLB borrowing capacity was approximately $40 million at December 31, 1998. Borrowings are secured by the Bank's investment in FHLB stock and by a blanket security agreement. This agreement requires the Bank to maintain as collateral qualifying assets (U.S. Agency mortgage-backed securities) not otherwise pledged.

The U.S. Treasury, from time-to-time, issues demand notes, which make funds available on a short-term basis (generally less than 30 days) to qualifying institutions, at interest rates slightly lower than Federal Funds rates. The Bank must keep an equivalent amount of qualifying securities as collateral at The Federal Reserve Bank, based on the Bank's approved borrowing limit.

                                          1998                     1997
                                 ----------------------------------------------
                                              Weighted                 Weighted
                                 Amount   Average Rate     Amount  Average Rate
-------------------------------------------------------------------------------
(Dollars in thousands)
Federal Home Loan advances      $45,000           5.44%   $20,000          5.86%
U.S. Treasury demand notes        4,031           4.23%    11,772          5.19%
Other                               251            --         408           --
--------------------------------------------------------------------------------
Total other short-term
  borrowings                    $49,282                   $32,180
================================================================================

NOTE 9 -- INCOME TAXES

The components of income tax expense (benefit) for the years ended December 31, 1998, 1997 and 1996 are as follow:

                                             1998           1997           1996
--------------------------------------------------------------------------------
(In thousands)
Current:
  Federal                                 $ 7,540        $ 6,104        $ 4,054
  State and local                             630          1,148          3,421
--------------------------------------------------------------------------------
     Total current                          8,170          7,252          7,475
--------------------------------------------------------------------------------
Deferred:
  Federal                                    (104)           (59)            19
  State and local                              66            (38)           (83)
--------------------------------------------------------------------------------
     Total deferred                           (38)           (97)           (64)
--------------------------------------------------------------------------------
     Total tax expense                    $ 8,132        $ 7,155        $ 7,411
================================================================================

                           Merchants New York Bancorp

The following is a reconciliation between the "expected" Federal income tax computed at the statutory rate and actual tax expense reflected in the financial statements.

                                          1998                1997               1996
--------------------------------------------------------------------------------------------
                                                % of                % of                % of
                                              Pretax              Pretax              Pretax
                                    Amount    Income    Amount    Income    Amount    Income
--------------------------------------------------------------------------------------------
(Dollars in thousands)
Federal income tax computed
  at statutory rate                $ 8,412      35.0%  $ 7,601      35.0%  $ 7,029      35.0%
State and city income taxes, net
  of Federal income tax benefit        452       1.9       721       3.3     2,169      10.8
Federal income tax benefit
  resulting from interest
  on tax-exempt obligations         (1,510)     (6.3)   (1,416)     (6.5)   (1,433)     (7.1)
Other adjustments
  affecting income taxes               778       3.2       249       1.1      (354)     (1.8)
--------------------------------------------------------------------------------------------
Total tax/effective rate           $ 8,132      33.8%  $ 7,155      32.9%  $ 7,411      36.9%
============================================================================================

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are presented below:

                                                            1998           1997
--------------------------------------------------------------------------------
(In thousands)
Deferred tax assets:
Allowance for possible loan losses                       $ 2,788        $ 2,159
Other                                                        249            294
--------------------------------------------------------------------------------
Total gross deferred tax assets                            3,037          2,453
Less: valuation reserve                                   (2,788)        (2,159)
--------------------------------------------------------------------------------
Net deferred tax asset                                       249            294
--------------------------------------------------------------------------------
Deferred tax liabilities:
Depreciation                                                 (33)           (98)
Unamortized bond premium                                     (12)           (30)
Unrealized gain on investments
   available for sale                                     (5,377)        (5,358)
--------------------------------------------------------------------------------
Total gross deferred tax liabilities                      (5,422)        (5,486)
   Net deferred tax liabilities                          $(5,173)       $(5,192)
================================================================================

Given the subjective nature of recoverability of the deferred tax asset, a 100% valuation allowance for the deferred tax asset related to the allowance for loan losses was established relative to this item in 1998 and 1997.

NOTE 10 -- EMPLOYEE BENEFIT PLAN

Pension Plan

The Bank's retirement plan (the "Plan") covers all employees who have attained the age of 21 and have completed one year of service with the Bank.

In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." The new statement revises the required disclosures for employee benefit plans, but does not change the measurement or recognition of such plans. SFAS No. 132 standardizes certain disclosures, requires additional information about changes in the benefit obligations and about changes in the fair value of plan assets to facilitate analysis, and eliminates certain disclosures that were not deemed useful. SFAS No. 132 supersedes the disclosure requirements in SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions."

                           Merchants New York Bancorp

The changes in benefit obligations for 1998 and 1997 are summarized as follows:

                                                            1998           1997
--------------------------------------------------------------------------------
(In thousands)
Benefit obligation at beginning of year                 $(10,209)      $ (9,815)
Service cost                                                (451)          (451)
Interest cost                                               (752)          (679)
Plan participants' contributions                            --             --
Amendments                                                  --             --
Actuarial (gain)/loss                                       --             --
Benefits paid                                                364            345
--------------------------------------------------------------------------------
Benefit obligations at end of year                      $(11,048)      $(10,600)
================================================================================

The changes in fair value of plan assets for 1998 and 1997 are summarized as follows:

                                                             1998          1997
--------------------------------------------------------------------------------
(In thousands)
Fair value of plan assets at beginning of year           $ 10,090      $  8,516
Return of plan assets                                         298         1,448
Employer contribution                                         638           471
Plan participants' contributions                             --            --
Benefits paid                                                (364)         (345)
--------------------------------------------------------------------------------
Fair value of plan assets at end of year                 $ 10,662      $ 10,090
================================================================================

The following table sets forth the Plan's funded status and amounts recognized at December 31, 1998 and 1997:

                                                          1998             1997
--------------------------------------------------------------------------------
(In thousands)
Funded status                                          $  (386)         $  (577)
Unrecognized transition
  obligation                                            (1,187)          (1,279)
Unrecognized prior service cost                            (24)             (26)
Unrecognized net loss                                    2,041            2,082
--------------------------------------------------------------------------------
Prepaid pension asset                                  $   444          $   200
================================================================================

Net periodic Plan costs for the years ended December 31, 1998, 1997 and 1996 are comprised of the following:

                                              1998        1997             1996
--------------------------------------------------------------------------------
(Dollars in thousands)
Service cost                               $   451     $    51          $   478
Interest cost                                  752         679              613
Return of plan assets                         (299)     (1,350)            (185)
Amortization of transition asset               (91)        (91)             (91)
Recognized loss                                 60          53               74
Recognized prior service cost                   (2)         (2)              (2)
Deferral of asset (loss) gain                 (477)        640             (557)
--------------------------------------------------------------------------------
Net periodic pension cost                  $   394     $   380          $   330
================================================================================
Weighted average actuarial assumptions:
  Discount rate                               7.50%       7.50%            7.00%
  Salary increases                            4.00%       4.00%            4.00%
  Expected long-term rate of return           8.00%       8.00%            9.00%

                           Merchants New York Bancorp

The Bank adopted a non-qualified Directors retirement plan, effective February 1997. The projected benefit obligation at December 31, 1998 and 1997 were approximately $1.7 million and $1.3 million, computed with a 7% discount rate. A total expense of $460,000 and $280,000 has been recognized for the Plan in the years ended December 31, 1998 and 1997, respectively.

In addition, the Bank provides a supplemental retirement contract for key senior executives, with a projected benefit obligation of about $5.4 million and $3.7 million as of December 31, 1998 and 1997, respectively. These benefits are partially covered through insurance policies with current values of $2.3 million. An additional pension expense of $240,000, $180,000 and $120,000 were recognized in the years ended December 31, 1998, 1997 and 1996, respectively. These retirement benefits are in addition to those offered by the Plan and those for Bank's Board of Directors members.

401(k) Savings Plan

Effective January 1, 1997, the Bank implemented a defined contribution plan that is intended to qualify under Section 401(k) of the Internal Revenue Code. Contributions began on May 1, 1997. The 401(k) plan covers substantially all employees, who have been employed six months by the Bank. In 1998, an employee may contribute up to 15% of their salary, or $10,000, whichever is larger. In 1997, an employee may have contributed up to 15% of their salary, or $9,500, whichever is larger. The Bank has elected not to match the employees' contribution.

Stock Option Plan

The Employees Stock Option Plan of The Merchants Bank of New York (the "Option Plan") is set up as an incentive for performance and to encourage the continued employment of existing key employees. The Company reserves common stock for the future exercise of the options granted. The options expire ten years after the date of grant and are exercisable after one year.

The shares of stock authorized for the Option Plan to be granted as stock options were 90,000 shares in 1986, 375,000 shares in 1987 and 400,000 shares in 1993. There were no shares granted in 1996 and 1997, and 18,250 shares were granted in 1998. The basis used to establish the exercise price for the options granted under the Option Plan was the price of the Company's stock on NASDAQ for the date of issue of the options.

The Company implemented SFAS No. 123 during 1996. As discussed in Note 1, the Company applies APB Opinion No. 25 and the related interpretations in accounting for the Option Plan and, accordingly, no compensation cost has been recognized for the Option Plan. The adoption of SFAS No. 123, did not have a material impact on the Bank's financial condition or its results of operations in 1998, 1997 and 1996.

The following chart summarizes information concerning options outstanding and exercisable at December 31, 1998:

                                             Options Outstanding and Exercisable
                                             -----------------------------------
                                             Number of Shares     Remaining Life
Exercise price                                    Outstanding         (in years)
--------------------------------------------------------------------------------
$  9.88                                                81,200                  3
$10.88                                                 53,250                  3
$35.88                                                 18,250                 10
--------------------------------------------------------------------------------
Total                                                 152,700
================================================================================

                           Merchants New York Bancorp

The following table presents the total options granted and outstanding to be exercised:

                                              Shares Subject    Weighted Average
                                                   to Option      Exercise Price
--------------------------------------------------------------------------------
Outstanding at December 31, 1995                     359,728
Granted                                                   --
Exercised                                            (12,446)             $ 9.92
Forfeited                                            (12,656)             $10.45
--------------------------------------------------------------------------------
Outstanding at December 31, 1996                     334,626
Granted                                                   --
Exercised                                            (39,091)             $10.11
Forfeited                                                 --                  --
--------------------------------------------------------------------------------
Outstanding at December 31, 1997                     295,535                  --
Granted                                               18,250              $35.88
Exercised                                           (161,085)             $ 9.94
Forfeited                                                 --                  --
--------------------------------------------------------------------------------
Outstanding at December 31, 1998                     152,700
================================================================================

NOTE 11 -- STOCKHOLDERS' EQUITY

Regulatory Capital Requirements

FDIC regulations require banks to maintain a minimum leverage ratio of Tier 1 capital to total adjusted assets of 3.0% and minimum ratios of Tier 1 and total capital to risk weighted assets of 4.0% and 8.0%, respectively.

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

Management believes that as of December 31, 1998, the Bank meets all capital adequacy requirements to which it is subject. Furthermore, the most recent FDIC notification categorized the Bank as a well capitalized institution. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

The following is a summary of the Bank's capital amounts and ratios as of December 31, 1998 and 1997, compared to the FDIC minimum capital adequacy requirements and the FDIC requirements for classification as a well capitalized institution:

                                           FDIC Requirements
                          ------------------------------------------------------
                                             Minimum Capital  For Classification
                              Actual            Adequacy     As Well Capitalized
                          ------------------------------------------------------
                           Amount Ratio       Amount Ratio      Amount  Ratio
--------------------------------------------------------------------------------
(Dollars in thousands)
December 31, 1998
Leverage Capital         $103,545   7.9%    $ 39,271   3.0%   $ 65,452    5.0%
Risk-Based Capital:
         Tier 1           103,545  16.9       24,450   4.0      36,675    6.0
         Total            111,186  18.2       48,900   8.0      61,125   10.0

December 31, 1997
Leverage Capital         $ 96,679   8.0%    $ 48,159   4.0%   $ 60,199    5.0%
Risk-Based Capital:
         Tier 1            96,679  18.6       20,780   4.0      31,170    6.0
         Total            102,846  19.8       41,554   8.0      51,942   10.0

                           Merchants New York Bancorp

Treasury Stock

On August 19, 1997, the Board authorized the repurchase of up to an additional 5% of the Bank's common stock, or 500,000 shares. This is in addition to the Board approving up to 5%, or approximately 500,000 shares, in 1996. The Company has purchased 84,043 shares during 1998, with 306,650 shares having been purchased in 1997. There were 161,085 and 24,881 shares reissued from treasury stock for shares purchased through the stock option plan in 1998 and 1997, respectively.

Dividends

Dividends paid to common stockholders totaled $7.8 million, or $0.80 per share, a 7% increase over 1997. This represented a 49% payout of net income for 1998.

NOTE 12 -- REPORTING OF COMPREHENSIVE INCOME

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income (and its components) in financial statements. Comprehensive income represents net income and certain amounts reported directly in equity, such as the net unrealized gain or loss of available-for-sale securities. Below are the before tax and tax expense amounts applicable for the years December 31, 1998 and December 31, 1997.

                                        Before Tax            Tax     Net-of-Tax
                                            Amount        Expense         Amount
--------------------------------------------------------------------------------
Other Comprehensive Income:
Unrealized appreciation, as of
  December 31, 1998, changes
  arising during the year              $14,452,237    $ 5,376,737    $ 9,075,500
--------------------------------------------------------------------------------
Unrealized appreciation, as of
  December 31, 1997, changes
  arising during the year              $14,301,903    $ 5,358,091    $ 8,943,812
--------------------------------------------------------------------------------

NOTE 13 -- COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, there are various commitments and contingent liabilities, which are properly not recorded on the balance sheet. Management does not anticipate that losses, if any, as a result of these commitments and contingent transactions would materially affect the liquidity, operating results or financial condition of the Bank.

Unused variable rate loan commitments, substantially all of which have an original maturity of one year or more, were approximately $11.4 million and $7.5 million at December 31, 1998 and 1997, respectively. These commitments are agreements to lend up to a certain amount to a customer as long as the conditions established in the contract are met. Commitments generally have fixed expiration dates or termination clauses and may require payment of a fee. The total commitments do not necessarily represent future cash requirements because some of the commitments are expected to expire without being drawn upon. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the bank upon extension of credit is based on management's risk evaluation of the borrower. Collateral held, if any, may include cash, U.S. Treasury and other marketable securities, accounts receivable, inventory and property, plant and equipment.

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

                           Merchants New York Bancorp

Outstanding letters of credit, standby letters of credit, letters of guarantee and foreign exchange contracts and their balances at December 31, 1998 and 1997 are:

                                                            1998            1997
--------------------------------------------------------------------------------
(In thousands)
Standby letters of credit                                $65,278         $17,610
Commercial letters of credit                              38,279          36,066
Steamship and air guarantees                               1,995           2,090
Foreign exchange:
   Forward contracts purchased                              --             1,950
   Forward contracts sold                                   --             1,940
   Spot transactions                                         332             632

As of December 31, 1998, the Bank was obligated under seven operating leases for premises. During 1998, the Bank contracted an additional lease for a new lending division at 275 Madison Avenue. The lease is effective for 5 years to the year 2004.

Rental expense under the seven leases aggregated $1.30 million for 1998, $1.35 million for 1997 and $1.25 million for 1996. The minimum annual rent under such leases for each of the years ending December 31, 1999 through the year 2003 and thereafter is as follows:

               1999                             $ 1,467
               2000                               1,528
               2001                               1,638
               2002                               1,757
               2003                               1,811
               Thereafter                        24,448
               ----------------------------------------
               Total                            $32,649
               ========================================

There are various claims pending against the Bank. In the opinion of management, after discussion with counsel, liabilities, if any, arising from such claims will not have a material effect on the Bank's liquidity, operating results or financial condition.

NOTE 14 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

The following is a summary of the carrying values and estimated fair value of the Company's financial instruments:

                                            1998                    1997
                                    --------------------------------------------
                                    Carrying   Estimated    Carrying   Estimated
As of December 31,                     Value  Fair Value       Value  Fair Value
--------------------------------------------------------------------------------
(In thousands)
Financial assets:
Cash and due from banks             $ 38,436    $ 38,436    $ 51,210    $ 51,210
Federal funds sold                     5,000       5,000      67,000      67,000
Securities available
  for sale                           660,026     660,026     541,634     541,634
Investment securities                198,163     203,429     215,171     219,902
Loans, net of allowance              353,799     353,799     325,641     325,641

Financial liabilities:
  Demand, NOW, savings and
  money market deposits              517,454     517,454     484,930     484,930
Time deposits                        416,869     417,095     419,157     419,269
Repurchase agreements                160,000     160,000     160,000     160,000
Other short-term borrowings           49,282      49,282      32,180      32,180

SFAS No. 107 requires disclosures about the fair values of financial instruments for which it is practicable to estimate fair value. Fair value is defined in SFAS No. 107 as the amount at which a financial instrument

                           Merchants New York Bancorp

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

NOTE 15 -- RECENT ACCOUNTING PRONOUNCEMENTS

Accounting for Derivative Instruments and Hedge Activities

In June 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivatives and hedging activities. It requires that all derivatives be included as assets or liabilities in the balance sheet and that such instruments be carried at fair market value through adjustments to either other comprehensive income or current earnings or both, as appropriate. SFAS No. 133 is effective for financial statements issued for all fiscal quarters of fiscal years beginning after June 15, 1999. Management does not anticipate that the adoption of this standard will have a material impact on the Company's consolidated financial statement.

Accounting for the Disclosure about Segments of an Enterprise and Related Information

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective as of December 31, 1998. Among other things, SFAS No. 131 requires public companies to report (i) certain financial and descriptive information about their reportable operating segments (as defined), and (ii) certain enterprise-wide financial information about products and services, geographic areas and major customers. The required segment financial disclosures include a measure of profit or loss, certain specific revenue and expense items, and total assets in annual and interim financial statements. Management believes that the Bank operates under one segment as defined by SFAS No. 131, and additional disclosure is not required.

                           Merchants New York Bancorp

NOTE 16 -- PARENT COMPANY ONLY FINANCIAL INFORMATION

CONDENSED STATEMENTS OF CONDITION

December 31,                                               1998             1997
--------------------------------------------------------------------------------
(In thousands)
Assets:
  Cash                                                 $     38         $    203
  Investment in
    subsidiary                                          113,040          105,991
--------------------------------------------------------------------------------
    Total assets                                       $113,078         $106,194
================================================================================
Liabilities:
    Total liabilities                                  $    100             --
Stockholders' equity:
    Total stockholders' equity                          112,978          106,194
--------------------------------------------------------------------------------
    Total liabilities and
       stockholders' equity                            $113,078         $106,194
================================================================================

CONDENSED STATEMENTS OF INCOME

Years ended December 31,                                    1998            1997
--------------------------------------------------------------------------------
(In thousands)
Income:
  Dividends received
    from subsidiary                                      $ 8,984         $13,217
  Equity in undistributed
    net income of subsidiary                               6,918           1,345
  Management fees                                            508             593
--------------------------------------------------------------------------------
    Total income                                          16,410          15,155
================================================================================
Expenses:
  Expenses                                                   508             593
--------------------------------------------------------------------------------
  Net income                                             $15,902         $14,562
================================================================================

CONDENSED STATEMENTS OF CASH FLOWS

Years ended December 31,                                    1998           1997
--------------------------------------------------------------------------------
(In thousands)
Cash flows from operating activities:
  Net income                                            $ 15,902       $ 14,562
Adjustments to reconcile net
  income to net cash provided
  by operating activities:
  Increase in other liabilities                              100           --
  Equity in undistributed net
    income of subsidiary                                  (6,918)        (1,345)
--------------------------------------------------------------------------------
    Net cash provided by operating
      activities                                           9,084         13,217
--------------------------------------------------------------------------------
Cash flows from financing activities:
  Proceeds from issuance of common stock                   1,601            395
  Purchases of treasury stock                             (3,066)        (6,492)
  Dividends paid                                          (7,784)        (7,332)
--------------------------------------------------------------------------------
  Net cash used in financing activities                   (9,249)       (13,429)
--------------------------------------------------------------------------------
Net decrease in cash and cash equivalents                   (165)          (212)
Cash and cash equivalents at
  beginning of the year                                      203            415
--------------------------------------------------------------------------------
Cash and cash equivalents at
  end of the year                                       $     38       $    203
================================================================================

                           Merchants New York Bancorp

The Merchants Bank of New York (the "Bank") became the wholly-owned subsidiary of Merchants New York Bancorp Inc, (the "Company"), a Delaware holding company on July 1, 1993. Each Bank stockholder became a stockholder of the Company, which has authorized 40,000,000 shares in 1998, and 10,000,000 shares in 1997 of stock at a par value of $.001 per share. Of the authorized shares, 9,989,332 shares have been issued as of December 31, 1998 and 1997.

The earnings of the Bank are recognized by the Company using the equity method of accounting. Accordingly, earnings of the Bank are recorded as increases in the Company's investment in the Bank, with any dividends reducing this investment.

NOTE 17 -- SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Selected quarterly financial data is presented below for the years ended December 31, 1998 and 1997:

                                   First    Second     Third    Fourth
1998                             Quarter   Quarter   Quarter   Quarter    Total
--------------------------------------------------------------------------------
(In thousands)
Interest income                  $20,578   $20,643   $22,327   $22,720   $86,268
Net interest income               11,078    10,815    11,506    11,996    45,395
Provision for loan losses            400       200       150       675     1,425
Income before income tax           5,730     6,319     7,175     4,810    24,034
Net income                         3,687     4,226     4,748     3,241    15,902
Earnings per share, basic        $  0.38   $  0.44   $  0.49   $  0.33   $  1.64

                                   First    Second     Third    Fourth
1997                             Quarter   Quarter   Quarter   Quarter    Total
--------------------------------------------------------------------------------
(In thousands)
Interest income                  $19,578   $20,416   $21,687   $21,139   $82,820
Net interest income               10,711    10,507    10,881    10,468    42,567
Provision for loan losses            250       250       500       700     1,700
Income before income tax           5,993     5,967     6,244     3,513    21,717
Net income                         3,391     3,876     4,353     2,942    14,562
Earnings per share, basic        $  0.34   $  0.39   $  0.45   $  0.31   $  1.49

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Merchants New York Bancorp:

We have audited the accompanying consolidated statements of condition of Merchants New York Bancorp and subsidiary (the "Bank") as of December 31, 1998 and 1997, and the related statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Merchants New York Bancorp and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ KPMG LLP
New York, New York
January 25, 1999

                           MERCHANTS NEW YORK BANCORP
                        AVERAGE ASSETS, LIABILITIES AND
                              STOCKHOLDERS' EQUITY

                                                        1998                       1997                        1996
---------------------------------------------------------------------------------------------------------------------------
                                               Average                    Average                    Average
                                               Balance           %        Balance           %        Balance            %
---------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Assets
Cash and due from banks                      $   42,860         3.42%   $   49,587         4.19%   $   46,993         4.49%
Federal funds sold                               16,184         1.29         8,373         0.71         6,128         0.59
Investment securities*:
  Securities available for sale                 602,383        48.11       590,342        49.88       553,343        52.85
  Investment securities                         209,079        16.70       178,830        15.11       133,239        12.73
---------------------------------------------------------------------------------------------------------------------------
Total                                           811,462        64.81       769,172        64.99       686,582        65.58
Loans (net of unearned discounts)               350,272         --         325,298         --         280,361         --
Less allowance for loan losses                    6,954         --           6,247         --           6,454         --
---------------------------------------------------------------------------------------------------------------------------
Total loans, net                                343,318        27.42       319,051        26.96       273,907        26.17
Bank premises and equipment                       6,795         0.55         6,897         0.58         6,909         0.66
Customers' liability on acceptances              16,737         1.34        15,588         1.32        11,924         1.14
Other assets                                     14,638         1.17        14,812         1.25        14,340         1.37
---------------------------------------------------------------------------------------------------------------------------
Total assets                                 $1,251,994          100%   $1,183,480          100%   $1,046,783          100%
===========================================================================================================================
Liabilities and Stockholders' Equity
Deposits:
  Demand                                     $  255,239        20.39%   $  227,744        19.24%   $  209,828        20.05%
  NOW                                            44,609         3.56        41,904         3.54        38,219         3.65
  Savings                                        25,476         2.03        24,277         2.05        25,485         2.43
  Money market                                  145,660        11.63       141,671        11.97       131,974        12.61
  Time                                          416,286        33.25       416,221        35.17       384,033        36.68
---------------------------------------------------------------------------------------------------------------------------
    Total deposits                              887,270         --         851,817         --         789,539         --
Securities sold under
  repurchase agreements                         166,315        13.28       166,294        14.05       115,601        11.04
Acceptances outstanding                          16,737         1.34        15,588         1.32        11,924         1.14
Other short-term borrowings                      50,446         4.03        25,681         2.17        11,721         1.12
Other liabilities                                20,366         1.63        18,712         1.58        16,846         1.61
---------------------------------------------------------------------------------------------------------------------------
    Total liabilities                         1,141,134         --       1,078,092         --         945,631         --
Stockholders' Equity
Capital stock                                        10         --               6         --               5         --
Surplus                                          23,897         1.91        23,829         2.01        23,674         2.26
Undivided profits                                84,050         6.71        77,394         6.54        70,652         6.75
Less: Treasury stock                              6,498         0.51         3,548         0.29            89         --
Net unrealized appreciation on
  securities available for sale, net              9,401         0.75         7,707         0.65         6,910         0.66
---------------------------------------------------------------------------------------------------------------------------
    Total stockholders' equity                  110,860         --         105,388         --         101,152         --
---------------------------------------------------------------------------------------------------------------------------
    Total liabilities and
      stockholders' equity                   $1,251,994          100%   $1,183,480          100%   $1,046,783          100%
===========================================================================================================================

* The averages for available-for-sale securities are disclosed at estimated market value, with securities held to maturity at book value.

                         THE MERCHANTS BANK OF NEW YORK

LENDING DIVISION           TREASURER                   295 FIFTH AVENUE
Chief Credit Officer       Senior Vice President       Vice President and
Stephen A. Barrow          Eric W. Gould               Branch Manager
Executive Vice President                               Simeon Kovacic
                           COMPTROLLER
Division Heads             Vice President and          Assistant Vice Presidents
Leonard S. Levine          Department Head             Barbara Green
Janet L. Markel            M. Nasette Espiritu         William A. Matos
Senior Vice Presidents
                           Assistant Comptrollers      Assistant Cashier
Group Managers             Salvatore F. Balsamo        Hetty A. Johnson
Michael D. Altman          Perrie H. Mc Cloud
Senior Vice President      Joanna Robinson             145 FIFTH AVENUE
                                                       Vice President and
Brian M. Cardew            AUDIT                       Branch Manager
James K. Moore             Vice President and          Michael S. Hassani
Lester Nadel               Department Head
Kenneth J. Satchwill       Mary J. Scarpelli           Assistant Cashier
Vice Presidents                                        Amelita L. Antonio
                           Assistant Auditors
Vice Presidents            Allan W. Trowbridge, CISA   62 WEST 47TH STREET
Gerald H. Attanasio        Rolando Tubungbanua         Vice President and
Andrew S. Baron                                        Branch Manager
Salvatore J. Chiarelli     BANK OPERATIONS             John U. Doekker
Joseph I. Edelman          Senior Vice President and
Leonard Katcher            Division Head               Vice President
Mitchell Kreiner           Rosemarie A. Calabro        Ralph Salvaggio
Patricia A. Miller
Joseph J. Nicolosi         Vice President              Assistant Vice President
Elliot Reiner              Thomas J. Stackhouse        David S. Kaplan
Donald F. Ritchie
Brian T. Schiffino         Assistant Vice Presidents   Assistant Cashiers
Joseph J. Wynne            Kenneth Renga, AAP          Frances Nardella
                           Patricia A. Revell          Emilie Llerena
Assistant Vice Presidents
John J. Cronin             Assistant Cashiers          434 BROADWAY
Joseph Radice              Philip S. Cameron           Vice President and
                           Debra J. Lott               Branch Manager
Assistant Cashiers         Inmaculada C. Marquez       Joseph R. Criscione
John V. Buoniconti
Paul L. Hamner             REAL ESTATE &               Assistant Vice Presidents
Pamela G. Patterson        ADMINISTRATIVE SERVICES     Ronald Mattioli
Eugene P. Schreiner        Vice President              Elaine P. Sacks
Noreen Suarez              T. John Santoro
                                                       Assistant Cashiers
INTERNATIONAL DIVISION     BRANCH DIVISION             Fontaine Firenze
Senior Vice President and  Senior Vice President and   Charles E. Nigro
Division Head              Division Head
Joseph M. Cestone          Eugene J. Venier            1040 SIXTH AVENUE
                                                       Assistant Vice President
Assistant Vice President   Assistant Vice President    and Branch Manager
Mary Jane G. Lerias        Harry Woods                 Raymond F. Tornabene

Assistant Cashiers         275 MADISON AVENUE          Assistant Vice President
Esteban A. Espiritu        Vice President and          Javier R. Carrera
Babulal Kapadia            Branch Manager
                           Dennis J. Sheridan          93 CANAL STREET
HUMAN RESOURCES                                        Assistant Vice President
Vice President and         Assistant Vice Presidents   and Branch Manager
Department Head            James T. Kung               Lawrence I. Kohn
Ruth T. Aimetti            M. Carolina Nolasco
                                                       Assistant Vice President
CORPORATE SECRETARY        Assistant Cashier           Orlando Acevedo
Karen L. Deitz             Kenrick Clarke

                           MERCHANTS NEW YORK BANCORP
                                      AND
                         THE MERCHANTS BANK OF NEW YORK

                                Spencer B. Witty
                             Chairman of the Board

                               James G. Lawrence
                     President and Chief Executive Officer

    Rudolf  H. Hertz           William J. Cardew        Charles I. Silberman*
     Vice Chairman             Vice Chairman and            Vice Chairman
                            Chief Operating Officer

                                 Eric W. Gould
                      Senior Vice President and Treasurer

                              M. Nasette Espiritu
                         Vice President and Comptroller

                                 Karen L. Deitz
                              Corporate Secretary

                               BOARD OF DIRECTORS

Charles J. Baum                   President, Baum Bros. Imports, Inc., importers
                                                         of porcelain dinnerware

William J. Cardew                      Vice Chairman and Chief Operating Officer

Eric W. Gould                                Senior Vice President and Treasurer

Rudolf  H. Hertz**                                    Vice Chairman of the Board

Isidore Karten            President, I. Karten, Inc., d/b/a Bermaha Textile Co.,
                                                           exporters of textiles

James G. Lawrence                          President and Chief Executive Officer

Robinson Markel       Attorney -- member of the law firm of Rosenman & Colin LLP

Paul Meyrowitz               Attorney -- senior member of the law firm of Simon,
                                                           Meyrowitz & Meyrowitz

Alan Mirken           President -- Aaron Publishing Group, Inc., book publishers

Mitchell J. Nelson             Attorney -- of counsel to the law firm of Salans,
                                         Hertzfeld, Heilbrunn, Christy & Viener;
                                              President, Atlas Real Estate Funds

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

Spencer B. Witty           Chairman of the Board of the Bank and Holding Company

 *Officer of Bancorp.
**Director of Bancorp.

                                  SUBSIDIARIES

MBNY HOLDINGS              MERCHANTS                    MERCHANTS NEW YORK
                           CAPITAL CORP.                COMMERCIAL CORP.
Spencer B. Witty
Chairman                   Spencer B. Witty             William J. Cardew
                           Chairman                     Chairman
William J. Cardew
President                  William J. Cardew            Irwin Schwartz
                           Vice Chairman                President and
Eric W. Gould                                           Chief Executive Officer
Senior Vice President and  Eric W. Gould
Treasurer                  President                    Alexander Rodetis, Jr.
                                                        Executive Vice President
                           M. Nasette Espiritu
                           Vice President and Comptroller

                                     [LOGO]

                               275 Madison Avenue

                                295 Fifth Avenue
                                145 Fifth Avenue
                               1040 Sixth Avenue
                              62 West 47th Street
                                  434 Broadway
                                93 Canal Street

                               New York, New York