Form 10-K, Exhibit 13
period 1999-12-31
MERCHANTS NEW YORK BANCORP INC
filed 2000-03-28
CIK 884383

[PHOTO OMITTED]

[LOGO] MERCHANTS NEW YORK BANCORP

                                                              1999 ANNUAL REPORT

                           Merchants New York Bancorp

Merchants New York Bancorp

Our core lending business personifies Merchants and the success the Bank has enjoyed for generations. Growth has continued because we have kept to the policy on which we were founded--proven over and over again to be the bank for medium-size and small business with emphasis on middle market banking and personal service. This includes our unique International Department which services a myriad of quality importers and exporters, and we are pleased that our Letters of Credit are accepted around the world.

CONTENTS

    1  Financial Highlights
    2  To Our Stockholders and Friends
    4  Corporate Lending
    8  Selected Financial Data
    9  Management's Discussion and Analysis of Financial Condition and Results
         of Operations
   17  Consolidated Statements of Condition
   18  Consolidated Statements of Income and Comprehensive Income
   19  Consolidated Statements of Changes in Stockholders' Equity
   20  Consolidated Statements of Cash Flows
   21  Notes to Consolidated Financial Statements
   38  Independent Auditors' Report
   39  Average Assets, Liabilities and Stockholders' Equity
  IBC  Board of Directors Counsel -- Paul Meyrowitz

Counsel -- Paul Meyrowitz
           Simon, Meyrowitz & Meyrowitz

Attorneys -- Mark W. Schlussel, Esq.
             Ziechner, Ellman & Krause

          -- Robinson Markel, Esq.
             Rosenman & Colin, LLP

Auditors -- KPMG LLP

Transfer Agent -- American Stock Transfer and Trust Co.

The Company's annual report, on Form 10-K, as filed with the Securities & Exchange Commission, will be made available to stockholders upon request in writing, at no cost. If interested, please contact: Karen L. Deitz, Corporate Secretary, Merchants New York Bancorp, 275 Madison Avenue, New York, NY 10016-1011.

                           Merchants New York Bancorp

                              FINANCIAL HIGHLIGHTS

Years ended December 31,                                    1999            1998
--------------------------------------------------------------------------------
Financial Condition Data
Total assets                                      $1,395,313,148  $1,289,570,980
Total investment securities                          847,920,025     858,189,656
Net loans                                            427,989,071     353,798,660
Total deposits                                       958,978,208     934,323,292
Total liabilities                                  1,296,105,211   1,176,592,775
Total stockholders' equity                            99,207,937     112,978,205

Selected Operating Data
Total interest income                                 90,284,691      86,267,606
Total interest expense                                39,615,519      40,872,912
Net interest income                                   50,669,172      45,394,694
Net interest income after provision
  for loan losses                                     48,754,172      43,969,694
Income before income taxes                            28,531,672      24,033,672
Income tax expense                                     9,514,730       8,131,509
Net income                                            19,016,942      15,902,163
Net income per average share:
   Basic                                                   $0.99           $0.82
   Diluted                                                 $0.98           $0.81

 [The following tables were depicted as Bar Charts in the printed material]

                            Interest-Earnings Assets
                                  (In dollars)

    '95               '96             '97            '98             '99
    ---               ---             ---            ---             ---
935,111,286     1,038,702,034   1,144,487,841   1,211,168,465   1,354,681,877

                              Net Interest Income
                                  (In dollars)

    '95               '96             '97            '98             '99
    ---               ---             ---            ---             ---
 37,662,203        39,639,789      42,567,113      45,394,694      50,669,172

                                   Net Income
                                  (In dollars)

    '95               '96             '97            '98             '99
    ---               ---             ---            ---             ---
 11,465,430        12,670,771      14,562,158      15,902,163      19,016,942

To Our Stockholders and Friends:

   [PHOTO OMITTED]
   Spencer B. Witty
Chairman of the Board

      We are again greatly gratified to report to you that Merchants New York Bancorp achieved still another record year. This was the sixth record year in a row and represents twenty-nine consecutive quarters of earnings gains which distinguishes the "Good Old Bank" as a reliable profitmaking institution and again added to our reputation as one of the nation's strongest and stable commercial banks.

      For the full year, earnings per share and net income climbed to new highs with earnings per share increasing 21%, to $0.98 diluted, up from $0.81, adjusted for the recent stock split. Net income reached an all-time record of $19,016,942 on record revenues of $96,835,928 versus $15,902,163 on revenues of $91,715,106 for the prior year.

      Merchants Bank is the principal subsidiary of Merchants New York Bancorp. We attribute the Bank's sixth consecutive record year primarily to increased lending business as well as the Bank's investment activities. Merchants Bank continues to concentrate on lending to the middle market mid-size and small businesses that drive the national economy. Our average loan portfolio has increased four years in a row without departure from our prudent credit criteria. This past year's performance reflects the Bank's ability to keep on achieving record results, as exemplified by our return on average equity (before security valuation) of 18.02% and our return on average assets of 1.46%. In addition, the Bank's excellent efficiency ratio further demonstrates its time-tested controls and diligent management of assets and liabilities.

      Our broadened line of loan products, especially those offered by our new asset-based lending subsidiary, was of great help in supporting our eager-to-lend loan philosophy. The subsidiary successfully completed its first year of operation and provided secured loans on accounts receivable, inventory, machinery and equipment.

      At the completion of the year, the Bank's risk-based capital ratio was 16.1% which is twice as high as the regulatory requirement and sets the Bank again in the coveted Blue Ribbon class and Five Stars by the Bank rating services.

      Consistent with our tradition of sharing our growth with our stockholders, on October 1, 1999, we again split our stock two for one, the third time since 1995 and also increased our dividend by 25% on an annual basis, the 47th increase in payout since 1950.

      On December 28, 1999, we paid our 266th consecutive quarterly cash dividend, a streak that began with the inception of dividends in 1932. Our dividend has never been skipped or cut. We believe this payout record is unmatched and unrivaled among all commercial banks in the United States.

      We recently established a Dividend Reinvestment Plan. This provides shareholders with the opportunity to automatically reinvest their cash dividends in additional Merchants New York Bancorp common stock, as well as the option to make additional cash investments. Participation in the plan is free and there are no administrative fees or broker commissions.

      We were deeply saddened by the passing of Isidore Karten, a long-time Director and ardent supporter of our Company.

      We were pleased to appoint Marcia Toledano, a bright, well connected, young business woman to our Board. We are confident she will be of great help to our future growth.

      While we take pride in our electronic capabilities, during the course of the year, we upgraded our computer data processing systems to provide even faster and better service and will soon be offering the latest technology in banking to our customers.

      "The Good Old Bank" is on a very sound footing with excellent fundamentals to continue achieving increases in its earnings stream and we profoundly believe that ultimately the good earnings performance and value will be recognized and rewarded.

      Our Bank relies on many individuals as we feel the "people" resource is of prime importance to our success. We sincerely wish to thank our stockholders for their loyalty and support, our Board of Directors for their wise counsel and valuable assistance, and, very importantly, express our appreciation to our professional team of officers and our fine staff who have earned us the reputation of being both a competent and friendly Bank.

      The Bank's businesses are lending and investing. We make loans to qualified U.S.-based borrowers and invest only in the highest quality of top American issuers. We have no foreign exposure whatsoever. We have a debt-free, uniquely solid balance sheet. It is noted that recently Congress repealed the Depression Era restrictions on banking. The new law now permits affiliations among the banking, securities and insurance industries. While it encourages competition, it offers both opportunities and challenges and has made our franchise even more valuable. As always, our motto remains: "At the Good Old Bank the Depositor's Safety Comes First--Earnings Will Inevitably Follow."

/s/ Spencer B. Witty
---------------------
Spencer B. Witty
Chairman of the Board

/s/ James G. Lawrence
---------------------
James G. Lawrence
President and Chief Executive Officer

           [PHOTO OMITTED]
          James G. Lawrence
President and Chief Executive Officer

CORPORATE LENDING

Middle Market encompasses many industries including textiles, apparel and furs, home furnishings, real estate, business and professional services and the diamond and jewelery business.

Officers of Corporate Lending Divisions I & II
[PHOTO OMITTED]
(standing, left to right): John V. Buoniconti, Asst. Cashier; Paul A. Gotta, Asst. Cashier; Joseph J. Wynne, V.P.; Paul L. Hamner, Asst. Cashier; Eugene P. Schreiner, Asst. Cashier; Mitchell Kreiner, V.P.; Joseph J. Nicolosi, V.P.; Brian T. Schiffino, V.P.; Leonard Katcher, V.P.; (seated, left to right):
Pamela G. Patterson, Asst. Cashier; John J. Cronin, A.V.P.; Patricia A. Miller, V.P.; Donald F. Ritchie, V.P.; Salvatore J. Chiarelli, V.P.; Noreen Suarez, Asst. Cashier


Corporate Lending Administration
[PHOTO OMITTED]
(standing, left to right): Andrew S. Baron, V.P.; James K. Moore, V.P.; Kenneth
J. Satchwill, V.P.; Brian M. Cardew, V.P.; Lester Nadel, V.P.; (seated, left to right): Leonard S. Levine, Senior V.P.; Janet L. Markel, Senior V.P.; Stephen A. Barrow, Executive V.P.; James G. Lawrence, President and Chief Executive Officer

      Our core lending business personifies Merchants and the success the Bank has enjoyed for generations. Growth has continued because we have kept to the policy on which we were founded--proven over and over again to be the bank for medium-size and small business with emphasis on middle market banking and personal service. This includes our unique International Department which services a myriad of quality importers and exporters, and we are pleased that our Letters of Credit are accepted around the world.

      A bank's earnings from its lending operations depends not only on satisfied customers, but also on interest rates, and the "art" of forecasting the direction, magnitude, and timing of rate changes. We try, and we usually succeed, to earn a favorable spread. Our liquidity, lending standards and relationships continue to be vital to our financial well-being and sustained earnings power. We make what we believe to be are prudent loans, and, we do not venture into the more speculative, higher-risk areas where the promise of higher returns can sometimes cloud fundamental judgment. It is the Lending Officer who plays a continuing role in assuring a profitable loan portfolio for the Bank and we are justifiably proud of our lending staff.

      Our loans are to customers whose sales range from $1 million to $200 million a year. We have been called a community bank because in a number of respects we may be likened to a small-town bank. The fact that we are located in Manhattan, in the city known as the world's financial capital, home to global megabanks, makes this characterization all the more distinctive. As we know, there have been many bank mergers and even more bank acquisitions in recent years. As a consequence, many business owners, having dealt with small or medium-sized banks for years, are confused about where to go for money or advice. Their longtime lender has linked up with another institution many times the size, and the familiar faces are no longer there to serve them, all of which gives our bank additional opportunities. Brand names are not built solely by advertising and promotion and we believe we have a unique name in banking's "Middle Market." Brand names are built by living up to your promises, through repeat daily performance against a standard of excellence. We constantly think of how the customer is using our products and position ourselves as a trusted advisor and lender of funds. Just as important, we have the size and expertise to handle our larger customers' needs and we've also got the same caring people with real names and faces to handle smaller needs, and we value each of our relationships. At Merchants, small business owners can go directly to one lending officer to get counsel or information on an array of topics. They are not shunted from one person to another, nor do they have to deal with strangers or relatively inexperienced personnel. We have good communication at all levels of the lending process and our clientele include third and fourth-generation customers of businesses to whom we originally loaned money.

      Our credo is: "The better you understand a client's business, the better the banker you will be for them. The numbers are important, but it is the people that pay you back." Bank customers want a lender who knows them and knows their business. We respond quickly, we give individualized attention and we have no bureaucracy with which to burden our clients or prospects, and senior management of the Bank participates in the lending process on a regular basis.

Diamond and Jewelry Industry
Corporate Lending Division III
[PHOTO OMITTED]
(standing, left to right): Gloria R. Trujillo, Asst. Cashier, Elliot Reiner, V.P.; Michael D. Altman, Senior V.P.; Gerald H. Attanasio, V.P.; Joseph Radice, A.V.P.; Joseph I. Edelman, V.P.; (seated, left to right): Stephen A. Barrow, Executive V.P.; James G. Lawrence, President and Chief Executive Officer

--------------------------------------------------------------------------------

                                  INVESTMENTS

      Investments play an important role in contributing to our earnings stream. The Investment Committee's objective, with the support of the Asset and Liability Committee, is to balance our earning assets with our deposit liabilities and to provide funds for our loan growth.

      Seasonally, as loans increase, the investment portfolio is engineered to decrease. Conversely, when loans are paid off, investments are increased to keep income flowing to our bottom line.

      We invest mostly in obligations of the U.S. government agencies which amortize their bonds monthly giving us a steady cash flow, and in the highest quality municipal bonds to shelter taxes.

      Merchants Bank is very unique. The composition of our assets sets us apart from most banks. Our loan portfolio mostly floats with the prime rate and the steady cash flow form our investments affords us the opportunity to reinvest at higher levels if rates continue to rise. Contrary to most banks, historically, we do even better as interest rates rise. This augurs well for the months ahead.

[PHOTO OMITTED]
(left to right): Spencer B. Witty, Chairman of the Board and Chairman of the Investment Committee; Eric W. Gould, Executive Vice President and Treasurer

--------------------------------------------------------------------------------

      Our business continues to come from referrals from satisfied customers, accountants, attorneys and investment bankers. Our ambition is not to become the largest bank, but rather to continue to grow as the strongest and safest while we expand our valuable customer base. This includes a cross section of the "Middle Market" and encompasses many industries, including textiles, apparel and furs, home furnishings, real estate, business and professional services and the diamond and jewelry business.

Merchants New York Commercial Corp.
[PHOTOS OMITTED]
(left to right): Joseph M. Triscoli, V.P.; Irwin Schwartz, President and Chief Executive Officer; Alexander Rodetis, Jr., Executive V.P.

      In the latter part of 1998, we took a strategic step to broaden the scope of our traditional commercial lending services to middle market companies with the formation of Merchants New York Commercial Corp., our Asset-Based Lending subsidiary, which provides accounts receivable and inventory financing and machinery and equipment loans, as well as letter of credit facilities to new and existing corporate borrowers. Typically, Asset-Based Lending provides revolving loans to manufacturing, wholesale, distribution and service companies with high working capital investment needs and these loans are based on the level of a company's working capital assets, primarily accounts receivable and inventory.

      Our wholly owned subsidiary meets an objective of Merchants long-term business growth plan by offering this value-added service to our middle market and smaller corporate borrowers, thereby expanding the Bank's loan portfolio and earnings potential.

"THE GOOD OLD BANK"

[LOGO] MERCHANTS NEW YORK BANCORP

BRANCH LOCATIONS

[PHOTO OMITTED]
Raymond F. Tornabene
Assistant Vice President
and Branch Manager

[PHOTO OMITTED]
1040 Sixth Avenue


[PHOTO OMITTED]
Simeon Kovacic
Vice President and Branch Manager

[PHOTO OMITTED]
295 Fifth Avenue


[PHOTO OMITTED]
Dennis J. Sheridan
Vice President and Branch Manager

[PHOTO OMITTED]
275 Madison Avenue


[PHOTO OMITTED]
Lawrence I. Kohn
Vice President and Branch Manager

[PHOTO OMITTED]
93 Canal Street


[PHOTO OMITTED]
Joseph R. Criscione
Senior Vice President and Branch Manager

[PHOTO OMITTED]
434 Broadway

Carrying on a Tradition of Reliability

BRANCH ADMINISTRATION
[PHOTO OMITTED]
Eugene J. Venier
Senior Vice President and Division Head


[PHOTO OMITTED]
William J. Cardew
Vice Chairman and
Chief Operating Officer


[PHOTO OMITTED]
John U. Doekker
Vice President and Branch Manager

[PHOTO OMITTED]
62 West 47th Street


[PHOTO OMITTED]
Michael S. Hassani
Vice President and Branch Manager

[PHOTO OMITTED]
145 Fifth Avenue

--------------------------------------------------------------------------------

                               STAFF DEPARTMENTS

                                [PHOTO OMITTED]
                                M. Nasette Aranda
                         Vice President and Comptroller

                                [PHOTO OMITTED]
                                 Karen Deitz
                             Corporate Secretary and
                       Director of Stockholder Relations

                                [PHOTO OMITTED]
                              Rosemarie A. Calabro
                              Senior Vice President
                                 Bank Operations

                                [PHOTO OMITTED]
                               Mary J. Scarpelli
                           Vice President and Auditor

                                [PHOTO OMITTED]
                                T. John Santoro
                           Vice President Real Estate
                           & Administrative Services

                                [PHOTO OMITTED]
                               Joseph M. Cestone
                             Senior Vice President
                            International Operations

                                [PHOTO OMITTED]
                                Ruth T. Aimetti
                                 Vice President
                                Human Resources

--------------------------------------------------------------------------------

                           Merchants New York Bancorp

                            SELECTED FINANCIAL DATA

This consolidated selected financial information for the Company is not intended to be complete and is qualified in its entirety by more detailed financial information and the financial statements contained elsewhere herein.

For the years ended
December 31,                             1999           1998         1997          1996           1995          1994          1993
----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands,
except per share amounts)
Interest income                   $    90,285    $    86,268  $    82,820   $    73,095    $    69,569  $     61,345   $    60,301
Net interest income                    50,669         45,395       42,567        39,640         37,662        36,238        35,280
Provision for loan losses               1,915          1,425        1,700         2,580          2,080         1,850         9,785
Net income                             19,017         15,902       14,562        12,671         11,465        10,709         7,884
Earnings per share (1 and 4):
   Basic                                 0.99           0.82         0.75          0.64           0.58          0.54          0.40
   Diluted                               0.98           0.81         0.73          0.63           0.57          0.54          0.39
Cash dividends declared
   per share (1)                         0.45           0.40         0.38          0.33           0.28          0.23          0.20
Total assets                        1,395,313      1,289,571    1,235,742     1,137,799      1,027,191     1,001,386     1,006,348
Book value per share (1):
   Without security valuation            5.56           5.33         5.03          4.84           4.54          4.24          3.92
   With security valuation (2)           5.19           5.80         5.49          5.21           5.03          3.92            --
Financial Ratios:
Return on average assets                 1.46%          1.27%        1.23%         1.21%          1.19%         1.10%         0.78%
Return on average equity
   excluding security valuation         18.02          15.67        14.91         13.45          13.01         13.22         10.36
Return on average equity
   including security valuation (2)     17.32          14.34        13.82         12.53          12.59         13.30         10.36
Average equity to
   average assets (2)                    8.41           8.85         8.90          9.66           9.43          8.35          7.54
Dividend payout ratio                   45.61          48.96        50.35         51.10          47.71         41.74         50.38
Net charge-offs to
   average loans                         0.19          (0.11)        0.35          1.23           0.65          0.96          2.34
Allowance for loan losses
   to total loans                        2.08           2.20         1.86          1.89           2.39          2.31          2.46
Non-performing loans to
   allowance for loan losses             4.70           1.83         2.58         19.74          33.45         21.19         26.39
Risk-Based Capital Ratio: (3)
   Tier I                               14.88          16.94        18.61         20.41          21.61         19.81         18.59
   Total                                16.13          18.19        19.80         21.62          22.86         21.06         19.84

(1) Based upon retroactive adjustments for 2-for-1 stock splits paid October 2, 1995, October 7, 1997 and October 1, 1999.

(2) Per SFAS No. 115, effective in 1994, a valuation account for unrealized gains (losses) on investments available for sale are included in equity.

(3) The Federal Reserve Board capital guidelines for bank holding companies require minimum risk-based ratios of Tier 1 and total capital to risk-weighted assets to be 4.0% and 8.0%, respectively, and a minimum leveraged-based ratio of Tier 1 capital to total average quarterly assets generally of at least 3.0%. The ratios above were calculated using the guidelines in effect at each reporting date.

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

                           Merchants New York Bancorp

                           MANAGEMENT'S DISCUSSION AND
                       ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

Comparison of the Years Ended December 31, 1999 and 1998

Overview

Net income in 1999 increased by 19.6% to $19.0 million, compared with 1998's earnings of $15.9 million. Net income per diluted share continued to increase, up $0.17 to $0.98 per share versus $0.81 per share in 1998.

Interest Income

Interest income generated in 1999 was $90.3 million, up $4 million, or 4.7%, from the 1998 total of $86.3 million.

The Bank's primary component of interest income in 1999 was contributed by the investment portfolio, with $54.7 million versus $53.6 million in 1998. The increase in investment income was a result of the growth of the investment portfolio which averaged $815.8 million, up $19.4 million, or 2.4%, from $796.4 million in 1998. The non-tax adjusted interest return for the investment portfolio decreased to 6.70% from 6.73% in 1998, due to the lower interest rate environment.

Interest income on loans in 1999 increased to $34.9 million, up $3.1 million when compared to $31.8 million in 1998. The average balance on loans in 1999 was $402.5 million, an increase of $52.2 million, or 14.9%, from $350.3 million in 1998. The establishment in late 1998 of Merchants New York Commercial Corp., the Asset-Based Lending subsidiary, was a major contributor to the increase in average loans, although all segments of the loan portfolio benefited from the increased efforts of our lending personnel.

The additional funding to support the growth of the investment and loan portfolios was achieved through increased deposits, repurchase agreements, FHLB advances, and other short-term borrowings. On average, approximately $15.8 million per month of principal repayments received from mortgage-backed securities were reinvested in both the investment and loan portfolios.

In maximizing cash management, the average Federal funds sold decreased to $13.4 million from $16.2 million in 1998. Interest income on Federal funds sold contributed $658,000 to interest income, a reduction of $185,000 from the $843,000 earned in 1998.

Interest Expense

Total interest expense decreased to $39.6 million, a reduction of $1.3 million from $40.9 million in 1998. The decrease was the result of a decline in the average cost for interest-bearing liabilities to 4.46%, a reduction of 36 basis points from 4.82% in 1998.

Interest expense on deposits, the highest contributor to interest expense, decreased to $26.2 million in 1999, a reduction of $2.4 million from $28.6 million in 1998. The average deposits in 1999 were $635.5 million, an increase of $3.5 million from $632.0 million in the prior year. Average certificates of deposits balances decreased to $385.9 million in 1999 from $416.3 million in 1998, with the average rate paid decreasing approximately 51 basis points to 4.76% in 1999 from 5.27% in 1998.

Interest expense on repurchase agreements decreased to $9.0 million, a reduction of $400,000, when compared to $9.4 million for the same period in 1998. The decrease was the result of lower interest rates offset by an increase in the average balance for repurchase agreements of $4.2 million to $170.5 million from $166.3 million in 1998.

                         Merchants New York Bancorp

Interest expense on FHLB term advances increased to $3.8 million, up $1.8 million from $2.0 million in 1998. The increase was primarily the result of higher volume as the average balance for 1999 on FHLB term advances increased to $69.1 million, up $33.2 million from $35.9 million for the same period in 1998.

Other short-term borrowings, consisting of Federal funds purchased and US Treasury demand notes, averaged $12.2 million in 1999, a decrease of $2.3 million versus $14.5 million in 1998. Interest expense from other short-term borrowings decreased to $610,000, a reduction of $192,000 when compared to $802,000 in 1998.

ANALYSIS OF NET INTEREST EARNINGS

                                                1999                               1998                         1997
-------------------------------------------------------------------------------------------------------------------------------
                                                          Average                        Average                        Average
                                   Average                 Yield/      Average             Yield/    Average             Yield/
                                   Balance    Interest      Rate       Balance   Interest  Rate      Balance   Interest    Rate
-------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)

Interest-Earning Assets

Federal funds sold              $   13,356    $   658       4.93%    $   16,184  $   843    5.21%  $    8,373  $   460     5.49%

Investment securities

   (book value):

     Taxable                       730,124     50,074        6.86       712,214   48,911    6.87      684,916   48,226     7.04

     Tax-exempt*                    85,669      4,576        5.34        84,152    4,648    5.52       71,135    4,332     6.09
-------------------------------------------------------------------------------------------------------------------------------
       Total                       815,793     54,650        6.70       796,366   53,559    6.73      756,051   52,558     6.95

Loans (net of
   unearned discounts)             402,456     34,883        8.67       350,272   31,767    9.07      325,298   29,771     9.15

Other                                1,839         94        4.26         1,548       99    6.40          531       31     5.84
-------------------------------------------------------------------------------------------------------------------------------
       Total                    $1,233,444    $90,285        7.32%   $1,164,370  $86,268    7.41%  $1,090,253  $82,820     7.60%
-------------------------------------------------------------------------------------------------------------------------------
Interest-Bearing Liabilities

NOW                             $   48,896    $   945        1.93%   $   44,609  $ 1,000    2.24%  $   41,904  $   951     2.27%

Savings accounts                    27,757        827        2.98        25,476      758    2.98       24,277      724     2.98

Money market accounts              173,011      6,040        3.49       145,660    4,924    3.38      141,671    4,774     3.37

Time certificates
   of deposit                      385,873     18,377        4.76       416,286   21,928    5.27      416,221   22,687     5.45

Securities sold under
   repurchase agreements           170,548      9,039        5.30       166,315    9,424    5.67      166,294    9,680     5.82

FHLB term advances                  69,096      3,778        5.47        35,890    2,037    5.68        7,452      437     5.86

Other short-term borrowings         12,183        610        5.00        14,544      802    5.51       18,229    1,000     5.49
-------------------------------------------------------------------------------------------------------------------------------
       Total                    $  887,364    $39,616        4.46%   $  848,780  $40,873    4.82%  $  816,048  $40,253     4.93%
-------------------------------------------------------------------------------------------------------------------------------
Net interest-
   earning assets                  346,080                              315,590                       274,205
===============================================================================================================================
Net yield on interest-
   earning assets               $1,233,444    $50,669        4.11%   $1,164,370  $45,395    3.90%  $1,090,253  $42,567     3.90%
===============================================================================================================================

Non accrual loans are included in Interest-Earning Assets.

*Yields are not computed on a tax equivalent basis.

                         Merchants New York Bancorp

Net Interest Income

The Bank's primary source of earnings is net interest income. This is the amount by which interest income on interest-earning assets exceeds interest expense on interest-bearing liabilities. Net interest income increased to $50.7 million in 1999 from $45.4 million in 1998. Net interest income is a function of several factors including changes in volume, mix of earning assets, funding sources and market interest rates. While management policies influence these factors, they are also influenced by external forces including customer needs and demands, competition, the economic policies of the Federal government and monetary policies of the Federal Reserve Board.

The following table provides further analysis of the increase in net interest income during 1999, 1998 and 1997 and indicates that the increases were primarily due to higher volume of interest-earning assets and lower interest expense on deposits and borrowed funds. The changes in interest income and interest expense have been allocated to rate and volume changes in proportion to the absolute dollar amounts of the change in each.

CHANGES IN INTEREST INCOME AND EXPENSE

                                                        1999 Compared to 1998             1998 Compared to 1997
                                                         Increase (Decrease)               Increase (Decrease)
-------------------------------------------------------------------------------------------------------------------
                                                     Volume       Rate      Change     Volume     Rate      Change
-------------------------------------------------------------------------------------------------------------------
(In thousands)
Interest Income
Loans (net of unearned discounts)                    $ 4,571    $(1,455)   $ 3,116    $ 2,267    $  (271)   $ 1,996
Investment securities (book value):
   Taxable                                             1,228        (65)     1,163      1,891     (1,206)       685
   Tax-exempt                                             83       (155)       (72)       745       (429)       316
-------------------------------------------------------------------------------------------------------------------
     Total investments                                 1,311       (220)     1,091      2,636     (1,635)     1,001
Other interest income                                   (124)       (66)      (190)       472        (22)       450
-------------------------------------------------------------------------------------------------------------------
     Total interest income                             5,758     (1,741)     4,017      5,375     (1,928)     3,447
-------------------------------------------------------------------------------------------------------------------
Interest Expense
Savings and time deposits:
   NOW                                                    91       (146)       (55)        61        (12)        49
   Savings accounts                                       68          1         69         36         (2)        34
   Money market accounts                                 950        167      1,117        149          1        150
   Time certificates of deposit                       (1,536)    (2,015)    (3,551)         4       (762)      (758)
-------------------------------------------------------------------------------------------------------------------
     Total                                              (427)    (1,993)    (2,420)       250       (775)      (525)
-------------------------------------------------------------------------------------------------------------------
Borrowings:
   Securities sold under
     repurchase agreements                               235       (620)      (385)         1       (257)      (256)
   FHLB term advances                                  1,818        (77)     1,741      1,614        (14)     1,600
   Other short-term borrowings                          (115)       (78)      (193)      (233)        33       (200)
-------------------------------------------------------------------------------------------------------------------
     Total interest expense                            1,511     (2,768)    (1,257)     1,632     (1,013)       619
-------------------------------------------------------------------------------------------------------------------
     Net interest income                             $ 4,247    $ 1,027    $ 5,274    $ 3,743    $  (915)   $ 2,828
===================================================================================================================

                         Merchants New York Bancorp

Other Income,  Other Expenses,  Provision for Loan Losses and Taxes

Other income increased by $1.1 million to $6.5 million in 1999 when compared to $5.4 million in 1998. This was primarily the result of an increase in fee income of $618,000, of which approximately 42% was attributable to Merchants New York Commercial Corp., the new Asset-Based Lending subsidiary. In addition, International Department fees increased $339,000 from higher volume of processing letters of credits and the balance was from increases in other service fees and charges.

Other expenses in 1999 were $26.8 million, an increase of $1.4 million from $25.4 million in 1998. This stemmed principally from an increase of $897,000 in salaries, primarily, for Merchants New York Commercial Corp., which did not exist until the end of 1998, and a $637,000 increase in benefits.

The provision for loan losses is based on maintaining an allowance for loan losses to cover all non-accrual and high-risk loans. The provision for loan losses increased $490,000 to $1.9 million in 1999 compared to $1.4 million in 1998. The increase in the provision reflects management's actions in assessing the level of adequacy in the allowance of loan losses. The allowance for loan losses totaled $9.1 million and $8.0 million as of December 31, 1999 and 1998, respectively. The Bank's level of allowance follows industry standards, with the provision rising and falling to reflect the status of the loan portfolio risk. The level of allowance for loan losses is evaluated by management quarterly and is based on several factors in addition to non-accrual, doubtful and substandard loans including: charged-off loans totaling $1.2 million and $232,000 in 1999 and 1998, respectively; recoveries totaling $452,000 and $605,000 in 1999 and 1998, respectively; changes in levels and characteristics of total outstanding loans of $437.1 million and $361.8 million in 1999 and 1998, respectively. For further discussion of the allowance, refer to Notes 1 and 5 of the Financial Statements.

The provision for income taxes increased $1.4 million in 1999 to $9.5 million versus $8.1 million in 1998. The increase was primarily due to an increase in income before taxes of $4.5 million.

Liquidity

Liquidity measures the Bank's ability to satisfy current and future obligations and commitments as they become due. Funds to meet liquidity needs are raised through the sale or maturity of an asset or through increased deposits or borrowings.

For the year ended December 31, 1999, average cash and short-term investments totaled $55 million, versus $59 million in 1998, accounting for 4.2% and 4.7% of the Bank's total average assets, respectively. Through principal repayments and redemptions, the investment portfolio generated $214 million in 1999 and $231 million in 1998 for reinvestment and/or liquidity. Furthermore, $22 million in 1999 and $19 million in 1998 were the result of investment sales to take advantage of interest rate arbitrage. Also, having 97% of the loan portfolio priced to float with the prime rate allows immediate adjustments upon an interest rate change, which impacts the interest rate gap.

On the liability side, the primary source of funds available to meet liquidity needs is the Bank's core deposit base. The Bank continues to retain a substantial proportion of its average deposits in the form of noninterest-bearing funds, with $278 million, or 30%, in 1999 and $255 million, or 29%, in 1998. The average balance of total deposits increased $26 million to $913 million in 1999, from $887 million in 1998, of which $22 million came from noninterest-bearing deposits. Interest-bearing liabilities are priced competitively, with a slight premium paid for time certificates of deposit, $538 million, or 83%, of which are in the 0 to 3 month maturity range and $91 million, or 14%, are in the 3 to 12 month range. While we include savings accounts and NOW accounts in the 0 to 3 months category on the Interest Rate Sensitivity Gap table, the actual repricing on these is at our discretion. Taking this into consideration, the reflected liability sensitivity of

                         Merchants New York Bancorp

$202 million would be mitigated by $80 million of combined NOW and savings accounts balances included there and which would not change at the same rate as other interest-bearing deposits. As a balance between assets and deposit liabilities, the average investment portfolio of $823 million in 1999 and $811 million in 1998, can be used as collateral for repurchase agreements, of which an average of $171 million in 1999 and $166 million in 1998 was utilized.

INTEREST RATE SENSITIVITY GAP ANALYSIS

As of December 31, 1999
(In thousands)

                                                Less Than        3 to 12       1 to 5       Over
Interest-Earning Assets                         3 Months         Months         Years      5 Years        Total
-----------------------------------------------------------------------------------------------------------------
Federal funds sold                              $  50,000     $      --       $     --    $     --     $   50,000
Securities available for sale*                     68,493        86,469        313,251     194,502        662,715
Securities held to maturity*                        7,478        27,673         96,357      66,480        197,988
Loans                                             422,440         4,686          6,219       3,752        437,097
Other                                               6,881            --             --          --          6,881
-----------------------------------------------------------------------------------------------------------------
Total interest-earning assets                   $ 555,292     $ 118,828       $415,827    $264,734     $1,354,681
=================================================================================================================
Interest-Bearing Liabilities
Interest-bearing deposits                       $ 537,527     $  91,374       $ 17,696 $        81     $  646,678
Securities sold under
   repurchase agreements                          135,000        40,000         10,000          --        185,000
FHLB term advances                                 65,000        40,000             --          --        105,000
Other short-term borrowings                        20,048            --             --          --         20,048
-----------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities              $ 757,575     $ 171,374       $ 27,696    $     81     $  956,726
=================================================================================================================
Net interest rate sensitivity gap                (202,283)      (52,546)       388,131     264,653        397,955
Cumulative gap position                          (202,283)     (254,829)       133,302     397,955             --
Cumulative gap/total earning assets:
At December 31, 1999                               (14.93)%      (18.81)%         9.84%      29.38%
At December 31, 1998                               (16.64)%      (19.16)%        13.60%      28.83%

----------
* Adjusted for weighted average maturity dates and prepayments for mortgage back securities. All securities are disclosed at book value.

Market Risk Management

Market risk is the risk of loss in a financial instrument arising from adverse changes in market rates/prices such as interest rates, foreign currency exchange rates, commodity prices and equity prices. The Bank's primary market risk exposure is interest rate risk, with foreign exchange, commodity and equity price risk not arising in the ordinary course of business. The ongoing monitoring and management of this risk is an important component of the Bank's asset/liability process which is governed by policies, established by its Board of Directors, that are reviewed and approved annually. The Board of Directors delegates responsibility for carrying out the asset/liability management policies to the Asset/Liability Committee (ALCO). In this capacity, ALCO develops guidelines and strategies impacting the Bank's asset/liability management related activities based upon estimated market risk sensitivity, policy limit and overall market interest rate levels/trends.

The objectives of the Bank's interest rate risk management activities are to define an acceptable level of risk based on the Bank's business focus, capital and liquidity requirements and to manage interest rate risk and maintain net interest margins in changing rate environments. Management seeks to reduce the vulnerability

                         Merchants New York Bancorp

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

Even with the Bank's active role in managing interest rate risk, the potential for changing interest rates is an uncertainty that could have an adverse effect on the earnings of the Bank. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market interest rates could adversely affect net interest income. Conversely, in a falling interest rate environment, these same interest-bearing liabilities reprice more quickly than earning assets, and in most circumstances produce a beneficial effect on our net interest income.

In managing the Bank's asset/liability position, management attempts to minimize interest rate risk while enhancing net interest margins. Management continues to believe that the increased net interest income resulting from a mismatch in maturity of the Bank's asset and liability portfolio can, during periods of declining or stable interest rates and periods in which there is a substantial positive difference between long and short-term interest rates, provide high enough returns to justify the increased exposure to sudden and unexpected increases in interest rates. During 1999, the Bank continued to utilize short-term borrowings to fund the purchase of longer-term mortgage-backed securities. As a result, the Bank's results of operations and net portfolio values remain vulnerable to increases in interest rates and to fluctuations in the difference between long and short-term interest rates.

Consistent with its asset/liability management philosophy, the Bank has taken several steps to manage its interest rate risk. First, the Bank's loan portfolio of $437 million consists of virtually all adjustable rate loans. Second, a majority of the Bank's securities are U.S. Government and Agency mortgage-backed securities, with $735 million, or 87%, of the total securities have expected weighted average maturities of approximately four years or less. Third, the Bank has a significant amount of deposits which are non-interest bearing or are only minimally sensitive to interest rate fluctuations, including $278 million in average demand deposits and $250 million in average money market, NOW and savings accounts.

One approach used by management to quantify interest rate risk is the net portfolio value (NPV) analysis. In essence, this approach calculates the difference between the present value of the liabilities and the present value of expected cash flows from assets and off balance sheet contracts. The following table sets forth, as of December 31, 1999, an analysis of the Bank's interest rate risk as measured by the estimated changes in NPV resulting from instantaneous and sustained parallel shifts in the yield curve (_+200 basis points measured in 100 basis point increments). For comparative purposes, the table also shows the estimated percentage increase (decrease) in NPV at December 31, 1998.

                         Merchants New York Bancorp

NET PORTFOLIO VALUE ANALYSIS FOR INTEREST RATE RISK

                                                    At December 31, 1999
                             -----------------------------------------------------
Change in Interest Rates     Estimated NPV    Estimated Increase (Decrease) in NPV*       Percent Increase
                                              ------------------------------------       (Decrease) in NPV at
(Basis points)                      Amount            Amount          Percent             December 31, 1998
-------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
+200                               $119,471          (51,431)           (30)%                (23)%
+100                                145,809          (25,093)           (15)%                 (9)%
--                                  170,902               --             --                   --
-100                                188,941           18,039             11%                   2%
-200                                191,503           20,601             12%                   1%

----------
*     Pretax

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

Capital

The capital base of a company is a significant measure of the strength of a financial institution. The Company has seen a steady capital growth over the past several years, with our risk-based ratios, as shown below, in excess of the required "Well Capitalized" level of 10%. The Company was also in excess of the required leverage ratio of 3%, with 7.54% and 7.91% for the years ended December 31, 1999 and 1998, respectively.

The primary source of capital growth is through retention of earnings. Retained profits increased to $95.0 million at December 31, 1999 as compared to $86.3 million as of December 31, 1998, resulting from retention of our net profit, after paying cash dividends to shareholders. The Company's Board of Directors declared and paid a dividend of $0.10 per share each of the first and second quarters of 1999, with an increase to $0.125 per share for the third and fourth quarters. The fourth quarter marked the Company's 266th consecutive dividend payment. We believe that cash dividends are an important component of shareholder value and that at current level of performance, dividend payments will continue into the future. Overall, stockholders' equity increased by $8.7 million of retained earnings and was reduced by a $6.3 million purchase of our stocks through the buyback program. In addition, the effect of the one day market valuation of our available for sale securities was a reduction (net of tax effect) of $7.1 million. The market valuation of the securities reflects only one point in time and can only be realized upon their sale. With our strong liquidity and excellent basic capital strength, we only sell securities for strategic business reasons.

                                                    December 31,   December 31,
                                        Required            1999           1998
-------------------------------------------------------------------------------

Tier I Risk-Based Capital Ratio             4.00%          14.88%         16.94%
Total Risk-Based Capital Ratio              8.00           16.13          18.19
Leverage Ratio                              3.00            7.54           7.91

The Year 2000 ("Y2K") Issue

The Company's computer systems and business processes successfully handled the date change from December 31, 1999 to January 1, 2000. The company is not aware of any significant Y2K problems encountered internally or with third parties with which it interfaces. Based on operations since January 1, 2000, the Company does not expect any significant impact to its ongoing business as a result of the Y2K issue. However, it is possible that the full impact of Y2K has not been fully recognized and no assurances can be given that Y2K problems will not emerge.

Ongoing assessment and evaluation will continue throughout the first quarter of this year. Total cost of the Y2K readiness project remained at approximately $400,000, which were expensed as incurred through 1999.

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

                          PRICE RANGE OF THE COMPANY'S
                                  COMMON STOCK

The Company's common stock is traded on the over-the-counter NASDAQ National market. The Company's symbol is "MBNY." The high and low bid prices for each quarterly period during the past two years, adjusted for the 2-for-1 stock split were as follows:

PRICE RANGE OF COMMON STOCK

                                             1999                   1998
                                    --------------------------------------------
                                       HIGH       LOW         HIGH        LOW
--------------------------------------------------------------------------------
First Quarter                       $ 17 3/16   $16 1/2    $21 15/16    $15 1/2
Second Quarter                        17 3/8     16 3/4     21 5/8       18 7/16
Third Quarter                         18 1/2     16 7/8     18 15/16     15 1/2
Fourth Quarter                        17 7/16    17 1/16    18 31/32     15 3/8

On February 1, 2000, the closing bid and asked prices reported for the common stock were $16 1/2 and $16 9/16, respectively. These quotations reflect inter-dealer prices without retail mark up, mark down or commission and may not represent actual transactions.

                           Merchants New York Bancorp

                      CONSOLIDATED STATEMENTS OF CONDITION

December 31,                                                                   1999               1998
------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                             $    32,940,883    $    38,435,946
Federal funds sold                                                       50,000,000          5,000,000
Investment securities:
   Available for sale at market value                                   649,931,593        660,026,352
   Held to maturity (market value $195,169,226 in 1999
     and $203,429,134 in 1998)                                          197,988,432        198,163,304
------------------------------------------------------------------------------------------------------
       Total investment securities                                      847,920,025        858,189,656
------------------------------------------------------------------------------------------------------
Loans (net of unearned discounts of $57,304 and $46,100
   in 1999 and 1998, respectively)                                      437,097,287        361,763,395
   Less allowance for loan losses                                         9,108,216          7,964,735
------------------------------------------------------------------------------------------------------
       Total loans, net                                                 427,989,071        353,798,660
------------------------------------------------------------------------------------------------------
Bank premises and equipment                                               5,992,660          6,708,796
Customers' liability on acceptances                                      12,134,217         13,241,093
Other assets                                                             18,336,292         14,196,829
------------------------------------------------------------------------------------------------------
       Total assets                                                 $ 1,395,313,148    $ 1,289,570,980
======================================================================================================

Liabilities and Stockholders' Equity
Liabilities
   Deposits:
     Demand (noninterest-bearing)                                   $   312,300,580    $   282,044,272
     NOW                                                                 51,214,572         46,444,839
     Savings                                                             28,865,561         26,177,229
     Money market                                                       191,972,362        162,788,408
     Time                                                               374,625,133        416,868,544
------------------------------------------------------------------------------------------------------
       Total deposits                                                   958,978,208        934,323,292
------------------------------------------------------------------------------------------------------
Securities sold under repurchase agreements                             185,000,000        160,000,000
FHLB term advances                                                      105,000,000         45,000,000
Acceptances outstanding                                                  12,134,217         13,241,093
Other short-term borrowings                                              20,047,500          4,282,319
Other liabilities                                                        14,945,286         19,746,071
------------------------------------------------------------------------------------------------------
       Total liabilities                                              1,296,105,211      1,176,592,775
------------------------------------------------------------------------------------------------------
Stockholders' Equity
   Capital stock -- $.001 par value; 40,000,000
     authorized shares, 19,978,664 shares issued in 1999 and 1998            19,978             19,978
   Surplus                                                               23,879,363         23,879,363
   Undivided profits                                                     95,012,110         86,304,445
   Treasury stock at cost (856,160 shares in 1999
     and 481,014 shares in 1998)                                        (12,570,633)        (6,301,081)
   Accumulated other comprehensive income, net of tax:
     Unrealized (depreciation) appreciation
       on securities available for sale                                  (7,132,881)         9,075,500
   Commitments and contingent liabilities                                      --                 --
------------------------------------------------------------------------------------------------------
       Total stockholders' equity                                        99,207,937        112,978,205
------------------------------------------------------------------------------------------------------
       Total liabilities and stockholders' equity                   $ 1,395,313,148    $ 1,289,570,980
======================================================================================================

          See accompanying notes to consolidated financial statements.

                         Merchants New York Bancorp

                        CONSOLIDATED STATEMENTS OF INCOME
                            AND COMPREHENSIVE INCOME

Years ended December 31,                                           1999            1998           1997
------------------------------------------------------------------------------------------------------
Interest and dividend income:
   Interest on loans                                       $ 34,883,106    $ 31,766,991   $ 29,771,225
   Interest and dividends on investment securities:
     U.S. Government obligations                             37,951,726      44,874,158     47,631,337
     Other investments                                       16,697,404       8,685,750      4,926,841
   Other interest income                                        752,455         940,707        491,166
------------------------------------------------------------------------------------------------------
     Total interest and dividend income                      90,284,691      86,267,606     82,820,569
------------------------------------------------------------------------------------------------------
Interest expense:
   Interest on deposits                                      26,189,209      28,610,080     29,135,924
   Interest on securities sold under
     repurchase agreements                                    9,038,566       9,424,498      9,680,285
   Interest on FHLB term advances                             3,777,683       2,036,801        436,690
   Other interest expense                                       610,061         801,533      1,000,557
------------------------------------------------------------------------------------------------------
     Total interest expense                                  39,615,519      40,872,912     40,253,456
------------------------------------------------------------------------------------------------------
     Net interest income                                     50,669,172      45,394,694     42,567,113
Provision for loan losses                                     1,915,000       1,425,000      1,700,000
------------------------------------------------------------------------------------------------------
     Net interest income after provision for loan losses     48,754,172      43,969,694     40,867,113
------------------------------------------------------------------------------------------------------
Other income:
   Service fees                                               1,396,204       1,278,458      1,310,426
   International department fees                              3,185,013       2,845,865      2,721,033
   Investment securities gains on sales                          93,381          61,272         21,901
   Other                                                      1,876,639       1,261,905      1,129,255
------------------------------------------------------------------------------------------------------
     Total other income                                       6,551,237       5,447,500      5,182,615
------------------------------------------------------------------------------------------------------
Other expenses:
   Salaries                                                  12,256,604      11,359,160     10,855,196
   Employee benefits                                          3,761,551       3,124,212      2,949,066
   Occupancy                                                  2,697,545       2,603,722      2,589,996
   Equipment and data processing                              1,907,681       1,823,525      1,710,850
   Other                                                      6,150,356       6,472,903      6,227,854
------------------------------------------------------------------------------------------------------
     Total other expenses                                    26,773,737      25,383,522     24,332,962
------------------------------------------------------------------------------------------------------
Income before income taxes                                   28,531,672      24,033,672     21,716,766
Income tax expense                                            9,514,730       8,131,509      7,154,608
------------------------------------------------------------------------------------------------------
     Net income                                            $ 19,016,942    $ 15,902,163   $ 14,562,158
------------------------------------------------------------------------------------------------------
Earnings per share, basic                                         $0.99           $0.82          $0.75
Earnings per share, diluted                                       $0.98           $0.81          $0.73
======================================================================================================

Comprehensive income:
   Net income                                              $ 19,016,942    $ 15,902,163   $ 14,562,158
   Other comprehensive income, net of tax:
   Unrealized (depreciation) appreciation
     on securities available for sale during the period     (16,208,381)        131,688      1,525,576
   Less: reclassification adjustment for
     gains included in net income                                60,698          37,276         11,590
------------------------------------------------------------------------------------------------------
       Total comprehensive income                          $  2,747,863    $ 15,996,575   $ 16,076,144
======================================================================================================

          See accompanying notes to consolidated financial statements.

                         Merchants New York Bancorp

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Years ended December 31,                                          1999             1998             1997
--------------------------------------------------------------------------------------------------------
Capital stock:
   Balance at beginning of year                          $      19,978    $      19,978    $      19,971
   Shares issued through exercise of Employee Stock
     Options: 14,210 shares                                         --               --                7
--------------------------------------------------------------------------------------------------------
   Balance at end of year                                       19,978           19,978           19,978
========================================================================================================
Surplus:
   Balance at beginning of year                             23,879,363       23,879,363       23,734,646
   Excess over par value on shares issued through the
     exercise of Employee Stock Options                             --               --          144,717
--------------------------------------------------------------------------------------------------------
   Balance at end of year                                   23,879,363       23,879,363       23,879,363
========================================================================================================
Undivided profits:
   Balance at beginning of year                             86,304,445       80,016,764       72,915,689
   Net income                                               19,016,942       15,902,163       14,562,158
   Cash dividends paid                                      (8,674,559)      (7,784,505)      (7,332,066)
   Common stock issued from treasury stock                  (1,634,718)      (1,829,977)        (129,017)
--------------------------------------------------------------------------------------------------------
   Balance at end of year                                   95,012,110       86,304,445       80,016,764
========================================================================================================
Treasury stock:
   Balance at beginning of year                             (6,301,081)      (6,665,520)        (552,910)
   Repurchase of 498,200, 168,086 and 613,300
     shares of common stock in 1999, 1998
     and 1997, respectively                                 (8,541,056)      (3,066,508)      (6,492,331)
   Issuance of 123,054, 322,170 and 49,762 shares of
     common stock in 1999, 1998 and 1997, respectively       2,271,504        3,430,947          379,721
--------------------------------------------------------------------------------------------------------
   Balance at end of year                                  (12,570,633)      (6,301,081)      (6,665,520)
========================================================================================================
Accumulated other comprehensive income:
Net unrealized (depreciation) appreciation on
   securities available for sale, net of tax effect:
   Balance at beginning of year                              9,075,500        8,943,812        7,418,236
   Changes during the year                                 (16,208,381)         131,688        1,525,576
--------------------------------------------------------------------------------------------------------
   Balance at end of year                                   (7,132,881)       9,075,500        8,943,812
========================================================================================================
Stockholders' equity:

   Balance at beginning of year                            112,978,205      106,194,397      103,535,632
   Changes during the year, net                            (13,770,268)       6,783,808        2,658,765
--------------------------------------------------------------------------------------------------------
   Balance at end of year                                $  99,207,937    $ 112,978,205    $ 106,194,397
========================================================================================================

          See accompanying notes to consolidated financial statements.

                           Merchants New York Bancorp

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31,                                           1999             1998             1997
---------------------------------------------------------------------------------------------------------
Operating activities:
   Net income                                             $  19,016,942    $  15,902,163    $  14,562,158
---------------------------------------------------------------------------------------------------------
   Adjustments  to  reconcile  net  income  to net
     cash  provided  by  operating activities:
       Depreciation                                           1,087,864        1,171,559        1,043,804
       Amortization of premium, net of discounts              4,752,285        7,571,911        6,009,043
       Provision for loan losses                              1,915,000        1,425,000        1,700,000
       Gains on sales                                           (93,381)         (61,272)         (21,901)
       Increase (decrease) in unearned discounts                 11,203          (47,668)          37,737
       Decrease (increase) in other assets                    1,396,589         (536,718)        (476,836)
       Increase in other liabilities                            575,951          820,837        2,303,806
---------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities             28,662,453       26,245,812       25,157,811
---------------------------------------------------------------------------------------------------------
Investing activities:
   Net (increase) decrease in Federal funds sold            (45,000,000)      62,000,000      (41,000,000)
   Proceeds from redemptions of securities
     available for sale                                     164,087,779      177,378,297      121,563,684
   Proceeds from sales of securities available for sale      22,015,000       18,927,089       10,175,000
   Purchase of securities available for sale               (224,133,088)    (350,346,260)    (149,596,774)
   Proceeds from redemptions of
     securities held to maturity                             50,377,145       53,949,290       34,826,437
   Purchase of securities held to maturity                  (33,971,564)      (8,653,389)     (50,687,265)
   Net increase in customer loans                           (76,116,614)     (29,535,428)     (35,914,547)
   Net increase in bank premises and equipment                 (257,442)        (828,321)      (1,099,699)
---------------------------------------------------------------------------------------------------------
       Net cash used in investing activities               (142,998,784)     (77,108,722)    (111,733,164)
---------------------------------------------------------------------------------------------------------
Financing activities:
   Net increase in demand deposits, NOW,
     savings and money market accounts                       66,898,327       32,524,865       15,871,574
   Net (decrease) increase in certificates of deposit       (42,243,411)      (2,288,498)      12,521,941
   Net increase in securities sold under
     repurchase agreements                                   25,000,000               --       40,000,000
   Net increase in FHLB advances                             60,000,000       25,000,000       20,000,000
   Net increase (decrease) in other
     short-term borrowings                                   15,765,181       (7,897,404)       4,980,684
   Proceeds from issuance of common stock                       636,786        1,600,970          395,428
   Purchase of treasury stock                                (8,541,056)      (3,066,508)      (6,492,331)
   Dividends paid                                            (8,674,559)      (7,784,505)      (7,332,066)
---------------------------------------------------------------------------------------------------------
       Net cash provided by financing activities            108,841,268       38,088,920       79,945,230
---------------------------------------------------------------------------------------------------------
Net decrease in cash and cash equivalents                    (5,495,063)     (12,773,990)      (6,630,123)
Cash and cash equivalents at beginning of the year           38,435,946       51,209,936       57,840,059
---------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of the year              $  32,940,883    $  38,435,946    $  51,209,936
=========================================================================================================
Supplemental disclosure of cash flow information:
       Interest paid                                      $  40,758,464    $  41,071,132    $  38,923,995
       Taxes paid                                             9,299,614        8,395,784        7,358,778
=========================================================================================================

          See accompanying notes to consolidated financial statements.

                           Merchants New York Bancorp

                             NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

                        December 31, 1999, 1998 and 1997

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

Investment Securities

Securities are classified as available for sale or held to maturity. The Bank does not maintain a trading account. Securities for which the Bank has the ability and intent to hold to maturity are so classified. All other securities are classified as available for sale.

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

Loans

Loans are reported at principal amount outstanding, net of unearned discounts. Interest on loans is accrued to income monthly based on outstanding principal balances. When management considers the collection of previously accrued but unpaid interest to be doubtful, such interest is reversed by charging interest income in the current period. Interest payments received on non-accrual loans, including impaired loans under Statement of Financial Accounting Standards, ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," are recognized as interest income unless future collections are doubtful. A loan remains on non-accrual status until the factors that indicated doubtful collectibility no longer exist or until a loan is determined to be uncollectible and is charged off against the allowance for loan losses.

Allowance for Loan Losses

The allowance for loan losses is increased by a provision charged to operations and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's historical loan loss experience, a review of non-performing loans and related collateral values, an estimate of the possibility of loss in view of industry concentrations and other portfolio risk characteristics, the present financial condition of borrowers and current economic conditions. While management uses the best

                           Merchants New York Bancorp

information available to estimate loan losses, future adjustments to the allowance may be necessary based on changes in economic conditions, further information obtained regarding known problem loans, the identification of additional problem loans and other factors. In management's judgement, the allowance for loan losses is adequate to absorb probable losses in the existing portfolio.

SFAS No. 114, as amended by SFAS No. 118, addresses the accounting for impaired loans. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect principal or interest due according to the contractual terms of the loan. Impaired loans are measured and reported based on one of three methods: the present value of the expected future cash flows discounted at the loan's effective interest rate; the loan's observable market price; or the fair value of the collateral if the loan is collateral dependent. If the measure is less than the impaired loan's recorded investment, an impairment loss is recognized as part of the allowance for loan losses.

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

The weighted average number of shares of common stock used in the computation of basic earnings per share for the years ended December 31, 1999, 1998 and 1997 were 19,292,940 shares, 19,423,062 shares and 19,587,826 shares, respectively. The weighted average number of shares of common stock, used in the computation of diluted earnings per share for the years ended December 31, 1999, 1998 and 1997 were 19,428,251 shares, 19,714,962 shares and 19,914,380 shares, respectively.

On August 17, 1999, the Company's Board of Directors declared a 2-for-1 stock split for all shares, with an effective date of October 1, 1999. All shares and per share amounts in prior years have been restated in these financial statements to reflect the split.

Stock Options

The Company accounts for stock options in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation expense is recognized only if the fair value of the underlying stock at the grant date exceeds the exercise price of the option. SFAS No. 123, "Accounting for Stock-Based Compensation," encourages entities to recognize the fair value of all stock-based awards on the date of grant as an expense over the vesting period. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB No. 25 and provide pro forma disclosure of net income and net income per share as if the fair value based method defined in SFAS No. 123 had been applied to employee stock options granted in 1995 and later years.

                           Merchants New York Bancorp

Reclassifications

Certain reclassifications have been made to the 1998 and 1997 financial statements to conform to the 1999 presentation.

NOTE 2 -- CASH AND DUE FROM BANKS

The Bank is required to maintain average reserves on deposit with the Federal Reserve Bank of New York against outstanding domestic deposit liabilities. The reserves maintained, which are reported in cash and due from banks, were approximately $8.4 million and $12.5 million at December 31, 1999 and 1998, respectively. Average required reserves during 1999 and 1998 were approximately $8.4 million and $12.4 million, respectively. Average balances (in the form of noninterest-bearing deposits with banks) of approximately $4.7 million and $5.9 million were maintained as compensating balances for services provided by correspondent banks for the years ended December 31, 1999 and 1998, respectively.

NOTE 3 -- SECURITIES AVAILABLE FOR SALE

The book values and estimated market values for investment securities available for sale at December 31, 1999 and 1998 are as follows:

                                                       Gross         Gross       Estimated
                                          Book    Unrealized    Unrealized          Market
1999                                     Value         Gains        Losses           Value
------------------------------------------------------------------------------------------
(In thousands)
U.S. Government obligations(1)        $190,828     $  3,160      $ (3,911)        $190,077
U.S. Agency obligations (2)            246,006        1,852        (2,209)         245,649
Obligations of State and
   Political subdivisions               27,729          165        (1,178)          26,716
Collateralized mortgage obligations    127,105           65        (6,727)         120,443
Other securities                        71,047           --        (4,000)          67,047
------------------------------------------------------------------------------------------
Total                                 $662,715     $  5,242      $(18,025)        $649,932
==========================================================================================

                                                       Gross         Gross       Estimated
                                          Book    Unrealized    Unrealized          Market
1999                                     Value         Gains        Losses           Value
------------------------------------------------------------------------------------------
(In thousands)
U.S. Government obligations(1)        $205,802     $  8,131       $   (70)        $213,863
U.S. Agency obligations (2)            278,491        5,561           (49)         284,003
Obligations of State and
   Political subdivisions               28,435        1,052          (141)          29,346
Collateralized mortgage obligations    110,500           10           (61)         110,449
Other securities                        22,346           19            --           22,365
------------------------------------------------------------------------------------------
Total                                 $645,574     $ 14,773       $  (321)        $660,026
==========================================================================================

(1) U.S. Government obligations include U.S. Treasury Notes and Government National Mortgage Association (GNMA) mortgage-backed securities.

(2) U.S. Agency obligations consist of mortgage-backed securities, including Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC) securities.

Proceeds from sales of available-for-sale investment securities were $22.0 million, $18.9 million and $10.2 million with gross gains of $93,000, $61,000 and $22,000 during 1999, 1998 and 1997, respectively.

The combined unrealized gains and (losses) before taxes on available-for-sale securities was $(12.8) million, with $5.7 million in taxes at December 31, 1999 compared to $14.5 million, with $5.4 million in taxes at December 31, 1998. Changes in unrealized holding gains and losses resulted in an after-tax increase (decrease) in stockholders' equity of $(16.2) million, $132,000 and $1.5 million during fiscal 1999, 1998 and 1997, respectively. These gains and losses will continue to fluctuate based on changes in the portfolio and market conditions.

                           Merchants New York Bancorp

The amortized cost and estimated market value of the Bank's available-for-sale investment securities at December 31, 1999 and 1998 are presented in the following table, based upon their maturity dates. The aging of mortgage-backed U.S. Agency securities is based on their weighted average maturities. The expected maturities can differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

                                                         1999                              1998
                                               ---------------------------------------------------------------
                                                       Estimated    Average               Estimated    Average
                                                Book      Market   Weighted        Book      Market   Weighted
                                               Value       Value     Yield*       Value       Value     Yield*
--------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Due in one year or less                     $283,906    $284,864       7.83%   $215,751    $224,650       7.81%
Due after one year through five years        304,682     297,711       7.32     363,450     368,388       7.49
Due after five years through ten years        23,315      22,045       6.15      23,521      23,721       6.33
Due after ten years                           50,812      45,312       6.32      42,852      43,267       6.24
--------------------------------------------------------------------------------------------------------------
Total                                       $662,715    $649,932       7.09%   $645,574    $660,026       7.52%
==============================================================================================================

*     Average weighted yield not tax adjusted.

Available-for-sale investment securities with a market value of $287.7 million at December 31, 1999 and $175.3 million at December 31, 1998 were pledged to secure securities sold under repurchase agreements and for other purposes required or permitted by law.

NOTE 4 -- INVESTMENT SECURITIES HELD TO MATURITY

The book values and estimated market values of investment securities held to maturity at December 31, 1999 and 1998 are listed below.

                                                       Gross         Gross   Estimated
                                          Book    Unrealized    Unrealized      Market
1999                                     Value         Gains        Losses       Value
--------------------------------------------------------------------------------------
(In thousands)
U.S. Government obligations (1)       $ 55,921       $  894        $(1,324)   $ 55,491
U.S. Agency obligations (2)             58,715          725           (885)     58,555
Obligations of State and
   Political subdivisions               59,491          524         (1,540)     58,475
Other                                   23,861           --         (1,213)     22,648
--------------------------------------------------------------------------------------
Total                                 $197,988       $2,143        $(4,962)   $195,169
======================================================================================

                                                       Gross         Gross   Estimated
                                          Book    Unrealized    Unrealized      Market
1999                                     Value         Gains        Losses       Value
--------------------------------------------------------------------------------------
(In thousands)
U.S. Government obligations (1)      $  42,889       $1,322          $  --   $  44,211
U.S. Agency obligations (2)             66,613        1,542             --      68,155
Obligations of State and
   Political subdivisions               59,813        2,442            (11)     62,244
Other                                   28,848           --            (29)     28,819
--------------------------------------------------------------------------------------
Total                                 $198,163       $5,306           $(40)   $203,429
======================================================================================

(1) U.S. Government obligations includes U.S. Treasury Notes and fixed rate GNMA mortgage-backed securities.

(2) U.S. Agency obligations consists of fixed rate mortgage-backed securities, including FNMA and FHLMC securities.

                           Merchants New York Bancorp

The amortized cost and estimated market value of the Bank's securities held to maturity at December 31, 1999 and 1998 are presented in the following table based upon their maturity dates. The aging of mortgage-backed U.S. Agency securities is based on their weighted average maturities. The expected maturities can differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

                                                        1999                                 1998
                                           --------------------------------------------------------------------
                                                        Estimated   Average                Estimated    Average
                                               Book      Market     Weighted       Book      Market    Weighted
                                              Value       Value      Yield*       Value      Value      Yield*
---------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Due in one year or less                     $ 64,221    $ 64,895       8.21%    $ 16,997    $ 17,303       7.05%
Due after one year through five years         88,585      86,334       6.91      142,883     146,136       7.58
Due after five years through ten years        19,696      19,730       5.09       17,045      17,974       5.08
Due after ten years                           25,486      24,210       4.95       21,238      22,016       4.99
---------------------------------------------------------------------------------------------------------------
Total                                       $197,988    $195,169       7.28%    $198,163    $203,429       7.22%
===============================================================================================================

*     Average weighted yield not tax adjusted.

Held to maturity investment securities with a book value of $96.8 million and $71.6 million at December 31, 1999 and 1998, respectively, were pledged to secure securities sold under repurchase agreements and for other purposes required or permitted by law.

Note 5 -- LOANS

Loans at December 31, 1999 and 1998 are comprised of the following:

                                                        1999               1998
-------------------------------------------------------------------------------
(In thousands)
Commercial loans                                   $ 417,509          $ 339,982
Mortgage loans                                        17,499             19,307
Installment loans                                      2,146              2,520
-------------------------------------------------------------------------------
                                                     437,154            361,809
Unearned discounts                                       (57)               (46)
-------------------------------------------------------------------------------
                                                     437,097            361,763
Allowance for loan losses                             (9,108)            (7,965)
-------------------------------------------------------------------------------
Total, net                                         $ 427,989          $ 353,798
===============================================================================

The changes in the allowance for loan losses for 1999, 1998 and 1997 are summarized as follows:

                                               1999          1998          1997
-------------------------------------------------------------------------------
(In thousands)
Balance at beginning of year                $ 7,965       $ 6,167       $ 5,617
Provision for loan losses                     1,915         1,425         1,700
Charge-offs                                  (1,224)         (232)       (1,469)
Recoveries                                      452           605           319
-------------------------------------------------------------------------------
Balance at end of year                      $ 9,108       $ 7,965       $ 6,167
===============================================================================

                           Merchants New York Bancorp

Information concerning impaired loans as defined by SFAS Nos. 114 and 118 is presented below:

For the years ended December 31,                                  1999      1998
--------------------------------------------------------------------------------
(In thousands)
Recorded investment in impaired loans at year end:
   Non-accrual loans                                              $428      $146
   Restructured loans*                                             292        --
================================================================================
Average recorded investment in impaired loans                     $456      $153
================================================================================
*     Included in non-accrual loan.

The Bank's impaired loans are only those identified as in a non-accrual status for 90 days or more. Impaired is defined as "when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement." The amount of interest income recognized on impaired loans was $57,000 for 1999 and $3,000 for 1998. The impact on interest income relating to impaired loans for both years is not material. The allowance for loan losses contains an additional amount deemed necessary to maintain it at levels considered adequate by management. It is the Bank's policy to keep loans on non-accrual status until the principal and interest is current or they are charged off.

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

                                                   Balance at                                           Balance at
                                                    Beginning                             Amounts           End of
                                  Borrower            of Year          Additions        Collected             Year
------------------------------------------------------------------------------------------------------------------
(In thousands)
1999                         Directors (4)            $12,333            $ 6,802          $11,072          $ 8,063
1998                         Directors (6)            $14,785            $11,266          $13,718          $12,333
1997                         Directors (8)            $10,952            $14,307          $10,474          $14,785

There were no charge-offs of loans made to officers and directors in any of the years in the three-year period ended December 31, 1999. Loans at December 31, 1999 bear interest rates of 6.88% to 8.75% and are partially secured. The maturities applicable to outstanding loans at December 31, 1999 are $2.7 million due within 90 days, which included $1.4 million in letters of credit, $0.7 million due in 120 days, $4.0 million due within one year and mortgages totaling $0.7 million due in 2007, 2008 and 2009.

                           Merchants New York Bancorp

The following is a summary of the major industry concentrations of the Bank's commercial loan portfolio as of December 31, 1999:

         Wholesale jewelry                                        20%
         Jewelry manufacturing                                    11
         Miscellaneous manufacturing                               8
         Apparel & furs                                            7
         Non-durable goods                                         7
         Real Estate                                               7
         Home furnishings                                          5
         Textiles                                                  5
         Miscellaneous wholesalers                                 4
         Business & professional services                          4
         Private households                                        4
         Miscellaneous retail                                      4
         Non-depository institutions                               3
         Construction                                              2
         All others                                                9
         -----------------------------------------------------------
         Total                                                   100%
         ===========================================================

Substantially all of the Bank's loans are to borrowers located in the New York metropolitan area.

Note 6 -- BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31, 1999 and 1998 are comprised of the following:

                                                            1999           1998
-------------------------------------------------------------------------------
(In thousands)
Bank premises and leasehold improvements                $ 10,734       $  9,418
Equipment                                                  4,663          5,730
-------------------------------------------------------------------------------
                                                          15,397         15,148
Accumulated depreciation                                  (9,404)        (8,439)
-------------------------------------------------------------------------------
Total, net                                              $  5,993       $  6,709
===============================================================================

Note 7 -- DEPOSITS

The following table sets forth the average deposits and average rates paid for each of the most recent two fiscal years for the classifications of deposits listed:

Years ended December 31,                 1999    Rate %          1998    Rate %
-------------------------------------------------------------------------------
(Dollars in thousands)
Deposits:

   Demand                            $277,710        --      $255,239       --
   NOW                                 48,896      1.93%       44,609     2.24%
   Savings                             27,757      2.98        25,476     2.98
   Money market                       173,011      3.49       145,660     3.38
   Time                               385,873      4.76       416,286     5.27
-------------------------------------------------------------------------------
Total                                $913,247                $887,270
===============================================================================

                           Merchants New York Bancorp

Note 8 -- SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND
          OTHER SHORT-TERM BORROWINGS

The Bank enters into sales of U.S. Agency, GNMA and Treasury securities under repurchase agreements. Repurchase agreements are treated as financing arrangements and the obligations to repurchase securities sold are reflected as a liability on the consolidated statements of condition. The carrying value of the investment securities underlying the agreements remain in the asset account. All of the repurchase agreements were agreements to repurchase substantially identical securities. The investment securities underlying the agreements were transferred to the dealers who arranged the transactions. The dealer may have sold, loaned or otherwise disposed of such securities to other parties in the normal course of its operations, and has agreed to resell to the Bank substantially identical securities at the maturities of the agreements. Information concerning securities sold under repurchase agreements is presented below:

                                                                     Accrued     Fair Value    Weighted
                                                                    Interest  of Collateral     Average
                                                         Amount   Payable(1)  Securities(2)        Rate
-------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Securities Sold Under Repurchase Agreements            $185,000       $2,736       $207,741        5.73%
-------------------------------------------------------------------------------------------------------

(1)   Included in Other liabilities in the Consolidated Statements of Condition.

(2) Represents the fair value of the mortgage-backed securities which were transferred to the counterparty, including accrued interest receivable of $1.2 million. These securities consist of available-for-sale securities and held-to-maturity securities with book values of $131.7 million and $61 million, respectively.

Federal Home Loan Bank and U.S. Treasury Demand Notes

As a member of the Federal Home Loan Bank (FHLB), the Bank can have outstanding FHLB advances of up to 20 times of the Bank's purchased FHLB stock or approximately $210 million at December 31, 1999, in a combination of term advances and overnight funds. The Bank's unused FHLB borrowing capacity was approximately $115 million at December 31, 1999. Borrowings are secured by the Bank's investment in FHLB stock and by a blanket security agreement. This agreement requires the Bank to maintain as collateral qualifying assets (U.S. Agency mortgage-backed securities) not otherwise pledged.

The U.S. Treasury, from time-to-time, issues demand notes, which make funds available on a short-term basis (generally less than 30 days) to qualifying institutions, at interest rates slightly lower than Federal Funds rates. The Bank must keep an equivalent amount of qualifying securities as collateral at The Federal Reserve Bank, based on the Bank's approved borrowing limit.

                                                           1999                          1998
                                                   ---------------------------------------------------
                                                                Weighted                    Weighted
                                                   Amount     Average Rate       Amount   Average Rate
------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Federal Home Loan advances                       $105,000         6.33%         $45,000         5.44%
U.S. Treasury demand notes                         20,000         4.75%           4,031         4.23%
Other                                                  48           --              251           --
------------------------------------------------------------------------------------------------------
Total other short-term borrowings                $125,048                       $49,282
======================================================================================================

Note 9 -- INCOME TAXES

The components of income tax expense (benefit) for the years ended December 31, 1999, 1998 and 1997 are as follows:

                                             1999           1998           1997
--------------------------------------------------------------------------------
(In thousands)
Current:
   Federal                                $ 9,285        $ 7,540        $ 6,104
   State and local                            315            630          1,148
--------------------------------------------------------------------------------
     Total current                          9,600          8,170          7,252
--------------------------------------------------------------------------------
Deferred:
   Federal                                    (85)          (104)           (59)
   State and local                             --             66            (38)
--------------------------------------------------------------------------------
     Total deferred                           (85)           (38)           (97)
--------------------------------------------------------------------------------
     Total tax expense                    $ 9,515        $ 8,132        $ 7,155
================================================================================

                           Merchants New York Bancorp

The following is a reconciliation between the "expected" Federal income tax computed at the statutory rate and actual tax expense reflected in the financial statements.

                                                  1999                      1998                     1997
----------------------------------------------------------------------------------------------------------------
                                                        % of                      % of                      % of
                                                      Pretax                    Pretax                    Pretax
                                           Amount     Income         Amount     Income        Amount      Income
----------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Federal income tax computed
   at statutory rate                      $ 9,986         35.0%     $ 8,412       35.0%      $ 7,601        35.0%
State and city income taxes, net
   of Federal income tax benefit              205          0.7          452        1.9           721         3.3
Federal income tax benefit
   resulting from interest
   on tax-exempt obligations               (1,471)        (5.2)      (1,510)      (6.3)       (1,416)       (6.5)
Other                                         795          2.8          778        3.2           249         1.1
----------------------------------------------------------------------------------------------------------------
Total tax/effective rate                  $ 9,515         33.3%     $ 8,132       33.8%      $ 7,155        32.9%
================================================================================================================

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are presented below:

                                                               1999        1998
-------------------------------------------------------------------------------
(In thousands)
Deferred tax assets:
Allowance for possible loan losses                          $ 3,188     $ 2,788
Unrealized loss on investments available for sale             5,650          --
Other                                                           290         249
-------------------------------------------------------------------------------
Total gross deferred tax assets                               9,128       3,037
Less: valuation reserve                                       3,188       2,788
-------------------------------------------------------------------------------
Net deferred tax asset                                        5,940         249
-------------------------------------------------------------------------------
Deferred tax liabilities:
Depreciation                                                     --         (33)
Unamortized bond premium                                         --         (12)
Unrealized gain on investments available for sale                --      (5,377)
-------------------------------------------------------------------------------
Total gross deferred tax liabilities                             --      (5,422)
-------------------------------------------------------------------------------
   Net deferred tax assets (liabilities)                    $ 5,940     $(5,173)
===============================================================================

Given the subjective nature of recoverability of the deferred tax asset, a 100% valuation allowance for the deferred tax asset related to the allowance for loan losses was established relative to this item in 1999 and 1998.

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

                           Merchants New York Bancorp

The changes in benefit obligations for 1999 and 1998 are summarized as follows:

                                                            1999           1998
-------------------------------------------------------------------------------
(In thousands)
Benefit obligation at beginning of year                 $ 11,048       $ 10,600
Service cost                                                 428            451
Interest cost                                                795            752
Actuarial (gain)/loss                                       (150)          (391)
Benefits paid                                               (481)          (364)
-------------------------------------------------------------------------------
Benefit obligations at end of year                      $ 11,640       $ 11,048
===============================================================================

The changes in fair value of plan assets for 1999 and 1998 are summarized as follows:

                                                            1999           1998
-------------------------------------------------------------------------------
(In thousands)
Fair value of plan assets at beginning of year           $ 10,662      $ 10,090
Actual return on plan assets                                  265           298
Employer contribution                                         550           638
Benefits paid                                                (481)         (364)
-------------------------------------------------------------------------------
Fair value of plan assets at end of year                 $ 10,996      $ 10,662
===============================================================================

The following table sets forth the Plan's funded status and amounts recognized at December 31, 1999 and 1998:

                                                            1999           1998
-------------------------------------------------------------------------------
(In thousands)
Funded status                                           $  (644)        $  (386)
Unrecognized transition obligation                       (1,096)         (1,187)
Unrecognized prior service cost                             (22)            (24)
Unrecognized net loss                                     2,440           2,041
-------------------------------------------------------------------------------
Prepaid pension asset                                   $   678         $   444
===============================================================================

Net periodic Pension costs for the years ended December 31, 1999, 1998 and 1997 are comprised of the following:

                                                      1999      1998      1997
-------------------------------------------------------------------------------
(Dollars in thousands)
Service cost                                         $ 428     $ 451     $ 451
Interest cost                                          795       752       679
Expected return on market-related value of assets (856) (776) (710) Amortization of:
   Unrecognized net obligations                        (91)      (91)      (91)
   Unrecognized net loss                                41        60        53
   Unrecognized prior service cost                      (2)       (2)       (2)
-------------------------------------------------------------------------------
Net cost                                             $ 315     $ 394     $ 380
===============================================================================
Weighted average actuarial assumptions:
   Discount rate                                      7.50%     7.50%     7.50%
   Salary increases                                   4.00%     4.00%     4.00%
   Expected long-term rate of return                  8.00%     8.00%     8.00%

                           Merchants New York Bancorp

The Bank adopted a non-qualified Directors retirement plan, effective February 1997. The projected benefit obligations at December 31, 1999 and 1998 were approximately $1.9 million and $1.7 million, computed with a 7% discount rate. An expense of $449,000, $460,000 and $280,000 has been recognized for the Plan in the years ended December 31, 1999, 1998 and 1997, respectively.

In addition, the Bank provides a supplemental retirement contract for key senior executives, with a projected benefit obligation of about $6.3 million and $5.4 million as of December 31, 1999 and 1998, respectively. These benefits are partially covered through insurance policies with current values of $2.3 million. An additional pension expense of $800,000, $240,000 and $180,000 was recognized in the years ended December 31, 1999, 1998 and 1997, respectively. These retirement benefits are in addition to those offered by the Plan and those for the Bank's Board of Directors members.

401(k) Savings Plan

Effective January 1, 1997, the Bank implemented a defined contribution plan that is intended to qualify under Section 401(k) of the Internal Revenue Code. Contributions began on May 1, 1997. The 401(k) plan covers substantially all employees, who have been employed six months by the Bank. In 1999, an employee may contribute up to 15% of their salary, not to exceed $10,000. The Bank has elected not to match the employees' contribution.

Stock Option Plan

The Employees Stock Option Plan of The Merchants Bank of New York (the "Option Plan") is set up as an incentive for performance and to encourage the continued employment of existing key employees. The Company reserves common stock for the future exercise of the options granted. The options expire ten years after the date of grant and are exercisable after one year.

The shares of stock authorized for the Option Plan to be granted as stock options were 180,000 shares in 1986, 750,000 shares in 1987 and 800,000 shares in 1993. There were 46,500 shares granted in 1998 and no shares were granted in 1999. The basis used to establish the exercise price for the options granted under the Option Plan was the price of the Company's stock on NASDAQon the date of issue of the options.

The Company implemented SFAS No. 123 during 1996. As discussed in Note 1, the Company applies APB Opinion No. 25 and the related interpretations in accounting for the Option Plan and, accordingly, no compensation cost has been recognized for the Option Plan. The adoption of SFAS No. 123 would not have had a material impact on the Bank's results of operations for 1999, 1998 and 1997.

The following chart summarizes information concerning options outstanding and exercisable at December 31, 1999:

                                          Options Outstanding and Exercisable
                                          -------------------------------------
                                          Number of Shares       Remaining Life
Exercise price                                 Outstanding           (in years)
-------------------------------------------------------------------------------
  $ 4.94                                            90,896                    2
  $ 5.44                                            55,200                    2
  $16.38                                            10,000                    9
  $17.94                                            34,750                    9
-------------------------------------------------------------------------------
Total                                              190,846
===============================================================================

                           Merchants New York Bancorp

The following table presents the total options granted and outstanding to be exercised:

                                            Shares Subject      Weighted Average
                                                 to Option        Exercise Price
--------------------------------------------------------------------------------

Outstanding at December 31, 1996                   669,252
Granted                                                 --
Exercised                                          (78,182)               $ 5.06
Forfeited                                               --                    --
--------------------------------------------------------------------------------
Outstanding at December 31, 1997                   591,070
Granted                                             46,500                $17.60
Exercised                                         (322,170)               $ 4.97
Forfeited                                               --                    --
--------------------------------------------------------------------------------
Outstanding at December 31, 1998                   315,400
Granted                                                 --
Exercised                                         (123,054)               $ 5.17
Forfeited                                           (1,500)               $17.94
--------------------------------------------------------------------------------
Outstanding at December 31, 1999                   190,846                $ 8.05
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

Management believes that as of December 31, 1999, the Bank meets all capital adequacy requirements to which it is subject. Furthermore, the most recent FDIC notification categorized the Bank as a well capitalized institution. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

The following is a summary of the Bank's capital amounts and ratios as of December 31, 1999 and 1998, compared to the FDIC minimum capital adequacy requirements and the FDIC requirements for classification as a well capitalized institution:

                                                                   FDIC Requirements
                                            ----------------------------------------------------------------
                                                                    Minimum Capital      For Classification
                                                Actual                 Adequacy          As Well Capitalized
                                            ----------------------------------------------------------------
                                            Amount     Ratio      Amount     Ratio       Amount     Ratio
------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
December 31, 1999
Leverage Capital                          $103,937       7.5%    $41,354       3.0%     $68,924       5.0%
Risk-Based Capital:
   Tier 1                                  103,937      14.9      27,940       4.0       41,910       6.0
   Total                                   112,670      16.1      55,881       8.0       69,851      10.0

December 31, 1998
Leverage Capital                          $103,545       7.9%    $39,271       3.0%     $65,452       5.0%
Risk-Based Capital:
   Tier 1                                  103,545      16.9      24,450       4.0       36,675       6.0
   Total                                   111,186      18.2      48,900       8.0       61,125      10.0

                           Merchants New York Bancorp

Treasury Stock

On August 19, 1997, the Board authorized the repurchase of up to 5% of the Bank's common stock, or 1,000,000 shares. This authorization is in addition to the Board approving up to 5%, or approximately 1,000,000 shares, in 1996. The Company has purchased 498,200 shares during 1999, with 168,086 shares having been purchased in 1998. There were 123,054 shares and 322,170 shares reissued from treasury stock for shares purchased through the stock option plan in 1999 and 1998, respectively.

Dividends

Dividends paid to common stockholders in 1999 totaled $8.7 million, or $0.45 per share, a 13% increase over 1998. These dividends represented a 46% payout of net income for 1999.

NOTE 12 -- COMPREHENSIVE INCOME

SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income (and its components) in financial statements. Comprehensive income represents net income and certain amounts reported directly in equity, such as the net unrealized gain or loss of available-for-sale securities. Below are the before tax and tax benefit (expense) amounts of the accumulated other comprehensive income applicable for the years December 31, 1999, 1998 and 1997.

As of December 31,                                  1999       1998        1997
-------------------------------------------------------------------------------
(In thousands)
Unrealized (depreciation) appreciation         $(12,783)   $ 14,452    $ 14,302
Tax benefit (expense)                             5,650      (5,377)     (5,358)
Net of tax amount                                (7,133)      9,075       8,944

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

Unused variable rate loan commitments were approximately $14.8 million and $11.4 million for the years ended 1999 and 1998, respectively. These commitments, of which about 35% will mature in less than one year, are agreements to lend up to a certain amount to a customer as long as the conditions established in the contract are met. Commitments generally have fixed expiration dates or termination clauses and may require payment of a fee. The total commitments do not necessarily represent future cash requirements because some of the commitments are expected to expire without being drawn upon. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the bank upon extension of credit is based on management's risk evaluation of the borrower. Collateral held, if any, may include cash, U.S. Treasury and other marketable securities, accounts receivable, inventory and property, plant and equipment.

The Bank also issues conditional commitments to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that in extending loan facilities to customers. For commercial letters of credit, approximately 95% will expire in less than one year, usually in 60 to 90 days. Standby letters of credit are approximately 80% collateralized with cash, cash equivalents or marketable securities. Likewise, 95% of these standby letters of credit will expire within one year, with the balance generally within two years. About 60% are automatically renewable for one year. The Bank also purchases and sells foreign currency as an accommodation for customers. It is not traded for speculative purposes. The Bank's credit risk for foreign currency would arise from the possibility of a significant downward change in a country's currency and the failure of a counter party to perform.

                           Merchants New York Bancorp

Outstanding letters of credit, standby letters of credit, letters of guarantee and foreign exchange contracts and their balances at December 31, 1999 and 1998 are:

                                                            1999            1998
--------------------------------------------------------------------------------
(In thousands)
Standby letters of credit                                $28,410         $65,278
Commercial letters of credit                              36,791          38,279
Steamship and air guarantees                               1,127           1,995
Foreign exchange:
   Forward contracts purchased                               242              --
   Forward contracts sold                                    242              --
   Spot transactions                                          86             332

The Bank contracted an additional lease for a new lending division at 275 Madison Avenue. The lease is effective until the year 2004.

As of December 31, 1999, the Bank was obligated under seven operating leases for premises. Rental expense under the seven leases aggregated $1.50 million for 1999, $1.30 million for 1998 and $1.35 million for 1997. The minimum annual rent under such leases for each of the years ending December 31, 2000 through the year 2004 and thereafter is as follows (in thousands):

                  2000                                    $ 1,550
                  2001                                      1,637
                  2002                                      1,757
                  2003                                      1,809
                  2004                                      1,734
                  Thereafter                               22,782
                  -----------------------------------------------
                  Total                                   $31,269
                  ===============================================

There are various claims pending against the Bank. In the opinion of management, after discussion with counsel, liabilities, if any, arising from such claims will not have a material effect on the Bank's liquidity, operating results or financial condition.

NOTE 14 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

The following is a summary of the carrying values and estimated fair value of the Company's financial instruments:

                                                               1999                                1998
                                                    ---------------------------------------------------------------
                                                     Carrying        Estimated           Carrying        Estimated
As of December 31,                                      Value        Fair Value             Value        Fair Value
-------------------------------------------------------------------------------------------------------------------
(In thousands)
Financial assets:
   Cash and due from banks                          $ 32,941         $ 32,941          $ 38,436         $ 38,436
   Federal funds sold                                 50,000           50,000             5,000            5,000
   Securities available for sale                     649,932          649,932           660,026          660,026
   Securities held to maturity                       197,988          195,169           198,163          203,429
   Loans, net of allowance                           427,989          427,989           353,799          353,799

Financial liabilities:
   Demand, NOW, savings and
     money market deposits                           584,353          584,353           517,454          517,454
   Time deposits                                     374,625          374,751           416,869          417,095
   Repurchase agreements                             185,000          185,000           160,000          160,000
   FHLB term advances                                105,000          105,000            45,000           45,000
   Other short-term borrowings                        20,048           20,048             4,282            4,282

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

Loans

Substantially all loans include: (i) variable rate loans, where interest rate changes are consistent with changes in the prime rate; and (ii) working capital notes with maturities of less than six months. Accordingly, after consideration of the allowance for loan loss, net loans are considered to have a fair value equivalent to their carrying value.

Deposit Liabilities

In accordance with SFAS No. 107, the fair value of deposit liabilities with no stated maturity (demand, NOW, savings and money market accounts) which are payable on demand are equal to the carrying amounts. The fair values of time deposits represent contractual cash flows discounted using interest rates currently offered on deposits with similar characteristics and remaining maturities.

As required by SFAS No. 107, these estimated fair values do not include the intangible value of core deposit relationships which comprise a significant portion of the Company's deposit base. Management believes that the Company's core deposit relationships provide a relatively stable, low-cost funding source which has a substantial intangible value separate from the deposit balances.

Other Financial Assets and Liabilities

Cash and due from banks, Federal funds sold, repurchase agreements, FHLB term advances, and other short-term borrowings have fair values which approximate the respective carrying values. These instruments are payable on demand or have short-term maturities and present relatively low credit risk and interest rate risk.

NOTE 15 -- RECENT ACCOUNTING PRONOUNCEMENTS

Accounting for Derivative Instruments and Hedge Activities

In June 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivatives and hedging activities. It requires that all derivatives be included as assets or liabilities in the balance sheet and that such instruments be carried at fair market value through adjustments to either other comprehensive income or current earnings or both, as appropriate. In June 1999, FASB issued SFAS No. 137 which deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. Management does not anticipate that the adoption of this standard will have a material impact on the Company's consolidated financial statement.

Accounting for the Disclosure about Segments of an Enterprise and Related Information In June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Among other things, SFAS No. 131 requires public companies to report (i) certain financial and descriptive information about their reportable operating segments (as defined), and (ii) certain enterprise-wide financial information about products and services, geographic areas and major customers. The required segment financial disclosures include a measure of profit or loss, certain specific revenue and expense items, and total assets in annual and interim financial statements. Management believes that the Bank operates under one segment as defined by SFAS No. 131, and additional disclosure is not required.

                           Merchants New York Bancorp

NOTE 16 -- PARENT COMPANY ONLY FINANCIAL INFORMATION

CONDENSED STATEMENTS OF CONDITION

December 31,                                                  1999         1998
-------------------------------------------------------------------------------
(In thousands)
Assets:
   Cash                                                  $       8    $      38
   Investment in subsidiary                                 99,925      113,040
-------------------------------------------------------------------------------
     Total assets                                        $  99,933    $ 113,078
===============================================================================
Liabilities:
     Total liabilities                                         725          100
Stockholders' equity:
     Total stockholders' equity                             99,208      112,978
-------------------------------------------------------------------------------
     Total liabilities and stockholders' equity          $  99,933    $ 113,078
===============================================================================

CONDENSED STATEMENTS OF INCOME

Years ended December 31,                                      1999         1998
-------------------------------------------------------------------------------
(In thousands)
Income:
   Dividends received from subsidiary                    $  15,925    $   8,984
   Equity in undistributed net income of subsidiary          3,092        6,918
   Management fees                                             793          508
-------------------------------------------------------------------------------
     Total income                                           19,810       16,410
-------------------------------------------------------------------------------
Expenses:
     Expenses                                                  793          508
-------------------------------------------------------------------------------
     Net income                                          $  19,017    $  15,902
===============================================================================

CONDENSED STATEMENTS OF CASH FLOWS

Years ended December 31,                                      1999         1998
-------------------------------------------------------------------------------
(In thousands)
Operating activities:
   Net income                                            $  19,017    $  15,902
Adjustments to reconcile net income to net
 cash provided by operating activities:
   Increase in other liabilities                               625          100
   Equity in undistributed net income of subsidiary         (3,092)      (6,918)
-------------------------------------------------------------------------------
     Net cash provided by operating activities              16,550        9,084
-------------------------------------------------------------------------------
Financing activities:
   Proceeds from issuance of common stock                      636        1,601
   Purchases of treasury stock                              (8,541)      (3,066)
   Dividends paid                                           (8,675)      (7,784)
-------------------------------------------------------------------------------
   Net cash used in financing activities                   (16,580)      (9,249)
-------------------------------------------------------------------------------
Net decrease in cash and cash equivalents                      (30)        (165)
Cash and cash equivalents at beginning of the year              38          203
-------------------------------------------------------------------------------
Cash and cash equivalents at end of the year             $       8    $      38
===============================================================================

                           Merchants New York Bancorp

The Merchants Bank of New York (the "Bank") became the wholly-owned subsidiary of Merchants New York Bancorp Inc, (the "Company"), a Delaware holding company on July 1, 1993. Each Bank stockholder became a stockholder of the Company, which has authorized 40,000,000 shares of stock at a par value of $.001 per share. Of the authorized shares, 19,978,664 shares have been issued as of December 31, 1999 and 1998.

The earnings of the Bank are recognized by the Company using the equity method of accounting. Accordingly, earnings of the Bank are recorded as increases in the Company's investment in the Bank, with any dividends reducing this investment.

NOTE 17 -- SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Selected quarterly financial data is presented below for the years ended December 31, 1999 and 1998:

                                           First           Second            Third           Fourth
1999                                     Quarter          Quarter          Quarter          Quarter            Total
--------------------------------------------------------------------------------------------------------------------
(In thousands, except per share amounts)
Interest income                          $21,055          $21,626          $23,095          $24,509          $90,285
Net interest income                       11,733           12,584           13,064           13,288           50,669
Provision for loan losses                    200              400              615              700            1,915
Income before income tax                   6,400            7,487            7,964            6,681           28,532
Net income                                 4,210            4,963            5,501            4,343           19,017
Earnings per share, basic                   0.21             0.26             0.29             0.23             0.99
Earnings per share, diluted                 0.21             0.26             0.29             0.23             0.98

                                           First           Second            Third           Fourth
1999                                     Quarter          Quarter          Quarter          Quarter            Total
--------------------------------------------------------------------------------------------------------------------
(In thousands, except per share amounts)
Interest income                          $20,578          $20,643          $22,327          $22,720          $86,268
Net interest income                       11,078           10,815           11,506           11,996           45,395
Provision for loan losses                    400              200              150              675            1,425
Income before income tax                   5,730            6,319            7,175            4,810           24,034
Net income                                 3,687            4,226            4,748            3,241           15,902
Earnings per share, basic                   0.19             0.22             0.25             0.17             0.82
Earnings per share, diluted                 0.19             0.22             0.24             0.17             0.81

                           Merchants New York Bancorp

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Merchants New York Bancorp:

We have audited the accompanying consolidated statements of condition of Merchants New York Bancorp and subsidiary (the "Bank") as of December 31, 1999 and 1998, and the related statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Merchants New York Bancorp and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

KPMG LLP

New York, New York
January  24,   2000

                           Merchants New York Bancorp

                         AVERAGE ASSETS, LIABILITIES AND
                              STOCKHOLDERS' EQUITY

                                                1999                      1998                     1997
-----------------------------------------------------------------------------------------------------------------
                                           Average                   Average                  Average
                                           Balance           %       Balance           %      Balance           %
-----------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Assets
Cash and due from banks                 $   41,334        3.16%   $   42,860        3.42%  $   49,587        4.19%
Federal funds sold                          13,356        1.02        16,184        1.29        8,373        0.71
Investment securities*:
   Available for sale                      617,410       47.26       602,383       48.11      590,342       49.88
   Held to maturity                        205,121       15.70       209,079       16.70      178,830       15.11
-----------------------------------------------------------------------------------------------------------------
Total                                      822,531       62.96       811,462       64.81      769,172       64.99
Loans (net of unearned discounts)          402,456          --       350,272          --      325,298          --
Less allowance for loan losses               8,351          --         6,954          --        6,247          --
-----------------------------------------------------------------------------------------------------------------
Total loans, net                           394,105       30.17       343,318       27.42      319,051       26.96
Bank premises and equipment                  6,386        0.49         6,795        0.55        6,897        0.58
Customers' liability on acceptances         14,871        1.14        16,737        1.34       15,588        1.32
Other assets                                13,841        1.06        14,638        1.17       14,812        1.25
-----------------------------------------------------------------------------------------------------------------
     Total assets                       $1,306,424         100%   $1,251,994         100%  $1,183,480         100%
=================================================================================================================
Liabilities and Stockholders' Equity
Deposits:
   Demand                               $  277,710       21.27%   $  255,239       20.39%  $  227,744       19.24%
   NOW                                      48,896        3.74        44,609        3.56       41,904        3.54
   Savings                                  27,757        2.12        25,476        2.03       24,277        2.05
   Money market                            173,011       13.24       145,660       11.63      141,671       11.97
   Time                                    385,873       29.54       416,286       33.25      416,221       35.17
-----------------------------------------------------------------------------------------------------------------
     Total deposits                        913,247          --       887,270          --      851,817          --
Securities sold under
   repurchase agreements                   170,548       13.05       166,315       13.28      166,294       14.05
FHLB term advance                           69,096        5.29        35,890        2.87        7,452        0.63
Acceptances outstanding                     14,871        1.14        16,737        1.34       15,588        1.32
Other short-term borrowings                 12,183        0.93        14,544        1.16       18,229        1.54
Other liabilities                           16,664        1.27        20,378        1.63       18,712        1.58
-----------------------------------------------------------------------------------------------------------------
     Total liabilities                   1,196,609          --     1,141,134          --    1,078,092          --
Stockholders' Equity
Capital stock                                   13          --            10          --            6          --
Surplus                                     23,887        1.83        23,897        1.91       23,829        2.01
Undivided profits                           91,076        6.97        84,050        6.71       77,394        6.54
Less: Treasury stock                         9,433        0.72         6,498        0.51        3,548        0.29
Net unrealized appreciation on
   securities available for sale, net        4,272        0.33         9,401        0.75        7,707        0.65
-----------------------------------------------------------------------------------------------------------------
     Total stockholders' equity            109,815          --       110,860          --      105,388          --
-----------------------------------------------------------------------------------------------------------------
     Total liabilities and
       stockholders' equity             $1,306,424         100%   $1,251,994         100%  $1,183,480         100%
=================================================================================================================

* The averages for available-for-sale securities are disclosed at estimated market value, with securities held to maturity at book value.

                         THE MERCHANTS BANK OF NEW YORK

LENDING DIVISION
Chief Credit Officer
Stephen A. Barrow
Executive Vice President

Division Heads
Leonard S. Levine
Janet L. Markel
Senior Vice Presidents

Group Managers
Michael D. Altman
Senior Vice President

Gerald H. Attanasio
Andrew S. Baron
Brian M. Cardew
James K. Moore
Lester Nadel
Kenneth J. Satchwill
Vice Presidents

Vice Presidents
Salvatore J. Chiarelli
Joseph I. Edelman
Leonard Katcher
Mitchell Kreiner
Patricia A. Miller
Joseph J. Nicolosi
Elliot Reiner
Donald F. Ritchie
Brian T. Schiffino
Joseph J. Wynne

Assistant Vice Presidents
John J. Cronin
Joseph Radice

Assistant Cashiers
John V. Buoniconti
Paul A. Gotta
Paul L. Hamner
Pamela G. Patterson
Eugene P. Schreiner
Noreen Suarez
Gloria R. Trujillo

INTERNATIONAL DIVISION
Senior Vice President and
Division Head
Joseph M. Cestone

Vice President
Mary Jane G. Lerias

Assistant Vice President
Babulal P. Kapadia

Assistant Cashier
Esteban A. Espiritu

HUMAN RESOURCES
Vice President and
Department Head
Ruth T. Aimetti

CORPORATE SECRETARY
Karen L. Deitz

TREASURER
Executive Vice President
Eric W. Gould

COMPTROLLER
Vice President and
Department Head
M. Nasette Aranda

Assistant Vice Presidents and
Assistant Comptrollers
Joanna Robinson
Perrie H. Mc Cloud

Assistant Comptroller
Richard A. Francia

AUDIT
Vice President and
Department Head
Mary J. Scarpelli

Assistant Auditors
Allan W. Trowbridge, CISA
Rolando Tubungbanua

BANK OPERATIONS
Senior Vice President and Division Head
Rosemarie A. Calabro

Vice President
Thomas J. Stackhouse

Assistant Vice Presidents
Philip S. Cameron
Kenneth Renga, AAP
Patricia A. Revell

Assistant Cashiers
Debra J. Lott
Inmaculada C. Marquez

REAL ESTATE & ADMINISTRATIVE SERVICES
Vice President
T. John Santoro

BRANCH DIVISION
Senior Vice President and Division Head
Eugene J. Venier

Assistant Vice President
Harry Woods

275 MADISON AVENUE
Vice President and
Branch Manager
Dennis J. Sheridan

Assistant Vice Presidents
James T. Kung
M. Carolina Nolasco

Assistant Cashier
Kenrick Clarke

295 FIFTH AVENUE
Vice President and
Branch Manager
Simeon Kovacic

Assistant Vice Presidents
Barbara Green
William A. Matos

Assistant Cashier
Hetty A. Johnson

145 FIFTH AVENUE
Vice President and
Branch Manager
Michael S. Hassani

Assistant Cashier
Amelita L. Antonio

62 WEST 47TH STREET
Vice President and
Branch Manager
John U. Doekker

Vice President
Ralph Salvaggio

Assistant Vice President
David S. Kaplan

Assistant Cashiers
Peter G. Balram
Emilie Llerena
Frances Nardella

434 BROADWAY
Senior Vice President and
Branch Manager
Joseph R. Criscione

Assistant Vice Presidents
Fontaine Firenze
Ronald Mattioli
Elaine P. Sacks

1040 SIXTH AVENUE
Assistant Vice President
and Branch Manager
Raymond F. Tornabene

Assistant Vice President
Javier R. Carrera

93 CANAL STREET
Vice President and
Branch Manager
Lawrence I. Kohn

Assistant Vice President
Orlando Acevedo

                           MERCHANTS NEW YORK BANCORP
                                       AND
                         THE MERCHANTS BANK OF NEW YORK

                                Spencer B. Witty
                              Chairman of the Board

                                James G. Lawrence
                      President and Chief Executive Officer

Rudolf  H. Hertz*              William J. Cardew       Charles I. Silberman*
Vice Chairman                  Vice Chairman and          Vice Chairman
                             Chief Operating Officer

                                  Eric W. Gould
                     Executive Vice President and Treasurer

                                M. Nasette Aranda
                         Vice President and Comptroller

                                 Karen L. Deitz
                               Corporate Secretary

                               Board of Directors

Charles J. Baum                             President, Baum Bros. Imports, Inc.,
                                               importers of porcelain dinnerware

William J. Cardew                      Vice Chairman and Chief Operating Officer

Eric W. Gould                             Executive Vice President and Treasurer

Rudolf  H. Hertz*                                     Vice Chairman of the Board

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

Marcia Toledano      Senior Vice President of the co-managing general partner of
                         990 AvAmerica Associates LP, real estate owner/operator

Spencer B. Witty           Chairman of the Board of the Bank and Holding Company

*  Officer of Bancorp.

                             SUBSIDIARIES

                              MERCHANTS             MERCHANTS NEW YORK
MBNY HOLDINGS                 CAPITAL CORP.         COMMERCIAL CORP.

Spencer B. Witty              Spencer B. Witty      Irwin Schwartz
Chairman                      Chairman              President and
                                                    Chief Executive Officer
William J. Cardew             William J. Cardew
President                     Vice Chairman
                                                    Alexander Rodetis, Jr.
Eric W. Gould                 Eric W. Gould         Executive Vice President
Executive Vice President      President
and Treasurer                                       Joseph M. Triscoli
                                                    Vice President

                                [PHOTO OMITTED]

                       [LOGO] MERCHANTS NEW YORK BANCORP

                               275 Madison Avenue

                                295 Fifth Avenue
                                145 Fifth Avenue
                               1040 Sixth Avenue
                              62 West 47th Street
                                  434 Broadway
                                93 Canal Street

                               New York, New York